Filed pursuant to Rule 253(g)(2)

File No. 024-11377

OFFERING CIRCULAR

LANDA APP LLC

6 W. 18th Street

New York, NY 10011

(646) 905-0931

Landa.app

Best Efforts Offering of Series Membership Interests

Landa App LLC, a Delaware series limited liability company (the “Company,” “us,” “we,” or “our”) is offering 10,000 membership interests (each a “Share” and collectively, the “Shares”) in each of the 37 registered series of the Company set forth in the table below (each an “Offered Series,” and collectively, the “Offered Series”), for an aggregate total of 370,000 Shares. The Company has registered and will continue to register series with the Secretary of State of the State of Delaware from time to time (each a “Series” and collectively, the “Series”) for the purpose of offering a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed rental real estate properties. Each Offered Series will hold, a residential or commercial rental property as its primary asset (each a “Property,” and collectively, the “Properties”), as specified in the table below.

We are offering a maximum of 10,000 Shares of each Offered Series at the purchase price per Share set forth in the table below (the respective offerings of Shares of each Offered Series each individually referred to herein as an “Offering”). The purchase of Shares in an Offered Series is an investment only in that specific Offered Series and not an investment in any other Series or the Company.

We expect to offer Shares in each respective Offered Series until the earliest of (i) the date we raise the “Maximum Offering Amount” listed on the table below for such Offered Series (herein referred to as the “Maximum Offering Amount” of each Offered Series), (ii) the second anniversary of the first qualification date of the offering statement of which this Offering Circular forms a part pursuant to which Shares of such Offered Series were able to be offered, and (iii) a date determined by the Manager (as defined below), in its sole discretion, based on a number of factors, including the level of current or anticipated interest in an Offered Series.

Information Regarding Shares of Offered Series

Series	Address	Asset Type (Residential/ Commercial)	$ Per Share (1)(2)	Maximum Offering Amount (3) (4)	Total Number of Shares Sold (5)
Landa Series 1703 Summerwoods Lane	1703 Summerwoods Lane, Griffin, GA, 30224	Residential	$3.5772	$35,772
Landa Series 1712 Summerwoods Lane	1712 Summerwoods Lane, Griffin, GA, 30224	Residential	$4.6162	$46,162
Landa Series 1743 Summerwoods Lane	1743 Summerwoods Lane, Griffin, GA, 30224	Residential	$3.5772	$35,772
Landa Series 1750 Summerwoods Lane	1750 Summerwoods Lane, Griffin, GA, 30224	Residential	$3.5772	$35,772
Landa Series 4267 High Park Lane	4267 High Park Lane, East Point, GA, 30344	Residential	$4.7625	$47,625
Landa Series 4474 Highwood Park Drive	4474 Highwood Park Drive, Atlanta, GA, 30344	Residential	$4.2898	$42,898
Landa Series 8569 Creekwood Way	8569 Creekwood Way, Jonesboro, GA, 30238	Residential	$3.3951	$33,951
Landa Series 9439 Lakeview Road	9439 Lakeview Road, Union City, GA, 30291	Residential	$5.6709	$56,709
Landa Series 10167 Port Royal Court	10167 Port Royal Court, Jonesboro, GA, 30238	Residential	$2.8100	$28,100
Landa Series 1246 Elgin Way	1246 Elgin Way, Riverdale, GA, 30296	Residential	$3.8285	$38,285
Landa Series 1910 Grove Way	1910 Grove Way, Hampton, GA, 30228	Residential	$2.2062	$22,062
Landa Series 593 Country Lane	593 Country Lane, Jonesboro, GA, 30238	Residential	$2.4592	$24,592
Landa Series 6436 Stone Terrace	6436 Stone Terrace, Morrow, GA, 30260	Residential	$1.5479	$15,479
Landa Series 6440 Woodstone Terrace	6440 Woodstone Terrace, Morrow, GA, 30260	Residential	$1.8244	$18,244
Landa Series 6848 Sandy Creek Drive	6848 Sandy Creek Drive, Riverdale, GA, 30274	Residential	$2.1867	$21,867
Landa Series 687 Utoy Court	687 Utoy Court, Jonesboro, GA, 30238	Residential	$3.2922	$32,922
Landa Series 729 Winter Lane	729 Winter Lane, Jonesboro, GA, 30238	Residential	$3.1221	$31,221
Landa Series 7349 Exeter Court	7349 Exeter Court, Riverdale, GA, 30296	Residential	$3.9138	$39,138
Landa Series 8645 Embrey Drive	8645 Embrey Drive, Jonesboro, GA, 30236	Residential	$3.4145	$34,145

Landa Series 8780 Churchill Place	8780 Churchill Place, Jonesboro, GA, 30238	Residential	$3.8057	$38,057
Landa Series 8796 Parliament Place	8796 Parliament Place, Jonesboro, GA, 30238	Residential	$3.1089	$31,089
Landa Series 8641 Ashley Way	8641 Ashley Way, Douglasville, GA, 30134	Residential	$4.9950	$49,950
Landa Series 8651 Ashley Way	8651 Ashley Way, Douglasville, GA, 30134	Residential	$4.1901	$41,901
Landa Series 8652 Ashley Way	8652 Ashley Way, Douglasville, GA, 30134	Residential	$5.9329	$59,329
Landa Series 8653 Ashley Way	8653 Ashley Way, Douglasville, GA, 30134	Residential	$5.2933	$52,933
Landa Series 8654 Ashley Way	8654 Ashley Way, Douglasville, GA, 30134	Residential	$4.6500	$46,500
Landa Series 8655 Ashley Way	8655 Ashley Way, Douglasville, GA, 30134	Residential	$6.1052	$61,052
Landa Series 8659 Ashley Way	8659 Ashley Way, Douglasville, GA, 30134	Residential	$6.3265	$63,265
Landa Series 8662 Ashley Way	8662 Ashley Way, Douglasville, GA, 30134	Residential	$5.6097	$56,097
Landa Series 8668 Ashley Way	8668 Ashley Way, Douglasville, GA, 30134	Residential	$5.8222	$58,222
Landa Series 8670 Ashley Way	8670 Ashley Way, Douglasville, GA, 30134	Residential	$6.4620	$64,620
Landa Series 8674 Ashley Way	8674 Ashley Way, Douglasville, GA, 30134	Residential	$4.7137	$47,137
Landa Series 8675 Ashley Way	8675 Ashley Way, Douglasville, GA, 30134	Residential	$4.5350	$45,350
Landa Series 8677 Ashley Way	8677 Ashley Way, Douglasville, GA, 30134	Residential	$4.2667	$42,667
Landa Series 8678 Ashley Way	8678 Ashley Way, Douglasville, GA, 30134	Residential	$6.4006	$64,006
Landa Series 8679 Ashley Way	8679 Ashley Way, Douglasville, GA, 30134	Residential	$4.6117	$46,117
Landa Series 8683 Ashley Way	8683 Ashley Way, Douglasville, GA, 30134	Residential	$4.7788	$47,788

(1)	Price to the public. The prices per Share for each Offered Series listed above were determined by the Manager. See “Determination of Purchase Price” for additional information.

(2)	There are no underwriting discounts or commissions as part of the Offerings. We do not intend to use commissioned sales agents or underwriters as part of the Offerings. We expect that the officers of the Manager will offer and sell the Shares in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not receive any compensation from the offer or sale of the Shares of any Offered Series. Dalmore Group, LLC will be acting as the broker dealer of record in connection with each Offering (the “Broker Dealer”) and will be entitled to a brokerage fee (the “Broker Fee”) calculated in the manner set forth under “Plan of Distribution.” The Manager will pay the Broker Fee to the Broker Dealer. See “Plan of Distribution.”

(3)	The Maximum Offering Amounts represent the gross proceeds from a subscription of 10,000 Shares of the respective Offered Series. For additional information, see “Use of Proceeds.”

(4)	There is no minimum offering amount.

(5)	Reflected as of the date of this Offering Circular.

All Shares will be offered and sold initially through the Landa mobile application which is available on iOS and Android devices (the “Landa Mobile App”). The Offerings are being conducted on a “best efforts,” no offering minimum basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 offerings. The Offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A of the Securities Act, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offerings. Each Offering will commence within two (2) calendar days after the first qualification date of the offering statement of which this Offering Circular forms a part and, unless earlier terminated by the Manager, each Offered Series will offer Shares until no later than the second anniversary of such qualification date.

We expect that there will be multiple closings for each Offering at which time Shares will be sold and the subscription price will be transferred to the operating account of the Offered Series (each, a “Closing”). We expect that each Closing will occur promptly following the acceptance of a subscription. A subscription will be accepted or rejected in whole or in part in the Manager’s sole discretion within 10 business days following receipt of the Subscription Agreement (as defined below). The Manager will accept subscriptions on a first-come, first-served basis subject to the right to reject or reduce subscriptions.

All Shares will be issued in electronic form only and will not be listed or quoted on any securities exchange. We expect that after a Series’ Offering has concluded, the Public Private Execution Network Alternative Trading System, or PPEX ATS (the “Secondary Trading Platform”), which is registered with the SEC and operated by North Capital Private Securities Corporation (“North Capital”), will be a venue available for the resale of such Offered Series’ Shares through the Broker Dealer, as a broker dealer member of the Secondary Trading Platform; provided, however, any such resale of an Offered Series’ Shares will be subject to federal and state securities laws and the restrictions in the Offered Series’ Operating Agreement (as defined below), and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely. See “Plan of Distribution - Transferability of the Shares.”

Each Share will entitle each holder the opportunity to receive monthly distributions of a portion of the net rental income of a given Offered Series, which we also refer to as “dividends” in this Offering Circular, in the applicable Series Materials, and Property Page (each as defined below). The total distribution amount by an Offered Series will be calculated by the Manager, acting in its sole discretion, and will be based on a number of factors, including, but not limited to, the total number of Shares sold, fees, expenses, taxes, amounts allocated to Reserves (as defined below), economic conditions, debt service requirements, actual and accrued cash flows of the applicable Series, and other factors that could differ materially from our current expectations. The total distribution amount, if any, will be allocated to each holder of Shares of the applicable Offered Series on a pro-rata basis based on the number of Shares of that Offered Series held. We cannot assure you that an Offered Series will have enough net rental income in a given month to make any monthly cash distributions per Share. For any holder that acquires Shares on the Secondary Trading Platform, the initial distribution paid to such holder, if any, will be made on a pro-rated basis, based on the number of days that such holder held the Shares. In addition, liquidating distributions may be made upon the sale of a Series’ Property.

Holders of Shares in an Offered Series will have no rights to direct or vote on any matter concerning such Offered Series and the management of its affairs, including whether or not an Offered Series should dissolve. In addition, holders will have no claim or recourse to any of the Properties and will have no rights to share in the success of any other Series or the other Series’ Properties, as fully described in the Limited Liability Company Operating Agreement of Landa App LLC, dated September 24, 2020 (the “Master Agreement”). See “Description of Shares” for more information.

Each Series will be treated as a separate entity for U.S. federal income tax purposes. In addition, we intend that each Series will elect to be treated as a corporation for U.S. federal income tax purposes. Since each Series is separately registered in Delaware, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Offered Series are segregated and enforceable only against the assets of such Offered Series, as provided under the laws of the State of Delaware. Each Offered Series will be governed by an operating agreement specific to that Offered Series (each, an “Operating Agreement”). Each Offered Series’ Offering will be independent of, and not contingent upon, the other Offered Series’ Offerings. You may choose to participate in one or more Offered Series’ Offerings.

Each Offered Series will use substantially all of the net proceeds from its Offering to pay down affiliate indebtedness used to purchase the Property for such Offered Series, including affiliate indebtedness with respect to Acquisition Fees, Property Diligence Expenses and Reserves (each as defined below). See “Use of Proceeds” for additional information.

Landa Holdings, Inc. will serve as manager for the Company and each Offered Series (along with its affiliates, the “Manager” or “Landa Holdings”). The Manager is not a registered broker-dealer, an investment adviser, crowdfunding platform or other securities intermediary.

Investing in the Shares involves a high degree of risk. See “Risk Factors” beginning on page 15 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Generally, no sale may be made to you in the Offerings if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The date of this Offering Circular is  January 7, 2022

We believe everyone should have the opportunity to invest in real estate.

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INCORPORATION BY REFERENCE OF OFFERING CIRCULAR

This Offering Circular is part of the offering statement (File No. 024-11377) originally filed with the SEC on December 2, 2020 (the “Offering Statement”). We hereby incorporate by reference into this Offering Circular the following information contained in the offering circular of which the Offering Statement is a part as qualified by the SEC on June 29, 2021 (the “Prior Offering Circular”), to the extent not modified or replaced by this Offering Circular:

●	Regulations

●	Security Ownership of Certain Beneficial Owners and Management

●	Compensation of Directors and Executive Officers

●	U.S. Federal Income Tax Considerations

Note that any statement we make in this Offering Circular will be modified or superseded by an inconsistent statement made by us in a subsequent offering circular supplement or post-qualification offering circular.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

The forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance, including the future performance of each of the Offered Series, taking into account all information currently available to us. These beliefs, assumptions, and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider the risks described in the “Risk Factors” section of this Offering Circular before you make an investment decision with respect to the Shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

●	Our business plan is largely untested, and our Manager has limited experience and track record executing our business plan, as well as with real estate financings and acquisitions. If we are unable to execute our business plan, we will not be able to generate any revenues, and our results of operations would be adversely affected.

●	We have recently commenced operations, and the future performance of each Offered Series is difficult to evaluate.

●	Our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a “going concern.”

●	Changes in national, regional or local economic, demographic, or real estate market conditions may adversely affect our results of operations and returns to our investors.

●	The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

●	We acquired the Properties from our affiliate, Landa Properties LLC, who previously acquired the Properties from third-party sellers, some of whom have informed us that historical financial information with respect to certain Properties is not available. As a result, we only have limited information about the historical financial performance of certain Properties, including, but not limited to, information about rental history and prior rental income earned on such Properties.

●	An increase in interest rates may result in failure to attract potential investors for a given Offered Series because of the attractiveness of alternative investments, which may result in an Offered Series’ inability to raise the necessary proceeds.

●	The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of the Properties and harm the Offered Series’ financial conditions.

●	The actual rental income an Offered Series receives for its Property may be less than the estimated market rent for such Property, and the Offered Series may experience a decline in realized rental rates from time to time, which could adversely affect the Offered Series’ financial condition, results of operations and cash flow.

●	Properties that have significant vacancies could be difficult to rent or sell, which could diminish the return on these Properties.

●	We may enter into long-term leases with tenants in certain Properties, which may not reflect or result in fair market rental rates over time.

●	Each Offered Series will depend on tenants for its revenue, and lease defaults or lease terminations could reduce its net income and limit its ability to make distributions to investors.

●	Any unforeseen expenses incurred by an Offered Series or a Property may negatively affect the results of operations of that Offered Series beyond the Manager’s control and could materially affect the return on investment for our investors.

●	Costs incurred as a result of governmental laws and regulations may reduce an Offered Series’ net income and the cash available for distributions to investors.

●	Each Offered Series is liable for any potential violations under the Americans with Disabilities Act (the “ADA”).

●	Uninsured losses relating to a Property or costly premiums for insurance coverage could reduce an Offered Series’ cash flows and the return on the investors’ investment.

●	The return on an investor’s investment in Shares of an Offered Series depends on the rental income of the applicable Property and the increase, if any, in the Property’s value.

●	No public market for the Shares currently exists and the Shares will not be listed or quoted on any securities exchange.

●	We may be subject to claims for rescission or damages in connection with certain sales of Series membership interests that were made in reliance on the exemption from registration provided under Regulation A.

●

If we do not successfully implement or maintain the Secondary Trading Platform or cannot successfully liquidate an Offered Series, or if significant liquidity does not develop in connection with the Secondary Trading Platform, a holder of Shares may have to hold their Shares for an indefinite period.

●	There can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely.

●	No independent party has made any review of us, the Manager or the Shares offered by any Offered Series on the Landa Mobile App. Therefore, investors do not have the benefit of an independent due diligence review conducted by an unaffiliated party to form a basis for their investment decision.

●	Any investment is an investment in the Shares of a specific Offered Series, which will invest only in a designated Property, and is not a diversified investment in multiple Properties, Series, the Company or the Manager. An investor will not have any interest in, nor will their investment be secured by, any assets owned by another Series or the Manager. Any return on investment will depend solely on the revenue of, and ultimately on the return on, the given Offered Series, and the Property held by it.

●	We may require additional capital to operate each Offered Series and may be unable to obtain such capital on favorable terms or at all. Difficulty in obtaining necessary capital could adversely affect results from operations.

●	Adverse results from litigation or governmental investigations and/or actions can impact our business practices and operating results.

●	New and existing regulations, including with regard to Internet commerce, could cause additional costs of compliance and harm our business.

●	Investors will not have voting rights or control over the management of the Offered Series or the Offered Series’ Property.

●	The Manager relies on third parties, such as appraisers and inspectors, in evaluating a Property, and if those third parties perform in an unsatisfactory manner, it may harm the performance of a given Offered Series.

●	The Manager’s assessment of a Property may not be correct, which may negatively affect the results of operations of that Offered Series.

●	The liquidation value of each Offered Series substantially depends on the value of its underlying Property and the valuation of each Property may change significantly from time to time.

●	Each Offered Series will be subject to certain fees and expenses, including a Monthly Management Fee and Reserve (each defined below), and there may be no available funds to make any distributions on the Shares.

●	Our ability to implement our investment strategy depends, in part, upon our ability to successfully conduct the Offerings through the Landa Mobile App, which makes an investment in an Offered Series more speculative.

●	Investors could be harmed if we are unable to maintain and grow the Landa Mobile App.

●	If the security of our investors’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, investors’ secure information may be stolen.

●	Any significant disruption in service on the Landa Mobile App or in our computer systems and/or networks could reduce the attractiveness of the Landa Mobile App and result in a loss of users or user confidence, which may adversely affect holders of Shares of a given Offered Series.

●	We rely on third-party financial services providers and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the corresponding equity investments may be adversely affected.

●	If we experience design defects, errors, failures, or delays with the Landa Mobile App, each Offered Series could suffer serious harm.

●	The series limited liability company structure is relatively new and state law outside Delaware may not treat series within a series limited liability company as separate entities, including for purposes of treating liabilities of each Series as separate from the liabilities of other Series. In addition, changes to bankruptcy, tax or other laws with respect to series limited liability companies may adversely affect our business.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this Offering Circular and any accompanying offering circular supplements, which we refer to collectively herein as the “Offering Circular.” You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with different information. This Offering Circular may only be used in any jurisdictions where it is not unlawful to offer and sell these securities. You should not assume that the information contained in this Offering Circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This Offering Circular is part of an offering statement that we filed with the SEC, using a continuous offering process pursuant to Rule 251(d)(3) of Regulation A of the Securities Act (“Regulation A”). Periodically, as we make material acquisitions or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual and other reports and information statements that we will file periodically with the SEC.

In addition, you should read the Master Agreement, the Operating Agreement of any Offered Series in which you may be interested in investing, the applicable management agreement between any such Offered Series and the Manager (each, a “Management Agreement”), the subscription agreement to be executed by each investor in connection with each Offering (“Subscription Agreement”) and the information concerning the particular Property held by any such Offered Series set forth in the “Description of the Properties” and “Use of Proceeds” sections herein, including, but not limited to, the Acquisition Fee, Monthly Management Fee, and, if applicable, the Broker Fee (each as defined below), which information will also be available on the Landa Mobile App (for each Property, information can be found on the Property’s “Property Page”), and any related offering materials approved by us prior to making an investment decision (collectively, the “Series Materials”).

The offering statement and all supplements and reports that we have filed or will file in the future can be obtained from the SEC’s website, www.sec.gov or at Landa Holding’s website at www.Landa.app. The contents of the Landa Mobile App (other than the Series Materials) are not incorporated by reference in or otherwise a part of this Offering Circular.

The Manager will be permitted to make determinations as to whether potential purchasers of Shares in the Offerings are “qualified purchasers” (as defined below) in reliance on the information and representations provided by the potential purchasers regarding the potential purchasers’ financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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IMPORTANT NOTICES TO INVESTORS

INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THESE OFFERINGS UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERINGS, INCLUDING THE MERITS AND RISKS INVOLVED.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERS MADE BY THIS OFFERING CIRCULAR, NOR HAS ANY PERSON BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER SINCE THE DATE HEREOF.

THIS OFFERING CIRCULAR MAY NOT BE REPRODUCED IN WHOLE OR IN PART. THE USE OF THIS OFFERING CIRCULAR FOR ANY PURPOSE OTHER THAN AN INVESTMENT IN SECURITIES DESCRIBED HEREIN IS NOT AUTHORIZED AND IS PROHIBITED.

THE PURCHASE PRICES OF THE SECURITIES TO WHICH THIS OFFERING CIRCULAR RELATES HAVE BEEN DETERMINED BY THE ISSUER AND DO NOT NECESSARILY BEAR ANY SPECIFIC RELATION TO THE ASSETS, BOOK VALUE OR POTENTIAL EARNINGS OF ANY SERIES OR ANY OTHER RECOGNIZED CRITERIA OF VALUE.

IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE OFFERED SERIES AND THE TERMS OF THE OFFERINGS, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS

The Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As Tier 2 offerings pursuant to Regulation A, the Offerings will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that the securities offered hereby are offered and sold only to “qualified purchasers” or at a time when the securities are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D of the Securities Act and (ii) all other investors so long as their investment in the securities does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of their annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, the Manager reserves the right to reject any investor’s subscription in whole or in part for any reason, including if it determines in its sole and absolute discretion such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1.	an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

2.	earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and has a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D of the Securities Act for more details in this regard.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D of the Securities Act. In particular, net worth in all cases should be calculated, excluding the value of an investor’s primary residence.

MARKET AND OTHER INDUSTRY DATA

This Offering Circular includes market and other industry data and estimates that are based on the Manager’s knowledge and experience in the markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this Offering Circular, and we believe our estimates to be accurate as of the date of this Offering Circular or such other date stated in this Offering Circular. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included in this Offering Circular, and estimates and beliefs based on that data, may not be reliable.

CURRENT AND PREVIOUS SERIES OFFERINGS

The table below (the “Master Series Table”) shows key information related to each Series and its underlying Property. This information will be referenced in the following sections when referring to the Master Series Table. In addition, please see the sections entitled “Description of the Properties” and “Use of Proceeds” included herein for more information regarding each of the Offered Series.

The Company is offering 10,000 Shares in each of the 37 Offered Series, for an aggregate total of 370,000 Shares.

As of the date of this Offering Circular, all of the Series designated as:

●	“Closed” in the column “Offering Status” in the Master Series Table have closed their respective offerings and are no longer offering membership interests;

●	“Withdrawn” in the column “Offering Status” in the Master Series Table have not commenced their respective offerings and have withdrawn such offerings from this Offering Circular;

●	“Open” in the column “Offering Status” in the Master Series Table have ongoing Offerings; and

●	“New” in the column “Offering Status” have not yet launched their respective Offerings and will launch their Offerings within two (2) calendar days after the first qualification date of the offering statement of which this Offering Circular forms a part.

Master Series Table

Series	Offering Status	Opening Date	Qualification Date	Closing Date	Total Number of Shares Sold (1)	Property Appraisal Date	Property Appraisal Value	Monthly Rental Income (5)(10)	Lease Expiration (10)	Monthly Property Taxes	Insurance Expiration	Monthly Insurance Expense
Landa Series 115 Sardis Street (2), (6), (7)	Withdrawn	n/a	6/29/2021	n/a	0	12/5/2019	$53,000	$810	2/28/2022	$128	7/1/2022	$34.53
Landa Series 1394 Oakview Circle (2), (6), (7)	Closed	7/1/2021	6/29/2021	8/9/2021	10,000	9/15/2021	$160,000	$813.75	12/31/2022	$116	7/1/2022	$25.50
Landa Series 1701 Summerwoods Lane (2), (6), (7)	Closed	7/20/2021	6/29/2021	9/3/2021	8,265	9/16/2021	$125,000	$997.50	8/31/2022	$119	7/1/2022	$29.24
Landa Series 1741 Park Lane (2), (6), (7)	Closed	7/27/2021	6/29/2021	9/3/2021	3,518	11/4/2021	$165,000	$761.25	12/31/2022	$154	7/1/2022	$34.36
Landa Series 209 Timber Wolf Trail (2), (6), (7)	Withdrawn	n/a	6/29/2021	n/a	0	12/8/2021	$95,000	$813.75	12/31/2022	$75	7/1/2022	$35.15
Landa Series 2505 Oak Circle (2), (7)	Withdrawn	n/a	6/29/2021	n/a	0	9/10/2021	$118,000	$1,250	9/30/2022	$89	7/1/2022	$29.96
Landa Series 271 Timber Wolf Trail (2), (6), (7)	Withdrawn	n/a	6/29/2021	n/a	0	9/9/2021	$96,000	$997.5	9/30/2022	$78	7/1/2022	$36.01
Landa Series 29 Holly Grove Road (2), (6), (7)	Withdrawn	n/a	6/29/2021	n/a	0	11/2/2021	$130,000	$710	4/30/2022	$122	7/1/2022	$30.44
Landa Series 1703 Summerwoods Lane (3), (4), (6), (7)	New		1/7/2022		0	11/2/2021	$132,000	$950	1/31/2022	$111	7/1/2022	$33.66
Landa Series 1712 Summerwoods Lane (3), (4), (6), (7)	New		1/7/2022		0	11/19/2021	$139,000	$918.75	12/31/2022	$111	7/1/2022	$33.66

Series	Offering Status	Opening Date	Qualification Date	Closing Date	Total Number of Shares Sold (1)	Property Appraisal Date	Property Appraisal Value	Monthly Rental Income (5)(10)	Lease Expiration (10)	Monthly Property Taxes	Insurance Expiration	Monthly Insurance Expense
Landa Series 1743 Summerwoods Lane (3), (4), (6), (7)	New		1/7/2022		0	10/29/2021	$127,000	$975	5/31/2022	$111	7/1/2022	$34.00
Landa Series 1750 Summerwoods Lane (3), (4), (6), (7)	New		1/7/2022		0	11/8/2021	$139,500	$875	5/31/2022	$111	7/1/2022	$33.66
Landa Series 4267 High Park Lane (3), (4), (6), (7)	New		1/7/2022		0	10/30/2021	$155,000	$1,207.50	10/31/2022	$115	7/1/2022	$42.92
Landa Series 4474 Highwood Park Drive (3), (4), (6), (7)	New		1/7/2022		0	10/30/2021	$145,000	$1,125	3/31/2022	$155	7/1/2022	$39.23
Landa Series 8569 Creekwood Way (3), (4), (6), (7)	New		1/7/2022		0	11/10/2021	$120,000	$834.75	11/30/2022	$61	7/1/2022	$26.29
Landa Series 9439 Lakeview Road (3), (4), (6), (8)	New		1/7/2022		0	11/7/2021	$250,000	$1,207.50	7/31/2022	$178	7/1/2022	$50.02
Landa Series 10167 Port Royal Court (3), (4), (6), (8)	New		1/7/2022		0	11/13/2021	$188,000	$1,050	9/30/2022	$104	7/1/2022	$32.91
Landa Series 1246 Elgin Way (3), (4), (6), (8)	New		1/7/2022		0	10/30/2021	$170,000	$1,150	2/28/2022	$143	7/1/2022	$38.47
Landa Series 1910 Grove Way (3), (4), (6), (8)	New		1/7/2022		0	11/19/2021	$145,000	$1,175	2/20/2022	$124	7/1/2022	$31.44

Landa Series 593 Country Lane (3), (4), (6), (8)	New		1/7/2022		0	11/11/2021	$190,000	$971.25	6/30/2022	$136	7/1/2022	$29.32
Landa Series 6436 Stone Terrace (3), (4), (6), (8)	New		1/7/2022		0	11/18/2021	$70,000	$1,000	6/30/2022	$60	7/1/2022	$20.74
Landa Series 6440 Woodstone Terrace (3), (4), (6), (8)	New		1/7/2022		0	11/11/2021	$73,000	$1,100	11/30/2022	$60	7/1/2022	$21.78
Landa Series 6848 Sandy Creek Drive (3), (4), (6), (8)	New		1/7/2022		0	11/2/2021	$165,000	$1,025	3/31/2022	$86	7/1/2022	$27.03
Landa Series 687 Utoy Court (3), (4), (6), (8)	New		1/7/2022		0	11/4/2021	$145,000	$975	2/28/2022	$79	7/1/2022	$34.08
Landa Series 729 Winter Lane (3), (4), (6), (8)	New		1/7/2022		0	11/2/2021	$165,000	$1,060	4/30/2022	$97	7/1/2022	$33.66
Landa Series 7349 Exeter Court (3), (4), (6), (8)	New		1/7/2022		0	11/30/2021	$165,000	$1,060	4/30/2022	$139	7/1/2022	$32.92

Series	Offering Status	Opening Date	Qualification Date	Closing Date	Total Number of Shares Sold (1)	Property Appraisal Date	Property Appraisal Value	Monthly Rental Income (5)(10)	Lease Expiration (10)	Monthly Property Taxes	Insurance Expiration	Monthly Insurance Expense
Landa Series 8645 Embrey Drive (3), (4), (6), (8)	New		1/7/2022		0	11/9/2021	$135,000	$1,103	6/30/2022	$108	7/1/2022	$34.92
Landa Series 8780 Churchill Place (3), (4), (6), (8)	New		1/7/2022		0	11/6/2021	$208,000	$1,260	11/30/2022	$130	7/1/2022	$38.23
Landa Series 8796 Parliament Place (3), (4), (6), (8)	New		1/7/2022		0	11/16/2021	$208,000	$1,050	8/31/2022	$108	7/1/2022	$32.72
Landa Series 8641 Ashley Way (3), (4), (8), (11)	New		1/7/2022		0	11/10/2021	$150,000	$975	5/31/2022	$83	7/8/2022	$38.00
Landa Series 8651 Ashley Way (3), (4), (9), (12)	New		1/7/2022		0	11/2/2021	$140,000	$800	1/31/2022	$67	7/8/2022	$32.00
Landa Series 8652 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/29/2021	$140,000	$925	5/31/2022	$74	7/8/2022	$40.00
Landa Series 8653 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	10/31/2021	$105,000	$925	5/31/2022	$69	7/8/2022	$30.00
Landa Series 8654 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/10/2021	$140,000	$1,050	6/30/2022	$74	7/8/2022	$34.00
Landa Series 8655 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/12/2021	$110,000	$950	7/31/2022	$85	7/8/2022	$32.00

Landa Series 8659 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/29/2021	$140,000	$900	5/31/2022	$87	7/8/2022	$32.00
Landa Series 8662 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/18/2021	$130,000	$975	7/31/2023	$74	7/8/2022	$34.00
Landa Series 8668 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/3/2021	$165,000	$1,025	6/30/2022	$104	7/8/2022	$46.00
Landa Series 8670 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/3/2021	$145,000	$1,000	7/31/2022	$97	7/8/2022	$42.00
Landa Series 8674 Ashley Way (3), (4), (9), (13)	New		1/7/2022		0	11/2/2021	$135,000	$1,100	11/1/2022	$91	7/8/2022	$40.00

x

Series	Offering Status	Opening Date	Qualification Date	Closing Date	Total Number of Shares Sold (1)	Property Appraisal Date	Property Appraisal Value	Monthly Rental Income (5)(10)	Lease Expiration (10)	Monthly Property Taxes	Insurance Expiration	Monthly Insurance Expense
Landa Series 8675 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/3/2021	$140,000	$950	5/31/2022	$84	7/8/2022	$32.00
Landa Series 8677 Ashley Way (3), (4), (6) (9)	New		1/7/2022		0	11/3/2021	$135,000	$1,050	7/30/2022	$63	7/8/2022	$40.00
Landa Series 8678 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/3/2021	$160,000	$925	7/31/2022	$105	7/8/2022	$48.00
Landa Series 8679 Ashley Way (3), (4), (9), (12)	New		1/7/2022		0	11/2/2021	$145,000	$1,000	10/31/2022	$99	7/8/2022	$38.00
Landa Series 8683 Ashley Way (3), (4), (9), (11)	New		1/7/2022		0	11/17/2021	$140,000	$975	6/30/2022	$87	7/8/2022	$32.00

(1)	Reflected as of the date of this Offering Circular.

(2)	Title for the property underlying this Series is currently held by this Series.

(3)	Title for the Property underlying this Offered Series is currently held by Landa Properties. We expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Series’ initial Closing.

(4)	The Property underlying this Offered Series is currently subject to a lease by and between Landa Properties and the tenant. Landa Properties will assign the lease agreement to the Offered Series upon the transfer of title to the Property to the applicable Offered Series.

(5)	The Monthly Rental Income reflects the monthly rental payment set forth in the applicable lease agreement.

(6)	After the Lease Expiration Date, this lease agreement becomes a month-to-month lease, unless the tenant provides notice of an intention to terminate the lease agreement.

(7)	This Series was registered in Delaware in May 2020.

(8)	This Series was registered in Delaware in July 2021.

(9)	This Series was registered in Delaware in September 2021.

(10)	For more information about the lease terms for a Property, please carefully review the lease agreement for the applicable Property, attached as exhibits in Part III of the offering statement of which this Offering Circular forms a part.

(11)	After the Lease Expiration Date, this lease agreement renews for a 12-month period, unless the tenant provides notice of an intention to terminate the lease agreement.

(12)	After the Lease Expiration Date, this lease agreement becomes a month-to-month lease for a maximum of 12 months, unless the tenant provides written notice of an intention to terminate the lease agreement.

(13)	After the Lease Expiration Date, this lease agreement renews for two 12-month periods and becomes month-to-month thereafter, unless the tenant provides written notice of an intention to terminate the lease agreement.

QUESTIONS AND ANSWERS ABOUT THE OFFERINGS

The following questions and answers about the Offerings highlight material information regarding us, the Offered Series and the Offerings that is not otherwise addressed in the “Offering Summary” section of this Offering Circular. You should read this entire Offering Circular, including the section entitled “Risk Factors,” before deciding to purchase any Shares.

Q: What is Landa App LLC?

A: Landa App LLC was organized in 2019 as a Delaware limited liability company to offer a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed rental real estate properties, each of which will be owned by a separate Series of the Company. Landa App LLC was originally organized as Landa Properties A LLC and was subsequently renamed Landa App LLC. Landa App LLC first registered certain of the Series in Delaware in May of 2020 and continues to register Series from time to time.

The Company is managed by Landa Holdings pursuant to the Master Agreement. The Company has no employees and holds no assets other than through its Series.

Q: What is an Offered Series?

A: Each Offered Series is a separate registered series of the Company for purposes of accounting for assets and liabilities. Holders of Shares of an Offered Series will only have a right to receive distributions, if any, from that Offered Series alone and not any other Series or the Company as a whole.

We expect that each Offered Series will engage Landa Holdings as its manager pursuant to a Management Agreement and the Series Operating Agreement for such Offered Series, and that such Offered Series’ primary assets will be title to the applicable Property (including assets related to such Property) and rental income generated pursuant to the lease agreement related to such Property.

None of the Offered Series currently has, or expects to have, any employees.

The holders of the Shares will have the rights and be subject to the obligations described in the applicable Series’ Operating Agreement and the Master Agreement, as applicable. See the sections entitled “Description of Shares—Series Operating Agreement” and “Description of Shares—Master Agreement” below. Holders of Shares of an Offered Series will have no rights to direct or vote on any matter concerning such Offered Series and the management of its affairs, including whether or not an Offered Series should sell its Property or dissolve.

The Certificates of Registered Series of a Limited Liability Company for each Offered Series are attached as exhibits in Part III of the offering statement of which this Offering Circular forms a part.

Q: What securities are being offered?

A: We are offering and selling a maximum of 10,000 membership interests, or “Shares” in each Offered Series.

Each Offered Series will use substantially all of the net proceeds from its Offering to pay down affiliate indebtedness used to purchase the Property for such Offered Series, including affiliate indebtedness with respect to Acquisition Fees, Property Diligence Expenses, and Reserves.

Each Offered Series’ Offering will be independent of, and not contingent upon, the other Offered Series’ Offerings. An investor will have no claim or recourse to the underlying property of any Series, including the Series for which it holds membership interests, and will have no rights to share in the success of any other Series. You may choose to participate in the Offerings of one or more Offered Series.

Q: What is the purchase price for the Shares?

A: The Manager has set the prices per Share, specific to each Offered Series, which are as disclosed in the table on the cover page of this Offering Circular. See “Determination of Purchase Price” for additional information.

Q: What type of offering is this?

A: We are offering the Shares of each Offered Series through the Landa Mobile App on a “best efforts,” no offering-minimum basis to the public at the purchase prices listed on the cover page of this Offering Circular. Since Shares are offered to the public on a “best efforts” basis, we are only required to use our best efforts to sell the Shares of each Offered Series. Neither the Manager nor any other party has a firm commitment or obligation to purchase any of the Shares. There is no minimum number of Shares that need to be sold in each Offering before a Closing may occur.

The Offerings will be conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offerings.

We expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Offered Series’ initial Closing.

The Offering for each Offered Series will be independent of, and not contingent upon, the other Offered Series’ Offerings. By purchasing the Shares of an Offered Series, investors will be acquiring equity interests in the Offered Series and not the underlying Property, and, accordingly, investors will have no recourse to the underlying Property of the Offered Series or any other Series. In addition, investors will have no rights to share in the success of any other Series or other Series’ properties. An investor may choose to participate in the Offerings for one or more of the Offered Series.

Further, the acceptance of subscriptions, whether via the Landa Mobile App or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Company is not offering and does not anticipate selling, Shares in any state where the Broker Dealer is not registered as a broker-dealer.

Q: What happens to my money after I add it to my Landa Mobile App Account (“Landa Account”)?

A: All funds deposited into your Landa Account will be placed into a non-interest-bearing custody account maintained by Synapse Financial Technologies, Inc. (the “Custodian”). All bank services provided by the Custodian will be provided directly by Evolve Bank & Trust, Member FDIC. Your Landa Account can be accessed through the Landa Mobile App. The funds in your Landa Account will not be commingled with the operating account of the applicable Offered Series, until, if and when there is a Closing for the Offering of that specific Offered Series with respect to the Shares that you have subscribed to, which will occur promptly following acceptance of any subscription. A subscription will be accepted or rejected in whole or in part in the Manager’s sole discretion within 10 business days following receipt of the subscription agreement. The Manager will accept subscriptions on a first-come, first-served basis subject to the right to reject or reduce subscriptions.

If your subscription is rejected in whole or in part, you may withdraw the subscription funds related to the rejected portion of your subscription from your Landa Account promptly after notification of such rejection.

The Manager will be responsible for paying any fees paid to the Custodian. See “Plan of Distribution” for additional information.

Q: Who can buy Shares?

A: Generally, you may purchase Shares if you are a “qualified purchaser,” as defined in Regulation A. “Qualified purchasers” include:

●	“accredited investors” under Rule 501(a) of Regulation D; or

●	all other investors so long as their investment in the Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of their annual revenue or net assets at fiscal year-end (for non-natural persons).

Q: How does the subscription process work?

A: You may subscribe to purchase the Shares of one or more Offered Series in the Offerings by creating a new account, or logging into your existing account, on the Landa Mobile App. You will need to review the Series Materials, execute a subscription agreement and Operating Agreement for the applicable Offered Series, and pay for the Shares that you intend to purchase at the time you subscribe via the Landa Mobile App.

Once you subscribe to Shares of a given Offered Series in the Landa Mobile App, the Broker Dealer will promptly review your information and subscription materials to confirm if you are eligible to invest in the applicable Offering. Once confirmed and within 10 business days of receipt of your subscription, the Manager, acting in its sole discretion, will either accept or reject your subscription (in whole or in part) and a Closing will occur with respect to those Shares accepted, if any.

When a Closing occurs, funds will be transferred by the Custodian from your Landa Account to the Offered Series’ operating account and you will receive your Shares purchased. For more information, see “Plan of Distribution — How to Subscribe for Shares.”

The Manager reserves the right to reject any investor’s subscription in whole or in part for any reason, including if the Manager determines in its sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. Please refer to the section above entitled “State Law Exemption and Purchase Restrictions” for more information.

Please see “Plan of Distribution— How to Subscribe for Shares” for additional information.

Q: What is the Landa Mobile App?

A: The Landa Mobile App is a mobile application for acquiring Shares in one or more Offered Series. The Landa Mobile App gives investors the ability to:

●	Browse and evaluate each Offered Series’ Offering and obtain information about an Offered Series and Property, including location, property type, and projected rental income;

●	Connect a bank account to the Landa Mobile App, transfer funds to their Landa Account and monitor their Landa Account balance;

●	Review the Series Materials for the applicable Offered Series;

●	Transact entirely online, by executing legal documentation, transferring funds and recording ownership;

●	Manage and track investments through an online portfolio; and

●	Receive distributions and regular financial and tax documentation.

The Landa Mobile App is the intellectual property of Landa Holdings and neither the Company, nor any Series, have any rights or interest in the Landa Mobile App.  Landa Holdings has granted a license to each Offered Series in order to, among other things, use the Landa Mobile App for the Offerings, pursuant to a license agreement (the “Landa App License Agreement”).  Any fees associated with the Offered Series’ use of the Landa Mobile App will be included as part of the Monthly Management Fee (as defined below).

Q: Is there any minimum investment required?

A: Yes. You must initially purchase at least one (1) Share in an Offered Series in order to participate in its Offering. There is no minimum investment requirement on additional purchases after you have purchased the minimum amount, however, the Manager may revise the minimum purchase requirements in the future or, in certain instances, elect to waive any minimum purchase requirement.

Q: What will you do with the proceeds from the Offerings?

A: Each Offered Series will use substantially all of the net proceeds from its Offering to pay down a portion of the affiliate indebtedness used to purchase the Property for such Offered Series, including affiliate indebtedness with respect to Acquisition Fees, Property Diligence Expenses, and Reserves. In connection with the acquisition of its Property, each Offered Series issued an Acquisition Note (as defined below). See “—Will the Company use financing?” and the sections entitled “Use of Proceeds” and “Description of the Properties.”

Q: How long will each Offering last?

A: We expect that each Offered Series Offering will remain open for investors until the earliest of (i) the date we raise the Maximum Offering Amount, (ii) the second anniversary of the first qualification date of the offering statement of which this Offering Circular forms a part pursuant to which Shares of such Offered Series were able to be offered, and (iii) a date determined by the Manager, in its sole discretion, based on a number of factors, including the level of current or anticipated interest in an Offered Series.

We expect that each Offering will have multiple Closings that will occur promptly following the acceptance of a subscription for Shares.

Q: Who will allocate the Properties among the Offered Series?

A: Landa Holdings, as the Manager, will allocate the Properties among the Offered Series as specified in the table on the cover page of this Offering Circular.

Q: Where will the title for each Property be held?

A: We intend for title to each applicable Property to be held by the respective Offered Series; provided, however, that, prior to an Offered Series’ initial Closing, the Company, or any of its subsidiaries or affiliates, may hold title to a Property, eventually transferring title to its applicable Offered Series. The Master Series Table indicates for each Property whether title is currently held by the applicable Series or the Company, or any of its subsidiaries or affiliates.

Q: How long will each Offered Series hold its Property?

A: We expect each Offered Series to hold its Property indefinitely, provided, however, the Manager may, acting in its sole discretion, sell or otherwise dispose of a Property pursuant to the terms of the applicable Offered Series’ Operating Agreement. If a Property is sold or otherwise disposed of, an Offered Series will liquidate in accordance with the terms of the applicable Offered Series’ Operating Agreement.

Q: Where can I find general information and any updates about an Offered Series or an Offered Series’ Property?

A: This Offering Circular will contain information with respect to each Offered Series, including the Acquisition Fee, Monthly Management Fee (each as defined below) and information about the underlying Property, including, but not limited to, lease terms, rental information, information about the city in which the Property is located and general information about the Property. Such information is available in the “Description of the Properties” section in this Offering Circular. This information may also be accessed on the applicable Property Page in the Landa Mobile App. In addition, on the Offered Series’ Property Page in the Landa Mobile App, investors will be able to access executed copies of the Series Materials for the applicable Offered Series and view the amount of funds currently held in the dedicated custody account of an Offered Series.

All material information that investors would need to make an investment decision with respect to the Shares will be provided or incorporated by reference in this Offering Circular or attached as an exhibit to the offering statement of which this Offering Circular forms a part.

We will also amend this Offering Circular to reflect any material updates that may occur with respect to the Offered Series for which we are offering Shares and their Properties. Investors may also refer to our current, semi-annual, and annual reports on Forms 1-U, 1-SA and 1-K, respectively, as well as the applicable Property Page in the Landa Mobile App, for updates regarding the Offered Series and their Properties.

Q: What competitive advantages do you achieve through your relationship with the Manager?

A: The Manager will make use of its personnel and resources, including its proprietary technology, and select Properties to be acquired, evaluate returns, analyze property prices and manage each Offered Series’ day-to-day operations. We will also use the Manager’s personnel and resources to identify and acquire new Properties for future Offerings by newly formed Series. We will use the Manager’s corporate and operating platforms, as well as cash reserves, to realize economies of scale and other benefits.

In addition, the Manager has provided financing to each of the Offered Series and may provide additional financing in the future. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Loans”.

Q: How is the liquidity of an investment in the Shares different from investing in shares of a listed or quoted company?

A: A fundamental difference between the Shares and shares in a company listed or quoted on a national securities exchange, such as Nasdaq, the New York Stock Exchange, or the Pink Sheets, is the daily liquidity of the shares of a listed or quoted company. While there is an established marketplace for the trading of shares of a company that is listed or quoted on a national securities exchange, the Shares will generally not be transferable except through the Secondary Trading Platform, to the extent an active market on the Secondary Trading Platform is established.

See “—Will I be able to transfer my Shares after I acquire them?” below for additional information.

For investors with a short-term investment horizon, a company that is listed or quoted on a national securities exchange may provide a more suitable alternative to investing in the Shares.

Additionally, companies that are listed or quoted on a national securities exchange are subject to more demanding public disclosure and corporate governance requirements than we will be subject to.

Q: Will I be able to transfer my Shares after I acquire them?

A: The Shares will be issued in electronic form only and will not be listed or quoted on any securities exchange. The Shares will generally not be transferable, except through the Secondary Trading Platform.

We expect that after an Offered Series’ Offering has concluded, the Secondary Trading Platform will be available for the resale of such Series’ Shares; provided, however, such resale of an Offered Series’ Shares will be subject to federal and state securities laws and the restrictions in the Operating Agreement, and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely.

See “Plan of Distribution - Transferability of the Shares.”

Q: Will I be charged any fees in connection with any trades on the Secondary Trading Platform?

A: Initially, any transaction fees associated with buying or selling Shares on the Secondary Trading Platform will be paid by the Manager.

Q: Will I have the opportunity to redeem my Shares?

A: No. The Shares are not redeemable at your option.

Q: Who will pay the Offered Series’ organization and offering costs?

A: The Manager will pay all costs incurred in connection with each Offered Series’ organization, including, the Offered Series’ registration fee and franchise tax in the states of Delaware and Georgia. In addition, the Manager will pay all costs incurred in connection with each Offering.

Q: What fees and expenses will each Offered Series pay to the Manager or any of its affiliates?

A: In connection with the acquisition, or expected acquisition, of its Property from Landa Properties LLC, a wholly owned subsidiary of the Manager and an affiliate of ours (“Landa Properties”) each Offered Series issued an Acquisition Note to the Manager, which included payment to the Manager of an acquisition fee ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property (“Acquisition Fee”). For more information, please see “— Will the Company use financing?”.

The Acquisition Fee for each Offered Series was calculated by the Manager, acting in its sole discretion, based on several factors, including the purchase price of the Property, as well as sourcing and due diligence costs incurred in connection with the acquisition of the Property. The Manager will pay the Broker Fee to the Broker Dealer, and no Offered Series will be responsible for the Broker Fee. Information about the Acquisition Fee for each Offered Series can be found in the sections of this Offering Circular entitled “Use of Proceeds” and “Description of the Properties” and on the Property Page for the applicable Offered Series on the Landa Mobile App.

Each Offered Series will also pay the Manager a monthly management fee pursuant to the Management Agreement (the “Monthly Management Fee”). The Monthly Management Fee will range from five percent (5%) to ten percent (10%) of the gross monthly rent amount collected by an Offered Series (the “Gross Monthly Rent”), as set forth in the applicable Series Materials. The Monthly Management Fee will be calculated by the Manager acting in its sole discretion, based on factors such as the purchase price of a Property, the amount of rental income generated by a Property, the general condition of a Property, and rental market in the area in which a Property is located. The Manager may adjust the Monthly Management Fee at its sole discretion, but at no time will the Monthly Management Fee exceed 10% of Gross Monthly Rent. Information about the Monthly Management Fee, or expected Monthly Management Fee, for each Offered Series can be found in the sections of this Offering Circular entitled “Use of Proceeds” and “Description of the Properties”, and on the Property Page for the applicable Offered Series on the Landa Mobile App.

Further, each Offered Series will also reimburse the Manager for any out-of-pocket expenses to be applied for, among other things, special servicing of non-performing Properties, liquidation of Properties, and any other fees or expenses associated with the Offered Series or the Property. Finally, each Offered Series will reimburse the Manager for any out-of-pocket expenses paid to third parties in connection with providing fixture and capital repair services for its underlying Property. This does not include the Manager’s overhead and administrative costs, employee costs borne by the Manager, or utilities or technology costs. In the case that the Manager provides a loan to an Offered Series, the Offered Series will be obligated to pay interest no greater than 7% on that loan at a rate to be determined solely by the Manager. See section entitled “Description of Our Business – Our Manager - Manager Compensation” for a more detailed explanation of the fees and expenses payable to the Manager.

Q: Will there be a lien or any other encumbrance on a Property?

A: We expect each Offered Series will enter into a Refinance Note (as defined below), which we expect will be secured by the Property underlying each respective Offered Series.

Q: Will the Company use financing?

A: Yes. Initially, each Offered Series issued a promissory note to the Manager to finance 100% of the costs associated with the acquisition, or expected acquisition, of its Property, including Acquisition Fees, Property Diligence Expenses, and Reserves (each an “Acquisition Note” and collectively the “Acquisition Notes”). Each Acquisition Note represents a related-party loan between each respective Series and the Manager. The Acquisition Notes issued by each Offered Series bear an interest rate of up to 4.5% per annum, provided that interest will not accrue on the Acquisition Notes issued by the Offered Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Offered Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Offered Series to make any payment thereunder.

We expect each Offered Series will pay down, or otherwise discharge, the outstanding balance of its Acquisition Note with the proceeds received in exchange for a commercial promissory note bearing interest at an expected rate of 4.8% per annum to be issued to LendingOne, LLC (“LendingOne”) after the qualification date of the offering statement of which this Offering Circular forms a part (each a “Refinance Note” and collectively the “Refinance Notes”), and substantially all of the net proceeds from the Offered Series’ Offering.  We expect that each Refinance Note, if issued, will be secured by the Property underlying the respective Offered Series.

While we expect each Refinance Note issued by an Offered Series to be issued for the principal amount and on the terms disclosed in this Offering Circular, the Refinance Notes are subject to further negotiation with LendingOne.

We expect that each Refinance Note will require payments of interest only for the term of such note, with the principal balance due upon maturity. For more information on the principal amounts and terms of each Acquisition Note and the expected principal amounts and terms of each Refinance Note, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation —Loans.”

Each Offered Series may also seek to refinance any outstanding indebtedness with a non-affiliate mortgage and/or other non-affiliate debt financing. We expect that any third-party mortgage and/or other debt instruments that an Offered Series enters into in connection with a refinancing of a Property will be secured by a security interest in the title of such Property and any other assets of the Offered Series.

If we do not enter into the Refinance Notes as expected, we expect to issue a related-party promissory note to the Manager on similar terms as the expected Refinance Notes. Each Offered Series may also seek to further refinance any outstanding indebtedness if more favorable terms become available to it.

See the sections of this Offering Circular entitled “Description of the Properties,” “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” for more information.

Q: How often will I receive distributions?

A: We intend for each Offered Series to make distributions to the holders of Shares monthly. If any Shares are held by a holder for only a portion of the applicable month, the holder will be entitled to a pro-rata portion of the monthly distribution, if any, based on the number of days during the month that the holder held the Shares.

Any distributions that an Offered Series makes will be at the complete discretion of the Manager and will be based on a number of factors, including, but not limited to, the total number of Shares sold, the Monthly Management Fee, expenses (including any unanticipated capital expenditures), taxes, amounts allocated to Reserves (as defined below), and actual and accrued cash flows of the applicable Offered Series. For Properties that are vacant, an Offered Series will not be able to make distributions until such Offered Series enters into a lease agreement.

Distributions for each Offered Series will be calculated on a pro-rata basis, however the Manager intends to modify the total amount of each distribution based on the total number of Shares of that Offered Series that are outstanding and entitled to participate in the distribution, such that each holder will receive a distribution on their Shares equal to what they would have otherwise received if all 10,000 authorized Shares of the Offered Series were outstanding and entitled to participate in such distribution. Accordingly, the number of Shares that have been sold in the applicable Offering at the time of any distribution will not affect the per Share amount that will be paid in such distribution. Please see “Description of the Properties” section in this Offering Circular for more information.

Since the Offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, any Closing for Shares you purchase may occur in the middle of a month, in which case you will be eligible to receive distributions, if any, beginning with the month in which you purchase your Shares calculated on a pro-rata basis, based on the number of days in the applicable month that you owned such Shares. For example, if you purchase the Shares in an Offering on the 15th day of a month, and assuming such month has 30 days and that the distributions to be paid per Share for that month equal $0.50, you will receive an initial distribution of $0.25 per Share for that month (calculated based on the 15 days you held the Shares, or 50% of the total distribution on those Shares).

For any holder that acquires Shares on the Secondary Trading Platform, the initial distribution paid to such holder, if any, will be made on a pro-rata basis, based on the number of days in the applicable month that such Shares were held by such holder. For example, if a buyer and a seller transact in Shares on the Secondary Trading Platform on the 15th day of a month, and assuming such month has 30 days and that the distributions to be paid per Share equal $0.50, the Series shall pay to the seller a final distribution of $0.25 (calculated based on the 15 days the seller held the Shares, or 50% of the total distribution on those Shares), and shall pay to the buyer the remaining $0.25 (calculated based on the remaining 15 days the buyer held the Shares, or 50% of the total distribution on those Shares).

We can provide no assurances that future cash flow will support payment of distributions or that we can maintain distributions at any particular level or at all.

Q: What will be the source of distributions on the Shares?

A: Distributions will be paid from the excess net operating income of a given Offered Series, after necessary fees, debt service obligations, expenses and taxes are paid, and an allocation to Reserves is completed. We can provide no assurances that future cash flows will support payment of distributions or that we can maintain distributions at any particular level or at all. For Properties that are vacant, an Offered Series will not be able to make distributions until such Offered Series enters into a lease agreement. In addition, liquidating distributions may be made upon the sale of an Offered Series’ Property in accordance with the terms of the applicable Offered Series Operating Agreement. See “Description of Shares – Distributions” for a more detailed explanation of the flow of funds.

Q: Will the distributions I receive be taxable as ordinary income?

A: For U.S. federal income tax purposes, distributions made with respect to Shares of an Offered Series will be treated as dividends to the extent of the current and accumulated earnings and profits of the Offered Series. Any distributions in excess of earnings and profits will be treated first as a return of the holder’s adjusted tax basis in the Shares and thereafter as gain on a sale of the Shares. Dividends are ordinary income, but dividends received by non-corporate holders may qualify for a reduced rate of federal income tax as “qualified dividend income” if certain holding period requirements are satisfied. Distributions treated as gain will be capital gains if the Shares are held as a capital asset. For more information, please review the section of the Offering Circular entitled “U.S. Federal Income Tax Considerations”, which is incorporated herein by reference.

Q: May I reinvest my cash distributions in additional Shares?

A: Yes. You may reinvest distributions you receive into Offerings of Shares by other Offered Series or any Offered Series in which you previously invested, provided that such Offerings remain open and you continue to be a “qualified purchaser,” as defined by Regulation A at the time of such purchase.

Q: Are there any risks involved in buying the Shares?

A: Yes, investing in the Shares involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase Shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 15 for a discussion of certain risks that you should consider in connection with an investment in the Shares.

Q: May I make an investment through my IRA or other tax-deferred retirement account?

A: No.

Q: How will I be notified of how my investment is doing?

A: We will provide you with periodic updates on the performance of your investment in an Offered Series and its related Property, including:

●	An annual report on Form 1-K;

●	A semi-annual report on Form 1-SA;

●	Current event reports for specified material events within four business days of their occurrence on Form 1-U;

●	Supplements to this Offering Circular, if we have material information to disclose to you; and

●	Other reports that we may file or furnish to the SEC from time to time.

We will provide this information to you by filing such information on the SEC’s website at www.sec.gov.

Q: When will I get my detailed tax information?

A: Your IRS Form, including Forms 1099-DIV and 1099-B tax information, if required, will be provided by January 31 of the year following each taxable year.

Q: Who can help answer my questions about the Offerings?

A: If you have more questions about any of the Offered Series or any Offering, or if you would like additional copies of the applicable Series Materials, you should contact us via email at hi@landa.app or by mail at:

Landa App LLC

Attn: Landa Holdings, Inc.

6 W. 18th Street

New York, NY 10011

OFFERING SUMMARY

This Offering Summary highlights material information regarding our business and the Offerings that is not otherwise addressed in the sections entitled “Questions and Answers About the Offerings” in this Offering Circular. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire Offering Circular carefully, including the “Risk Factors” section prior to making a decision to invest in the Shares.

Overview

Landa Holdings, Inc.

Landa Holdings was formed as a Delaware limited liability company on February 7, 2019, and was subsequently converted to a Delaware corporation under the name Landa Holdings, Inc. on September 12, 2019. Landa Holdings will serve as the Manager to the Company and each Offered Series and will identify a residential or commercial rental Property for each future Offered Series to acquire. Landa Holdings will also manage these Properties on behalf of the Offered Series and will earn compensation for these services.

From time to time, Landa Holdings may organize limited liability companies or series limited liability companies, such as the Company, and will raise funds for these entities through the Landa Mobile App by relying on offerings exempt from registration requirements pursuant to Regulation A. Landa Holdings’ aim is to grow the number of users on the Landa Mobile App, and provide investors with steady, monthly cash flows generated by the rental of the underlying Properties. The Landa Mobile App maintains an investment minimum of at least one (1) Share in an Offered Series in order to participate in an Offering. Each Offered Series will use substantially all of the net proceeds from its Offering to pay down affiliate indebtedness used to purchase the Property for such Offered Series, including affiliate indebtedness with respect to Acquisition Fees, Property Diligence Expenses, and Reserves.

Landa Holdings serves as manager to our affiliate, Landa Properties LLC, a Delaware series limited liability company (“Landa Properties”). Landa Holdings also serves as manager to Landa App 2 LLC, a Delaware series limited liability company also formed for the purpose of offering a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed rental real estate properties (“Landa App 2”). Each registered series of Landa App 2 is similarly managed by Landa Holdings. The Manager may also manage other affiliate companies in the future. For more information related to the risks associated with Landa Holdings’ management of our affiliates who operate competing businesses, see “Risk Factors—Risk Related to the Company and the Manager–The Manager may have a conflict of interest as it manages multiple Series, and the Company, and Landa App 2 and has a financial interest in certain agreements of the Series, both any of which could result in the Manager not acting in the best interest of a particular Offered Series.”

Landa App LLC

Landa App LLC (the “Company”) was organized in 2019 as a Delaware limited liability company. Landa App LLC was originally organized as Landa Properties A LLC and was subsequently renamed Landa App LLC. The Company has registered each of the Offered Series in Delaware and will continue to register Series from time to time. Each Series will be treated as a corporation for U.S. federal income tax purposes.

See the Master Series Table and the section of this Offering Circular entitled “Description of the Properties” for a description of each Offered Series and its underlying Property.

Property Acquisition Strategy

We intend to acquire properties on an opportunistic basis, which may consist of a wide variety of both residential and commercial rental properties, including single-family, multi-family, office, industrial, retail, hospitality, recreation and leisure, and other real properties. We focus on acquiring market ready properties, which may include existing income-producing properties or newly constructed properties, in neighborhoods with growing rental demand, strong rental history and in geographic regions which provides steady real estate asset growth. Our acquisition strategy does not include major rehabilitation or repurposing of existing structures or new ground-up development. Our target markets are neighborhoods surrounding metropolitan statistical areas of at least one million (1,000,000) residents, which we estimate having historical capitalization rates ranging from approximately five percent (5%) to ten percent (10%) for single-family homes, six percent (6%) to seven percent (7%) for multi-family homes and six and a half percent (6.5%) to eight percent (8%) for commercial properties. In addition, we expect to target cities with growing populations or cities that show strong rental demand.

Property Acquisition Objectives

Our primary investment objective is to maximize net rental income so that an increasing amount of cash flow is distributed to holders on a monthly basis. However, there is no assurance that our acquisition objectives will be realized with respect to any given Offered Series.

Market Opportunities

We believe that the near and intermediate-term market for acquisitions of cash flow generating residential and commercial rental properties is strong from a risk-return perspective. We favor a strategy weighted toward maximizing monthly investor distributions, targeting acquisitions with strong monthly cash flows and above average capitalization rates.

We do not plan on pursuing more risky, opportunistic or value-add Properties which may need significant restoration or repositioning.

The Manager

Landa Holdings, as the Manager, will manage day-to-day operations of the Company and each Offered Series. The Manager is not a registered broker-dealer, an investment adviser, crowdfunding platform or other securities intermediary. A team of real estate professionals, acting through the Manager, will leverage their expertise and utilize the Manager’s proprietary technology to make all the decisions regarding the selection, negotiation, financing, management, and disposition of the Properties owned by each Offered Series, subject to the limitations in each Operating Agreement. The Manager will also provide property management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing the operating cash flow of each Series and the value of each Property. The Manager will be able to exercise significant control over our business, as well as the business of each Offered Series. See “Description of Our Business – Our Manager” for additional information.

The Landa Mobile App

The Manager owns and operates a mobile app-based investment platform, which we refer to herein as the “Landa Mobile App.” We intend to distribute the Shares in the Offerings exclusively through the Landa Mobile App.

The Landa Mobile App is the intellectual property of Landa Holdings and neither the Company, nor any Series, have any rights or interest in the Landa Mobile App.  Landa Holdings has granted a license to each Offered Series in order to, among other things, use the Landa Mobile App for the Offerings, pursuant to the Landa App License Agreement, which is attached as an exhibit to the offering statement of which this Offering Circular forms a part.  Any fees associated with the Offered Series’ use of the Landa Mobile App will be included as part of the Monthly Management Fee.

The Landa Mobile App is available for download in application stores on iOS and Android devices.

Manager Compensation

The Manager will receive fees and expense reimbursements for services relating to the selection, acquisition, and management of the Properties. See “Description of Our Business – Our Manager - Manager Compensation” for a more detailed explanation of the fees and expenses payable to the Manager. The Manager will not receive any selling commissions or dealer manager fees in connection with the offer and sale of the Shares.

Corporate Information

Our office is located at 6 W. 18th Street, New York, NY 10011, Attn: Landa Holdings, Inc. Our telephone number is (646) 905-0931. Information regarding our Company is also available on the Landa Mobile App, which is available for download in application stores on iOS and Android devices, and on Landa Holding’s website at www.landa.app.

THE OFFERING

Issuer	A limited purpose Delaware limited liability company that will register separate Series. Each Offered Series will hold a residential or commercial rental property as its primary asset.

Securities Offered	We will offer up to a maximum of 10,000 Shares of each Offered Series. By purchasing Shares of an Offered Series, investors will be purchasing a membership interest in that specific Offered Series. Each Offered Series’ Offering will be independent of, and not contingent upon, the other Offered Series’ Offerings. You may choose to participate in the Offerings of one or more Offered Series.

Prices per Share	The purchase prices per Share are set forth in the table on the cover page of this Offering Circular and in the applicable Series Materials.

Minimum and Maximum Offering Amounts	The Offerings are being conducted on a “best efforts” basis and there is no minimum offering amount. The Maximum Offering Amounts are set forth in the table on the cover page of this Offering Circular.

Offering Periods; Closings

The Offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of Shares of an Offered Series is continuous, active sales of Shares may happen sporadically over the term the Offerings. Each Offering will commence within two (2) calendar days after the first qualification date of the offering statement of which this Offering Circular forms a part and, unless earlier terminated by the Manager, each Offered Series will offer Shares until no later than the second anniversary of such qualification date.

We expect that there will be multiple Closings for each Offering at which time Shares will be sold and the subscription price will be transferred to the operating account of the Offered Series. Each Closing will occur promptly following the acceptance of a subscription.

An Offering will remain open until the earliest to occur of (i) the date we raise the Maximum Offering Amount, (ii) the second anniversary of the first qualification date of the offering statement of which this Offering Circular forms a part pursuant to which Shares of such Offered Series were able to be offered, and (iii) a date determined by the Manager, in its sole discretion, based on a number of factors, including the level of current or anticipated interest in an Offered Series.

Since the Offerings are being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, any Closing for Shares you purchase may occur in the middle of a month, in which case you will be eligible to receive distributions beginning with the month in which you purchase your Shares calculated on a pro-rata basis, based on the number of days in the applicable month that you owned such Shares. For example, if you purchase the Shares in an Offering on the 15th day of a month, and assuming such month has 30 days and that the distributions to be paid per Share for that month equal $0.50, you will receive an initial distribution of $0.25 per Share for that month (calculated based on the 15 days you held the Shares, or 50% of the total distribution on those Shares).

Broker Dealer

We entered into a broker dealer agreement with Dalmore Group, LLC, as our broker dealer in connection with the Offerings (the “Broker Dealer”). The Broker Dealer is registered with the SEC and is registered in each state where the Offerings will be made and with such other regulators as may be required to execute the sale transactions and provide related services in connection with the Offerings. The Broker Dealer is a member of FINRA and SIPC.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer.

Restrictions on Investment	Each investor must be a “qualified purchaser” as defined by Regulation A. See “Plan of Distribution” for additional information. The Manager may, in its sole discretion, decline to admit any prospective investor, or accept only a portion of such investor’s subscription, regardless of whether such person is a “qualified purchaser.” Furthermore, the Manager anticipates only accepting subscriptions from prospective investors located in states where the Broker Dealer is registered.

Custody Accounts

All funds deposited into your Landa Account will be placed into a non-interest-bearing custody account maintained by Synapse Financial Technologies, Inc. (the “Custodian”). All bank services provided by the Custodian will be provided directly by Evolve Bank & Trust, Member FDIC. Your Landa Account can be accessed through the Landa Mobile App. The funds in your Landa Account will not be commingled with the operating account of the applicable Offered Series, until, if and when there is a Closing for the Offering of that specific Offered Series with respect to the Shares that you have subscribed to, which will occur promptly following acceptance of any subscription.

If your subscription is rejected in whole or in part, you may withdraw the subscription funds related to the rejected portion of your subscription from your Landa Account promptly after notification of such rejection.

The Manager will be responsible for paying any fees paid to the Custodian. See “Plan of Distribution” for additional information.

Voting Rights	None. You will have no rights to direct or vote on any matter concerning the Offered Series and the management of its affairs, including whether or not an Offered Series should dissolve. The Manager will exercise all voting and management control over each Offered Series.

Use of Proceeds	See the section of this Offering Circular entitled “Use of Proceeds” for a discussion of the use of proceeds from the Offerings.

Fees; Expenses

Each Offered Series issued an Acquisition Note to the Manager, which included payment to the Manager of an Acquisition Fee ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property. The Acquisition Fee for each Offered Series was calculated by the Manager acting in its sole discretion, based on several factors including the purchase price of the Property, as well as sourcing and due diligence costs incurred in connection with the acquisition, or expected acquisition, of the Property by such Offered Series. Information about the Acquisition Fee for each Offered Series can be found in the section of this Offering Circular entitled “Use of Proceeds” and on the Property Page for the applicable Offered Series on the Landa Mobile App.

Each Offered Series will also pay the Manager a Monthly Management Fee ranging from five percent (5%) to ten percent (10%) of the Gross Monthly Rent for each Property, as set forth in the applicable Series Materials. The Manager may adjust the Monthly Management Fee at its sole discretion, but at no time will the Monthly Management Fee exceed 10% of Gross Monthly Rent. The Monthly Management Fee will be calculated by the Manager acting in its sole discretion, based on factors such as the purchase price of a Property, the amount of rental income generated by a Property, the general condition of a Property, and rental market in the area in which a Property is located. Information about the Monthly Management Fee for each Offered Series can be found in the section of this Offering Circular entitled “Description of the Properties,” as well as on the Property Page for the applicable Offered Series on the Landa Mobile App.

Further, each Offered Series will also reimburse the Manager for any out-of-pocket expenses to be applied for, among other things, special servicing of non-performing Properties, liquidation of Properties, and any other fees or expenses associated with the Offered Series or the Property.

Finally, each Offered Series will reimburse the Manager for any out-of-pocket expenses paid to third parties in connection with providing fixture and capital repair services for its underlying Property. This does not include the Manager’s overhead, employee costs borne by the Manager, or utilities or technology costs. In the case that the Manager provides a loan to an Offered Series, the Offered Series will be obligated to pay interest no greater than 7% on that loan at a rate to be determined solely by the Manager. Any excess funds held by an Offered Series will be placed in its Reserve. Reserves may be used, for among other things, to pay any expenses associated with operating the Properties.

Transfer Agent and Registrar	Securitize LLC will serve as transfer agent and registrar for the Shares of each Offered Series.

Transfers; Secondary Market	The Shares will generally not be transferable except through the Secondary Trading Platform. We expect that after an Offered Series’ Offering has concluded, the Secondary Trading Platform will be a venue available for the resale of such Offered Series’ Shares through the Broker Dealer, as a broker dealer member of the Secondary Trading Platform; provided, however, any such resale of an Offered Series’ Shares will be subject to federal and state securities laws and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely.

Transfer Limitations	The Manager may, acting in its sole discretion, limit any transfer, assignment or pledge of Shares that would result in there being more than (a) 2,000 beneficial owners of the Offered Series or 500 beneficial owners of the Offered Series that are not “accredited investors,” (b) the assets of the Offered Series being deemed “plan assets” for purposes of ERISA, or (c) the Company, the Offered Series or the Manager being subject to additional regulatory requirements.

Series Materials

The Series Materials for the Shares being offered hereby consist of this Offering Circular, including the information contained in the Prior Offering Circular incorporated by reference herein, as well as the Master Agreement, Subscription Agreement, Operating Agreement and Management Agreement for the applicable Offered Series, and any related offering materials approved by us before making an investment decision.

Please carefully review the Series Materials. You may also access the Series Materials by navigating to the applicable Property Page on the Landa Mobile App.

Risk Factors	Investing in the Shares involves a high degree of risk. See “Risk Factors” beginning on page 15.

RISK FACTORS

An investment in an Offered Series and the Shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in the Series Materials, before purchasing Shares through the Landa Mobile App. Any of the following factors could harm our business and future results of operations and could result in a partial or complete loss of your investment.

RISKS RELATED TO THE PROPERTIES AND THE OFFERED SERIES

The value of the underlying Property held or to be acquired by an Offered Series is subject to many risks.

The value of the underlying Property held or to be acquired by an Offered Series is affected significantly by its ability to generate cash flow and net income, which, in turn, depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to such Property. Many expenditures associated with Properties (such as Operating Expenses (as defined below) and capital expenditures) cannot be reduced when there is a reduction in income from the Properties. The value of a Property may be adversely affected by a number of risks, including, but not limited to:

●	adverse changes in national and local economic and real estate conditions, including as a result of the COVID-19 pandemic, general economic conditions and terrorist attacks;

●	an oversupply of (or a reduction in demand for) residential rental properties in the areas where a Property is located and the attractiveness of such Property to prospective tenants, which could result in a decline in the rental income, including to zero, if such Offered Series is unable to find a new tenant;

●	the risk that the Company, or any Offered Series, would default on its debt service if rental income decreased due to tenant default or failure to renew a lease or a lack of rental income due to failure to obtain a lease;

●	the potential for uninsured or underinsured property losses;

●	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related compliance costs associated therewith and the potential for liability under applicable laws;

●	natural disasters such as hurricanes, earthquakes and floods; and

●	pandemic, epidemic or outbreak of an infectious disease in the United States and globally.

These factors may have a material adverse effect on the rental income that you might receive on account of your Shares as well as on the value that Offered Series can realize from a sale of its underlying Property.

The COVID-19 pandemic may adversely affect our business.

Many states and localities have imposed, and continue to impose, limitations on commercial activity and public gatherings and events, as well as moratoria on evictions as a result of the spread of the COVID-19 virus. Concern about the spread of COVID-19 has caused and is likely to continue to cause quarantines, business shutdowns, reduction in business activity and financial transactions, labor shortages, supply chain interruptions, unprecedented unemployment levels and commercial property vacancy rates, and overall economic and financial market instability.

In addition, the impact of the COVID-19 pandemic and measures to prevent its spread could materially negatively impact our ability to launch and operate our business and our results of operations, financial condition and liquidity in a number of ways, including:

●	an inability to sell the Shares in an Offered Series resulting in a lack of capital sufficient to operate the applicable Property and meet debt obligations;

●	a decrease in an Offered Series’ revenues as a result of tenants’ inability to pay their rent timely, or at all;

●	changes in residential preferences may make it less likely that home renters would want to live in the regions where the Properties are located;

●	an inability to enforce tenants’ contractual rental obligations and/or limits on our ability to raise rents upon lease renewals due to restrictive measures imposed by local, regional or national governmental authorities;

●	the risk of a prolonged COVID-19 outbreak causing long-term damage to economic conditions, which in turn could cause material declines in the fair market value of any of the Properties; and

●	the potential inability to maintain adequate staffing for the management and maintenance of any of the Properties due to shelter-in-place orders and/or the continued duration or expansion of the pandemic.

The impacts of the COVID-19 pandemic may increase the risk that the tenants of the Properties will be unable to make their scheduled lease payments on time or seek to terminate their leases prior to the expiration dates of such leases. Furthermore, whenever we are required to locate a new tenant for a property, restrictions on providing access to view properties as a result of the pandemic could make it more difficult to secure a new tenant, which may result in decreases in an Offered Series’ net rental income or an Offered Series not having rental income at all.

We may have limited information about the financial performance of the Properties, including rental history, and the future performance of the Properties is not assured and is difficult to evaluate.

The Properties were previously acquired by Landa Properties from third-party sellers. Certain of third-party sellers have informed us that historical financial information with respect to the Properties acquired from such sellers is not available, including information about rental history and prior rental income earned on such Properties. Accordingly, we may enter into leases with rental rates that are materially less than amounts historically realized on such Properties, which may result in lower distributions paid to investors.

Changes in national, regional or local economic, demographic or real estate market conditions may adversely affect our results of operations and returns to our investors.

Each Offered Series will be subject to risks incident to the ownership of residential or commercial properties including: changes in national, regional or local economic, demographic or real estate market conditions; changes in supply of, or demand for, similar properties in an area; and changes in government rules, regulations and fiscal policies, including changes in tax, real estate, environmental and zoning laws. Additionally, we are unable to predict future changes in national, regional or local economic, demographic or real estate market conditions. For example, a recession or rise in interest rates could make it more difficult for us to acquire and lease the Properties. These conditions, or others we cannot predict, may adversely affect returns to investors.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of a Property.

Because real estate investments are relatively illiquid, our ability to facilitate a sale of a Property promptly in response to changing economic, financial, and investment conditions may be limited. In particular, our ability to facilitate a sale could be negatively impacted by weakness in the market, changes in the financial condition or prospects of prospective purchasers, changes in governmental laws and regulations, changes in regional, national or international economic conditions, changes in the condition of such Property, the occupancy of such Property or the rental income relative to market rates, and changes in laws, regulations or fiscal policies.

The actual rent an Offered Series receives for its Property may be less than estimated market rent, and an Offered Series may experience a decline in realized rental rates from time to time, which could adversely affect an Offered Series’ financial condition, results of operations and cash flow.

As a result of numerous potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of a Property, an Offered Series may be unable to realize its projected market rent for a Property. If an Offered Series is unable to obtain adequate rental rates for its Property, then its ability to generate cash flow growth will be negatively impacted. The rental rate of each Offered Series’ Property will be determined at the sole discretion of the Manager and may be less than the market rental rate for similar properties.

Each Offered Series will depend on tenants for its revenue, and lease defaults, lease terminations or other vacancies could reduce its net income and limit its ability to make distributions to investors.

The success of each Property materially depends on the financial stability of its tenants. A default or termination by a tenant on its lease would cause the applicable Offered Series to lose the revenue associated with such lease and require an Offered Series to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, an Offered Series may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and re-leasing its Property. If a tenant defaults on or terminates a lease, the applicable Series may be unable to lease the underlying Property for the rent previously received. Any vacancy could reduce an Offered Series’ net income. These events could cause such Offered Series to reduce the amount distributed to investors or hinder the Offered Series’ ability to make distributions at all. If an Offered Series is unable to find an alternative source of revenue to meet the mortgage payments and the underlying Property goes into foreclosure, the bank providing the mortgage will have priority in such Property over any investors in the Offered Series.

An Offered Series may be unable to service its indebtedness, which may be secured by its Property, and could result in the Offered Series being forced to sell its Property, which could result in a significant loss to investors in the particular Offered Series.

Each Offered Series has issued an Acquisition Note and we expect that each Offered Series will issue a Refinance Note, which constitute or will constitute significant debt obligations of the Offered Series that, in the case of the Refinance Notes, will be secured by their respective Properties. An Offered Series' ability to make scheduled payments on its indebtedness depends on and is subject to its financial and operating performance, which depends in part on its ability to lease its Property and timely collect rent from each tenant. If an Offered Series’ cash flows and capital resources are insufficient to fund its debt service obligations, such Offered Series may be forced to reduce or delay expenditures, seek additional capital, or restructure or refinance the indebtedness. Future borrowings may not be available in an amount sufficient to enable an Offered Series to refinance its indebtedness, or meet other liquidity needs. Even if refinancing indebtedness is available, any refinancing of an Offered Series’ indebtedness could be at higher interest rates and may require compliance with more onerous covenants that could restrict an Offered Series’ business operations.

If an Offered Series is unable to make timely payments on its Refinance Note, it would be in default under its Refinance Note, which would entitle the lender to accelerate all amounts due under the note. If the Offered Series is not able to refinance the amounts due under its Refinance Note, the lender would be entitled to foreclose on the Offered Series’ Property and force its sale to recover unpaid amounts under the Refinance Note, which would likely result in a significant loss to investors of the particular Offered Series.

An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.

Factors that may adversely affect an Offered Series’ ability to control operating costs include the need to pay for insurance and other operating costs, including real estate taxes, which could increase over time, the need periodically to repair (including repairs resulting from significant damage by tenants), renovate and re-lease space, the cost of compliance with governmental regulation, including zoning, environmental and tax laws, the potential for liability under applicable laws, interest rate levels, principal loan amounts and the availability of financing. If an Offered Series’ operating costs increase as a result of any of the foregoing factors, its results of operations may be adversely affected.

The expense of owning and operating a Property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from a Property. As a result, if revenues decline, an Offered Series may not be able to reduce its expenses accordingly. Costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced even if a Property is not fully occupied or other circumstances cause an Offered Series’ revenues to decrease. If an Offered Series is unable to decrease operating costs when demand for its Property decreases and its revenues decline, its financial condition, results of operations and ability to make distributions to holders may be adversely affected.

We may not be able to make any monthly cash distributions to holders of Shares.

We intend for each Offered Series to make any monthly cash distributions based on the net rental income generated by a Property. For Properties that are vacant, an Offered Series will not be able to make distributions until such Offered Series enters into a lease agreement. Any distributions that an Offered Series makes will be at the complete discretion of the Manager and will depend on a number of factors, including, but not limited to, the total number of Shares sold, the Monthly Management Fee, expenses (including any unanticipated capital expenditures), taxes, amounts allocated to Reserves, and actual and accrued cash flows of the applicable Offered Series, many of which could vary substantially from month to month. Accordingly, there can be no assurance that you will receive monthly distributions on your Shares.

We may be unable to renew leases with existing tenants or enter into leases with new tenants.

The Offered Series’ lease agreement are short-term in nature, which exposes us to the risk that we may have to renew or re-lease a Property in the near term. If tenants do not renew their leases upon expiration, we may be unable to re-lease the vacated Property. Even if the existing tenants renew their leases or we are able to enter into a lease with a new tenant, the terms and conditions of the new lease may not be as favorable as the terms and conditions of the expired lease.  If the rental rates for a Property underlying an Offered Series decrease, or in the event that a Property becomes vacant, such Offered Series’ financial condition, results of operations, cash flow, the value of the Shares interests and the Offered Series’ ability to satisfy its debt obligations and to make distributions could be adversely affected.

Our Properties may be subject to impairment charges.

We will periodically evaluate each of the Properties for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors including market conditions, a tenant’s ability to pay rent, the short-term nature of each Property lease, and any unforeseen expenses or liabilities incurred by an Offered Series or its Property. For example, the early termination of, or default under, a lease by a tenant may lead to an impairment charge. If we determine that an impairment has occurred, we would be required to make a downward adjustment to the net carrying value of a property. Impairment charges also indicate a potential permanent adverse change in the fundamental operating characteristics of the impaired Property. There is no assurance that these adverse changes will be reversed in the future and the decline in the impaired Property’s value could be permanent.

Each of the Offered Series will hold its Property as its main asset.

Each Offered Series will hold a Property as its primary asset.  The success of an investment in an Offered Series will depend on the revenues generated by the Offered Series’ Property and the appreciation of the value of the Property over time.  Such revenues are determined by a number of factors such social conditions, financial markets and the economy, competition from existing and future companies operating in our industry, as well as government rule and regulation (such as tax and building code charges).  The value of a Property may decline substantially after you purchase your Shares.

Rent control or rent stabilization laws could prevent an Offered Series from raising rents to offset increases in operating costs.

Various states, cities, or municipalities have a system of rent regulations known as rent stabilization and rent control. Tenants of regulated apartments are entitled to receive required services, to have their leases renewed, and may not be evicted except on grounds allowed by law. If an Offered Series acquires a Property that includes regulated apartments, these regulations could limit the amount of rent the Offered Series are able to collect, which could have a material adverse effect on the Offered Series’ ability to fully take advantage of the investment in such Property. In addition, there can be no assurance that changes to rent control or rent stabilization laws will not have a similar or greater negative impact on any Offered Series’ ability to collect rents.

Tenant relief laws may negatively impact our rental income and profitability.

As manager of numerous residential properties, the Manager may be involved in evicting residents who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will impose legal and managerial expenses that will raise costs specific to the applicable Offered Series. The eviction process is typically subject to legal barriers, mandatory “cure” policies and other sources of expense and delay, including restrictions on evictions enacted by many states as a result of the COVID-19 pandemic, each of which may delay our ability to gain possession and stabilize the home. Additionally, state and local landlord-tenant laws may impose legal duties to assist residents in relocating to new housing or restrict the landlord’s ability to recover certain costs or charge residents for damage that residents cause to the landlord’s premises. The Manager will be required to take all appropriate steps to comply with all applicable landlord-tenant laws, and each Offered Series will need to incur supervisory and legal expenses to ensure such compliance. To the extent that a Series does not comply with state or local laws, the Offered Series may be subjected to civil litigation filed by individuals, in class actions or by state or local law enforcement. An Offered Series may be required to pay adversaries’ litigation fees and expenses if a judgment is entered against us in such litigation or if we settle such litigation.

Each Offered Series will face significant competition for tenants, which may hinder the Manager’s ability to find a suitable tenant for an Offered Series’ Property and prevent increases of rental rates for its Property.

There is significant competition in the real estate industry, including numerous real estate investment trusts (“REITs”) with property acquisition objectives similar to the Offered Series. The size and financial wherewithal of our competitors may allow them to offer space at rental rates below current market rates or below the rental rates our Offered Series charge their tenants. As a result, an Offered Series may lose existing tenants or fail to obtain future tenants, and the downward pressure caused by our competitors may cause our Offered Series to reduce their rental rates or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when leases expire. Competition for tenants could adversely impact the net rental income for a given Offered Series.

Compliance with governmental laws, regulations and covenants that are applicable to the residential properties held by the Offered Series may adversely affect the Offered Series’ business and growth strategies.

Residential rental properties are subject to various covenants, local laws, and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions, and restrictive covenants imposed by community developers, may restrict an Offered Series’ use of its Property and may require the Series to obtain approval from local officials or community standards organizations at any time with respect to its Property, including prior to acquiring the Property or when undertaking renovations. Among other things, these restrictions may relate to fire and safety, seismic, asbestos clean-up or hazardous material abatement requirements.

Environmental laws also may impose liens on property or restrictions on the manner in which a Property may be used, and these restrictions may require substantial expenditures or prevent the Manager from operating such Properties. Some of these laws and regulations have been amended so as to require compliance with new or more stringent standards as of future dates. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require us to incur material expenditures. Future laws, ordinances or regulations may impose material environmental liability. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to our investors.

We cannot assure you that existing laws or regulations will not adversely affect an Offered Series or result in additional expenses relating to any future renovations or otherwise, or that additional laws or regulations will not be adopted that would result in additional expenses. An Offered Series’ growth strategies may be materially and adversely affected by its ability to obtain permits, licenses, and zoning approvals. An Offered Series’ failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on its results of operations or financial condition and cause the value of your Shares to decline.

If any Properties contain lead-based paint, we could be exposed to third-party liability or be in violation of environmental laws or regulations, either of which would adversely affect our operating results.

Many of the properties in our target markets were built prior to 1978, and housing built prior to such time may contain lead-based paint. The existence of lead-based paint is especially a concern in residential units and can cause health problems, particularly for children. As a result, Federal, state and local laws and regulations impose certain disclosure requirements and restrict and regulate renovation activities on housing built before 1978. Any violation of these restrictions could result in fines or criminal liability, and we could be subject to liability arising from lawsuits alleging personal injury or related claims. Although we will attempt to comply with all such regulations, we cannot guarantee that we will not incur any material liabilities as a result of the presence of lead-based paint in any Properties that are owned by the Offered Series or that we may acquire in the future.

Uninsured losses relating to real property or expensive premiums for insurance coverage could reduce the Offered Series’ cash flows and the return on your investment.

Each Property is currently insured in an amount it determines to be reasonable. However, we cannot assure you that such insurance will be adequate to cover actual losses or that such insurance will continue to be available at reasonable costs, if at all, which could inhibit an Offered Series’ ability to finance or refinance the underlying Property and result in uninsured losses.  In such instances, an Offered Series may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses.  An Offered Series may not have adequate coverage for such losses.  If a Property incurs a loss that is not fully insured, the value of the Offered Series’ asset will be reduced by any such uninsured loss, which would reduce the value of your investment.

The liquidation value of the Offered Series substantially depends on the value of its underlying Property and the valuation of each Property may change significantly from time to time. If we elect to dispose of an Offered Series’ Property, and the value of such Property has declined, investors may not achieve expected returns from their investment, or may receive less in process than originally invested.

The value of an Offered Series’ underlying Property may significantly change from time to time based on the following factors, among others:

●	adverse changes in national and local economic and real estate conditions, including as a result of the COVID-19 pandemic, general economic conditions and terrorist attacks;

●	an oversupply of (or a reduction in demand for) residential rental properties in the areas where the Property is located and the Property’s ability to attract tenants;

●	changes in the Property’s condition over time; and

●	changes in the appraised value of the Property.

Since each Property represents the primary asset of each Offered Series, if its value declines, the liquidation value of the Offered Series may decline significantly. If we elect to dispose of an Offered Series’ Property, and the value of such Property has declined, investors may not achieve expected returns from their investment, or may receive less in proceeds than originally invested.

An Offered Series cannot guarantee proceeds from the sale of its Property.

The Manager will have the discretion to determine whether to hold or sell a Property of an Offered Series and may elect to hold and operate a Property for an indefinite period of time. While we do not intend to sell any of the Properties in the near term, if the Manager, acting in its sole discretion, elects to sell a Property, the sales price to be realized upon the sale or other disposition of the Property will depend upon many factors, including the availability and pricing of financing for purchasers from time to time, whether the Property has a tenant, the availability and price of comparable properties, and conditions in the real estate market in general. An Offered Series cannot assure you that the price and terms of any such sale or other disposition will be sufficient to pay any return at all, or that there will not be a loss as a result of such transaction.

RISKS RELATED TO THE SHARES

If an Offered Series in which you have invested does not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.

The Operating Agreement for each Offered Series does not require the Manager to pursue a sale of the Property or other liquidity transaction. Investors will be unable to prompt the sale of a Property through a voting process. If the Manager does determine to pursue a liquidity transaction, such as the sale of a Property, the Manager would be under no obligation to conclude the process within a set time or any specific terms. The timing of any sale of the Property will depend on a number of factors, including real estate and financial markets, economic conditions in areas in which such Property is located, and anticipated federal income tax effects on investors that may prevail in the future. If the Property is not sold, and an active market has not developed on the Secondary Trading Platform, your Shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.

You may be unable to resell your Shares at desired times or prices, if at all.

While the initial sales of the Shares are exempt from state securities registration requirements under Regulation A, that exemption does not cover resales of the Shares to other investors by purchasers of the Shares. Each state has its own securities laws, often called “blue sky” laws. These laws limit resales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration; these laws also govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. The fact that the initial offering and sale of Shares qualifies for an exemption is not relevant to determining whether there is an exemption in a given state to allow a holder to resell the Shares to a resident of a given state. There may be significant state blue sky law restrictions on your ability to sell, and on purchasers to buy, your Shares.

Given the limited liquidity for the Shares, investors and potential investors may consider these investments to be less appealing and demand for these investments may decrease, which may adversely affect prices you may obtain on the Secondary Trading Platform or your ability to resell your Shares on the Secondary Trading Platform at all.

You should consider the resale market for our securities to be limited. You may be unable to resell your Shares, or you may be unable to resell them without the significant expense of state registration or qualification.

There is currently no public trading market the Shares.

There is currently no public trading market for any of the Shares, and an active market may not develop or be sustained. If an active public trading market for the Shares does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price, unless the securities are registered in that state or qualify for an exemption from registration. Even if a public market does develop, the market price could decline below the amount you paid for your Shares.

The Shares will not be listed on any securities exchange, will generally not be transferable except, through the Secondary Trading Platform, to the extent such platform is established and maintained. You should be prepared to hold the Shares indefinitely.

The Shares will not be listed on any securities exchange, such as Nasdaq or the New York Stock Exchange. The Shares will generally not be transferable except through the Secondary Trading Platform, to the extent such platform is established and maintained. We expect that after an Offered Series’ Offering has concluded, the Secondary Trading Platform will be a venue available for the resale of such Series’ Shares through the Broker Dealer, as a broker dealer member of the Secondary Trading Platform; provided, however, any such resale of a Series’ Shares will be subject to federal and state securities laws and the restrictions in the Offered Series’ Operating Agreement, and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely. As a result, you may lose some or all of your investment. See “Plan of Distribution- Transferability of the Shares.”

The trading price of Shares that trade on the Secondary Trading Platform may be extremely volatile.

Securities that trade on the Secondary Trading Platform, as with other public markets, likely will experience significant price and volume fluctuations. These fluctuations can be more pronounced for securities that have a small public float, such as the Shares. Share prices could fluctuate widely in price in response to various potential factors, many of which will be beyond our control, including the total number of available buyers or sellers at any point in time, property value, appraisals of the applicable Property, occupancy rates, and economic, market, geopolitical and other external factors. As a result, the market prices of the Shares that are listed may be volatile, and holders of such Shares may experience a decrease in the value of their Shares. No assurance can be given that the market price of the Shares will not fluctuate or decline significantly in the future or that you will be able to sell your Shares when desired on favorable terms or at all.

While we expect the Secondary Trading Platform will be available after the conclusion of an Offered Series’ Offering, such resale of an Offered Series’ Shares will be subject to federal and state securities laws and the restrictions in the Operating Agreement, and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely. See “Plan of Distribution – Transferability of the Shares.”

Because of the illiquid nature of the Offered Series’ Shares, you should purchase the Shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

The Offered Series Offerings will not have a minimum offering amount, which could result in an Offering ending without reaching the Offered Series’ funding target.

Each Offered Series’ Offering will be conducted on a “best efforts” no minimum basis.  We expect that there will be multiple Closings for each Offering and each Closing will occur promptly following the acceptance of a subscription. We expect that each Offered Series’ Offering will remain open for investors until the earliest of (i) the date subscriptions for the Maximum Offering Amount of such Offered Series have been accepted by the Manager or (ii) any earlier date determined by the Manager, based on a number of factors, including the level of current or anticipated interest in an Offered Series.  Therefore, an Offering may end without reaching the Offered Series’ funding target such that the total proceeds amount may not be sufficient to pay down the Offered Series’ Acquisition Note or Refinance Note.  As a result, an Offered Series may have significant debt obligations which could adversely affect the Offered Series’ financial condition, reduce the total distributions to each holder, and/or delay distributions to Offered Series holder.

The purchase price for the Shares of each Offered Series was determined by the Manager and may not necessarily reflect the actual value of the Shares.

The purchase price for the Shares of each Offered Series was determined by the Manager and was calculated by dividing (a) the total amounts outstanding under the Offered Series’ Acquisition Note, less the expected principal amount of the Refinance Note by (b) the total expected Shares to be issued in such Offered Series (10,000). The purchase prices for the Shares may not necessarily accurately reflect the actual value of the Shares. See section entitled “Determination of Purchase Price.”

No party has made an independent review of the Company, the Manager, any Offered Series, Properties or the Shares offered on the Landa Mobile App. Therefore, investors do not have the benefit of an independent due diligence review conducted by an unaffiliated party to form a basis for their investment decision.

No independent party has undertaken any review of us, any Offered Series, Properties or the Shares offered on the Landa Mobile App. Therefore, investors do not have the benefit of an independent due diligence review conducted by an unaffiliated party to form a basis for their investment decision in the Shares of an Offered Series. You should consult your investment, accounting, legal, and tax advisors before investing in any Shares.

RISKS RELATED TO THE COMPANY AND THE MANAGER

Your investment is an investment in the Shares of a specific Offered Series, which will invest only in a single Property, and is not a diversified investment in the Company or the Manager. You will not have any interest in, and your investment in an Offered Series will not be secured by, any assets owned by the Company, the Manager, or any other Series. Any return on your investment will depend solely on the cash flows of, and ultimately on the return on, the Offered Series in which you invest, and underlying Property held by such Offered Series.

Your investment is an investment in the Shares of an Offered Series and not an investment in the Company or the Manager. An investment in an Offered Series is not a diversified investment in the Company, the Manager, any other Series, the Properties underlying the other Series, or the Landa Mobile App. You will not have any interest in, and your investment will not be secured by, assets owned by the Company or the Manager. If the Property does not operate profitably, you may not receive any distributions or may lose your entire investment without recourse to the Company’s or the Manager’s assets. For example, a Series with a vacant Property may not be able to make a distribution until such Series enters into a lease agreement. Your return, if any, will depend upon income derived from the Offered Series in which you invest, and the underlying Property and the costs associated with it. You will not share in any increase in the value of the Manager.

You will not have control over the Offered Series in which you invest.

Each Operating Agreement provides that the assets, affairs, and business of the applicable Offered Series will be managed by the Manager. You will not elect or vote on the Manager, and, unlike the holders of common shares of a corporation, you will have no voting rights on matters affecting the business of an Offered Series, including whether to dissolve and liquidate an Offered Series, and therefore you will have no ability to influence decisions regarding the business of an Offered Series. As a result, you will depend on the Manager’s skill and judgment for a return.

We have only recently commenced operations and our future performance is not assured and is difficult to evaluate.

The Manager has a limited history of operations with this business model. We therefore should be considered a development stage company. Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of our business plans. Further, we have limited operating history upon which to evaluate the Manager’s ability to manage our operations and achieve our goals or our likely performance. No assurances can be given that we can operate profitably or raise sufficient capital to continue our operations. If we are unable to continue to operate, the Landa Mobile App could cease operations, in which case your ability to continue to receive rents from the Property or to otherwise realize the value of your investment could cease.

An Offered Series may require additional capital and may be unable to obtain such capital on favorable terms or at all.

If funds generated from investors for an Offered Series through the Landa Mobile App are insufficient, we may seek additional capital in the form of debt financing from other financing sources. Additional debt financing may not be available on reasonable terms, on a timely basis or at all, and if available, would result in additional payment obligations and may involve agreements that include restrictive covenants that limit an Offered Series’ ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens or making distributions on Shares, which could adversely impact the Offered Series’ ability to conduct its business or provide distributions on your Shares.

The Manager depends on key personnel to manage the Offered Series, and if the Manager is unable to retain, attract and integrate qualified personnel, the Offered Series’ ability to develop and successfully grow their businesses could be harmed.

We believe our success will depend on the efforts and talents of the executives and employees of our Manager and its affiliates. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees, including employees with sufficient experience in the real estate industry. Qualified individuals, including individuals with sufficient experience in the real estate industry, are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of the key employees or senior management of the Manager could have a material adverse effect on our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our Manager’s executive officers and other employees are at-will employees, which means they may terminate their employment relationship with the Manager at any time, and their knowledge of our business and industry would be extremely difficult to replace. The Manager may not be able to retain the services of any members of its senior management or other key employees. If the Manager fails to attract well-qualified employees or retaining and motivating existing employees, it could have a material adverse effect on our business, financial condition and results of operations.

Adverse results from litigation or governmental investigations can impact our business practices and operating results.

From time to time, we may be party to litigation, regulatory and other proceedings with governmental authorities and administrative agencies. Adverse outcomes in lawsuits or investigations could result in significant monetary damages or injunctive relief that could adversely affect our business model, results of operations and financial condition.

The SEC has a broad range of civil sanctions under federal securities law, which it may seek against corporations and individuals, including injunctive relief, monetary penalties and compliance programs.  These matters require the involvement of senior management of the Manager that could impinge on the time senior management has available to devote to other matters relating to the Offered Series.

The Manager has limited experience and track record in real estate operations.

The results of operations of each Offered Series will depend on the Manager’s ability to operate, lease and maintain such properties profitably. The Manager has limited experience in real estate operations. If the Manager manages the Property or an Offered Series ineffectively, the ability of such Offered Series to generate revenue and its results of operations may be adversely affected.

The Manager’s liability is limited under each Offered Series’ Operating Agreement, and each Offered Series has agreed to indemnify the Manager against certain liabilities.  As a result, an Offered Series may experience poor performance or losses of which the Manager would not be liable.

Pursuant to each Offered Series’ Operating Agreement, the Manager will not assume any responsibility other than to render the services called for thereunder. The Manager maintains a contractual, as opposed to a fiduciary, relationship with the members in each Offered Series.  Under the terms of each Offered Series’ Operating Agreement, neither the Manager nor any director, officer, or employee of the Manager will be liable to the Offered Series or any of its members for acts or omissions performed in accordance with and pursuant to the Offered Series’ Operating Agreement, except by reason of acts or omissions constituting gross negligence, willful misconduct, fraud, material misrepresentation or material violation, as determined by final adjudication. Accordingly, each Offered Series and its members will only have recourse and be able to seek remedies against the Manager, or any director, officer, or employee of the Manager, to the extent it breaches its obligations pursuant to the applicable Offered Series’ Operating Agreement. Furthermore, each Offered Series has agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.  In addition, we or an Offered Series may choose not to enforce, or to enforce less vigorously, our or its rights under the Offered Series’ Operating Agreement in order to maintain our or its ongoing relationship with the Manager.

Any adverse changes in the Manager’s financial health or our relationship with the Manager or its affiliates could hinder our operating performance and the return on your investment.

The Manager will utilize its personnel and resource to perform services on its behalf for us and for each Offered Series. Each Offered Series’ ability to achieve its investment objectives and to pay distributions to its investors is dependent upon the performance of the Manager and its affiliates, as well as the Manager’s real estate professionals in the management of the Offered Series’ Property and operation of day-to-day activities of the Company and such Offered Series. Any adverse changes in the Manager’s financial condition or our or an Offered Series’ relationship with the Manager could hinder the Manager’s ability to successfully manage the Offered Series’ operations and the Properties.

The Manager may fail to successfully operate the Properties, which could adversely affect the applicable Offered Series and impede their growth.

The Manager’s ability to successfully develop, redevelop and/or operate the Properties may be exposed to significant risks. Offered Series may be required to spend more than their budgeted amounts to make necessary improvements or renovations to Properties and may not be able to obtain or maintain adequate insurance coverage for Properties.  Any failure to operate acquired properties to meet our financial expectations could impede the growth or an Offered Series and have an adverse effect on such Offered Series, including its financial condition, results of operations, cash flow, and the market value of its interests.

The reports of our independent registered public accounting firm contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern, which could prevent us from obtaining new financing on reasonable terms or at all.

The reports of our independent registered public accounting firm on our audited financial statements for the periods ended December 31, 2019 and December 31, 2020, contain an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Further reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. We will incur significant additional expenses in the conduct of our business and until we can generate significant recurring revenues, we expect to satisfy our future cash needs through debt or equity financing. We cannot be certain that additional funding will be available to us on acceptable terms, if at all, and these going concern opinions could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. If funds are not available, we may be required to delay, reduce the scope of, or eliminate future business plans. This may raise substantial doubts about our ability to continue as a going concern.

The Manager may have a conflict of interest as it manages multiple Series, the Company, and Landa App 2 and has a financial interest in certain agreements of the Series, any of which could result in the Manager not acting in the best interest of a particular Offered Series.

Since the Manager receives compensation from each Series, and is a creditor to each Series, there are potential conflicts of interest that may affect the decision-making of the Manager as it manages each Series and the Company. For example, it may be in the best interest of the Manager for its personnel to focus more time rendering services to certain Series as opposed to others. In addition, the Manager manages Landa App 2, which leases residential properties in the United States, including in the State of Georgia, and offers membership interests in series that hold title to these residential rental properties though the Landa Mobile App. The Manager may also manage other affiliate companies in the future. Any of these conflicts of interest could result in less net rental income or a decline in the Property value of the Offered Series in which you invest. In addition, each Offered Series expects to enter into similar agreements, none of which are expected to be negotiated at arm’s length, and accordingly, such terms may be less favorable than if the Offered Series received a loan or management services from a non-affiliate.

In addition, since many of the properties owned or to be owned by the Series are located in nearby neighborhoods, if the Manager receives an interested tenant or purchaser of a property in a given neighborhood, the Manager may direct the interested individual to a property owned by a Series that is not the Offered Series in which you invested in.

One or more Offered Series may have conflicts of interest with the Manager and other affiliates, which could result in investment decisions that are not in your best interests.

There are numerous potential conflicts of interest between the interests of the Offered Series and the interests of the Manager and its other affiliates, including conflicts arising out of the allocation of personnel, capital and time to devote to the activities of a specific Series.

Examples of these potential conflicts of interest include:

●	Competition for the time and services of Manager personnel that work for one or more Series;

●	The Manager has considerable discretion with respect to the terms and timing of maintenance, leasing and liquidity transactions;

●	The possibility that the competing demands for the time of the Manager, its affiliates and our officers may result in them spending insufficient time on the Property, which may result in the Property missing rental opportunities or maintenance requirements, which could reduce the profitability of the Property and the value of your investment; and

●	The Manager and/or its affiliates may lend money to the Company or any Series to cover Operating Expenses (as defined below) and any shortfalls in the event we do not raise enough money.

Any of these and other conflicts of interest between the Series and the Manager could have a material adverse effect on the returns on your investments.

RISKS RELATED TO COMPLIANCE AND REGULATION

We may be subject to claims for rescission or damages in connection with certain sales of Series membership interests that were made in reliance on the exemption from registration provided under Regulation A.

We are conducting, and will continue to conduct, offerings of Series membership interests on a continuous basis under Rule 251(d)(3)(i)(F) of Regulation A. In order for an offering to qualify as continuous under Rule 251(d)(3)(i)(F) of Regulation A, such offering is required to commence within two (2) calendar days after the qualification date of the applicable offering statement. Based upon our view that the offerings by the Original Series (as defined below) constituted a single continuous offering under Rule 251(d)(3)(i)(F) of Regulation A, the Company commenced the offering of membership interests in one Original Series – Landa 1394 Oakview Circle – within two calendar days of the June 29, 2021 qualification date and commenced the offering of membership interests of Landa Series 1701 Summerwoods Lane and Landa Series 1741 Park Lane more than two calendar days following the qualification date and sold membership interests as part of these offerings. Landa Series 1701 Summerwoods Lane and Landa Series 1741 Park Lane sold $35,364.29 and $12,690.49 worth of membership interests, respectively. Following the commencement of these offerings, the Company was advised of the view of the staff of the SEC that, in order to comply with Rule 251(d)(3)(i)(F), it must commence the offering of each qualified Series within two calendar days of qualification. As a result, the offer and sale of certain membership interests made pursuant to the Offering Statement may not have been made in compliance with Section 5 of the Securities Act. Therefore, we may be subject to claims for rescission or damages by holders of our Original Series, which could require that we refund the purchase price they paid for those membership interests. This would have an adverse effect on the financial condition of any affected Series and could result in such Series having insufficient funds to maintain their properties or being forced to seek additional equity or debt financing, which may not be available on attractive terms or at all, and which could result in dilution to existing investors or additional operating expense and risk of default, including foreclosure on the affected property.

New and existing regulations could harm our business.

We are subject to the same laws as other companies conducting business on and off the Internet. Today, there are still relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, many laws relating to the Internet are being debated at all levels of government. In addition, it is not clear how existing laws apply to online businesses, and regulatory agencies or courts may claim or hold that we or the users of the Landa Mobile App are subject to licensure or that we are prohibited from conducting our business.

Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws or regulations applicable to our business. The cost to comply with such laws or regulations could be significant and would increase the Offered Series’ Operating Expenses (as defined below), which could negatively impact the amount distributable to you. Regulatory and licensure claims could result in costly litigation or could require us to change the way we do business in ways that increase costs and reduce revenues. We could also be subject to fines or other penalties, and any of these outcomes could harm our business. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the Landa Mobile App.

In addition, because the Landa Mobile App is viewable worldwide, although use of the Landa Mobile App by anyone outside of the United States is prohibited by our terms of use, foreign jurisdictions may claim that we are required to comply with their laws. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the United States. In addition, we may be subject to overlapping legal or regulatory regimes that impose conflicting requirements on us. Our failure to comply with foreign laws could subject us to penalties ranging from criminal prosecution to bans on our services.

We are offering the Shares pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make the Shares less attractive to investors as compared to a registered offering.

As a Tier 2 issuer, are subject to scaled disclosure and reporting requirements which may make an investment in the Shares less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regard to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that the Offered Series may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduce the attractiveness of the Shares, we may be unable to raise the funds necessary for one or more of the Offered Series to commence operations, or to acquire and manage one or more of the Properties.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we do not need to provide a report on the effectiveness of our internal control over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we do not have a board of directors, nor are we required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to holders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

If our series limited liability company structure is not respected, then investors may have to share any liabilities of our Company with all investors and not just those who hold the same Series as them.

Our Company is structured as a Delaware series limited liability company that issues membership interests in a separate Series.  Each Series will merely be a separate series and not a separate legal entity.  Under Section 18-218 of the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions are met, the liability of investors holding interests in one Series is segregated from the liability of investors holding interests in another Series and the assets of one Series are not available to satisfy the liabilities of other series.  Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. state or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware law, and in the past certain jurisdictions have not honored such interpretation.  If our series limited liability company structure is not respected, then investors in a Series may have to share any liabilities of our Company with all investors and not just those who hold the same Shares of such Series as them.  Furthermore, while we intend to maintain separate and distinct records for each Series and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-218 of the LLC Act and thus potentially expose the assets of a Series to the liabilities of another Series.  The consequence of this is that the Series may have to bear higher than anticipated expenses which would adversely affect the value of the Shares or the likelihood of any distributions being made by a particular Offered Series to its investors.  In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-218 in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series should be applied to meet the liabilities of the other Series or the liabilities of our company generally where the assets of such other Series or of the Company generally are insufficient to meet our liability.

Costs associated with complying with the Americans with Disabilities Act and similar laws may require us to make unanticipated capital expenditures that may decrease cash available for distributions to our investors.

The Properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. If one or more of the Properties are not in compliance with such laws, then we could be required to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount of the cost of compliance with such laws. Noncompliance with these laws could also result in the imposition of fines or an award of damages to private litigants and could require an Offered Series to make significant unanticipated capital expenditures. Substantial costs incurred to comply with such laws, as well as fines or damages resulting from actual or alleged noncompliance with such laws, could adversely affect us, including our future results of operations and cash flows and an Offered Series’ ability to pay any monthly distributions on its Shares.

RISKS RELATED TO THE LANDA MOBILE APP

Our ability to implement our investment strategy depends, in part, upon our ability to successfully conduct Offerings through the Landa Mobile App, which makes an investment in an Offered Series more speculative.

We will conduct Offerings solely through the Landa Mobile App. The success of each Offering, and our ability to implement our business strategy, depends upon our ability to sell Shares to investors through the Landa Mobile App. If we are not successful in selling Shares through the Landa Mobile App, the ability of an Offered Series to raise proceeds through an Offering will be limited and it may not have adequate capital to implement its investment strategy.

Our business and the business of each Offered Series could be harmed if we are unable to maintain and grow the Landa Mobile App.

Our success and the success of each Offered Series depends on our investors’ confidence in our ability to provide reliable, secure, real-time access to the Landa Mobile App. If the functionality of the Landa Mobile App is not reliable, or otherwise fails to perform, we could experience disruptions in service, slow delivery times, and insufficient capacity. These consequences could result in our investors deciding to stop using or to reduce their use of the Landa Mobile App, either of which would have a material adverse effect on our business, financial condition, and results of operations.

We rely on the Manager’s ability to continually improve and upgrade the Landa Mobile App to accommodate increases in investment volumes, irregular or heavy use of the Landa Mobile App, especially during peak times, regulatory changes, and the development of new and enhanced features to the Landa Mobile App, functionalities and ancillary solutions. The maintenance and expansion of the Landa Mobile App requires, and will continue to require, substantial financial, operational, and technical resources. As our operations grow in both size and scope, these resources will typically need to be committed well in advance of any potential increase in our revenues. We cannot assure you that we will always be able to maintain the Landa Mobile App without failure or degradation of performance, especially during periods of abnormally high volumes. If the Manager does not successfully adapt our existing Platform to the requirements of our investors or to emerging industry standards, our business, financial condition, and results of operations could be materially adversely affected.

The occurrence of a cyber incident, or a deficiency in our cyber security, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, or damage to our business relationships, all of which could negatively impact our financial results.

The Landa Mobile App processes certain confidential information provided by our investors and tenants in the Properties underlying each Offered Series. While we intend to take commercially reasonable measures to protect our investors’ confidential information and maintain appropriate cybersecurity, the security measures of the Landa Mobile App, our company’s information technology systems or those of the Manager or our service providers (including the Broker Dealer, the Custodian and North Capital) could be breached. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. Any accidental or willful breach or other unauthorized access could cause such information to be stolen and used for criminal purposes, in which case our investors and/or tenants would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data.  These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors to lose confidence in the effectiveness of our data security measures. As our reliance on technology has increased, so have the risks that could directly result from the occurrence of a cyber incident, including operational interruption, damage to our relationship with our tenants, and private data exposure, any of which could negatively impact our reputation and financial results.

Any significant disruption in service on the Landa Mobile App or in its computer systems could reduce the attractiveness of the Landa Mobile App and result in a loss of users.

If a catastrophic event resulted in a platform outage and physical data loss, the Landa Mobile App’s ability to perform its functions would be adversely affected. Landa Mobile App’s hosting services infrastructure is provided by a third-party hosting provider (the “Hosting Provider”). We also maintain a backup system at a separate location that is owned and operated by a third party. Our operations depend on the Hosting Provider’s ability to protect its and our affiliate’s systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. Any interruptions or delays in our service through the Landa Mobile App could materially affect our ability to perform any services for corresponding real estate investments or maintain accurate accounts, our relationships with users of the Landa Mobile App and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. We currently do not have a disaster recovery plan in place. Further, the Landa Mobile App has not been tested under actual disaster conditions, and we may not be able to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent us from processing or posting payments on the corresponding investments, damage our brand and reputation, divert our Manager’s attention and cause users to abandon the Landa Mobile App.

We rely on third-party banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the corresponding equity investments may be adversely affected.

We and the Landa Mobile App rely on third-party and FDIC-insured depository institutions to process our transactions, including payments of corresponding equity investments, processing of subscriptions under each offering and distributions to our investors. Under the Automated Clearing House (ACH) rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. The Landa Mobile App also relies on computer hardware purchased and software licensed from third parties. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the Manager cannot continue to obtain such services for the Landa Mobile App elsewhere, or if it cannot transition to another processor quickly, our ability to process payments will be materially affected and your ability to receive distributions will be delayed or impaired.

If there are design defects, errors, failures or delays in the Landa Mobile App, our business could suffer serious harm.

Despite testing, the Landa Mobile App may contain design defects and errors when first introduced or when major new updates or enhancements are released. Such errors or defects may cause the Landa Mobile App to operate incorrectly or less effectively. When problems occur, it might be difficult to identify the source of the problem. In addition, we could experience delays while developing and introducing new or enhanced features to the Landa Mobile App, primarily due to difficulties in technology development, obtaining any applicable regulatory approval, licensing data inputs, or adapting to new operating environments.

If design defects, errors or failures are discovered in the Landa Mobile App, we may not be able to correct or work around them in a cost-effective or timely manner or at all. The existence of design defects, errors, failures or delays that are significant, or are perceived to be significant, could also result in rejection or delay in market acceptance of the Landa Mobile App, damage to our reputation, loss of investors and related revenues, diversion of resources, product liability claims, regulatory actions or increases in costs, any of which could materially adversely affect our business, financial condition or results of operations.

USE OF PROCEEDS

The tables included below set forth each Offered Series’ estimated use of proceeds for its respective Offering, assuming the Offered Series raises the Maximum Offering Amount for that Offering.

Initially, each Offered Series financed 100% of the costs associated with the acquisition of its Property, including Acquisition Fees, Property Diligence Expenses, and Reserves, with a promissory note issued by such Offered Series to the Manager (each an “Acquisition Note” and collectively the “Acquisition Notes”). Each Acquisition Note represents a related-party loan between each respective Offered Series and the Manager. The Acquisition Notes issued by each Offered Series bears an interest rate of up to 4.5% per annum, provided, however, that interest will not accrue on the Acquisition Notes issued by such Offered Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Offered Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Offered Series to make any payment thereunder.

We expect each Offered Series will pay down, or otherwise discharge, the outstanding balance of its Acquisition Note with the proceeds received in exchange for a commercial promissory note bearing interest at an expected rate of 4.8% per annum to be issued to LendingOne, LLC (“LendingOne”) after the qualification date of the offering statement of which this Offering Circular forms a part (each a “Refinance Note” and collectively the “Refinance Notes”), and substantially all of the net proceeds from the Offered Series’ Offering.  We expect that each Refinance Note, if issued, will be secured by the Property underlying the respective Offered Series.

While we expect each Refinance Note issued by an Offered Series to be issued for the principal amount and on the terms disclosed in this Offering Circular, the Refinance Notes are subject to further negotiation with LendingOne.

We expect that each Refinance Note will require payments of interest only for the term of such note, with the principal balance due upon maturity. For more information on the principal amounts and terms of each Acquisition Note and the expected principal amounts and terms of each Refinance Note, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Loans.”

The Offerings are being conducted on a “best efforts” basis with no minimum offering amount, and neither the Manager nor any other party has a firm commitment or obligation to purchase any of the Offered Series’ Shares. The amount disclosed in each of the tables below are the Maximum Offering Amounts for the applicable Offered Series. The actual proceeds raised in the respective Offerings may be lower, in which case the proceeds available to pay down the applicable Acquisition Note would also be lower and may result in lower distributions paid to holders.

Landa Series 1703 Summerwoods Lane

The total cost to acquire the Property located at 1703 Summerwoods Lane, Griffin, GA, 30224, including applicable fees, expenses and reserves is expected to be $113,697.

This Offered Series issued an Acquisition Note in principal amount of $113,697 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $35,772, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$104,640
Acquisition Fee (2)	$6,279
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,093
Total Amount of Acquisition Note	$113,697
Less:
Expected Refinance Note (5)	$77,925
Expected Payments on Acquisition Note from Offering Proceeds:	$35,772

(1)

This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 1712 Summerwoods Lane

The total cost to acquire the Property located at 1712 Summerwoods Lane, Griffin, GA, 30224, including applicable fees, expenses and reserves is expected to be $113,697.

This Offered Series issued an Acquisition Note in principal amount of $113,697 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $35,772, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$104,640
Acquisition Fee (2)	$6,279
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,093
Total Amount of Acquisition Note	$113,697
Less:
Expected Refinance Note (5)	$67,535
Expected Payments on Acquisition Note from Offering Proceeds:	$46,162

(1)

This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 64.54% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 1743 Summerwoods Lane

The total cost to acquire the Property located at 1743 Summerwoods Lane, Griffin, GA, 30224, including applicable fees, expenses and reserves is expected to be $113,697.

This Offered Series issued an Acquisition Note in principal amount of $113,697 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $35,772, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$104,640
Acquisition Fee (2)	$6,279
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,093
Total Amount of Acquisition Note	$113,697
Less:
Expected Refinance Note (5)	$77,925
Expected Payments on Acquisition Note from Offering Proceeds:	$35,772

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 1750 Summerwoods Lane

The total cost to acquire the Property located at 1750 Summerwoods Lane, Griffin, GA, 30224, including applicable fees, expenses and reserves is expected to be $113,697.

This Offered Series issued an Acquisition Note in principal amount of $113,697 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $35,772, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$104,640
Acquisition Fee (2)	$6,279
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,093
Total Amount of Acquisition Note	$113,697
Less:
Expected Refinance Note (5)	$77,925
Expected Payments on Acquisition Note from Offering Proceeds:	$35,772

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 4267 High Park Lane

The total cost to acquire the Property located at 4267 High Park Lane, East Point, GA, 30344, including applicable fees, expenses and reserves is expected to be $151,875.

This Offered Series issued an Acquisition Note in principal amount of $151,875 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $47,625, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$139,990
Acquisition Fee (2)	$8,400
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,800
Total Amount of Acquisition Note	$151,875
Less:
Expected Refinance Note (5)	$104,250
Expected Payments on Acquisition Note from Offering Proceeds:	$47,625

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 4474 Highwood Park Drive

The total cost to acquire the Property located at 4474 Highwood Park Drive, East Point, GA, 30344, including applicable fees, expenses and reserves is expected to be $136,648.

This Offered Series issued an Acquisition Note in principal amount of $136,648 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $42,898, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$125,891
Acquisition Fee (2)	$7,554
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,518
Total Amount of Acquisition Note	$136,648
Less:
Expected Refinance Note (5)	$93,750
Expected Payments on Acquisition Note from Offering Proceeds:	$42,898

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –Loans.”

Landa Series 8569 Creekwood Way

The total cost to acquire the Property located at 8569 Creekwood Way, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $83,351.

This Offered Series issued an Acquisition Note in principal amount of $83,351 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $26,351, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$76,542
Acquisition Fee (2)	$4,593
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,531
Total Amount of Acquisition Note	$83,351
Less:
Expected Refinance Note (5)	$49,400
Expected Payments on Acquisition Note from Offering Proceeds:	$33,951

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 64.54% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 9439 Lakeview Road

The total cost to acquire the Property located at 9439 Lakeview Road, Union City, GA, 30291, including applicable fees, expenses and reserves is expected to be $181,134.

This Offered Series issued an Acquisition Note in principal amount of $181,134 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $56,709, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$167,082
Acquisition Fee (2)	$10,025
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$3,342
Total Amount of Acquisition Note	$181,134
Less:
Expected Refinance Note (5)	$124,425
Expected Payments on Acquisition Note from Offering Proceeds:	$56,709

(1)	This purchase price reflects the appraisal value of this Property as of February 10, 2021, plus other transaction costs incurred by Landa Properties in connection with its refinancing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 74.47% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 10167 Port Royal Court

The total cost to acquire the Property located at 10167 Port Royal Court, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $110,600.

This Offered Series issued an Acquisition Note in principal amount of $110,600 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $28,100, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$101,772
Acquisition Fee (2)	$6,107
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,036
Total Amount of Acquisition Note	$110,600
Less:
Expected Refinance Note (5)	$82,500
Expected Payments on Acquisition Note from Offering Proceeds:	$28,100

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 81.06% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 1246 Elgin Way

The total cost to acquire the Property located at 1246 Elgin Way, Riverdale, GA, 30296, including applicable fees, expenses and reserves is expected to be $133,535.

This Offered Series issued an Acquisition Note in principal amount of $133,535 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $38,285, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$123,008
Acquisition Fee (2)	$7,381
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,461
Total Amount of Acquisition Note	$133,535
Less:
Expected Refinance Note (5)	$95,250
Expected Payments on Acquisition Note from Offering Proceeds:	$38,285

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 77.43% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 1910 Grove Way

The total cost to acquire the Property located at 1910 Grove Way, Hampton, GA, 30228, including applicable fees, expenses and reserves is expected to be $104,562.

This Offered Series issued an Acquisition Note in principal amount of $104,562 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $22,062, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$96,182
Acquisition Fee (2)	$5,771
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,924
Total Amount of Acquisition Note	$104,562
Less:
Expected Refinance Note (5)	$82,500
Expected Payments on Acquisition Note from Offering Proceeds:	$22,062

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 85.77% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 593 Country Lane

The total cost to acquire the Property located at 593 Country Lane, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $95,842.

This Offered Series issued an Acquisition Note in principal amount of $95,842 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $24,592, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$88,107
Acquisition Fee (2)	$5,287
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,763
Total Amount of Acquisition Note	$95,842
Less:
Expected Refinance Note (5)	$71,250
Expected Payments on Acquisition Note from Offering Proceeds:	$24,592

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Series.

(5)

This Offered Series intends to refinance approximately 80.87% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 6436 Stone Terrace

The total cost to acquire the Property located at 6436 Stone Terrace, Morrow, GA, 30260, including applicable fees, expenses and reserves is expected to be $60,479.

This Offered Series issued an Acquisition Note in principal amount of $60,479 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $15,479, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$55,364
Acquisition Fee (2)	$3,322
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,108
Total Amount of Acquisition Note	$60,479
Less:
Expected Refinance Note (5)	$45,000
Expected Payments on Acquisition Note from Offering Proceeds:	$15,479

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 81.28% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 6440 Woodstone Terrace

The total cost to acquire the Property located at 6440 Woodstone Terrace, Morrow, GA, 30260, including applicable fees, expenses and reserves is expected to be $64,744.

This Offered Series issued an Acquisition Note in principal amount of $64,744 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $18,244, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	59,313
Acquisition Fee (2)	$3,559
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,187
Total Amount of Acquisition Note	$64,744
Less:
Expected Refinance Note (5)	$46,500
Expected Payments on Acquisition Note from Offering Proceeds:	$18,244

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 78.40% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 6848 Sandy Creek Drive

The total cost to acquire the Property located at 6848 Sandy Creek Drive, Riverdale, GA, 30274, including applicable fees, expenses and reserves is expected to be $86,367.

This Offered Series issued an Acquisition Note in principal amount of $86,367 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $21,867, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$79,334
Acquisition Fee (2)	$4,761
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$1,587
Total Amount of Acquisition Note	$86,367
Less:
Expected Refinance Note (5)	$64,500
Expected Payments on Acquisition Note from Offering Proceeds:	$21,867

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Series intends to refinance approximately 81.30% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 687 Utoy Court

The total cost to acquire the Property located at 687 Utoy Court, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $115,422.

This Offered Series issued an Acquisition Note in principal amount of $115,422 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $32,922, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$106,237
Acquisition Fee (2)	$6,375
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,125
Total Amount of Acquisition Note	$115,422
Less:
Expected Refinance Note (5)	$82,500
Expected Payments on Acquisition Note from Offering Proceeds:	$32,922

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 77.66% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 729 Winter Lane

The total cost to acquire the Property located at 729 Winter Lane, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $113,721.

This Offered Series issued an Acquisition Note in principal amount of $113,721 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $31,221, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$104,662
Acquisition Fee (2)	$6,280
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,094
Total Amount of Acquisition Note	$113,721
Less:
Expected Refinance Note (5)	$82,500
Expected Payments on Acquisition Note from Offering Proceeds:	$31,221

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 78.83% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 7349 Exeter Court

The total cost to acquire the Property located at 7349 Exeter Court, Riverdale, GA, 30296, including applicable fees, expenses and reserves is expected to be $110,638.

This Offered Series issued an Acquisition Note in principal amount of $110,638 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $28,138, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$101,807
Acquisition Fee (2)	$6,109
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,037
Total Amount of Acquisition Note	$110,638
Less:
Expected Refinance Note (5)	$71,500
Expected Payments on Acquisition Note from Offering Proceeds:	$39,138

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 70.23% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8645 Embrey Drive

The total cost to acquire the Property located at 8645 Embrey Drive, Jonesboro, GA, 30236, including applicable fees, expenses and reserves is expected to be $118,895.

This Offered Series issued an Acquisition Note in principal amount of $118,895 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $34,145, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$109,452
Acquisition Fee (2)	$6,568
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,190
Total Amount of Acquisition Note	$118,895
Less:
Expected Refinance Note (5)	$84,750
Expected Payments on Acquisition Note from Offering Proceeds:	$34,145

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 77.43% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8780 Churchill Place

The total cost to acquire the Property located at 8780 Churchill Place, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $132,557.

This Offered Series issued an Acquisition Note in principal amount of $132,557 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $38,057, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$122,102
Acquisition Fee (2)	$7,327
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,443
Total Amount of Acquisition Note	$132,557
Less:
Expected Refinance Note (5)	$94,500
Expected Payments on Acquisition Note from Offering Proceeds:	$38,057

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 77.39% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8796 Parliament Place

The total cost to acquire the Property located at 8796 Parliament Place, Jonesboro, GA, 30238, including applicable fees, expenses and reserves is expected to be $109,839.

This Offered Series issued an Acquisition Note in principal amount of $109,839 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $31,089, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$101,067
Acquisition Fee (2)	$6,065
Property Diligence Expenses (3)	$685
Cash Reserve (4)	$2,022
Total Amount of Acquisition Note	$109,839
Less:
Expected Refinance Note (5)	$78,750
Expected Payments on Acquisition Note from Offering Proceeds:	$31,089

(1)	This purchase price is the same price that Landa Properties acquired the property for in March 2021.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 2% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 77.92% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8641 Ashley Way

The total cost to acquire the Property located at 8641 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $146,307.

This Offered Series issued an Acquisition Note in principal amount of $146,307 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $49,950, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$130,664
Acquisition Fee (2)	$7,840
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,533
Total Amount of Acquisition Note	$146,307
Less:
Expected Refinance Note (5)	$96,357
Expected Payments on Acquisition Note from Offering Proceeds:	$49,950

(1)	This purchase price reflects the appraisal value of this Property as of July 7, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8651 Ashley Way

The total cost to acquire the Property located at 8651 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $122,325.

This Offered Series issued an Acquisition Note in principal amount of $122,325 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $41,901, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$109,058
Acquisition Fee (2)	$6,544
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$5,453
Total Amount of Acquisition Note	$122,325
Less:
Expected Refinance Note (5)	$80,424
Expected Payments on Acquisition Note from Offering Proceeds:	$41,901

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 8652 Ashley Way

The total cost to acquire the Property located at 8652 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $136,029.

This Offered Series issued an Acquisition Note in principal amount of $136,029 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $46,500, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$121,405
Acquisition Fee (2)	$7,284
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,070
Total Amount of Acquisition Note	$136,029
Less:
Expected Refinance Note (5)	$76,700
Expected Payments on Acquisition Note from Offering Proceeds:	$59,329

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 63.18% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 8653 Ashley Way

The total cost to acquire the Property located at 8653 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $121,183.

This Offered Series issued an Acquisition Note in principal amount of $121,183 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $41,518, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$108,030
Acquisition Fee (2)	$6,482
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$5,401
Total Amount of Acquisition Note	$121,183
Less:
Expected Refinance Note (5)	$68,250
Expected Payments on Acquisition Note from Offering Proceeds:	$52,933

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 63.18% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 8654 Ashley Way

The total cost to acquire the Property located at 8654 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $136,029.

This Offered Series issued an Acquisition Note in principal amount of $136,029 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $46,500, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$121,405
Acquisition Fee (2)	$7,284
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,070
Total Amount of Acquisition Note	$136,029
Less:
Expected Refinance Note (5)	$89,529
Expected Payments on Acquisition Note from Offering Proceeds:	$46,500

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 8655 Ashley Way

The total cost to acquire the Property located at 8655 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $132,552.

This Offered Series issued an Acquisition Note in principal amount of $132,552 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $49,093, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$113,174
Acquisition Fee (2)	$6,790
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$11,317
Total Amount of Acquisition Note	$132,552
Less:
Expected Refinance Note (5)	$71,500
Expected Payments on Acquisition Note from Offering Proceeds:	$61,052

(1)	This purchase price reflects the appraisal value of this Property as of June 25, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 10.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 63.18% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation –  Loans.”

Landa Series 8659 Ashley Way

The total cost to acquire the Property located at 8659 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $145,165.

This Offered Series issued an Acquisition Note in principal amount of $145,165 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $49,566, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$129,635
Acquisition Fee (2)	$7,778
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,482
Total Amount of Acquisition Note	$145,165
Less:
Expected Refinance Note (5)	$81,900
Expected Payments on Acquisition Note from Offering Proceeds:	$63,265

(1)	This purchase price reflects the appraisal value of this Property as of July 7, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 63.18% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8662 Ashley Way

The total cost to acquire the Property located at 8662 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $140,597.

This Offered Series issued an Acquisition Note in principal amount of $140,597 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $48,033, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$125,520
Acquisition Fee (2)	$7,531
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,276
Total Amount of Acquisition Note	$140,597
Less:
Expected Refinance Note (5)	$84,500
Expected Payments on Acquisition Note from Offering Proceeds:	$56,097

(1)	This purchase price reflects the appraisal value of this Property as of July 7, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 67.32% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8668 Ashley Way

The total cost to acquire the Property located at 8668 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $157,614.

This Offered Series issued an Acquisition Note in principal amount of $157,614 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $58,222, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$134,780
Acquisition Fee (2)	$8,087
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$13,478
Total Amount of Acquisition Note	$157,614
Less:
Expected Refinance Note (5)	$99,392
Expected Payments on Acquisition Note from Offering Proceeds:	$58,222

(1)	This purchase price reflects the appraisal value of this Property as of June 28, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 10.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8670 Ashley Way

The total cost to acquire the Property located at 8670 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $158,870.

This Offered Series issued an Acquisition Note in principal amount of $158,870 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $54,167, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$141,982
Acquisition Fee (2)	$8,519
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$7,099
Total Amount of Acquisition Note	$158,870
Less:
Expected Refinance Note (5)	$94,250
Expected Payments on Acquisition Note from Offering Proceeds:	$64,620

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 66.38% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8674 Ashley Way

The total cost to acquire the Property located at 8674 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $134,887.

This Offered Series issued an Acquisition Note in principal amount of $134,887 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $46,117, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$120,376
Acquisition Fee (2)	$7,223
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,019
Total Amount of Acquisition Note	$134,887
Less:
Expected Refinance Note (5)	$87,750
Expected Payments on Acquisition Note from Offering Proceeds:	$47,137

(1)	This purchase price reflects the appraisal value of this Property as of June 28, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 72.90% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8675 Ashley Way

The total cost to acquire the Property located at 8675 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $132,603.

This Offered Series issued an Acquisition Note in principal amount of $132,603 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $45,350, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$118,318
Acquisition Fee (2)	$7,099
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$5,916
Total Amount of Acquisition Note	$132,603
Less:
Expected Refinance Note (5)	$87,253
Expected Payments on Acquisition Note from Offering Proceeds:	$45,350

(1)	This purchase price reflects the appraisal value of this Property as of June 28, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8677 Ashley Way

The total cost to acquire the Property located at 8677 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $124,609.

This Offered Series issued an Acquisition Note in principal amount of $124,609 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $42,667, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$111,116
Acquisition Fee (2)	$6,667
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$5,556
Total Amount of Acquisition Note	$124,609
Less:
Expected Refinance Note (5)	$81,942
Expected Payments on Acquisition Note from Offering Proceeds:	$42,667

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8678 Ashley Way

The total cost to acquire the Property located at 8678 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $168,006.

This Series issued an Acquisition Note in principal amount of $168,006 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $57,233, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$150,213
Acquisition Fee (2)	$9,013
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$7,511
Total Amount of Acquisition Note	$168,006
Less:
Expected Refinance Note (5)	$104,000
Expected Payments on Acquisition Note from Offering Proceeds:	$64,006

(1)	This purchase price reflects the appraisal value of this Property as of June 24, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)	This Offered Series intends to refinance approximately 69.24% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne. For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8679 Ashley Way

The total cost to acquire the Property located at 8679 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $134,887.

This Offered Series issued an Acquisition Note in principal amount of $134,887 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $46,117, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$120,376
Acquisition Fee (2)	$7,223
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$6,019
Total Amount of Acquisition Note	$134,887
Less:
Expected Refinance Note (5)	$88,770
Expected Payments on Acquisition Note from Offering Proceeds:	$46,117

(1)	This purchase price reflects the appraisal value of this Property as of June 28, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 5.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

Landa Series 8683 Ashley Way

The total cost to acquire the Property located at 8683 Ashley Way, Douglasville, GA,30134, including applicable fees, expenses and reserves is expected to be $128,971.

This Offered Series issued an Acquisition Note in principal amount of $128,971 to the Manager to acquire this Property and expects to refinance a portion of the Acquisition Note with a Refinance Note.

We estimate that the net proceeds from the Offering of this Offered Series will be $47,788, assuming we raise the Maximum Offering Amount. Substantially all of such proceeds will be used to repay a portion of the outstanding balance under the Acquisition Note.

The Manager will be responsible for paying the Broker Fee to the Broker Dealer for this Offering.

Components of Indebtedness under Acquisition Note	Amount
Purchase Price of the Property (1)	$110,087
Acquisition Fee (2)	$6,605
Property Diligence Expenses (3)	$1,270
Cash Reserve (4)	$11,009
Total Amount of Acquisition Note	$128,971
Less:
Expected Refinance Note (5)	$81,183
Expected Payments on Acquisition Note from Offering Proceeds:	$47,788

(1)	This purchase price reflects the appraisal value of this Property as of June 28, 2021, plus costs incurred by Landa Properties in connection with the closing of this Property.

(2)	Acquisition Fee equal to 6% of the purchase price of the Property (rounded to the nearest dollar).

(3)	Amount for Property Diligence Expense. See “Plan of Distribution – Fees and Expenses – Property Diligence Expenses.”

(4)	Approximately 10.00% of the purchase price of the Property allocated for Reserves. See “Plan of Distribution – Fees and Expenses – Reserves.” As of the date of this Offering Circular, this reserve amount has yet to be transferred from the Manager to the Offered Series, but such transfer will occur before the Closing of the initial Offering for this Offered Series.

(5)

This Offered Series intends to refinance approximately 73.74% of the purchase price of the Property pursuant to a Refinance Note; however, the amount and terms of the Refinance Note are subject to further negotiation with LendingOne.   For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Loans.”

DESCRIPTION OF OUR BUSINESS

Company Overview

Landa App LLC was formed in 2019 as a Delaware limited liability company to offer a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed rental real estate properties. From time to time, the Company will form separate series of membership interests (each a “Series,” and the “Series”). Each Series will be treated as a corporation for U.S. federal income tax purposes.

The Company is offering 10,000 membership interests (each a “Share” and collectively, the “Shares”) in each of the 37 registered series of the Company set forth in the table on the cover page (each an “Offered Series,” and collectively, the “Offered Series”), for an aggregate total of 370,000 Shares. Each Offered Series will hold a residential or commercial rental property (each a “Property” and collectively, the “Properties) as its primary asset. The Company was originally organized as Landa Properties A LLC and was subsequently renamed Landa App LLC.

We expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Offered Series’ initial Closing. Landa Properties previously acquired the Properties from third-party sellers. See “Description of the Properties” in this Offering Circular.

Initially, each Offered Series financed, 100% of the costs associated with the acquisition of its Property, including Acquisition Fees, Property Diligence Expenses, and Reserves, with a promissory note issued by such Offered Series to the Manager (each an “Acquisition Note” and collectively the “Acquisition Notes”). Each Acquisition Note represents a related-party loan between each respective Offered Series and the Manager. The Acquisition Notes issued by the Offered Series bear an interest rate of up to 4.5% per annum, provided that interest will not accrue on the Acquisition Notes issued by the Offered Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Offered Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Offered Series to make any payment thereunder.

We expect each Offered Series will pay down, or otherwise discharge, the outstanding balance of its Acquisition Note with the proceeds received in exchange for a commercial promissory note bearing interest at an expected rate of 4.8% per annum to be issued to LendingOne, LLC (“LendingOne”) after the qualification date of the offering statement of which this Offering Circular forms a part (each a “Refinance Note” and collectively the “Refinance Notes”), and substantially all of the net proceeds from the Offered Series’ Offering.  We expect that each Refinance Note, if issued, will be secured by the Property underlying the respective Offered Series.

While we expect each Refinance Note issued by an Offered Series to be issued for the principal amount and on the terms disclosed in this Offering Circular, the Refinance Notes are subject to further negotiation with LendingOne.

We expect that each Refinance Note will require payments of interest only for the term of such note, with the principal balance due upon maturity. For more information on the principal amounts and terms of each Acquisition Note and the expected principal amounts and terms of each Refinance Note, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Loans.”

Since each Series is separately registered in Delaware, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, under Delaware law.  We intend to treat each Series as a separate entity for U.S. federal income tax purposes. In addition, we intend that each Series will elect to be treated as a corporation for U.S. federal income tax purposes.

All Shares will initially be offered through the Landa Mobile App.

Investment Objectives

Our primary investment objectives are to:

●	realize growth in the value of our Property investments;

●	maximize net rental income; and

●	preserve, protect and return your capital contribution.

We cannot assure you that we will attain these objectives or that the value of our assets will not decrease.

Investment Strategy

Our investment strategy is to acquire, invest in, manage, operate properties on an opportunistic basis, which may consist of a wide variety of both residential and commercial rental properties, including single family, multi-family, office, industrial, retail, hospitality, recreation and leisure, and other real properties. We intend to leverage our industry expertise, as well as our proprietary technology, to help streamline our property acquisition process.

We will focus on acquiring market ready properties, which may include existing income-producing properties or newly constructed properties, in neighborhoods with growing rental demand, strong rental history and in geographic regions which provides steady real estate asset growth. Our acquisition strategy does not include major rehabilitation or repurposing of existing structures, or new ground-up development. Our target markets are neighborhoods surrounding metropolitan statistical areas of at least one million residents, which we estimate having historical capitalization rates ranging from approximately five percent (5%) to ten percent (10%) for single family homes, six percent (6%) to seven percent (7%) for multi-family homes and six and a half percent (6.5%) to eight percent (8%) for commercial properties. In addition, we expect to target cities with growing populations or cities that have evidenced strong rental demand.

Governmental Regulation

Each Offered Series’ respective business practices and Properties are subject to regulation by numerous federal, state and local authorities. See “Regulations” for a discussion of applicable governmental regulations.

Industry

Residential Housing

Residential housing is the largest real estate asset class in the United States, with approximately 140 million total housing units and a total value of more than $36.2 trillion according to Zillow.com. The single-family rental market has grown in recent years as the homeownership rate has declined following the global financial crisis. This decline in homeownership is due to a number of factors. First, mortgage financing for the consumer is now harder to obtain due to conservative mortgage underwriting standards which arose after the global financial crisis. Many Americans have limited credit and do not have the liquidity required to put a down payment on a home. Second, the U.S. is undergoing a demographic shift away from the desire to own a home. Americans are looking for more flexibility and mobility in their housing. Finally, over the recent years, home prices have increased faster than wage growth which has created an affordability problem for potential homeowners. These factors have shifted the landscape in the U.S. housing market over the recent years and have contributed to the rise in the demand for rental housing.

We believe that the increased demand for rental housing has created the institutionalization of single-family investment ownership. Prior to 2012, the single-family rental sector primarily consisted of smaller, non-institutional owners and managers, however, larger institutional investors have emerged in recent years. Despite this growth, it is estimated that institutional owners only represent approximately 375,000 units or 2% of all single-family rental units in the United States. The expansion of institutional owners into this asset class has led to management efficiency and technology development in the industry which has improved the cost to manage a rental home. Operating metrics for institutionally managed single-family rentals are now comparable to traditional multi-family properties as single-family rental properties exhibit similar occupancy levels to multi-family properties with lower turnover rates. In addition, the single-family housing market is the most liquid real estate asset class in the United States, with an average of 5.2 million sales of existing homes per year from 2005 to 2020.

Supply: Historically Low and Favorable Conditions Are Expected to Continue

The housing market in the United States has not kept pace with population growth and household formation resulting in a shortage in supply. One indicator of the future housing supply is typically measured by new housing permits. New housing permits have trended between 1.08% to 1.3% of existing units over the past 40 years, but the growth in the population has outpaced the new supply. In other words, new housing has remained fairly consistent since 1995 but the population is 20% more today than it was then. We believe that this supply imbalance has led to higher demand for housing across the country which ultimately affects housing prices. Due to this shortage of housing, the median home prices have increased much faster than what the consumer can afford creating an affordability problem for many Americans, exemplified in the home price to income ratio. In 1995, the home price to income ratio was 4.24, meaning the median cost of a single-family home in the U.S. was 4.24x the average median income. As of December 31, 2020, the home price to income ratio was 6.25. The “American Dream” of owning is starting to fade from the psychology of the U.S. consumer due to the hurdles associated with purchasing a home and the limited affordable supply available. This is exemplified by changes in the homeownership over the past 15 years where the homeownership rate across the country decreased in 90% of U.S. metropolitan areas. As of 2020, the homeownership rate was 65% compared to 69% at its all-time high in 2004.

We believe that the single-family rental industry is well positioned to provide Americans, who prefer the lifestyle associated with being in a single-family home, an affordable housing solution.

Demand: Demographic Shifts and Professionally Managed Services

As the hurdles of homeownership continue to grow for the average American, we believe that the demand for rental housing has increased. This shift in demand for rental housing is one of the financial components driven by affordability, however there is also a demographic shift in the perspective of housing. Delayed household formation, desired mobility and the illiquidity associated with owning a home are large contributors to the increasing demand for rental housing in the U.S., specifically in the “millennial” population. Millennials, while potentially experiencing higher wage growth compared to previous generations, are also plagued with student debt. According to the Department of Education, borrowers between ages 24-35 have an average outstanding loan balance of $34,000. This amounts to roughly 15% of the $226,800 median home price in the U.S. Said differently, many millennials have outstanding debt instead of liquidity that could be utilized for a down payment of a home. Millennials are also forming households much later than previous generations, meaning marriage and children are coming later in life. Typically, as these life events happen, the demand for more square footage and transition from apartment living to a single-family household occurs. We believe that the combination of student debt and the delay in household formation amongst the millennial population have contributed to the demand for single family rental housing.

In addition to these structural hurdles that millennials face with respect to homeownership, we believe that there are psychological and geographic factors that play a part in the demand for rental housing. Psychologically, many millennials do not place as high of a value on home ownership as compared to previous generations. The purchase of a house is typically the largest investment that occurs in an individual’s lifetime and millennials are the generation that witnessed this class of investment depreciate during the financial recession. In addition, many millennials have more mobility due to remote working and improved technology. As commerce, industry and technology improve, fewer Americans will be required to be in an office which may lead to an increase in moving– especially in light of the recent move by many businesses to institute “work from home” policies as a result of the outbreak of COVID-19. The flexibility of being on an annual lease compared to owning a home allows for this optionality and thus, aids to drive demand for single family rentals.

Lastly, we believe demand for single family rentals will increase as the sophistication of the companies offering housing solutions improves. Single family rental homes are not uncommon as there are roughly 17.5 million single family rental homes across the U.S. and the industry has rapidly evolved since the 2008 recession. Since the recession, there has been an influx of institutional capital into the single-family rental space which has changed the general landscape of rental housing. While these institutions only account for less than 3% of the single-family rental industry, we believe they have played a significant role in changing the product. Institutional ownership of single-family rental homes has provided services, technology and convenience to those looking to rent a single-family home and these institutions have been well positioned to experience the demographic shift away from homeownership. We believe that the institutionalization of the single-family rental industry provides professional management services that make the renting process even easier for many Americans.

We believe that these drivers have impacted the single-family rental industry positively already. Single-family rental demand has increased by 31% in the past 10 years according to the Census American Community Survey, compared to 14% for multifamily properties. Additionally, single family properties have outperformed multifamily properties with respect to rent growth, vacancies and rent payment delinquencies. As consumer preferences related to housing evolve, we expect that the demand for single family rental housing will increase and outpace other housing sectors.

Our Manager

Services Provided

Each Offered Series intends to enter into a Management Agreement with Landa Holdings prior to such Offered Series’ initial Closing. Pursuant to the Management Agreement, the Manager will, among other things, provide certain property management, consulting, Landa Mobile App hosting and support and legal and accounting services to each Offered Series, as well as provide each Offered Series with a management team and the appropriate support personnel to meet our operational needs. Under the Management Agreement, the Manager’s services include, but are not limited to, identifying properties for potential acquisition, conducting any required due diligence with respect to each property, obtaining property appraisals, coordinating inspections and financing (if needed), negotiating the purchase of the properties, arranging for rental of any properties, undertaking, and providing customized advisory services. In addition, under the terms of the Landa App License Agreement, Landa Holdings will grant each Offered Series a license to use the Landa Mobile App.

While we expect each Offered Series to hold its Property indefinitely, our Manager may also coordinate the disposition of a Property, pursuant to the applicable Offered Series’ Operating Agreement.

Manager Compensation

The Manager will receive fees and expense reimbursements pursuant to the Management Agreement for certain services to the Offered Series and the Properties underlying each Offered Series, as set forth in the table below. Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the Shares.

Form of Compensation and Recipient	Determination of Amount

Acquisition Stage

Acquisition Fee—Manager	Each Offered Series issued an Acquisition Note to the Manager, which included payment to the Manager of an acquisition fee ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property. Please see the applicable Series Materials for additional information.

Reimbursement of Property Diligence —Manager	Each Offered Series issued an Acquisition Note to the Manager, which included reimbursement to the Manager of actual expenses incurred in connection with the evaluation, discovery, and investigation of the Property.

Operational Stage

Monthly Management Fee—Manager	Each Offered Series will pay the Manager a monthly management fee ranging from five percent (5%) to ten percent (10%) of Gross Monthly Rent for each Property. Please see the section entitled “Description of the Properties” in this Offering Circular and the applicable Management Agreement, for additional information.

Special Servicing of Non-Performing Properties & Liquidation—Manager	Each Offered Series will reimburse the Manager for any out-of-pocket expenses in connection with the special servicing of non-performing Properties and the liquidation of Properties.

Related Party Loans for Operations—Manager or its Affiliates	The Manager or its affiliates may provide loans to the Offered Series following its offering, which will be used, among other things, to refinance any borrowings relating to its Property or, in the event an Offered Series incurs a significant unforeseeable expense or vacancy, to be used by such Offered Series to cover its debt obligations or other liabilities. In the case that the Manager provides a loan to an Offered Series, the Offered Series will be obligated to pay interest no greater than 7% on that loan at a rate to be determined solely by the Manager.

Investment Decisions and Asset Management

Within our investment policies and objectives, the Manager will have discretion with respect to the selection of specific investments and the purchase and sale of the Properties. We believe that successful real estate investment requires the implementation of strategies that permit favorable purchases, effective property management and timely disposition of such Properties. As such, the Manager will employ a disciplined investment approach that utilizes its experience with a structure that emphasizes thorough market research, stringent underwriting standards and an extensive down-side analysis of the risks of each investment. The approach also includes active management of each Property acquired.

To execute our disciplined investment approach, the Manager will take responsibility for the business plan of each investment. The following practices summarize our investment approach:

●	Local Market Research – The Manager will extensively research the acquisition and underwriting of each transaction, utilizing both real time market data and the transactional knowledge and experience of our network of professionals and in market relationships.

●	Underwriting Discipline – The Manager will follow a tightly controlled and managed process to examine all elements of a potential investment, including its location, income-producing capacity, prospects for long-range appreciation, tax considerations and liquidity.

●	Risk Management – Risk management will be a fundamental principle in the management of each of the Properties. Operating or performance risks arise at the investment level and often require real estate operating experience to cure. The Manager will review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.

●	Property Management – Prior to the purchase of a Property, the Manager will develop an asset business strategy which will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. The Manager will review asset business strategies regularly to anticipate changes or opportunities in the market during a given phase of a real estate cycle.

Investments in Property

Our investment in real estate generally will take the form of holding fee title or a long-term leasehold estate.

Our obligation to purchase any Property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;

●	evidence of marketable title subject to such liens and encumbrances as are acceptable to the Manager;

●	auditable financial statements covering recent operations of Properties having operating histories;

●	title and liability insurance policies; and

●	any other documents or materials required in order to evaluate an investment in a property.

In purchasing, leasing and developing Properties, we will be subject to risks generally incident to the ownership of real estate.

Investment Process

The Manager has the authority to make all the decisions regarding the Offered Series’ investments consistent with the investment objectives and leverage policies approved by the Manager and subject to the limitations in each Offered Series’ Operating Agreement.

The Manager will focus on the sourcing, acquisition and management of residential and commercial properties. The Manager will source investments from former and current financing and investment partners, third-party intermediaries, competitors looking to share risk and investment, and securitization or lending departments of major financial institutions.

In selecting investments, the Manager will utilize its investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. The criteria that the Manager will consider when evaluating prospective opportunities include:

●	macroeconomic conditions that may influence operating performance;

●	real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;

●	fundamental analysis of the real estate, including tenant rosters, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

●	real estate and leasing market conditions affecting the Properties;

●	the cash flow in place and projected to be in place over the expected holding period of the Properties;

●	the appropriateness of estimated costs and timing associated with capital improvements of the Properties;

●	a valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the Properties;

●	review of third-party reports, including appraisals, engineering and environmental reports;

●	physical inspections of the real estate and analysis of markets; and

●	the overall structure of the investment and rights in the transaction documentation.

The Manager will analyze each potential investment’s risk-return profile and review financing sources, if applicable, to ensure that the investment fits within the parameters of financing facilities and to ensure performance of the real estate asset.

Disposition Policies

We intend to hold and manage the Properties we acquire for an indefinite period of time.  If the Manager, acting in its sole discretion, decides to sell a particular property, it will seek to achieve a selling price that maximizes the distributions to investors based on then-current market conditions. We cannot assure you that this objective will be realized.

Following the sale of a Property, the Manager will distribute the proceeds of such sale pro-rata to the holders of the Shares of given Offered Series (after payment of any accrued liabilities or debt on the Property or of the Offered Series at that time).

Operating Expenses

Each Offered Series will be responsible for certain expenses related to such Offered Series or the Property held by such Offered Series (hereinafter “Operating Expenses”), including, but not limited to:

●	interest expense under the applicable Acquisition Note and Refinance Note;

●	any and all fees, costs and expenses incurred in connection with the management of a Property, including Monthly Management Fees, Home Ownership Association fees, income taxes, marketing fees, security and maintenance fees;

●	any and all insurance premiums or expenses, including property insurance in connection with the Offered Series’ Property;

●	any withholding or transfer taxes imposed on the Company or an Offered Series as a result of its or their earnings, investments or withdrawals in connection with the Property;

●	any governmental fees imposed on the capital of the Company or an Offered Series or incurred in connection with compliance with applicable regulatory requirements in connection with the Property;

●	any legal fees and costs (including settlement costs) arising in connection with any disputes with tenants, litigation or regulatory investigation instituted against the Offered Series or a Manager in connection with the affairs of the Offered Series;

●	any fees, costs and expenses of engaging a third-party registrar and transfer agent appointed by the Manager in connection with an Offered Series;

●	any indemnification payments to be made pursuant to the obligations of the Offered Series’ Operating Agreement;

●	the fees and expenses of the Company’s or an Offered Series’ counsel in connection with advice directly relating to the Offered Series’ legal affairs;

●	the costs of any other outside appraisers, inspectors, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Offered Series; and

●	any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager will bear its own expenses of an ordinary nature, including, all administrative, operating and personnel costs and expenses, taxes, remuneration and expenses paid to employees and utilities expenditures.

If the Operating Expenses exceed the amount of revenues generated from an Offered Series and cannot be covered by any Reserves of such Offered Series’ Property, the Manager may (a) pay such Operating Expenses and seek reimbursement and/or (b) loan the amount of the Operating Expenses to the applicable Offered Series, and be entitled to reimbursement of such amount from future revenues generated by such Offered Series. In the case that the Manager provides a loan to an Offered Series, the Offered Series will be obligated to pay interest no greater than 7% on that loan at a rate to be determined solely by the Manager. See “Description of Our Business—Our Manager -- Manager Compensation.”

The Landa Mobile App

The Manager owns and operates a mobile app-based investment platform, which we call the “Landa Mobile App.” Through the Landa Mobile App, investors can:

●	Browse Offered Series’ Offerings and obtain information about an Offered Series and/or Property, including location, property type and projected rental income;

●	Analyze Properties by reviewing neighborhood statistics and comparable properties in the relevant market;

●	Connect a bank account to the Landa Mobile App, transfer funds to their Landa Account and monitor their Landa Account balance;

●	Review the Series Materials for the applicable Offered Series;

●	Transact entirely online, including executing digital legal documentation, funds transfer and ownership recordation; and

●	Manage and track investments through an online portfolio; and receive distributions and regular financial and tax reports.

The Landa Mobile App is available for download in application stores on iOS and Android devices.

We intend to distribute the Shares in these Offerings and in our other future Series’ offerings through the Landa Mobile App.

Competition

There is significant competition in the real estate industry, including numerous REITs with property acquisition objectives similar to the Offered Series. In addition, we face competition primarily from other real estate investment platform companies such as Roofstock, Inc., Fundrise LLC, Arrived Homes, LLC and Compound Projects, LLC, as well as a range of emerging new entrants. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Employees

We do not have any employees and are externally managed by Landa Holdings. Landa Holdings currently employs twenty-one (21) full-time employees. Currently, no Offered Series has employees and we do not expect that any Offered Series will have any employees. Employees of Landa Holdings will provide all operational, administrative, and managerial services to the Company and each Offered Series.

Legal Proceedings

There are no legal proceedings material to our business or financial condition pending and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.

DESCRIPTION OF THE PROPERTIES

The following is a description of the Properties underlying each Offered Series. Each of the Properties will be managed by Landa Holdings, as Manager, pursuant to a Management Agreement.

The Properties were initially acquired by Landa Properties. In connection with the acquisition of the Properties by Landa Properties, it entered into new lease agreements, or assumed existing lease agreements, with tenants of the Properties.

The Offered Series do not yet hold title to their Properties and such title is currently held by Landa Properties. We expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Offered Series’ initial Closing. Upon transfer of title, Landa Properties will assign the lease agreements for the Properties underlying each Offered Series to the applicable Offered Series.

The information regarding the lease terms (including the information regarding the lease expiration and monthly rent) set forth below are derived from the lease agreements related to the applicable Property, each of which are attached as exhibits in Part III of the offering statement of which this Offering Circular forms a part. There can be no assurance that the Offered Series will receive a rental payment in any given month from its tenant in such amount on a timely basis or at all. For discussion of factors that may result in the Offered Series not receiving payments of monthly rental income, please see “Risk Factors—Risks Related to the Properties and the Offered Series—Each Offered Series will depend on tenants for its revenue, and lease defaults or terminations could reduce its net income and limit its ability to make distributions to investors.”

City Overview

The following is a brief description of the cities where the Properties are located.

Atlanta, GA

Atlanta is the capital of Georgia, and is considered a cultural and economic hub that’s home to more than 6 million residents. The city is deeply diverse, with Black residents making up 47% of the population. Atlanta is a cultural hub, known as an epicenter for music and arts. In addition to the arts, the city supports an array of industries including aerospace, medicine, transportation, film productions and information technology. Its bustle is anchored by a landscape of calm, rolling hills that feed into the Appalachian Mountains nearby, and many neighborhoods in the metro area are serene and residential.

As of the date of this Offering Circular, Atlanta has a population of approximately 506,811 and the median household income is approximately $59,948.

Douglasville, GA

The historic City of Douglasville, registered in the National Register of Historic Places its turn-of-the-century southern railroad, is just 20 miles west of Atlanta. Douglasville has a number of restaurants, hotels and shopping, and is accessible through Exits 34, 36 and 37 off I-20.

As of the date of this Offering Circular, Douglasville has a population of approximately 33,992 and the median household income is approximately $57,490.

East Point, GA

The City of East Point is a suburban city located Fulton County, GA. The city is conveniently located in close proximity to Hartsfield Jackson Atlanta International Airport, the Camp Creek Marketplace, and Downtown Atlanta.

As of the date of this Offering Circular, East Point has a population of approximately 35,477 and the median household income is approximately $43,453.

Forest Park, GA

Forest Park is located in Clayton County, GA, and lies just nine miles south of Atlanta. The city is home to Clayton State University and the State Farmers Market, a distribution hub for the Southeastern and Eastern Seaboard.

As of the date of this Offering Circular, Forest Park has a population of approximately 19,483 and the median household income is approximately $34,839.

Griffin, GA

Griffin is a city located Spalding County, GA and is home to over 65 existing, the University of Georgia, and a number of other institutions including Southern Crescent Technical College. The city draws in tourists through hosting numerous summer events, including the annual Doc Holliday Festival, and offers tours of the many films and tv shows it plays the backdrop of.

As of the date of this Offering Circular, Griffin has a population of approximately 22,725 and the median household income is approximately $31,552.

Hampton, GA

Hampton is located in southwestern Henry County, GA. The city is home to the Atlanta Air Route Traffic Control Center and is approximately 3 miles from the Atlanta Motor Speedway and the Atlanta Speedway Airport.

As of the date of this Offering Circular, Hampton has a population of approximately 8,073 and the median household income is approximately $64,308.

Jonesboro, GA

Jonesboro is located in Clayton County, GA, which alongside Atlanta, played host to the beach volleyball events of the 1996 Summer Olympics at an artificial beach created for the Clayton County International Park. Clayton County International Park remains a popular tourist attraction.

As of the date of this Offering Circular, Jonesboro has a population of approximately 4,962 and the median household income is approximately $36,740.

Morrow, GA

Morrow is a bustling city that is the home of Clayton State University, which has over 7,000 students in attendance. The diversity in this area is ever growing, and commuting is made easy with access to I-75 and being only 13 miles from Atlanta. The Southlake Mall makes shopping convenient for its residents and nearby towns. Art, music and recreation are paramount in this city, making it a beautiful place to live and a tough place to leave.

As of the date of this Offering Circular, Morrow has a population of approximately 7,192 and the median household income is approximately $55,905.

Riverdale, GA

City of Riverdale is located in the “Southern Crescent” of Clayton County, GA, and is located approximately 10 miles south of Atlanta. Riverdale is only 5 miles south of Atlanta’s Hartsfield-Jackson International Airport, one the nation’s busiest airports.

As of the date of this Offering Circular, Riverdale has a population of approximately 15,594 and the median household income is approximately $53,528.

Union City, GA

Union City is located southwest of Atlanta and provides easy access to the Atlanta metro area. Union City is home to a number of major companies such as Newell Rubbermaid, General Electric, Costco, Caterpillar, Dendreon, and Kraft Foods.

As of the date of this Offering Circular, Union City has a population of approximately 20,793 and the median household income is approximately $45,324.

Landa Series 1703 Summerwoods Lane

Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC (also referred to herein as “Landa Series 1703 Summerwoods Lane”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1703 Summerwoods Lane, Griffin, GA 30224

Property Type:	Single Family Home

Year Built:	2004

Bedrooms:	2

Baths:	2

Square Footage:	1,209 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property.

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Loans.” for information regarding the expected Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 1712 Summerwoods Lane

Landa App LLC – 1712 Summerwoods Lane Griffin GA LLC (also referred to herein as “Landa Series 1712 Summerwoods Lane”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1712 Summerwoods Lane, Griffin, GA 30224

Property Type:	Single Family Home

Year Built:	2008

Bedrooms:	3

Baths:	1

Square Footage:	1,209 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 1743 Summerwoods Lane

Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC (also referred to herein as “Landa Series 1743 Summerwoods Lane”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1743 Summerwoods Lane, Griffin, GA 30224

Property Type:	Single Family Home

Year Built:	2004

Bedrooms:	3

Baths:	1

Square Footage:	1,845 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 1750 Summerwoods Lane

Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC (also referred to herein as “Landa Series 1750 Summerwoods Lane”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1750 Summerwoods Lane, Griffin, GA 30224

Property Type:	Single Family Home

Year Built:	2004

Bedrooms:	2

Baths:	2

Square Footage:	1,209 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 4267 High Park Lane

Landa App LLC - 4267 High Park Lane East Point GA LLC (also referred to herein as “Landa Series 4267 High Park Lane”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	4267 High Park Lane, East Point, GA 30344

Property Type:	Single Family Home

Year Built:	2005

Bedrooms:	3

Baths:	1

Square Footage:	1,146 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 4474 Highwood Park Drive

Landa App LLC - 4474 Highwood Park Drive East Point GA LLC (also referred to herein as “Landa Series 4474 Highwood Park Drive”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	4474 Highwood Park Drive, East Point, GA 30344

Property Type:	Single Family Home

Year Built:	2005

Bedrooms:	3

Baths:	2

Square Footage:	1,485 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8569 Creekwood Way

Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC (also referred to herein as “Landa Series 8569 Creekwood Way”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8569 Creekwood Way, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1974

Bedrooms:	3

Baths:	2

Square Footage:	1,491 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 9439 Lakeview Road

Landa App LLC - 9439 Lakeview Road Union City GA LLC (also referred to herein as “Landa Series 9439 Lakeview Road”), which was registered in Delaware in May 2020, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	9439 Lakeview Road, Union City, GA 30291

Property Type:	Single Family Home

Year Built:	2006

Bedrooms:	2

Baths:	2

Square Footage:	1,209 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 10167 Port Royal Court

Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC (also referred to herein as “Landa Series 10167 Port Royal Court”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	10167 Port Royal Court, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1973

Bedrooms:	3

Baths:	2

Square Footage:	1,444 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 1246 Elgin Way

Landa App LLC - 1246 Elgin Way Riverdale GA LLC (also referred to herein as “Landa Series 1246 Elgin Way”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1246 Elgin Way, Riverdale, GA 30296

Property Type:	Single Family Home

Year Built:	1973

Bedrooms:	3

Baths:	2.5

Square Footage:	1,535 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 1910 Grove Way

Landa App LLC - 1910 Grove Way Hampton GA LLC (also referred to herein as “Landa Series 1910 Grove Way”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	1910 Grove Way, Hampton, GA 30228

Property Type:	Single Family Home

Year Built:	2006

Bedrooms:	3

Baths:	2.5

Square Footage:	1,592 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 593 Country Lane

Landa App LLC - 593 Country Lane Jonesboro GA LLC (also referred to herein as “Landa Series 593 Country Lane”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	593 Country Lane, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1975

Bedrooms:	4

Baths:	2

Square Footage:	1,594 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

 The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 6436 Stone Terrace

Landa App LLC - 6436 Stone Terrace Morrow GA LLC (also referred to herein as “Landa Series 6436 Stone Terrace”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	6436 Stone Terrace, Morrow, GA 30260

Property Type:	Single Family Home

Year Built:	1972

Bedrooms:	3

Baths:	1.5

Square Footage:	1,260 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 6440 Woodstone Terrace

Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC (also referred to herein as “Landa Series 6440 Woodstone Terrace”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	6440 Woodstone Terrace, Morrow, GA 30260

Property Type:	Single Family Home

Year Built:	1972

Bedrooms:	2

Baths:	2

Square Footage:	1,224 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 6848 Sandy Creek Drive

Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC (also referred to herein as “Landa Series 6848 Sandy Creek Drive”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	6848 Sandy Creek Drive, Riverdale, GA 30274

Property Type:	Single Family Home

Year Built:	1963

Bedrooms:	2

Baths:	1.5

Square Footage:	1,100 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 687 Utoy Court

Landa App LLC - 687 Utoy Court Jonesboro GA LLC (also referred to herein as “Landa Series 687 Utoy Court”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	687 Utoy Court, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1966

Bedrooms:	3

Baths:	1

Square Footage:	975 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 729 Winter Lane

Landa App LLC - 729 Winter Lane Jonesboro GA LLC (also referred to herein as “Landa Series 729 Winter Ln”) was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	729 Winter Lane, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1971

Bedrooms:	3

Baths:	1.5

Square Footage:	1,324 sq. ft.

Anticipated Material Renovations to the Property (5):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 7349 Exeter Court

Landa App LLC - 7349 Exeter Court Riverdale GA LLC (also referred to herein as “Landa Series 7349 Exeter Court”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	7349 Exeter Court, Riverdale, GA 30296

Property Type:	Single Family Home

Year Built:	1983

Bedrooms:	3

Baths:	2

Square Footage:	1,160 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8645 Embrey Drive

Landa App LLC – 8645 Embrey Drive Jonesboro GA LLC (also referred to herein as “Landa Series 8645 Embrey Drive”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8645 Embrey Drive, Jonesboro, GA 30236

Property Type:	Single Family Home

Year Built:	1979

Bedrooms:	3

Baths:	1.5

Square Footage:	1,056 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8780 Churchill Place

Landa App LLC - 8780 Churchill Place Jonesboro GA LLC (also referred to herein as “Landa Series 8780 Churchill Place”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8780 Churchill Place, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1979

Bedrooms:	3

Baths:	2

Square Footage:	1,717 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8796 Parliament Place

Landa App LLC - 8796 Parliament Place Jonesboro GA LLC (also referred to herein as “Landa Series 8796 Parliament Place”), which was registered in Delaware in July 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8796 Parliament Place, Jonesboro, GA 30238

Property Type:	Single Family Home

Year Built:	1978

Bedrooms:	3

Baths:	2

Square Footage:	1,301 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8641 Ashley Way

Landa App LLC - 8641 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8641 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8641 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	2

Square Footage:	1,296 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8651 Ashley Way

Landa App LLC - 8651 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8651 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8651 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	828 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8652 Ashley Way

Landa App LLC - 8652 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8652 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8652 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	942 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8653 Ashley Way

Landa App LLC - 8653 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8653 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8653 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	822 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8654 Ashley Way

Landa App LLC - 8654 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8654 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8654 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	942 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8655 Ashley Way

Landa App LLC - 8655 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8655 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8655 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	874 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8659 Ashley Way

Landa App LLC - 8659 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8659 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8659 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	870 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8662 Ashley Way

Landa App LLC - 8662 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8662 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8662 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	942 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8668 Ashley Way

Landa App LLC - 8668 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8668 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8668 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	3

Square Footage:	1,376 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8670 Ashley Way

Landa App LLC - 8670 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8670 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8670 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	2

Square Footage:	1,112 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8674 Ashley Way

Landa App LLC - 8674 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8674 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8674 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	2

Square Footage:	996 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8675 Ashley Way

Landa App LLC - 8675 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8675 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8675 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	786 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8677 Ashley Way

Landa App LLC - 8677 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8677 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8677 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	717 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8678 Ashley Way

Landa App LLC - 8678 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8678 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8678 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	3

Square Footage:	1,373 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8679 Ashley Way

Landa App LLC - 8679 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8679 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8679 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	3

Square Footage:	1,172 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

Landa Series 8683 Ashley Way

Landa App LLC - 8683 Ashley Way Douglasville GA LLC (also referred to herein as “Landa Series 8683 Ashley Way”), which was registered in Delaware in September 2021, pursuant to a Certificate of Registered Series of a Limited Liability Company.

Address:	8683 Ashley Way, Douglasville, Georgia 30134

Property Type:	Single Family Home

Year Built:	1982

Bedrooms:	2

Baths:	1

Square Footage:	870 sq. ft.

Anticipated Material Renovations, Repairs or Maintenance to the Property (1):	No

Appraisal Value:	Please see the Master Series Table.

(1)	The Manager does not currently anticipate any material renovations, repairs or maintenance costs with respect to this Property; however, there may be material renovations, repairs or maintenance costs in the future. Any future material renovations, repairs or maintenance costs to the Property will be paid for using funds from the Offered Series’ Reserves. In the event that there are not enough funds in the Reserves to cover such renovations, repairs or maintenance, the Offered Series may seek further debt financing from a related-party loan from the Manager. For discussion of factors that may result in increased costs to the Offered Series, please see “Risk Factors—Risks Related to the Properties and the Offered Series—An Offered Series may not be able to control its operating costs or its expenses may remain constant or increase, even if its revenues do not increase, causing its results of operations to be adversely affected.”

Lease Expiration, Monthly Rent

Please see the Master Series Table for information regarding the lease expiration and monthly rent for this Property.

Taxes and Insurance

Please see the Master Series Table for information regarding taxes and insurance for this Property

Refinance Note

Please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Loans.” for information regarding the Refinance Note for this Offered Series.

Monthly Management Fee

The Monthly Management Fee payable by this Offered Series is 8% of the Gross Monthly Rent. The Monthly Management Fee may be change at any time, in the sole discretion of the Manager, but at no time, will it exceed 10% of the Gross Monthly Rent.

Allocation to Reserve

We expect this Offered Series will contribute monthly to its Reserve by allocating up to 15% of its Gross Monthly Rent to the Reserve.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

General

Landa App LLC (the “Company”) is a Delaware series limited liability company. The Company will form Series from time to time, with each Series being governed by its own operating agreement. The operating agreement of each Series formed to date are attached as exhibits to this Offering Circular.

The Company was formed for the purpose of creating the Series and offering membership interests in such Series. We expect that the Company, and each Series’, sole source of income will be from rental income and any profits on the appreciation of any property, if there is a disposition of the property.

The purpose of the Series is to acquire residential and commercial rental properties and offer a unique investment opportunity for eligible investors to benefit from the performance of curated and fully managed properties.

The Company filed an Offering Statement on May 7, 2021, which was qualified by the SEC on June 29, 2021 and included 8 series (the “Original Series”). Each of the Original Series hold title to a single-family residential property, which was acquired in exchange for a non-interest-bearing note (collectively, the “Original Series Acquisition Notes”) issued to the Manager. Since the issuance of the Original Series Acquisition Notes, such Original Series Acquisition Notes were partially discharged in exchange for an interest-bearing promissory notes issued to the Manager at an interest rate of 4.5% per annum (collectively, the Original Series Refinance Notes”). We expect that the Original Series Refinance Notes will be further refinanced in connection with issuing a third-party promissory note that will be secured by the property of the Original Series. We expect these third-party notes will be on similar terms as the Refinance Notes.

As of the date of this Offering Circular, none of the Offered Series holds title to their respective Properties and such title is currently held by Landa Properties. We expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Offered Series’ initial Closing. Upon transfer of title, Landa Properties will assign the lease agreements for the Properties underlying each Offered Series to the applicable Offered Series.

We expect each Offered Series will pay down, or otherwise discharge, the outstanding balance of its Acquisition Note with the proceeds received in exchange for a commercial promissory note bearing interest at an expected rate of 4.8% per annum to be issued to LendingOne, LLC (“LendingOne”) after the qualification date of the offering statement of which this Offering Circular forms a part (each a “Refinance Note” and collectively the “Refinance Notes”), and substantially all of the net proceeds from the Offered Series’ Offering.  We expect that each Refinance Note, if issued, will be secured by the Property underlying the respective Offered Series.

While we expect each Refinance Note issued by an Offered Series to be issued for the principal amount and on the terms disclosed in this Offering Circular, the Refinance Notes are subject to further negotiation with LendingOne.

We expect that each Refinance Note will require payments of interest only for the term of such note, with the principal balance due upon maturity. For more information on the principal amounts and terms of each Acquisition Note and the expected principal amounts and terms of each Refinance Note, see “— Loans.”

If we do not enter into the Refinance Notes as expected, we expect to issue a related-party promissory note to the Manager on the similar terms as the expected Refinance Notes. Each Offered Series may also seek to further refinance any outstanding indebtedness if more favorable terms become available to it.

The Series’ primary investment objective is to acquire desirable properties that provide attractive, risk adjusted, returns. These properties will be located in “metropolitan statistical areas” that provide economic growth and strong rental demand. Our objective is to manage each of the properties in an effort to maximize net rental income and the amount of cash flow that is distributed to the holders of the membership interests of the applicable Series. To that end, we will target properties that are in a stable condition whether that be through a history of positive cash flow, a professionally managed seller, or as we otherwise determine through due diligence during the acquisition process. We will seek to acquire properties that will provide monthly net income distributions to investors, without holding periods, and without charging asset management fees. Real estate acquisitions will be on an opportunistic basis.  Thus, we may acquire a wide variety of both residential and commercial properties, including single family, multi-family, office, industrial, retail, hospitality, recreation and leisure, and other real properties. However, there is no assurance that our management or acquisition objectives will be realized.

Impact of the COVID-19 Coronavirus Pandemic

In March 2020, the novel coronavirus (“COVID-19”) outbreak was declared a global pandemic by the World Health Organization, and since then, the virus has continued to spread throughout the world. The severe travel and social restrictions, including social distancing, “shelter-in-place” orders and restrictions on the types of businesses that may continue to operate that have been implemented in the United States and the world have adversely impacted global activity and contributed to significant volatility in financial markets. The ultimate impacts of the outbreak remain unknown and are rapidly evolving.

The pandemic’s duration and severity and the extent of the adverse health impact on the general population and on the local population where our Properties are and will be located are unknown. These, among other items, will likely impact the economy, the unemployment rate and our operations and could materially affect our future consolidated results of operations, financial condition, liquidity, investments and overall performance. For more information, please see the section entitled “Risk Factors”.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, the Company had not yet commenced its planned operations. Once the Company commences its planned principal operations, it will incur significant additional expenses, and will be dependent on additional capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. See Note 1 of the Financial Statements included in this Offering Circular.

Each Series commenced planned operations on the date of acquisition of its property. Each Offered Series will be dependent upon raising the full offering amount. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. See Note 1 of the Financial Statements included in this Offering Circular.

The Series held the following cash and restricted cash as of June 30, 2021 and December 31, 2021:

	June 30, 2021			December 31, 2020
Series	Cash	Restricted Cash	Total	Cash	Restricted Cash	Total
Landa Series 115 Sardis Street	$4,120	$0	$4,120	$624	$0	$624
Landa Series 1394 Oakview	3,848	0	3,848	3,066	0	3,066
Landa Series 1701 Summerwoods Lane	3,516	950	4,466	3,852	950	4,802
Landa Series 1741 Park Lane	3,592	0	3,592	2,137	0	2,137
Landa Series 209 Timber Wolf Trail	3,978	775	4,753	2,962	775	3,737
Landa Series 2505 Oak Circle	1,594	750	2,344	70	0	70
Landa Series 271 Timber Wolf Trail	5,908	0	5,908	0	0	0
Landa Series 29 Holly Grove Road	3,384	600	3,984	2,766	0	2,766
Total Combined	$29,940	$3,075	$33,015	$15,477	$1,725	$17,202

The changes in cash and restricted cash were a result of ongoing operations, including rental income received and property maintenance costs for each Series.

In July 2020, in connection with the acquisition of its property, each Original Series issued an Original Series Acquisition Note, which represent a non-interest-bearing unsecured related-party loan between each respective Original Series and Landa Holdings.

In July 2021, each Original Series issued an Original Series Refinance Note to Landa Holdings in order to discharge a portion of its Original Series Acquisition Note. For more information on each note see “—Loans.”

The following table summarizes the expected interest expense by Original Series for the six-month period ending December 31, 2021:

Series	Six Months Ended December 31, 2021
Landa Series 115 Sardis Street	$1,458
Landa Series 1394 Oakview	990
Landa Series 1701 Summerwoods Lane	1,186
Landa Series 1741 Park Lane	1,448
Landa Series 209 Timber Wolf Trail	1,496
Landa Series 2505 Oak Circle	1,231
Landa Series 271 Timber Wolf Trail	1,535
Landa Series 29 Holly Grove Road	1,254
Total Combined	$10,598

Similarly, in connection with the expected acquisition of its Property from Landa Properties, each Offered Series issued an Acquisition Note, which represents an unsecured related-party loan between each respective Offered Series and Landa Holdings. The Acquisition Notes issued by the Offered Series bear an interest rate of up to 4.5% per annum, provided that interest will not accrue on the Acquisition Notes issued by the Offered Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Offered Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Offered Series to make any payment thereunder. Each Offered Series expects to issue a Refinance Note in order to discharge a portion of its Acquisition Note.

Each Acquisition Note and Original Series Acquisition Note includes payment to the Manager of an acquisition fee ranging from five percent (5%) to ten percent (10%) of the purchase price of the property. This acquisition fee for each Series was calculated by the Manager, acting in its sole discretion, based on several factors including the purchase price of the property, as well as sourcing and due diligence costs incurred in connection with the acquisition of the property.

Each Series may seek to further refinance any outstanding indebtedness. The Manager may from time to time modify a Series’ financing policy in its discretion in light of then-current economic conditions, relative costs of debt and equity capital, market values of its property, general conditions in the market for debt and equity securities, growth and acquisition opportunities or other factors.  The Series cannot exceed the leverage limit of its leverage policy unless any excess in borrowing over such level is approved by the Manager. See “Description of Our Business – Investment Strategy” for more details regarding the Series’ leverage policies.

Each Offered Series will use substantially all of the net proceeds from its Offering to pay down a portion of the balance of its Acquisition Note. For information regarding the anticipated use of proceeds from each Offered Series’ Offering, see “Use of Proceeds.”

Prior to the Closing of the first Offering of each Offered Series, each Offered Series will distribute all cash held by such Offered Series to the Manager, except for the initial reserve allocation for such Offered Series, as described above under “Use of Proceeds.”

We expect the Series to hold each of the properties indefinitely; however, the Manager, acting in its sole discretion, may dispose of a property and dissolve a Series pursuant to the terms of the applicable Series’ Operating Agreement

Further, each Series will have certain fixed operating expenses, which in the case of the Offered Series will be regardless of whether it is able to raise substantial funds in its Offering.

Each Series expects to use its capital resources to make certain payments to the Manager in connection with the management of its property and costs incurred by the Manager in providing services to it.

The Manager will receive fees and expense reimbursements pursuant to the Series’ management agreement.

Neither the Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of the membership interests.

The Manager or its affiliates may provide loans to the Series following its offering, which will be used, among other things, to refinance any borrowings relating to its property or, in the event a Series incurs a significant unforeseeable expense or vacancy, to be used by such Series to cover its debt obligations or other liabilities. In the case that the Manager provides a loan to a Series, the Series will be obligated to pay interest no greater than 7% on that loan at a rate to be determined solely by the Manager.

Plan of Operations

We plan to launch an as of yet undetermined number of additional Series and related offerings in the next twelve months with properties that we acquire from our affiliates, as well as properties acquired from third parties. The proceeds from any additional offerings closed during the next twelve months will be used for, among other things, the acquisition of properties by the Series conducting the offerings. No investor in any Series will, by virtue of its interest in such Series, have any interest in, or rights to acquire an interest in, any other Series.

While each Series intends to hold its property indefinitely, as each property reaches what the Manager believes to be its optimum value, the Manager will consider disposing of such property. The determination of when a particular property should be sold or otherwise disposed of will be made by the Manager, acting in its sole discretion, after consideration of relevant factors, including, but not limited to, prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing leases on a property may impact the potential sales price. Pursuant to the applicable Series’ operating agreement, the Manager may determine that it is in the best interests of members to sell a property.

We believe that the proceeds raised from each Offering will satisfy each Offered Series’ cash requirements. If the Maximum Offering Amount is not raised from an Offering, we may seek additional capital in the form of debt financing from other financing sources.

Results of Operations

Revenues:

Revenues are generated at the Series level. Rental revenues consist of rental amounts collected under the lease agreements related to each Series’ property, net of any concessions and uncollectible amounts. Each Series enters into a lease agreement directly with the tenant. Each lease has a term of one year, and may extend to a month-to-month lease after the one year term has expired.

We generated rental revenues of $39,448 for the six months ended June 30, 2021, as compared to $0 for the period from May 19, 2020 (inception) through June 30, 2020, as no Original Series had acquired a property as of June 30, 2020.

The following table summarizes the rental income by Original Series for the period ending June 30, 2021 and June 30, 2020:

	Six Months Ended June 30, 2021	Period from May 19, 2020 (inception) through June 30, 2020
Series	Rental Income	Rental Income
Landa Series 115 Sardis Street	$4,840	$0
Landa Series 1394 Oakview	4,650	0
Landa Series 1701 Summerwoods Lane	5,700	0
Landa Series 1741 Park Lane	4,350	0
Landa Series 209 Timber Wolf Trail	4,650	0
Landa Series 2505 Oak Circle	5,338	0
Landa Series 271 Timber Wolf Trail	5,700	0
Landa Series 29 Holly Grove Road	4,220	0
Total Combined	$39,448	$0

Expenses:

Expenses are incurred at the Series level. Additional information regarding the nature and description of each of these expenses can be found below.

Operating Expenses. Each Series incurs certain ongoing expenses related to such Series or the property held by such Series, including, but not limited to, (i) any and all fees, costs and expenses incurred in connection with the management of a property, (ii) any and all insurance premiums or expenses, including property insurance in connection with the Series’ property, (iii) any withholding or transfer taxes imposed on the Company or a Series as a result of its or their earnings, investments or withdrawals in connection with the property, (iv) any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements in connection with the property, (v) any legal fees and costs (including settlement costs) arising in connection with any disputes with tenants, litigation or regulatory investigation instituted against the Series or a Manager in connection with the affairs of the Series, and (vi) any fees, costs and expenses of engaging a third-party registrar and transfer agent appointed by the Manager in connection with a Series and (vii) any indemnification obligations of a Series.

Depreciation and Amortization. The Series recognize depreciation and amortization expense associated with their properties and other capital expenditures over the expected useful lives of their properties.

We incurred expenses of $35,690 for the six months ended June 30, 2021, as compared to $0 for the period from May 19, 2020 (inception) through June 30, 2020, as no Series had acquired a property as of June 30, 2020. The following table summarizes the expenses incurred by Series:

	Six Months Ended June 30, 2021			Period from May 19, 2020 (inception) through June 30, 2020
Series	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Landa Series 115 Sardis Street	$5,530	$1,988	$7,519	$0	$0	$0
Landa Series 1394 Oakview	1,567	1,128	2,694	0	0	0
Landa Series 1701 Summerwoods Lane	2,895	1,420	4,315	0	0	0
Landa Series 1741 Park Lane	3,196	1,914	5,110	0	0	0
Landa Series 209 Timber Wolf Trail	1,703	1,745	3,449	0	0	0
Landa Series 2505 Oak Circle	2,601	1,424	4,025	0	0	0
Landa Series 271 Timber Wolf Trail	2,067	1,801	3,868	0	0	0
Landa Series 29 Holly Grove Road	3,147	1,564	4,711	0	0	0
Total Combined	$22,707	$12,983	$35,690	$0	$0	$0

Related Party Loans

Each Series financed 100% of the costs associated with the acquisition of its property, including an acquisition fee and expenses associated with sourcing its property, with a promissory note issued by such Series to the Manager. Each of these promissory notes represents a related-party loan between each respective Series and the Manager. The Original Series Acquisition Notes are non-interest-bearing, whereas the Acquisition Notes bear an interest rate of 4.5% per annum, provided that interest will not accrue on the Acquisition Notes issued by the Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Series to make any payment thereunder.

Each of the Original Series has paid down a portion of the outstanding balance of its Original Series Acquisition Note with an Original Series Refinance Note. We expect each Offered Series will pay down, or otherwise discharge, the outstanding balance of its Acquisition Note with a Refinance Note, to be issued after the qualification date of the offering statement of which this Offering Circular forms a part, and substantially all of the net proceeds from the Series’ Offering.  While we expect that each Refinance Note to be issued by the Offered Series will be issued for the principal amount and on the terms disclosed in this Offering Circular, each Refinance Note remains subject to further negotiation with LendingOne.

The original and current amounts and terms of each Acquisition Note and Original Series Acquisition Note are listed in the table below. Each such note is an unsecured obligation of the applicable Series.

Loan	Series	Original Outstanding Amount (1)	Annual Interest Rate	Loan Date	Current Outstanding Amount (2)
1	Landa Series 115 Sardis Street	$117,304	0.00%	7/10/2020	$52,515
2	Landa Series 1394 Oakview Circle	$80,088	0.00%	7/10/2020	$0
3	Landa Series 1701 Summerwoods Lane	$95,491	0.00%	7/10/2020	$42,788
4	Landa Series 1741 Park Lane	$116,574	0.00%	7/10/2020	$52,215
5	Landa Series 209 Timber Wolf Trail	$119,827	0.00%	7/10/2020	$53,351
6	Landa Series 2505 Oak Circle	$98,471	0.00%	7/10/2020	$43,743
7	Landa Series 271 Timber Wolf Trail	$123,412	0.00%	7/10/2020	$55,185
8	Landa Series 29 Holly Grove Road	$100,445	0.00%	7/10/2020	$44,727
9	Landa Series 1703 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
10	Landa Series 1712 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
11	Landa Series 1743 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
12	Landa Series 1750 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
13	Landa Series 4267 High Park Lane	$151,875	4.50%	7/12/2021	$151,875
14	Landa Series 4474 Highwood Park Drive	$136,648	4.50%	7/12/2021	$136,648
15	Landa Series 4809 / 4811 Pinedale Drive	$182,331	4.50%	7/12/2021	$182,331
16	Landa Series 5051 Maple Drive	$107,279	4.50%	7/12/2021	$107,279
17	Landa Series 8569 Creekwood Way	$83,351	4.50%	7/12/2021	$83,351
18	Landa Series 9439 Lakeview Road	$181,134	4.50%	7/12/2021	$181,134
19	Landa Series 10167 Port Royal Court	$110,600	4.50%	7/12/2021	$110,600
20	Landa Series 1246 Elgin Way	$133,535	4.50%	7/12/2021	$133,535
21	Landa Series 168 Brookview Drive	$105,126	4.50%	7/12/2021	$105,126
22	Landa Series 1910 Grove Way	$104,562	4.50%	7/12/2021	$104,562
23	Landa Series 268 Brookview Drive	$126,259	4.50%	7/12/2021	$126,259
24	Landa Series 593 Country Lane	$95,842	4.50%	7/12/2021	$95,842
25	Landa Series 6436 Stone Terrace	$60,479	4.50%	7/12/2021	$60,479
26	Landa Series 6440 Woodstone Terrace	$64,744	4.50%	7/12/2021	$64,744
27	Landa Series 6848 Sandy Creek Drive	$86,367	4.50%	7/12/2021	$86,367
28	Landa Series 687 Utoy Court	$115,422	4.50%	7/12/2021	$115,422
29	Landa Series 729 Winter Lane	$113,721	4.50%	7/12/2021	$113,721
30	Landa Series 7349 Exeter Court	$110,638	4.50%	7/12/2021	$110,638
31	Landa Series 773 Villa Way	$88,336	4.50%	7/12/2021	$88,336
32	Landa Series 8645 Embrey Drive	$118,895	4.50%	7/12/2021	$118,895
33	Landa Series 8780 Churchill Place	$132,557	4.50%	7/12/2021	$132,557
34	Landa Series 8796 Parliament Place	$109,839	4.50%	7/12/2021	$109,839
35	Landa Series 8641 Ashley Way	$146,307	4.50%	10/1/2021	$146,307
36	Landa Series 8651 Ashley Way	$122,325	4.50%	10/1/2021	$122,325
37	Landa Series 8652 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
38	Landa Series 8653 Ashley Way	$121,183	4.50%	10/1/2021	$121,183
39	Landa Series 8654 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
40	Landa Series 8655 Ashley Way	$132,552	4.50%	10/1/2021	$132,552
41	Landa Series 8658 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
42	Landa Series 8659 Ashley Way	$145,165	4.50%	10/1/2021	$145,165
43	Landa Series 8662 Ashley Way	$140,597	4.50%	10/1/2021	$140,597
44	Landa Series 8668 Ashley Way	$157,614	4.50%	10/1/2021	$157,614
45	Landa Series 8670 Ashley Way	$158,870	4.50%	10/1/2021	$158,870
46	Landa Series 8674 Ashley Way	$134,887	4.50%	10/1/2021	$134,887
47	Landa Series 8675 Ashley Way	$132,603	4.50%	10/1/2021	$132,603
48	Landa Series 8677 Ashley Way	$124,609	4.50%	10/1/2021	$124,609
49	Landa Series 8678 Ashley Way	$168,006	4.50%	10/1/2021	$168,006
50	Landa Series 8679 Ashley Way	$134,887	4.50%	10/1/2021	$134,887
51	Landa Series 8683 Ashley Way	$128,971	4.50%	10/1/2021	$128,971

(1)	The principal amount shall be due and payable by the Series within 30 days after demand by Landa Holdings, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.

(2)	The Current Outstanding Amount as of the date of this Offering Circular.

The principal amount and interest rate of each outstanding Original Series Refinance Note is listed in the table below along with the respective terms of each outstanding Original Series Refinance Note. Each note is an unsecured obligation of the applicable Series.

Loan	Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Monthly Payment Required
1	Landa Series 115 Sardis Street	$64,789	4.50%	July 1, 2021	July 1, 2026	$242.96
2	Landa Series 1394 Oakview Circle	$44,015	4.50%	July 1, 2021	July 1, 2026	$165.06
3	Landa Series 1701 Summerwoods Lane	$52,703	4.50%	July 1, 2021	July 1, 2026	$197.64
4	Landa Series 1741 Park Lane	$64,359	4.50%	July 1, 2021	July 1, 2026	$241.35
5	Landa Series 209 Timber Wolf Trail	$66,476	4.50%	July 1, 2021	July 1, 2026	$249.29
6	Landa Series 2505 Oak Circle	$54,728	4.50%	July 1, 2021	July 1, 2026	$205.23
7	Landa Series 271 Timber Wolf Trail	$68,227	4.50%	July 1, 2021	July 1, 2026	$255.85
8	Landa Series 29 Holly Grove Road	$55,718	4.50%	July 1, 2021	July 1, 2026	$208.94

The expected principal amount, interest rate, maturity date and monthly interest payment with respect to each expected Refinance Note is listed in the table below. We expect that each Refinance Note, if issued, will be secured by the Property underlying the respective Series. Each Refinance Note will require payments of interest only for the term of such note, with the principal balance due upon maturity. Failure to make interest payments under a Refinance Note when due would constitute an event of default under the Refinance Note, permitting LendingOne to require the immediate payment of all amounts outstanding under the Refinance Note, and if the Series is unable to pay all such amounts, LendingOne would be entitled to foreclose on the applicable Property and force its sale to recover all such unpaid amounts. We also expect that the Refinance Notes will permit the Series to prepay and discharge the amounts outstanding under such notes subject to specified prepayment premiums.

If we do not enter into the Refinance Notes as expected, we will issue a related-party promissory note to the Manager on the similar terms as the expected Refinance Notes. Each Offered Series may also seek to further refinance any outstanding indebtedness if more favorable terms become available to it.

Loan Number	Series	Expected Principal Amount (1)	Expected Annual Interest Rate (2)	Loan Date	Maturity Date(3)	Expected Monthly Payment
1	Landa Series 1703 Summerwoods Lane	$77,925	4.80%			$311.70
2	Landa Series 1712 Summerwoods Lane	$67,535	4.80%			$270.14
3	Landa Series 1743 Summerwoods Lane	$77,925	4.80%			$311.70
4	Landa Series 1750 Summerwoods Lane	$77,925	4.80%			$311.70
5	Landa Series 4267 High Park Lane	$104,250	4.80%			$417.00
6	Landa Series 4474 Highwood Park Drive	$93,750	4.80%			$375.00
7	Landa Series 8569 Creekwood Way	$49,400	4.80%			$197.60
8	Landa Series 9439 Lakeview Road	$124,425	4.80%			$497.70
9	Landa Series 10167 Port Royal Court	$82,500	4.80%			$330.00
10	Landa Series 1246 Elgin Way	$95,250	4.80%			$381.00
11	Landa Series 1910 Grove Way	$82,500	4.80%			$330.00
12	Landa Series 593 Country Lane	$71,250	4.80%			$285.00
13	Landa Series 6436 Stone Terrace	$45,000	4.80%			$180.00
14	Landa Series 6440 Woodstone Terrace	$46,500	4.80%			$186.00
15	Landa Series 6848 Sandy Creek Drive	$64,500	4.80%			$258.00
16	Landa Series 687 Utoy Court	$82,500	4.80%			$330.00
17	Landa Series 729 Winter Lane	$82,500	4.80%			$330.00
18	Landa Series 7349 Exeter Court	$71,500	4.80%			$286.00
19	Landa Series 8645 Embrey Drive	$84,750	4.80%			$339.00
20	Landa Series 8780 Churchill Place	$94,500	4.80%			$378.00
21	Landa Series 8796 Parliament Place	$78,750	4.80%			$315.00
22	Landa Series 8641 Ashley Way	$96,357	4.80%			$385.43
23	Landa Series 8651 Ashley Way	$80,424	4.80%			$321.70
24	Landa Series 8652 Ashley Way	$76,700	4.80%			$306.80
25	Landa Series 8653 Ashley Way	$68,250	4.80%			$273.00
26	Landa Series 8654 Ashley Way	$89,529	4.80%			$358.12
27	Landa Series 8655 Ashley Way	$71,500	4.80%			$286.00
28	Landa Series 8659 Ashley Way	$81,900	4.80%			$327.60
29	Landa Series 8662 Ashley Way	$84,500	4.80%			$338.00
30	Landa Series 8668 Ashley Way	$99,392	4.80%			$397.57
31	Landa Series 8670 Ashley Way	$94,250	4.80%			$377.00
32	Landa Series 8674 Ashley Way	$87,750	4.80%			$351.00
33	Landa Series 8675 Ashley Way	$87,253	4.80%			$349.01
34	Landa Series 8677 Ashley Way	$81,942	4.80%			$327.77
35	Landa Series 8678 Ashley Way	$104,000	4.80%			$416.00
36	Landa Series 8679 Ashley Way	$88,770	4.80%			$355.08
37	Landa Series 8683 Ashley Way	$81,183	4.80%			$324.73

(1)	The Expected Principal Amount represents an expectation only and may be altered at the sole discretion of the Manager.

(2)	The Expected Annual Interest Rate represents an expectation only and may be altered the Manager and Lending One, provided, however, in no event shall the interest rate on the Refinance Note exceed 4.8% per annum.

(3)	The expected term of Refinance Notes is five (5) years.

All rental income that has accumulated prior to the commencement of an Offering will be distributed to the Manager prior to such commencement. Each Offered Series will use substantially all of the net proceeds from its Offering to pay down a portion of the outstanding balance under its Acquisition Note.

Each Offered Series may also obtain an additional related party loan from the Manager following the Offering of its Shares, which may be used, among other things, to refinance any borrowings relating to its Property or, in the event an Offered Series incurs a significant unforeseeable expense or vacancy, to cover its debt obligations or other liabilities, or to cover Operating Expenses, not otherwise covered by the Offered Series’ Reserves.

Market Outlook—Real Estate Finance Markets

While the recent spread of COVID-19 has created uncertainty about the overall stability of the economic and financial market, we remain encouraged by the fundamentals of the residential housing market and believe there will be an increased demand for single-family rentals. As we look ahead the next three years, we believe improving fundamentals, transactions, and residential real estate lending activities will continue to strengthen in core United States metro markets. We also expect high foreign direct investment in United States markets and real estate assets to continue. Further, the assistance provided by governmental support programs and commitments is expected to support U.S. capital markets over the immediate future.

If markets continue to strengthen, the competition for risk-adjusted yield will become increasingly fierce. We believe that innovative funding options and quicker closing timelines from the Manager allow for greater financing availability in a period of rising competition amongst capital providers.

However, risks related to interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our investments. In the event market fundamentals deteriorate, our real estate portfolio may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of the Manager to acquire new investments with attractive risk-reward dynamics.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

Critical Accounting Policies

Our accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates on the Company’s financial statements and the reported amounts of revenue and expenses during the reporting periods. We believe that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.

We believe our critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements.

DETERMINATION OF PURCHASE PRICE

The purchase price for the Shares of each Offered Series was determined by the Manager and was calculated by dividing (a) the total amounts outstanding under the Offered Series’ Acquisition Note, less the expected principal amount of the Refinance Note by (b) the total expected Shares to be issued in such Offered Series (10,000).

PLAN OF DISTRIBUTION

Landa Holdings, as the Manager, will manage the day-to-day operation of the Company and each of the Offered Series. Landa Holdings also owns and operates the Landa Mobile App, through which investors may indirectly invest, through the purchase of Shares of an Offered Series, in a Property.

We are offering a maximum of 10,000 Shares of each Offered Series at the respective purchase prices set forth on the cover page of this Offering Circular, pursuant to the terms and conditions set forth in the applicable Series Materials. The Shares are being offered to the public on a “best efforts,” no offering minimum basis, and therefore, we are only required to use our best efforts to sell the Shares of each Offered Series. Neither the Manager nor any other party has a firm commitment or obligation to purchase any of the Offered Series’ Shares.

The Shares will be offered through the Landa Mobile App. We do not intend to use commissioned sales agents or underwriters as part of the Offerings. We expect that the officers of the Manager will offer and sell the Shares in reliance upon the exemption from registration contained in Rule 3a4-1 of the Exchange Act, and will not receive any compensation from the offer or sale of the Shares. For additional information about the Landa Mobile App, please see “Offering Summary—The Landa Mobile App.”

The Company has engaged Dalmore Group, LLC, a broker-dealer registered with the SEC and a member of FINRA (the “Broker Dealer”) pursuant to a Broker Dealer Agreement dated May 3, 2021 (the “Broker Dealer Agreement”). The Broker Dealer Agreement has a 12-month term and will renew automatically for successive 12-month terms unless either party provides notice of non-renewal at least 60 days prior to the expiration of the then-current term. Under the Broker Dealer Agreement, the Broker Dealer’s role in each Offering is limited to serving as the broker dealer of record, including, but not limited to processing transactions for potential investors and providing investor qualification recommendations (e.g., “Know Your Customer” and anti-money-laundering checks) and coordinating with third-party providers to ensure adequate review and compliance. The Broker Dealer will have access to the subscription information provided by investors for each Offering by processing transactions by investors through the Landa Mobile App. The Broker Dealer will not solicit any investors on our behalf, act as underwriter or provide investment advice or investment recommendations.

Pursuant to the Broker Dealer Agreement, the Company agreed to indemnify the Broker Dealer and each of its affiliates and their respective representatives and agents for any loss, liability, judgment, arbitration award, settlement, damage or cost (which we refer to as losses) incurred in any third-party suit, action, claim or demand (which we refer to, collectively, as a proceeding) arising out of (i) our breach of any provision of the Broker Dealer Agreement, (ii) our wrongful acts or omissions, or (iii) the Offerings under this Offering Circular, to the extent not based upon a breach of the agreement by the Broker Dealer and/or the wrongful acts or omissions of the Broker Dealer or the Broker Dealer’s failure to comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under the Broker Dealer Agreement. The Broker Dealer agreed to indemnify us and each of our affiliates and their and our representatives and agents from any losses arising out of any proceeding arising out of (y) the Broker’s breach of the Broker Dealer Agreement or (z) the wrongful acts or omissions of the Broker Dealer or the Broker Dealer’s failure to comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under the Broker Dealer Agreement. Neither party is liable for any losses that result from gross negligence, fraud or willful misconduct by the other party.

As compensation for the services listed above, the Company has agreed to pay the Broker Dealer the following fees (collectively, the “Broker Fee”):

(i)	a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Broker Dealer in connection with the Offerings, such as, among other things, preparing the FINRA filing in connection with the Offerings. Broker Dealer will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the Company;

(ii)	a one-time consulting fee of $20,000 to provide ongoing general consulting services relating to the Offerings such as coordination with third party vendors and general guidance with respect to the Offerings, which will be due and payable immediately after qualification of the offering statement of which this Offering Circular forms a part and the Company receives a No Objection Letter from FINRA; and

(iii)	a commission equal to 1% of the amount raised in each Offering.

Although the Company agreed to pay the Broker Fee pursuant to the Broker Dealer Agreement, the Manager has agreed to pay the Broker Fee, and will immediately reimburse the Company for any Broker Fee payment.

The Shares will not be offered or sold in states where the Broker Dealer is not registered as a broker-dealer pursuant to the applicable state law or in any jurisdictions where it is not lawful to offer and sell the Shares.

Neither the Company nor the Manager is a registered broker-dealer, an investment adviser or a funding portal. The Company and the Manager do not participate in securities offerings made in reliance on Securities Act Section 4(a)(6) and Regulation Crowdfunding. Neither the Company nor the Manager will make any sales prior to the qualification of the offering statement of which this Offering Circular forms a part.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download from the Landa Mobile App, as well as on the SEC’s website at www.sec.gov.

We expect that there will be multiple closings for each Offering at which time Shares will be sold and the subscription price will be transferred to the operating account of the Offered Series (each, a “Closing”). Each Closing will occur promptly following the acceptance of a subscription.  A subscription will be accepted or rejected in whole or in part in the Manager’s sole discretion within 10 business days following receipt of such subscription. The Manager will accept subscriptions on a first-come, first-served basis subject to the right to reject or reduce subscriptions.

To the extent that the funds are not ultimately received by us, whether due to an ACH chargeback or otherwise, the Subscription Agreement will be considered terminated, and the subscriber will not be entitled to any Shares subscribed for or dividends that may have accrued.

In compliance with Rule 253(e) of Regulation A, we will revise the offering statement of which this Offering Circular forms a part during the course of the Offerings whenever a new Series is offered, when information regarding an existing Offered Series herein has become false or misleading in light of existing circumstances, material developments have occurred, or there has been a fundamental change in the information initially presented. Such updates will not only correct such misleading information but shall also provide updated financial statements and shall be filed as an exhibit to the offering statement of which this Offering Circular forms a part and be requalified under Rule 252 of Regulation A.

Continuous Offering

The Offerings will be a continuous offering pursuant to Rule 251(d)(3)(i)(F). Each Offering will commence within two (2) calendar days after the first qualification date of the offering statement of which this Offering Circular forms a part and, unless earlier terminated by the Manager, each Offered Series will offer Shares until no later than the second anniversary of such qualification date. The Shares will not be offered or sold in the Offerings on an “at the market” basis.

Fees and Expenses

Offering Expenses

The Manager or its affiliates will pay on behalf of each Offered Series all costs incurred in connection with the organization and the offering of the Offered Series’ Shares (the “Offering Expenses”). Offering Expenses include, but are not limited to, legal, accounting, fees incurred in connection with the custody accounts, transfer agent, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Acquisition Fee

The Acquisition Notes issued by each Offered Series to the Manager in connection with the acquisition of its Property included amounts attributable to an Acquisition Fee due to the Manager ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property.

Property Diligence Expenses

The Acquisition Notes issued by each Offered Series to the Manager in connection with the acquisition of its Property included amounts attributable to any and all fees, costs and expenses incurred in connection with the evaluation, discovery, and investigation of such Property incurred prior to such acquisition, including legal fees associated with the title insurance, appraisal costs and inspection costs, and any other expenses associated with the acquisition of a Property (the “Property Diligence Expenses”).

Reserve

Each Offered Series will maintain a reserve in its account to cover any unanticipated Operating Expenses that may arise or to cover other general corporate or working capital expenses (a “Reserve”).

Each Offered Series’ Reserve was initially funded in connection with the Acquisition Note issued by each Offered Series to the Manager at the time of the acquisition of its Property. The initial funding amount was determined by the Manager based on, among other things, the purchase price of the Property, the condition of the Property and any expected expenses associated with the Property or the Offered Series. Each Offered Series will further contribute to the Reserve by allocating approximately 7% of Gross Monthly Rent to the Reserve.

In the event that an Offered Series is unable to collect rent for a given month, the Offered Series may make a distribution out of its Reserve.

If the Manager elects to effectuate a dissolution for a given Offered Series, the Reserve for such Offered Series will be distributed to each shareholder in accordance with the Offered Series’ Operating Agreement.

State Law Exemption and Offerings to “Qualified Purchasers”

The Shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). As a Tier 2 offering pursuant to Regulation A, this Offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Shares offered hereby are offered and sold only to “qualified purchasers” or at a time when the Shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in the Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). However, the Shares will be offered and sold only to those investors that are within the latter category (i.e. investors whose investment in the Shares does not represent more than 10% of the applicable amount), regardless of an investor’s status as an “accredited investor.” Accordingly, the Manager reserves the right to reject any investor’s subscription in whole or in part for any reason, including if it determines in its sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. If the Offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be promptly returned without interest or deduction.

Certificates Will Not be Issued

The Shares will be issued in book-entry form without certificates and will be recorded and maintained on the Company’s books and records.

Transferability of the Shares

All Shares will be issued in electronic form only and will not be listed or quoted on any national securities exchange. We expect that after an Offered Series’ Offering has concluded, the Secondary Trading Platform will be a venue available for the potential resale of such Offered Series’ Shares through the Broker Dealer, as a broker dealer member of the Secondary Trading Platform; provided, however, such resale of an Offered Series’ Shares will be subject to federal and state securities laws and the restrictions in the Operating Agreement, and there can be no assurance that an active market for any Shares will develop on the Secondary Trading Platform, that the Secondary Trading Platform will be available to allow resales of Shares to residents of all states, or that the Secondary Trading Platform will be available at all. For these reasons, investors must be prepared to hold their Shares indefinitely.

The Manager may withhold a transfer in its sole discretion, including if the Manager determines that such transfer, assignment or pledge would result in (a) there being more than 2,000 beneficial owners of the Offered Series or more than 500 beneficial owners of the Offered Series that are not “accredited investors,” (b) the assets of the Offered Series being deemed “plan assets” for purposes of ERISA, or (c) the Company, the Offered Series or the Manager being subject to additional regulatory requirements.

Please refer to the applicable Offered Series’ Subscription Agreement and Offered Series’ Operating Agreement for additional information regarding restrictions on transfer that may be applicable to the Shares.

Escrow

The proceeds of the Offerings will not be placed into an escrow account.

Landa Account

All funds deposited into a Landa Account will be placed into a non-interest-bearing custody account maintained by the Custodian. These funds will not be commingled with the operating account of the applicable Offered Series, until, if and when there is a Closing for the Offering of that specific Offered Series with respect to the Shares that the applicable investor has subscribed for, which will occur promptly following the submission and acceptance of each subscription. All bank services provided by the Custodian will be provided directly by Evolve Bank & Trust, Member FDIC.

If a subscription is rejected in whole or in part, the subscriber may withdraw the subscription funds related to the rejected portion of the subscription from its Landa Account promptly after notification of such rejection.

How to Subscribe for Shares

Potential investors who are “qualified purchasers” may subscribe to purchase Shares in an Offered Series.  If you wish to acquire Shares you must:

1.	Download the Landa Mobile App.

2.	Create a Landa Account. Our third-party provider will conduct Know-Your-Customer and Anti Money Laundering checks on each user that creates a Landa Account.

3.	Connect your Landa Account to your bank or financial institution and deposit funds into your Landa Account. All funds deposited into your Landa Account will be held in a non-interest-bearing custody account maintained by the Custodian.

4.	Navigate to the applicable Property Page for the Offered Series you would like to invest in.

5.	Carefully review the information in the Property Page, this Offering Circular, and any current supplement, as well as the Series Materials for the applicable Offered Series, including, but not limited to, the Offered Series’ Subscription Agreement and the Offered Series’ Operating Agreement, the Risk Factors set forth in this Offering Circular and the Terms of Service on the Landa Mobile App. We urge you to consult with your tax, legal and financial advisors to determine whether an investment in the Shares is suitable for you.

6.	When you are ready to purchase Shares in an Offered Series, click {BUY} in the applicable Property Page and indicate the number of Shares you would like to purchase. By clicking {BUY}, you are agreeing to be bound the terms of the applicable Offered Series’ Subscription Agreement and Offered Series’ Operating Agreement with your electronic signature marking the signature pages of each agreement. The signature page to the Offered Series’ Subscription Agreement containing your electronic signature will be immediately affixed to such agreement, while the signature page to the Offered Series’ Operating Agreement containing your electronic signature will remain held in escrow until your subscription is accepted (in whole or in part) and there is a Closing with respect to your subscription. When your signature page to the Offered Series’ Operating Agreement is released from escrow, you will become a member in the Offered Series, bound by its terms. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

After you click {BUY}:

1.	The Manager and the Broker Dealer will review the subscription documentation submitted and electronically signed by you. You may be asked to provide additional information. The Manager or the Broker Dealer may contact you directly if required. The Manager reserves the right to reject any subscriptions, in whole or in part, for any or no reason, and to terminate any Offering at any time prior to a Closing.

2.	Once the review is complete and within 10 business days of receipt of your subscription, the Manager and/or the Broker Dealer will inform you whether or not your application to subscribe for Shares is approved or denied, and if approved, the number of Shares you are entitled to subscribe for.

3.	If your subscription is rejected in whole or in part, you may withdraw the subscription funds related to the rejected portion of your subscription from your Landa Account promptly after notification of such rejection. If all or a part of your subscription is approved, then the number of Shares for which your subscription has been accepted will be issued to you electronically upon the Closing. Simultaneously with the issuance of the Shares, the Manager will cause the Custodian to transfer funds in an amount equal to the purchase price for the Shares issued from your Landa Account to the operating account of the Offered Series. In addition, you will receive an email confirming the details of your subscription, including the Series name, the date, the number of Shares purchased and the total purchase price for your Shares. You will also be informed that you are now a member of the applicable Offered Series and your signature page to the Offered Series’ Operating Agreement has been released from escrow. You will be able to access information about your total Share ownership at any time using the Landa Mobile App. The Manager will accept subscriptions on a first-come, first-served basis subject to the right to reject or reduce subscriptions.

The Company, the Manager and the Broker Dealer will rely on the information you provide in the Landa Mobile App and your Subscription Agreement, and the supplemental information you provide in order for the Manager and the Broker Dealer to verify your status as a “qualified purchaser.” If any information about your “qualified purchaser” status changes prior to you being issued the Shares, please notify the Manager immediately using the contact details set out in the Subscription Agreement.

For further information on the subscription process, please contact the Manager using the contact details set out in the “Additional Information” section.

Advertising, Sales and other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with the Offerings. These materials may include information relating to the Offerings, the past performance of the Manager and its affiliates, information regarding a Property, articles online and offline ads, including images and videos on social media, search engines, Apple Store, Google Play store and other publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials may contain information that is not set forth in this Offering Circular, all material information with respect to the Offerings will be set forth in this Offering Circular and these additional materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the shares. Nevertheless, these materials may not give a complete understanding of the Offerings. The Offerings are being made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with any decision to invest in the Shares. In addition, prior to the qualification of the offering statement of which this Offering Circular forms a part, we have engaged in certain, and may engage in further, communications to determine whether there is any interest in the Offerings in accordance with Rule 255 under the Securities Act (“Rule 255”). We have filed, and will file, all materials used in accordance with Rule 255 as exhibits to the offering statement of which this Offering Circular forms a part.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors, Executive Officers and Significant Employees of the Company

Neither the Company, nor any Offered Series, have any employees, and we do not expect the Company or any Offered Series to hire any employees.

Directors, Executive Officers and Significant Employees of the Manager

The following individuals constitute the members of the board of directors (the “Board”), executive management and significant employees of the Manager:

Name	Position	Age	Term of Office
Directors and Executive Officers:
Yishai Cohen	Chairman, Chief Executive Officer and President	25	Since September 2019
Amit Assaraf	Chief Technology Officer, Director	25	Since September 2019

Non-Employee Directors:
Arnon Dinur	Director	50	Since September 2019
Gigi Levy-Weiss	Director	50	Since September 2019
Yaniv Sarig	Director	43	Since September 2019

There are no family relationships between any director, executive officer or significant employee of the Manager.

Directors and Executive Officers

Yishai Cohen, Chairman, Chief Executive Officer and President. Mr. Cohen is the co-founder of Landa Holdings and has served as its President and Chairman of the Board since September 2019, and its Chief Executive Officer since April 2020. Prior to founding Landa Holdings, Mr. Cohen was the founder of Smart|Bus, an Israeli-based business-to-business transportation platform, which was acquired in 2016. Mr. Cohen has extensive experience in internet and mobile products, marketplaces and technology.

Amit Assaraf, Chief Technology Officer and Director. Mr. Assaraf is the co-founder of Landa Holdings and has served as its Chief Technology Officer and member of the Board of Landa Holdings since September 2019. Mr. Assaraf has over 10 years of experience in software engineering and system architecture, specializes in consumer products and cyber security. Prior to co-founding Landa Holdings, Mr. Assaraf served as a technical lead of several high-tech companies, including Landbridge Ltd., Helpi Ltd., Genesis Labs Ltd., and CityPark Ltd. Mr. Assaraf is a graduate of the Elite Intelligence Unit 8200 of the Israeli Defense Forces.

Non-Employee Directors

Arnon Dinur, Director. Mr. Dinur has served as a member of the Board of Landa Holdings since September 2019. Mr. Dinur is a partner at 83North, and serves also as a director at Applicaster Ltd., Beach Bum Ltd., Lendbuzz, Inc., Marqeta, Inc., Mixtiles Ltd., EX.CO Ltd., Podimo ApS, Snappy App, Inc., Stuff That Works Ltd., Superplay Ltd., Terrascope Limited (Fatmap) and VIA Transportation, Inc. He also serves as a board observer at Bluevine Capital Inc. and Wolt Enterprises Oy. Mr. Dinur is also a board member at Lobby99, a non-profit organization. Mr. Dinur holds LL.B. in Law and BA in accounting from Tel Aviv University, and an MBA from the University of Texas in Austin.

Gigi Levy-Weiss, Director. Mr. Levy-Weiss has served as a member of the Board of Landa Holdings since September 2019. Mr. Levy-Weiss is the founding partner of NFX, a $275 million leading seed venture firm. Prior to NFX, Gigi served as the CEO of 888 Holdings, PLC (LSE: 888.L). Mr. Levy-Weiss previously founded, and assumed senior positions at, a number of startups including Playtika and Inception, and has been an investor in companies such as Kenshoo, Moon Active, Plarium, MyHeritage, Optimove, Selina, Houseparty, R2Net, SimilarWeb, NanoRep, Replay Technology, and SpaceApe. Mr. Levy-Weiss currently serves on the Supervisory Board of Bertelsmann SE & Co. KGaA and on the Client Advisory Council of Facebook. In addition, Mr. Levy-Weiss is a member of the board of directors of the Middle East Entrepreneurs of Tomorrow and is a member of the advisory board of the Technology Management, Innovation and Entrepreneurship MBA at Tel Aviv University. Mr. Levy-Weiss served as a pilot in the Israeli Air Force and holds an MBA from the Kellogg School of Management at Northwestern University.

Yaniv Sarig, Director. Mr. Sarig has served as a member of the Board of Landa Holdings since September 2019. Mr. Sarig is a co-founder, director and President and Chief Executive Officer of Mohawk Group, Inc. Prior to co-founding Mohawk, Mr. Sarig led the Financial Services Engineering department at Coverity, a leading software startup providing code quality and security solutions for top financial institutions and hedge funds in New York including NYSE, Nasdaq, JPMC and Barclays, from April 2012 to April 2014. Before joining Coverity, Mr. Sarig held lead technical roles at Bloomberg from October 2011 to April 2012 and EPIQ Systems, Inc. (Nasdaq: EPIQ), a legal process outsourcing company, from February 2006 to October 2011. Prior to moving to New York City, Mr. Sarig lived in Israel where he held various software engineering roles at startups from various industries including companies involved in digital printing solutions and military navigation systems. Mr. Sarig served in the IDF Special Forces where he obtained the rank of Sergeant First Class and holds a B.S. in Computer Science from Touro College.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with Landa Holdings and its affiliates.

Transactions

Property Acquisitions

Each Original Series previously issued an Original Series Acquisition Note to the Manager in connection with the acquisition of its property. Each of the Offered Series issued an Acquisition Note to the Manager and we expect that Landa Properties will transfer title to the Property underlying each Offered Series to the applicable Offered Series prior to such Offered Series’ initial Closing.

The acquisition of the properties by the Series were not, or will not be, arm’s length transactions. Each Series treated, or will treat, its acquisition as a transaction between entities under common control per Accounting Standards Codification (“ASC”) 805-50 and recorded, or will record, the transaction at its carryover basis.

Nevertheless, Landa Properties acquired each property for either the same purchase price that each Series paid for such property or the most recent appraisal value for such property.

The below chart summarizes the purchase prices of the Original Series’ properties by Landa Properties.

Series	Purchase Price
Landa Series 115 Sardis Street	$107,982
Landa Series 1394 Oakview Circle	$73,358
Landa Series 1701 Summerwoods Lane	$87,839
Landa Series 1741 Park Lane	$107,265
Landa Series 209 Timber Wolf Trail	$110,793
Landa Series 2505 Oak Circle	$91,214
Landa Series 271 Timber Wolf Trail	$113,712
Landa Series 29 Holly Grove Road	$92,863

With respect to the Offered Series, for more information on the purchase prices of the Properties, please see “Use of Proceeds”.

Related Party Loans

Each Series financed 100% of the costs associated with the acquisition of its property, including an acquisition fee and expenses associated with sourcing its property, with a promissory note issued by such Series to the Manager. Each of these promissory notes represents a related-party loan between each respective Series and the Manager. The Original Series Acquisition Notes are non-interest-bearing, whereas the Acquisition Notes bear an interest rate of 4.5% per annum, provided that interest will not accrue on the Acquisition Notes issued by the Series, and no payment of amounts outstanding under such Acquisition Notes will be due, prior to the transfer to the applicable Series of title to its Property, and if such title transfer does not occur prior to the maturity of such Acquisition Note, such Acquisition Note will terminate with no obligation for the Series to make any payment thereunder.

If we do not enter into the Refinance Notes as expected, we expect to issue a related-party promissory note to the Manager on similar terms as the expected Refinance Notes. Each Offered Series may also seek to further refinance any outstanding indebtedness if more favorable terms become available to it.

Each of the Series issued a promissory note to the Manager in connection with the acquisition of its Property, the terms of which are listed in the table below. Each such note is an unsecured obligation of the applicable Series.

Loan	Series	Original Outstanding Amount(1)	Annual Interest Rate	Loan Date	Current Outstanding Amount (2)
1	Landa Series 115 Sardis Street	$117,304	0.00%	7/10/2020	$52,515
2	Landa Series 1394 Oakview Circle	$80,088	0.00%	7/10/2020	$0
3	Landa Series 1701 Summerwoods Lane	$95,491	0.00%	7/10/2020	$42,788
4	Landa Series 1741 Park Lane	$116,574	0.00%	7/10/2020	$52,215
5	Landa Series 209 Timber Wolf Trail	$119,827	0.00%	7/10/2020	$53,351
6	Landa Series 2505 Oak Circle	$98,471	0.00%	7/10/2020	$43,743
7	Landa Series 271 Timber Wolf Trail	$123,412	0.00%	7/10/2020	$55,185
8	Landa Series 29 Holly Grove Road	$100,445	0.00%	7/10/2020	$44,727
9	Landa Series 1703 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
10	Landa Series 1712 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
11	Landa Series 1743 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
12	Landa Series 1750 Summerwoods Lane	$113,697	4.50%	7/12/2021	$113,697
13	Landa Series 4267 High Park Lane	$151,875	4.50%	7/12/2021	$151,875
14	Landa Series 4474 Highwood Park Drive	$136,648	4.50%	7/12/2021	$136,648
15	Landa Series 4809 / 4811 Pinedale Drive	$182,331	4.50%	7/12/2021	$182,331
16	Landa Series 5051 Maple Drive	$107,279	4.50%	7/12/2021	$107,279
17	Landa Series 8569 Creekwood Way	$83,351	4.50%	7/12/2021	$83,351
18	Landa Series 9439 Lakeview Road	$181,134	4.50%	7/12/2021	$181,134
19	Landa Series 10167 Port Royal Court	$110,600	4.50%	7/12/2021	$110,600
20	Landa Series 1246 Elgin Way	$133,535	4.50%	7/12/2021	$133,535
21	Landa Series 168 Brookview Drive	$105,126	4.50%	7/12/2021	$105,126
22	Landa Series 1910 Grove Way	$104,562	4.50%	7/12/2021	$104,562
23	Landa Series 268 Brookview Drive	$126,259	4.50%	7/12/2021	$126,259
24	Landa Series 593 Country Lane	$95,842	4.50%	7/12/2021	$95,842
25	Landa Series 6436 Stone Terrace	$60,479	4.50%	7/12/2021	$60,479
26	Landa Series 6440 Woodstone Terrace	$64,744	4.50%	7/12/2021	$64,744
27	Landa Series 6848 Sandy Creek Drive	$86,367	4.50%	7/12/2021	$86,367
28	Landa Series 687 Utoy Court	$115,422	4.50%	7/12/2021	$115,422
29	Landa Series 729 Winter Lane	$113,721	4.50%	7/12/2021	$113,721
30	Landa Series 7349 Exeter Court	$110,638	4.50%	7/12/2021	$110,638
31	Landa Series 773 Villa Way	$88,336	4.50%	7/12/2021	$88,336
32	Landa Series 8645 Embrey Drive	$118,895	4.50%	7/12/2021	$118,895
33	Landa Series 8780 Churchill Place	$132,557	4.50%	7/12/2021	$132,557
34	Landa Series 8796 Parliament Place	$109,839	4.50%	7/12/2021	$109,839
35	Landa Series 8641 Ashley Way	$146,307	4.50%	10/1/2021	$146,307
36	Landa Series 8651 Ashley Way	$122,325	4.50%	10/1/2021	$122,325
37	Landa Series 8652 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
38	Landa Series 8653 Ashley Way	$121,183	4.50%	10/1/2021	$121,183
39	Landa Series 8654 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
40	Landa Series 8655 Ashley Way	$132,552	4.50%	10/1/2021	$132,552
41	Landa Series 8658 Ashley Way	$136,029	4.50%	10/1/2021	$136,029
42	Landa Series 8659 Ashley Way	$145,165	4.50%	10/1/2021	$145,165
43	Landa Series 8662 Ashley Way	$140,597	4.50%	10/1/2021	$140,597
44	Landa Series 8668 Ashley Way	$157,614	4.50%	10/1/2021	$157,614
45	Landa Series 8670 Ashley Way	$158,870	4.50%	10/1/2021	$158,870
46	Landa Series 8674 Ashley Way	$134,887	4.50%	10/1/2021	$134,887
47	Landa Series 8675 Ashley Way	$132,603	4.50%	10/1/2021	$132,603
48	Landa Series 8677 Ashley Way	$124,609	4.50%	10/1/2021	$124,609
49	Landa Series 8678 Ashley Way	$168,006	4.50%	10/1/2021	$168,006
50	Landa Series 8679 Ashley Way	$134,887	4.50%	10/1/2021	$134,887
51	Landa Series 8683 Ashley Way	$128,971	4.50%	10/1/2021	$128,971

(1)	The principal amount shall be due and payable by the Series within 30 days after demand by Landa Holdings, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.

(2)	The Current Outstanding Amount as of the date of this Offering Circular.

The principal amount and interest rate of each outstanding Original Series Refinance Note is listed in the table below along with the respective terms of each outstanding Original Series Refinance Note. Each note is an unsecured obligation of the applicable Series.

Loan	Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Monthly Payment Required
1	Landa Series 115 Sardis Street	$64,789	4.50%	July 1, 2021	July 1, 2026	$242.96
2	Landa Series 1394 Oakview Circle	$44,015	4.50%	July 1, 2021	July 1, 2026	$165.06
3	Landa Series 1701 Summerwoods Lane	$52,703	4.50%	July 1, 2021	July 1, 2026	$197.64
4	Landa Series 1741 Park Lane	$64,359	4.50%	July 1, 2021	July 1, 2026	$241.35
5	Landa Series 209 Timber Wolf Trail	$66,476	4.50%	July 1, 2021	July 1, 2026	$249.29
6	Landa Series 2505 Oak Circle	$54,728	4.50%	July 1, 2021	July 1, 2026	$205.23
7	Landa Series 271 Timber Wolf Trail	$68,227	4.50%	July 1, 2021	July 1, 2026	$255.85
8	Landa Series 29 Holly Grove Road	$55,718	4.50%	July 1, 2021	July 1, 2026	$208.94

All rental income that has accumulated prior to the commencement of an Offering will be distributed to the Manager prior to such commencement. Each Offered Series will use substantially all of the net proceeds from its Offering to pay down a portion of the outstanding balance under its Acquisition Note.

Each Offered Series may also obtain an additional related party loan from the Manager following the Offering of its Shares, which may be used, among other things, to refinance any borrowings relating to its Property or, in the event an Offered Series incurs a significant unforeseeable expense or vacancy, to cover its debt obligations or other liabilities, or to cover Operating Expenses, not otherwise covered by the Offered Series’ Reserves.

Our Affiliates’ Interests

General

The executive officers of the Manager will also manage operations for the Company and each Series. These persons will have legal obligations with respect to those entities that are similar to their obligations to us. In the future, however, these persons and other affiliates of the Manager may organize other real estate-related programs and acquire for their own account real estate properties that may be suitable for us.

In addition, each of the Manager’s executive officers will also serve as officers of other affiliated entities. As a result, they will owe duties to each of these entities, their holders, members and limited partners. These duties may from time to time conflict with the duties that they owe to the Company and each Series. These persons will also have conflicts of interest with respect to our agreements and arrangements with the Manager and other affiliates of Landa Holdings, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. Except as provided in the Master Agreement or the applicable management agreement, Landa Holdings is not required to make available any particular individual personnel to us or any Series.

The Manager’s executive officers will not be required to devote a specific amount of time to our affairs. As a result, we cannot provide any assurances regarding the amount of time the Manager will dedicate to the management of our business. Accordingly, we may compete with Landa Holdings and any of its current and future programs, funds, vehicles, managed accounts, ventures or other entities owned and/or managed by Landa Holdings or one of its affiliates, including the Manager, which we refer to collectively as the Landa Holdings-sponsored vehicles, for the time and attention of these officers in connection with our business. We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

Payment of Certain Fees and Expenses of the Manager

Each Series issued either an Acquisition Note or Original Series Acquisition Note to the Manager in connection with the acquisition or expected acquisition of its property, the principal amount of which note reflected the purchase price paid by Landa Properties for the property or the most recent appraisal value, payment to the Manager of an acquisition fee, reimbursement to the Manager of actual expenses incurred in connection with the evaluation, discovery, and investigation of the property, and the initial amount of the reserve.

In addition, each Series pays or will pay the Manager a monthly management fee for managing the properties, will reimburse the Manager for certain expenses in connection with any ongoing expense of the Series or the property that is paid by the Manager, expenses in connection with the special servicing of the non-performing properties and the liquidation of the properties, and, if applicable, pay interest on related-party loans for operations, issued by the Manager to a Series. These fees and expenses payable by the Series to the Manager and its affiliates were not determined on an arm’s length basis.

These fees could influence our Manager’s advice to us as well as the judgment of affiliates of our Manager, some of whom also serve as our Manager’s officers and directors. Among other matters, these compensation arrangements could affect their judgment with respect to:

●	the continuation, renewal or enforcement of provisions in the operating agreements involving the Manager and its affiliates; and

●	acquisitions of properties at higher purchase prices, which entitle the Manager to higher acquisition fees and management fees regardless of the quality or performance of the property and, in the case of acquisitions of properties from other entities, might entitle affiliates of the Manager to disposition fees in connection with services for the seller.

In addition, the Manager may benefit from the Company retaining ownership of a property at times when a Series’ holders may be better served by the sale or disposition of the Property.

DESCRIPTION OF SHARES

The following is a description of the Shares of each Offered Series and summary of the material provisions of the individual Operating Agreements as each applies to the Shares offered by this Offering Circular. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the laws of the State of Delaware, the Master Agreement and the applicable Operating Agreement. All capitalized terms appearing but not defined in this section entitled “Description of Shares” will have the meanings set forth in the Form of Series’ Operating Agreement attached as Exhibit 3.1 of Part III of the offering statement of which this Offering Circular forms a part.

Shares

The Company is offering a maximum of 10,000 Shares of each Offered Series. The purchase of Shares in an Offered Series is an investment only in that particular Offered Series and not an investment in any other Series or the Company (or its Manager) as a whole. The Company has not issued, and does not intend to issue, any class of any securities entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing Shares in connection with any offering.

The holders of the Shares will have the rights and be subject to the obligations as holders described in the Master Agreement, as well as the applicable Offered Series’ Operating Agreement and any applicable rights under the Delaware Limited Liability Company Act (the “Act”). See the sections entitled “Offered Series Operating Agreement” and “Master Agreement” below.

Holders of an Offered Series will only have a right to receive distributions and will have no rights to direct or vote on any matter concerning such Offered Series and the management of its affairs, including the dissolution of such Offered Series.

New Series will be formed and will issue their own membership interests for future properties. An investor who invests in Shares of an Offered Series will not have any direct or indirect interest in another Series or any property of any another Series unless the investor also purchases membership interests in a separate offering for another Series.

Offered Series’ Operating Agreement

The business and operations of each Offered Series will be conducted pursuant to the terms and conditions set forth in such Offered Series’ Operating Agreement.

Management, Voting and Governance

Each Offered Series intends to enter into a Management Agreement with Landa Holdings prior to such Offered Series’ initial Closing. Each Offered Series is currently governed by its Offered Series’ Operating Agreement. Except as otherwise provided in the applicable Management Agreement or Operating Agreement, the Manager will conduct, direct and exercise full control over all major activities of each Offered Series, including all decisions relating to the issuance of Shares. The Manager will have the sole power and authority to bind or take any action on behalf of each Offered Series, or to exercise any rights and powers granted to each Offered Series under the applicable Offered Series’ Operating Agreement, the Master Agreement or any other agreement, instrument, or other document to which an Offered Series is a party. Except as otherwise required by law, the Offered Series’ holders will have no voting rights or governance rights.

Distributions

Each Offered Series will make distributions of available cash, if any, which we expect to be rent collected less any fees, expenses and taxes and any amounts allocated to Reserves. Distributions will be made through the Landa Mobile App. Any distributions an Offered Series makes will be at the discretion of the Manager and will be based on a number of factors, including, but not limited to, the total number of Shares sold, the Monthly Management Fee, expenses, taxes, amounts allocated to Reserves, and actual and accrued cash flows of the applicable Offered Series.

There can be no assurance that an Offered Series will be able to make any distributions on a monthly basis. For discussion of factors that may result in the Offered Series not being able to make monthly distributions, please see “Risk Factors—Risks Related to the Properties and the Offered Series—Each Offered Series will depend on tenants for its revenue, and lease defaults or terminations could reduce its net income and limit its ability to make distributions to investors.”

Liquidating Distributions

The proceeds from the liquidation of an Offered Series will be distributed within 90 days of the date of liquidation in the following order and priority:

●	First, to creditors of an Offered Series, including the holders who are creditors, to the extent otherwise permitted by law, in satisfaction of all debts, liabilities, obligations and expenses of such Offered Series, including, without limitation, the expenses incurred in connection with the liquidation of such Offered Series; and

●	Second, to all holders of Shares of an Offered Series pro rata, in proportion to their holdings of such Shares.

Exculpation and Indemnification of the Manager

Each Offered Series’ Operating Agreement will generally provide that no Manager, operator or holder of Shares of a given Offered Series, or their respective affiliates (collectively, the “Indemnified Persons”) will have any personal obligation for any debts, obligations or liabilities of each Series or the Company and that no Indemnified Person will be liable to the Company, the Series or to any other holder for any act or omission taken or suffered by such Indemnified Person in connection with the conduct of the affairs of the Offered Series or otherwise in connection with the applicable Offered Series’ Operating Agreement, Master Agreement or matters contemplated thereby unless such Indemnified Person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or material violation of the express terms of the Company’s Certificate of Formation (the “Certificate of Formation”), the applicable Offered Series’ Operating Agreement or the Master Agreement. Each Offered Series will hold harmless and indemnify, solely out of the assets of such Offered Series, each Indemnified Person to the fullest extent permitted by law for any loss, damage or other expense incurred by such Indemnified Person as a result of any act or omission arising out of such person’s activities in connection with the establishment, management or operations of such Offered Series, unless such person is determined to be guilty by final adjudication of gross negligence, willful misconduct, fraud, material misrepresentation or a material violation of the express terms of the Certificate of Formation.

In addition, each Offered Series’ Operating Agreement will require that, to the maximum extent permitted by law, each member of such Offered Series will absolutely and irrevocably waive any and all claims, actions, causes of action, loss, damage and expense including any and all attorneys’ fees and other costs of enforcement arising out of or in connection with any breach of any fiduciary duty by any other member or the Manager of such Offered Series or any of their affiliates in the nature of actions taken or omitted by any such other persons, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the members (or any of them), except a breach of any specific term of the applicable Offered Series’ Operating Agreement.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Amendment

An Offered Series’ Operating Agreement may not be amended except with the consent of the Manager, acting in its sole discretion. Notice of amendment will be furnished to each Offered Series’ member within a reasonable time following such amendment.

Dissolution of a Series

The Manager may effectuate the dissolution of an Offered Series without the consent of the holders of such Offered Series upon any of the following events: (i) the determination by the Manager, acting in its sole discretion; (ii) dissolution of Landa App LLC (iii) the sale or other disposition of the Property held by such Offered Series; or (iv) the entry of a decree of judicial termination under Section 18-218 of the Act. Upon dissolution of an Offered Series, the Manager will wind up such Offered Series’ affairs and make all liquidating distributions in accordance with the Offered Series’ Operating Agreement.

Master Agreement

The following is a summary of the material provisions of the Master Agreement. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to applicable provisions of the laws of the State of Delaware and the entire Master Agreement. All capitalized terms appearing herein but not defined in this section entitled “Master Agreement” will have the meanings set forth in the Master Agreement.

General

All of the Company’s operations will be conducted through the various Series. Each Series will have its own Operating Agreement and will have (A) separate rights, powers, duties and management from each other Series and (B) exclusive rights with respect to the property, obligations, profits and losses associated with the Series and all proceeds derived therefrom. No debt, liability, obligation or expense of a Series will be the debt, liability, obligation or expense of the other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series will be enforceable against the assets of such Series only and not against any other assets of the Company, generally, or the other Series, and none of the Company’s debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing will be enforceable against the assets of any Series.

Purpose and Business

Except as may otherwise be expressly provided in the Operating Agreement of the individual Offered Series, the Company and each Offered Series will have the authority to engage in any lawful business, purpose or activity permitted by law. The Manager will possess and may exercise all of the powers and privileges granted by law, together with any powers incidental thereto, including such powers or privileges as are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Offered Series.

Management, Voting and Governance

Except as otherwise provided in the Master Agreement, all powers of the Company will be exercised by or under the authority of, and the Company’s business and affairs, implementation of the Company’s policies and executive control of the Company’s major decisions will be made by, the Manager. The Manager will have the right and power to run all of the day-to-day rental operations and other affairs of the Company and to act as agent for and on behalf of the Company, with the power to bind it.

Amendment of the Master Agreement by the Manager

The Master Agreement may not be amended except in writing by the Manager.

Books, Records and Accounting

The Manager will keep or cause to keep full and true books and records of the Company, including with respect to transactions of each Series and the conduct of its business. These books and records will be maintained in accordance with U.S. GAAP, consistently applied, and will at all times be maintained at the principal place of business of the Company. The Manager will maintain separate records for each Series; the records for each Series will account for the assets of each Series separately from the other assets of the Company or of the other Series. Upon reasonable written request, each holder associated with a Series will have the right, at a time during ordinary business hours, to inspect and copy the books and records of such Series for any purpose reasonably related to the holder’s interest with respect to the Series. The Manager may, to the maximum extent permitted by applicable law, keep confidential from the holders associated with a Series any information the disclosure of which the Manager reasonably believes is not in the best interest of the Company or such Series or is adverse to the interests of the Company or such Series or which the Company or the Manager is required by law or by an agreement with any person to keep confidential.

Relationships with Affiliates

Each Offered Series may enter into agreements or contracts with the holders of such Offered Series, any affiliate of such holders, or any agent of the holders or the Company itself provided that the agreements or contracts contain substantially such terms and conditions as would be contained in a similar agreement or contract entered into as the result of arm’s-length negotiations with a comparable unaffiliated and disinterested third party.

Conflicts of Interest

The Manager and its affiliates will try to balance the Company’s and each Series’ interests with their own.  However, to the extent that such parties take actions that are more favorable to other entities than the Company or its Series, these actions could have a negative impact on the Series’ financial performance and, consequently, on distributions to investors and the value of the membership interests of each Series.  The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

None of the compensation payable to the Manager during the acquisition of the properties or for ongoing property management was determined by arms’ length negotiations. In addition, the terms of the Original Series Refinance Notes were not determined by arms’ length negotiations. You must rely upon the duties of the Manager of good faith and fair dealing to protect your interests, as qualified by the Operating Agreement. While the Manager believes that the consideration is fair for the work being performed, there can be no assurance made that the compensation payable to the Manager will reflect the true market value of its services.

Conflicts of interest may exist or could arise in the future with Company, including each Series, the Manager, our officers and/or directors who are also officers and/or directors of the Company and/or the Manager. Conflicts may include, without limitation:

●	Each of the Manager’s executive officers will also serve as an officer of other affiliated entities. As a result, these persons will have a conflict of interest with respect to our agreements and arrangements with the Manager and other affiliates of Landa Holdings, which were not negotiated at arm’s length, and their terms may not have been as favorable to us as if they had been negotiated at arm’s length with an unaffiliated third party. Except as provided in the Master Agreement or the applicable Management Agreement, Landa Holdings is not required to make available any particular individual personnel to us or any Series.

●	The Manager executive officers will not be required to devote a specific amount of time to our affairs. As a result, we cannot provide any assurances regarding the amount of time the Manager will dedicate to the management of our business. Accordingly, we may compete with Landa Holdings and any of its current and future programs, funds, vehicles, managed accounts, ventures or other entities owned and/or managed by Landa Holdings or one of its affiliates, including the Manager, which we refer to collectively as the Landa Holdings-sponsored vehicles, for the time and attention of these officers in connection with our business. We may not receive the level of support and assistance that we might otherwise receive if we were internally managed.

●	We may in the future form or sponsor additional Landa-sponsored vehicles, which could have overlapping investment objectives. To the extent we have sufficient capital to acquire a property that the Manager has determined to be suitable for us, that property will be allocated to us.

●	The Manager does not assume any responsibility beyond the duties specified in the applicable Operating Agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The Manager’s liability is limited under the applicable Operating Agreement and we have agreed to reimburse, indemnify and hold harmless the Manager, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of, or arising from acts or omissions of, such indemnified parties not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under the Operating Agreement which has a material adverse effect on us. As a result, we could experience poor performance or losses for which the Manager would not be liable.

Whenever a conflict of interest exists or arises between the Manager and the Company, a Series or a holder, the Manager will resolve the conflict of interest, take the action or provide the terms, considering in each case the relative interest of each party (including its own interest) to the conflict, agreement, transaction or situation and the benefits and burdens relating to the interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Manager, the resolution, action or terms taken or provided by the Manager will not constitute a breach of the Master Agreement, a Series Operating Agreement or of any other duty or obligation of the Manager.

The Company, its Series, the Manager (and its affiliates) may not have separate legal counsel in the future. Certain conflicts of interest may exist and may arise. Legal counsel is not representing any prospective investors of any Offered Series in connection with the Offerings. Prospective investors are advised to consult their own independent counsel with respect to the legal and tax implications of an investment in any Offered Series.

Dissolution of the Company

The Manager may effectuate the dissolution of the Company without the consent of the holders of each Series upon any of the following events: (i) the determination by the Manager, acting in its sole discretion; (ii) the dissolution of the last remaining Series; or (iii) the entry of a decree of judicial dissolution. Upon dissolution of the Company, the Manager will wind up all of our affairs in accordance with the provisions of the Master Agreement.

Transfer Agent and Registrar

Securitize LLC will serve as transfer agent and registrar for the Shares of each Offered Series.

LEGAL MATTERS

The validity of the issuance of the Shares of each Offered Series offered by this Offering Circular will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, Washington, District of Columbia.

EXPERTS

The balance sheets of Landa App LLC as of December 31, 2020 and the related statements of income, cash flows and changes in members’ equity of Landa App LLC for the period from January 1, 2020 to December 31, 2020, as well as the combined statements of revenues and certain expenses in total and for each listed property of the Georgia Single-Family Home Portfolio for the period from January 1, 2020 through July 10, 2020, the 2021- Georgia Single-Family Home Portfolio-1 for the period from January 1, 2020 through December 31, 2020, the 2021- Georgia Single-Family Home Portfolio-2 for the period from January 1, 2020 through December 31, 2020 and the 2021- Georgia Single-Family Home Portfolio-3 for the period from January 1, 2020 through December 31, 2020, have been included in this Offering Circular in reliance upon the reports of Marcum LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

The Company has filed with the SEC an offering statement under the Securities Act on Form 1-A regarding the Offerings. This Offering Circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. We are subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC on the SEC’s website at www.sec.gov, which contains reports, information statements and other information regarding issuers that file with the SEC.

You may also request a copy of these filings at no cost, by writing, emailing or telephoning the Company at:

Landa App LLC

Attn: Landa Holdings, Inc.
6 W. 18th Street

New York, NY 10011
hi@landa.app

Within 120 days after the end of each fiscal year Landa App will provide holders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that Landa App is required to provide to holders of Shares.

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm For Landa App LLC	F-2
Landa App LLC and Landa App Series Group Balance Sheet As Of December 31, 2020	F-3
Statement of Operations For Landa App LLC For The Period From January 1, 2020 To December 31, 2020 and For the Series For The Period From May 19, 2020 To December 31, 2020	F-5
Statement of Changes In Members’ Equity For Landa App For The Period From January 1, 2020 To December 31, 2020 and For the Series For The Period From May 19, 2020 To December 31, 2020	F-7
Statement of Cash Flows For Landa App For The Period From January 1, 2020 To December 31, 2020 and For the Series For The Period From May 19, 2020 To December 31, 2020	F-8
Notes To The Financial Statements For Landa App For The Period From January 1, 2020 To December 31, 2020 and For the Series For The Period From May 19, 2020 To December 31, 2020	F-10

Landa App LLC and Landa App Series Group Balance Sheet As Of June 30, 2021 (unaudited)	F-20
Landa App LLC and Landa App Series Group Balance Sheet As Of December 31, 2020 (audited)	F-22
Statement of Operations For The Period From January 1, 2021 To June 30, 2021 (unaudited)	F-24
Statement of Operations For Landa App LLC For The Period From January 1, 2020 To June 30, 2020 (unaudited) and For the Series For The Period From May 19, 2020 To June 30, 2020 (unaudited)	F-26
Statements of Changes In Members’ Equity For The Periods From January 1, 2020 To June 30, 2020 (unaudited) and from January 1, 2021 to June 30, 2021 (unaudited)	F-27
Statements of Cash Flows For The Periods From January 1, 2020 To June 30, 2020 (unaudited) and from January 1, 2021 to June 30, 2021 (unaudited)	F-28
Notes To The Financial Statements As Of June 30, 2021 (unaudited)	F-31

Overview To (Unaudited) Pro Forma Condensed Combined Financial Statements For Landa App LLC And For Each Series	F-41
Pro-forma Condensed Combined Balance Sheets (Unaudited) As of June 30, 2021	F-42
Pro-forma Condensed Combined Statements Of Operations (Unaudited) For The Periods From January 1, 2020 To December 31, 2020 and January 1, 2021 To June 30, 2021	F-94
Notes To Pro-forma Condensed Combined Financial Statements (Unaudited) For The Periods From January 1, 2020 To December 31, 2020 and January 1, 2021 To June 30, 2021	F-196

Independent Auditors’ Report For 2021 - Georgia Single-family Home Portfolio - 1	F-198
Combined Statements Of Revenues And Certain Expenses For The Period of January 1, 2020 to December 31, 2020	F-199
Notes To Combined Statements Of Revenue And Certain Expenses For The Period Of January 1, 2020 to December 31, 2020	F-200

Combined Statements Of Revenues And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 1 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-201
Notes To Combined Statements Of Revenue And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 1 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-202

Independent Auditors’ Report For 2021 - Georgia Single-family Home Portfolio - 2	F-203
Combined Statements Of Revenues And Certain Expenses For The Period of January 1, 2020 to December 31, 2020	F-204
Notes To Combined Statements Of Revenue And Certain Expenses For The Period Of January 1, 2020 to December 31, 2020	F-205

Combined Statements Of Revenues And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 2 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-206
Notes To Combined Statements Of Revenue And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 2 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-207

Independent Auditors’ Report For 2021 - Georgia Single-family Home Portfolio - 3	F-208
Combined Statements Of Revenues And Certain Expenses For The Period of January 1, 2020 to December 31, 2020	F-209
Notes To Combined Statements Of Revenue And Certain Expenses For The Period Of January 1, 2020 to December 31, 2020	F-210

Combined Statements Of Revenues And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 3 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-211
Notes To Combined Statements Of Revenue And Certain Expenses For 2021 - Georgia Single-family Home Portfolio - 2 For The Period of January 1, 2021 to June 30, 2021 (Unaudited)	F-212

Independent Auditors’ Report For Georgia Single-family Home Portfolio	F-213
Combined Statements Of Revenues And Certain Expenses For The Period of January 1, 2020 to July 10, 2020	F-214
Notes To Combined Statements Of Revenue And Certain Expenses For The Period Of January 1, 2020 to July 10, 2020	F-215

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Manager of

Landa App LLC

Landa App Series Group

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Landa App LLC in total and for each series of the Landa App Series Group (“Series”), (collectively the “Company”) as of December 31, 2020, the related combined statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2020 for Landa App LLC and for the period May 19, 2020 (inception) to December 31, 2020 for the Series, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of their operations and their cash flows for the year ended December 31, 2020 for Landa App LLC and for the period May 19, 2020 (inception) to December 31, 2020 for the Series, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, Landa App LLC has not commenced planned principal operations and has not generated revenues or profits from inception. Once Landa App LLC commences its planned principal operations it will incur significant additional expenses and be dependent upon additional capital resources. In addition, each Series commenced operations and has incurred losses and is dependent upon additional capital resources. These conditions raise substantial doubt about the Landa App LLC and each Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY

April 19, 2021

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2020

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
Assets
Cash	$-	$624	$3,066	$3,852	$2,137
Restricted Cash	-	-	-	950	-
Investments in single-family residential properties, net	-	110,751	76,600	91,821	110,823
Due from related party	-	1,553	2,321	-	3,519
Other Assets	-	-	-	-	-
Total Assets	-	112,928	81,987	96,623	116,479

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	-	115,980	79,678	95,160	115,651
Due to Related Party	-	-	-	474	-
Other Liabilities	-	511	1,017	1,585	820
Total Liabilities	-	116,491	80,695	97,219	116,471

Commitments and Contingencies (Note 10)	-	-	-	-	-

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	-	(3,563)	1,292	(596)	8
Total Liabilities and Members’ Equity / (Deficit)	$-	$112,928	$81,987	$96,623	116,479

The accompanying notes are an integral part of these combined financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2020 (continued)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined
Assets
Cash	$2,962	$70	$1,230	$2,766	$16,707
Restricted Cash	775	-	-	-	1,725
Investments in single-family residential properties, net	115,414	102,810	123,994	96,983	829,196
Due from related party	2,203	-	-	433	10,029
Other Assets	-	1,750	-	-	1,750
Total Assets	121,354	104,630	125,224	100,182	859,407

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	119,268	98,272	122,575	100,099	846,683
Due to Related Party	-	7,265	7,412	-	15,151
Other Liabilities	1,399	1,179	403	1,245	8,159
Total Liabilities	120,667	106,716	130,390	101,344	869,993

Commitments and Contingencies (Note 10)	-	-	-	-	-

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	687	(2,086)	(5,166)	(1,162)	(10,586)
Total Liabilities and Members’ Equity / (Deficit)	121,354	$104,630	$125,224	$100,182	$859,407

The accompanying notes are an integral part of these combined financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF OPERATIONS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane

Rental Income	$-	$4,542	$4,400	$4,794	$4,116

Expenses
Property maintenance	-	3,797	-	2,065	-
Property management expense - related party	-	363	352	384	329
Property taxes	-	511	573	635	817
Property insurance	-	363	304	278	319
Depreciation and amortization	-	1,881	1,067	1,344	1,811
Interest expense	-	1,189	368	298	829
Other Expenses	-	1	1	386	1
Expenses	$-	$8,105	$2,665	$5,390	$4,106

Net Income (loss) before provision for income tax	$-	$(3,563)	$1,735	$(596)	$10
Provision for income taxes	-	-	443	-	2
Net Income (loss)	$-	$(3,563)	$1,292	$(596)	$8

The accompanying notes are an integral part of these combined financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF OPERATIONS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

(CONTINUED)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined

Rental Income	$4,400	$4,375	$3,325	$3,974	$33,926

Expenses
Property maintenance	-	3,806	4,585	2,094	16,347
Property management expense - related party	352	350	266	318	2,714
Property taxes	388	429	403	645	4,401
Property insurance	324	311	324	287	2,510
Depreciation and amortization	1,652	1,387	1,738	1,480	12,360
Interest expense	502	177	751	311	4,425
Other Expenses	259	1	424	1	1,074
Expenses	$3,477	$6,461	$8,491	$5,136	$43,831

Net Income (loss) before provision for income tax	$923	$(2,086)	$(5,166)	$(1,162)	$(9,905)
Provision for income taxes	236	-	-	-	681
Net Income (loss)	$687	$(2,086)	$(5,166)	$(1,162)	$(10,586)

The accompanying notes are an integral part of these combined financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
January 1, 2020 Balance	$-	$-	$-	$-	$-
Net Income / (Loss)	-	(3,563)	1,292	(596)	8
December 31, 2020 Balance	-	(3,563)	1,292	(596)	8

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined
January 1, 2020 Balance	$-	$-	$-	$-	$-
Net Income / (Loss)	687	(2,086)	(5,166)	(1,162)	(10,586)
December 31, 2020 Balance	687	(2,086)	(5,166)	(1,162)	(10,586)

The accompanying notes are an integral part of these combined financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CASH FLOWS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
Operating Activities:
Net Income (loss) before provision for income tax	$-	$(3,564)	$1,735	$(594)	$10
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	-	1,881	1,067	1,344	1,811
Amortization of debt discount	-	1,189	368	298	829
Provision for income taxes	-	-	(443)	-	(2)
Changes in assets and liabilities:
Due from Related Party	-	607	(678)	2,169	(1,331)
Other assets	-	-	-	-	-
Other liabilities	-	511	1,017	1,585	820
Net cash provided by (used in) operating activities	-	624	3,066	4,802	2,137

Investing Activities
Improvements to single-family residential properties	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-

Financing Activities	-	-	-	-	-

Net Increase (Decrease) in Cash and Restricted Cash	-	624	3,066	4,802	2,137
Cash and Restricted Cash at Beginning of Period	-	-	-	-	-
Cash and Restricted Cash at End of Period	-	624	3,066	4,802	2,137

Supplemental schedule of noncash investing and financing activities
Due from related party	$-	$(2,158)	$(1,644)	$(1,697)	$(2,188)
Acquisition of single-family residential properties	-	(113,193)	(77,840)	(93,305)	(113,025)
Original Issue Discount on Note Payable - Related Party	-	(1,953)	(604)	(489)	(1,361)
Note payable - related party	-	117,304	80,088	95,491	116,574

The accompanying notes are an integral part of these financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CASH FLOWS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

(CONTINUED)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined
Operating Activities:
Net Income (loss) before provision for income tax	$924	$(2,086)	$(5,166)	$(1,161)	$(9,902)
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	1,652	1,387	1,738	1,480	12,360
Amortization of debt discount	502	177	751	311	4,425
Provision for income taxes	(236)	-	-	-	(681)
Changes in assets and liabilities:
Due from Related Party	(503)	8,362	9,604	891	19,121
Other assets	-	(1,750)	-	-	(1,750)
Other liabilities	1,398	1,180	403	1,245	8,159
Net cash provided by (used in) operating activities	3,737	7,270	7,330	2,766	31,732

Investing Activities
Improvements to single-family residential properties	-	(7,200)	(6,100)	-	(13,300)
Net cash provided by (used in) investing activities	-	(7,200)	(6,100)	-	(13,300)

Financing Activities	-	-	-	-	-

Net Increase (Decrease) in Cash and Restricted Cash	3,737	70	1,230	2,766	18,432
Cash and Restricted Cash at Beginning of Period	-	-	-	-	-
Cash and Restricted Cash at End of Period	3,737	70	1,230	2,766	18,432

Supplemental schedule of noncash investing and financing activities
Due from related party	$(1,701)	$(1,098)	$(2,192)	$(1,325)	$(14,003)
Acquisition of single-family residential properties	(117,302)	(97,080)	(119,986)	(98,609)	(830,340)
Original Issue Discount on Note Payable - Related Party	(824)	(292)	(1,234)	(511)	(7,268)
Note payable - related party	119,827	98,470	123,412	100,445	851,611

The accompanying notes are an integral part of these financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

NOTES TO THE FINANCIAL STATEMENTS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO DECEMBER 31, 2020

1.	ORGANIZATION, NATURE OF ACTIVITIES AND GOING CONCERN

Landa App LLC (the “Company,” “us,” “we,”, “our”, or the “Master Series”), is currently a Delaware series limited liability company organized on November 25, 2019. On April 30, 2020, the Company changed its name from Landa Properties A LLC. The Company is a wholly owned subsidiary of Landa Holdings, Inc. and currently operates under an operating agreement with Landa Holdings, Inc. (the “Manager”). The Manager serves as the asset manager for the real estate properties owned by the Company and each underlying series. The Company was formed to engage in the business of acquiring, managing and renting commercial and residential properties (the “Property”, and collectively, the “Properties”). The Company has created, and it is expected that the Company will continue to create, separate series of interests registered under the Company (each a “Series”), that each Property will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interest, or shares, in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and will elect to be treated as a corporation. The Company and each Series grouped together, (the “Landa App Series Group,”) are herein, referred to as (the “Combined Group.”)

On May 19, 2020, the Company filed Certificates of Registered Series Limited Liability Company with the Secretary of State of the State of Delaware to register each of the Series.

On July 10, 2020, the initial set of properties were acquired from a related party by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

The Company is a business that has not commenced planned principal operations and has not generated revenues or profits since inception. Once the Company commences its planned principal operations which will occur after qualification, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Each Series has commenced its planned operations. However, each Series is dependent upon additional capital resources from its planned offering. Each Series is subject to significant risks and uncertainties, including failing to secure funding to commence the Series’ planned operations or failing to profitably operate the business

As a result, the accompanying financial statements for the Combined Group have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Going Concern

The Combined Group’s ability to continue as a going concern for the next twelve months is dependent upon, among other things, the ability to successfully implement the business model, raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Combined Group will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Combined Group to continue as a going concern for the next twelve months from the date the financial statements are issued.

The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Combined Group be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements of Landa App LLC and each of the Series are being presented on a combined basis, in accordance with U.S. GAAP (ASC 810, Consolidation) due to common control by Landa Holdings, Inc., in its capacity as Manager to the Company and each Series.

The combined financial statements include the eight (8) single-family homes located in the Atlanta metropolitan area in the state of Georgia. Each Property was acquired by each respective Series in the Master Series table below in July 2020:

Series Name		Series Inception Date	Acquisition Date
1	Series 115 Sardis Street	May 19, 2020	July 10, 2020
2	Series 1394 Oakview Circle	May 19, 2020	July 10, 2020
3	Series 1701 Summerwoods Lane	May 19, 2020	July 10, 2020
4	Series 1741 Park Lane	May 19, 2020	July 10, 2020
5	Series 209 Timber Wolf Trail	May 19, 2020	July 10, 2020
6	Series 2505 Oak Circle	May 19, 2020	July 10, 2020
7	Series 271 Timber Wolf Trail	May 19, 2020	July 10, 2020
8	Series 29 Holly Grove Road	May 19, 2020	July 10, 2020

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties with development of new technology including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these financial statements include, but are not limited to, useful life of assets and depreciation expenses.

Cash and Restricted Cash

Each series held the following amount of cash and restricted cash as of December 31, 2020:

Series	Cash	Restricted Cash	Total
Landa Series 115 Sardis Street	$624	$-	$624
Landa Series 1394 Oakview	3,066	-	3,066
Landa Series 1701 Summerwoods Lane	3,852	950	4,802
Landa Series 1741 Park Lane	2,137	-	2,137
Landa Series 209 Timber Wolf Trail	2,962	775	3,737
Landa Series 2505 Oak Circle	70	-	70
Landa Series 271 Timber Wolf Trail	1,230	-	1,230
Landa Series 29 Holly Grove Road	2,766	-	2,766
Total Combined	$16,707	$1,725	$18,432

Cash includes all cash balances. Restricted cash includes tenant security deposits.

As a matter of performing its duties, the Manager at time will collect and hold cash on behalf of the Property. See Note 7: Related Party Transactions for more details.

Revenue

Revenues are generated at the Series level. Rental revenue, net of concessions, is recognized on a straight-line basis over the term of the lease. We will periodically review the collectability of the resident receivables and record an allowance for doubtful accounts for any estimated probable losses. Bad debt expenses will be recorded within property operating and maintenance expenses in the combined financial statements.

Real Estate Property Acquisitions

Upon acquisition from a third-party, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, our purchases of homes are treated as asset acquisitions and are recorded at their purchase price, which is allocated between land, building and improvements, and in-place lease intangibles (when a resident is in place at the acquisition date) based upon their relative fair values at the date of acquisition.

Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Company utilizes its own market knowledge obtained from historical transactions, its internal construction program and published market data. In this regard, the Company also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building.

The value of acquired lease-related intangibles is estimated based upon the costs we would have incurred to lease the property under similar terms. Such costs are capitalized and amortized over the remaining life of the lease. Acquired leases are generally short-term in nature (less than one year).

Upon acquisition from a related party, the Company considers this transaction between entities under common control. Under ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests, in this case, the Series, shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

In July 2020, the initial set of properties were acquired from a related party by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

Real Estate Depreciation

Real estate properties are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to thirty years.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate and Impairment

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the Series’ single-family residential properties may not be recoverable. To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. No impairments on any property were recorded as of December 31, 2020.

Earnings per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the year. Basic earnings per share is computed by dividing income available to members by the weighted-average common shares outstanding during the year.

Income Taxes

The Company intends to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code. The elements of income and expense are included on the tax returns of the entity’s members.

Each individual Series has elected to be treated as a corporation for tax purposes. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Series recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of December 31, 2020.

The Series’ determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof.

The Series is subject to incomes taxes for US Federal purposes and in the state of Georgia. The Series’ tax years are open for examinations for all periods since inception.

Organization and Offering Costs

The Manager will pay all costs incurred in connection with each Series’ organization, including, the Series’ registration fee and franchise tax in the states of Delaware and Georgia. In addition, the Manager will pay all costs incurred in connection with each Offering.

3.	RECENT ACCOUNTING STANDARDS

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. In April 2020, the FASB voted to defer the effective date of ASC 842 for private companies and certain no-for-profit entities for one year. For private companies and private NFPs, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. For public NFPs the leasing standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4.	FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

As of December 31, 2020, each of the Series’ significant financial instruments consist of cash and cash equivalents, and related party payables. The carrying amount of each of the Series’ financial instruments approximates their fair values due to their short-term nature.

5.	INVESTMENTS IN SINGLE-FAMILY RESIDENTIAL PROPERTIES

The following table sets forth the net carrying amount associated with each Series’ property by component as of December 31, 2020:

Series	Building & Improvements	Land	Total gross investments	Less: Accumulated Depreciation	Investments in single-family residential properties, net
Landa Series 115 Sardis Street	$106,704	$5,928	$112,632	$(1,881)	$110,751
Landa Series 1394 Oakview	60,514	17,153	77,667	(1,067)	76,600
Landa Series 1701 Summerwoods Lane	76,208	16,958	93,165	(1,344)	91,821
Landa Series 1741 Park Lane	102,709	9,924	112,634	(1,811)	110,823
Landa Series 209 Timber Wolf Trail	93,667	23,399	117,065	(1,652)	115,414
Landa Series 2505 Oak Circle	83,595	20,602	104,197	(1,387)	102,810
Landa Series 271 Timber Wolf Trail	102,740	22,992	125,732	(1,738)	123,994
Landa Series 29 Holly Grove Road	83,937	14,526	98,463	(1,480)	96,983
Total Combined	$710,074	$131,482	$841,555	$(12,360)	$829,196

During the period from May 19, 2020, to December 31, 2020, each series recognized the following in depreciation expense:

Series	Depreciation Expense
Landa Series 115 Sardis Street	$1,881
Landa Series 1394 Oakview Circle	1,067
Landa Series 1701 Summerwoods Lane	1,344
Landa Series 1741 Park Lane	1,811
Landa Series 209 Timber Wolf Trail	1,652
Landa Series 2505 Oak Circle	1,387
Landa Series 271 Timber Wolf Trail	1,738
Landa Series 29 Holly Grove Road	1,480
Total Combined	$12,360

The above includes cumulative acquisition fees paid to the Manager of $47,102 as of December 31, 2020.

6.	MEMBER’S EQUITY (DEFICIT)

The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

7.	RELATED PARTY TRANSACTIONS

Landa Holdings Inc., Manager

Notes Payable

Series	Original Outstanding Amount	Annual Interest Rate	Loan Date	Maturity Date (1)	Current Outstanding Amount
Landa Series 115 Sardis Street	$117,304	-%	7/10/20		$115,980
Landa Series 1394 Oakview Circle	80,088	-%	7/10/20		79,678
Landa Series 1701 Summerwoods Lane	95,491	-%	7/10/20		95,160
Landa Series 1741 Park Lane	116,574	-%	7/10/20		115,651
Landa Series 209 Timber Wolf Trail	119,827	-%	7/10/20		119,268
Landa Series 2505 Oak Circle	98,471	-%	7/10/20		98,272
Landa Series 271 Timber Wolf Trail	123,412	-%	7/10/20		122,575
Landa Series 29 Holly Grove Road	100,445	-%	7/10/20		100,099

(1)	The principal amount shall be due and payable by the Series within 30 days after the demand by the Manager, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.

The balance in connection with the acquisition of its property, each Series issued an unsecured non-interest-bearing promissory note in principal amount to the Manager (each an “Acquisition Note”). The outstanding amount of each Acquisition Note is listed in the table below along with the respective terms of such note. Each note is an unsecured obligation of the applicable Series.

The Company imputed interest expense for the loan using an interest rate of 4.5% over a one-year period (the rate in which refinancing is expected) less any premiums paid on behalf of acquiring the asset. This resulted in discount that is recognized over the expected life the loan.

Series	Carrying Amount	Unamortized Discount	Outstanding Amount	Imputed Interest Expense for the Period (1)
Landa Series 115 Sardis Street	$115,980	$1,324	$117,304	$1,189
Landa Series 1394 Oakview	79,678	410	80,088	368
Landa Series 1701 Summerwoods Lane	95,160	331	95,491	298
Landa Series 1741 Park Lane	115,651	923	116,574	829
Landa Series 209 Timber Wolf Trail	119,268	559	119,827	502
Landa Series 2505 Oak Circle	98,272	199	98,471	177
Landa Series 271 Timber Wolf Trail	122,575	837	123,412	751
Landa Series 29 Holly Grove Road	100,099	346	100,445	311

(1)	The interest expense recognized for the period from July 10, 2020 (the issue date of each Acquisition Note) to December 31, 2020.

Acquisition fees and Property Management expense

The Manager receive fees, reimbursements, and compensation in connection with the acquisition and Property management of the Series’ real estate investments. The following shows the amounts received from each series:

Series	Property Management Expense	Acquisition fee (1)	Property Diligence Expenses (1)	Total
Landa Series 115 Sardis Street	$363	$6,479	$685	$7,527
Landa Series 1394 Oakview	352	4,401	685	5,438
Landa Series 1701 Summerwoods Lane	384	5,270	685	6,339
Landa Series 1741 Park Lane	329	6,436	685	7,450
Landa Series 209 Timber Wolf Trail	352	6,648	685	7,685
Landa Series 2505 Oak Circle	350	5,473	685	6,508
Landa Series 271 Timber Wolf Trail	266	6,823	685	7,774
Landa Series 29 Holly Grove Road	318	5,572	685	6,575
Total Combined	$2,714	$47,102	$5,480	$55,296

(1)	Acquisition fees and Property Diligence expenses part of Land and Building as capitalized costs.

Due from (Due to) Related Party

As part of its role as property manager, the Manager at times will collect rent on behalf of each of the Series. The Series will also reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to each of the series. The following table sets forth the net amount as of December 31, 2020:

Series	Due From (Due to) Related Party (net)
Landa Series 115 Sardis Street	$1,552
Landa Series 1394 Oakview	2,322
Landa Series 1701 Summerwoods Lane	(473)
Landa Series 1741 Park Lane	3,519
Landa Series 209 Timber Wolf Trail	2,204
Landa Series 2505 Oak Circle	(7,264)
Landa Series 271 Timber Wolf Trail	(7,412)
Landa Series 29 Holly Grove Road	433
Total Combined	$(5,119)

8.	OTHER ASSETS AND LIABILITIES

Each of the Series’ balance in other assets is as follows:

Series	Rent Receivable
Landa Series 115 Sardis Street	$-
Landa Series 1394 Oakview	-
Landa Series 1701 Summerwoods Lane	-
Landa Series 1741 Park Lane	-
Landa Series 209 Timber Wolf Trail	-
Landa Series 2505 Oak Circle	1,750
Landa Series 271 Timber Wolf Trail	-
Landa Series 29 Holly Grove Road	-
Total Combined	$1,750

Each of the Series’ balance in other liabilities is as follows:

Series	Security Deposits		Accrued Taxes	Total Other Liabilities
Landa Series 115 Sardis Street	$-		$511	$511
Landa Series 1394 Oakview	-		1,016	1,016
Landa Series 1701 Summerwoods Lane	950		635	1,585
Landa Series 1741 Park Lane	-		820	820
Landa Series 209 Timber Wolf Trail	775	*	624	1,399
Landa Series 2505 Oak Circle	750	*	429	1,179
Landa Series 271 Timber Wolf Trail	-		403	403
Landa Series 29 Holly Grove Road	600	*	645	1,245
Total Combined	$3,075		$5,083	$8,158

(*)	Indicates that the Security Deposit currently held by Manager and included in Due from Related party balance.

9.	INCOME TAXES

Each of the Series’ balance in other liabilities are as follows:

Each Series did not record a provision for income taxes for the period from May 19, 2020 to December 31, 2020, as all individual Series incurred net losses, except as detailed below. Each Series records a valuation allowance on these taxes when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized. Except as indicated below, each Series’ net deferred tax assets for the period from May 19, 2020 to December 31, 2020 are fully offset by a valuation allowance, and therefore, no tax benefit applicable to the loss for such Series for the period from May 19, 2020 to December 31, 2020 has been recognized.

The components of each Series’ deferred tax assets (liabilities) for federal and state income taxes consisted of the following for the period from May 19, 2020 to December 31, 2020:

Series	Gross Deferred tax assets	Less: Valuation allowance	Deferred tax assets, net of valuation allowance	Deferred tax liability	Net deferred tax assets
Landa Series 115 Sardis Street	$910	$(910)	$-	$-	$-
Landa Series 1394 Oakview	-	-	-	-	-
Landa Series 1701 Summerwoods Lane	152	(152)	-	-	-
Landa Series 1741 Park Lane	-	-	-	-	-
Landa Series 209 Timber Wolf Trail	-	-	-	-	-
Landa Series 2505 Oak Circle	533	(533)	-	-	-
Landa Series 271 Timber Wolf Trail	1,319	(1,319)	-	-	-
Landa Series 29 Holly Grove Road	297	(297)	-	-	-

The following table reconciles the U.S. statutory rates to each Series’ effective tax rate for the period from May 19, 2020 to December 31, 2020:

Series	Federal Statutory Rate	State and local taxes, net of federal benefit	Valuation Allowance	Effective Tax Rate
Landa Series 115 Sardis Street	21.00%	4.54%	(25.54)%	-%
Landa Series 1394 Oakview	21.00%	4.54%	-%	25.54%
Landa Series 1701 Summerwoods Lane	21.00%	4.54%	(25.54)%	-%
Landa Series 1741 Park Lane	21.00%	4.54%	-%	25.54%
Landa Series 209 Timber Wolf Trail	21.00%	4.54%	-%	25.54%
Landa Series 2505 Oak Circle	21.00%	4.54%	(25.54)%	-%
Landa Series 271 Timber Wolf Trail	21.00%	4.54%	(25.54)%	-%
Landa Series 29 Holly Grove Road	21.00%	4.54%	(25.54)%	-%

The following Series each had net income for the period from May 19, 2020 to December 31, 2020. As a result, these Series recorded a provision for income tax using the effective tax rate as shown below:

Series	Net Income before provision for income tax	Effective Tax Rate	Provision for income taxes
Landa Series 1394 Oakview	$1,735	25.54%	$443
Landa Series 1741 Park Lane	10	25.54%	2
Landa Series 209 Timber Wolf Trail	923	25.54%	236

10.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

In December 2019, the Manager received a subpoena from the SEC’s Division of Enforcement requesting that the Manager produce documents and materials relating to Landa Holdings, Inc., including, but not limited to, its parents, subsidiaries, affiliates, predecessors, including Landa Properties LLC, an affiliate entity managed by the Manager. In November 2020, the SEC’s Division of Enforcement issued a letter to the Manager and Landa Properties LLC indicating that it had concluded its investigation as to them and that it does not intend to recommend an enforcement action against either.

As of the date of the accompanying financial statements, the Company was not a party in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that would have a material adverse effect on the financial condition or results of operations of the Company.

Minimum Future Rental Commitments

Future minimum rental revenues under leases existing for each of the series as of December 31, 2020 are as follows:

Series	2021
Landa Series 115 Sardis Street	$1,600
Landa Series 1394 Oakview	9,300
Landa Series 1701 Summerwoods Lane	7,600
Landa Series 1741 Park Lane	8,700
Landa Series 209 Timber Wolf Trail	9,300
Landa Series 2505 Oak Circle	6,125
Landa Series 271 Timber Wolf Trail	8,550
Landa Series 29 Holly Grove Road	2,800
Total Combined	$53,975

11.	SUBSEQUENT EVENTS

In October 2020, the Manager entered into an operating agreement with each of the Series.

In October 2020, the Manager entered into management agreements with each of the Series.

In October 2020, the Manager entered into license agreements with each of the Series with respect to the Landa Mobile App.

The Company has evaluated events that occur after the balance sheet date through the date the financial statements are available to be issued. Management has evaluated events through April 19, 2021, the date these financial statements were available to be issued. All significant events have been disclosed.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2021 (UNAUDITED)

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
Assets
Cash	$0	$4,120	$3,848	$3,516	$3,592
Restricted Cash	0	0	0	950	0
Investments in single-family residential properties, net	0	108,762	75,472	90,401	108,909
Due from related party	0	-27	5,617	3,653	4,958
Other Assets	0	-810	0	0	0
Total Assets	0	112,045	84,937	98,520	117,459

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	0	117,236	80,067	95,474	116,527
Due to Related Party	0	0	0	0	0
Other Liabilities	0	1,051	1,622	2,256	1,684
Total Liabilities	0	118,288	81,689	97,730	118,211

Commitments and Contingencies (Note 10)

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	0	-3,563	1,292	-596	8
Current Year Net Income		-2,679	1,956	1,385	-760
Total Liabilities and Members’ Equity / (Deficit)	$0	$112,046	$84,937	$98,518	$117,459

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF JUNE 30, 2021 (UNAUDITED) (continued)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined
Assets
Cash	$3,978	$1,594	$5,908	$3,384	$29,940
Restricted Cash	775	750	0	600	3075
Investments in single-family residential properties, net	113,668	101,387	122,193	95,419	816,212
Due from related party	4,300	-7,245	-5,337	990	6908
Other Assets	775	2,833	-1900	10	908
Total Assets	123,496	99,319	120,865	100,403	857,044

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	119,799	98,460	123,369	100,427	851,360
Due to Related Party	0	0	0	0	0
Other Liabilities	1,808	1,632	829	1,629	12,511
Total Liabilities	121,607	100,092	124,199	102,056	863,871

Commitments and Contingencies (Note 10)

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	687	-2,086	-5,166	-1,162	-10586
Current Year Net Income	1,202	1,313	1,832	-491	3,757
Total Liabilities and Members’ Equity / (Deficit)	$123,495	$99,319	$120,865	$100,403	$857,042

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2020

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
Assets
Cash	$0	$624	$3,066	$3,852	$2,137
Restricted Cash	0	0	0	950	0
Investments in single-family residential properties, net	0	110,751	76,600	91,821	110,823
Due from related party	0	1,553	2,321	0	3,519
Other Assets	0	0	0	0	0
Total Assets	0	112,928	81,987	96,623	116,479

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	0	115,980	79,678	95,160	115,651
Due to Related Party	0	0	0	474	0
Other Liabilities	0	511	1,017	1,585	820
Total Liabilities	0	116,491	80,695	97,219	116,471

Commitments and Contingencies (Note 10)	0	0	0	0	0

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	0	-3,563	1,292	-596	8
Total Liabilities and Members’ Equity / (Deficit)	$0	$112,928	$81,987	$96,623	116,479

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED BALANCE SHEETS

AS OF DECEMBER 31, 2020 (continued)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined
Assets
Cash	$2,962	$70	$1,230	$2,766	$16,707
Restricted Cash	775	0	0	0	1,725
Investments in single-family residential properties, net	115,414	102,810	123,994	96,983	829,196
Due from related party	2,203	0	0	433	10,029
Other Assets	0	1,750	0	0	1,750
Total Assets	121,354	104,630	125,224	100,182	859,407

Liabilities and Equity
Notes Payable - related party, net of unamortized discount	119,268	98,272	122,575	100,099	846,683
Due to Related Party	0	7,265	7,412	0	15,151
Other Liabilities	1,399	1,179	403	1,245	8,159
Total Liabilities	120,667	106,716	130,390	101,344	869,993

Commitments and Contingencies (Note 10)	0	0	0	0	0

Members’ Equity / (Deficit)
Retained Earnings (Accumulated deficit)	687	-2,086	-5,166	-1,162	-10,586
Total Liabilities and Members’ Equity / (Deficit)	$121,354	$104,630	$125,224	$100,182	$859,407

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED)

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane

Rental Income	$0	$4,840	$4,650	$5,700	$4,350

Expenses
Property maintenance	0	3,115	0	948	881
Property management expense - related party	0	387	372	456	348
Property taxes	0	540	606	671	864
Property insurance	0	231	200	206	227
Depreciation and amortization	0	1,988	1,128	1,420	1,914
Interest expense	0	1,257	389	314	876
Other Expenses	0	0	0	300	0
Expenses	0	7,519	2,694	4,315	5,110

Net Income (loss) before provision for income tax	0	-2,679	1,956	1,385	-760
Provision for income taxes	0	0	0	0	0
Net Income (loss)	$0	$-2,679	$1,956	$1,385	$-760

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED) (continued)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined

Rental Income	$4,650	$5,338	$5,700	$4,220	$39,448

Expenses
Property maintenance	0	1,314	0	1,599	7,858
Property management expense - related party	372	420	456	338	3,149
Property taxes	410	453	426	681	4,651
Property insurance	224	227	224	200	1,738
Depreciation and amortization	1,745	1,424	1,801	1,564	12,983
Interest expense	530	187	794	329	4,677
Other Expenses	168	0	168	0	635
Expenses	3,449	4,025	3,868	4,711	35,690

Net Income (loss) before provision for income tax	1,202	1,313	1,832	-491	3,757
Provision for income taxes	0	0	0	0	0
Net Income (loss)	$1,202	$1,313	$1,832	$-491	$3,757

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF OPERATIONS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO JUNE 30, 2020 (UNAUDITED)

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO JUNE 30, 2020 (UNAUDITED)

	Landa App LLC	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total Combined

Rental Income	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0

Expenses
Property maintenance	0	0	0	0	0	0	0	0	0	0
Property management expense - related party	0	0	0	0	0	0	0	0	0	0
Property taxes	0	0	0	0	0	0	0	0	0	0
Property insurance	0	0	0	0	0	0	0	0	0	0
Depreciation and amortization	0	0	0	0	0	0	0	0	0	0
Interest expense	0	0	0	0	0	0	0	0	0	0
Other Expenses	0	0	0	0	0	0	0	0	0	0
Expenses	0	0	0	0	0	0	0	0	0	0

Net Income (loss) before provision for income tax	0	0	0	0	0	0	0	0	0	0
Provision for income taxes	0	0	0	0	0	0	0	0	0	0
Net Income (loss)	$0	0	0	0	0	0	0	0	0	0

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE PERIODS FROM JANUARY 1, 2020 TO JUNE 30, 2020 (UNAUDITED)

AND JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED)

	Landa App	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
January 1, 2021	$0	$-3,563	$1,292	$-596	$8
Net Income / (Loss)	0	-2,679	1,956	1,385	-760
June 30, 2021	$0	$-6,242	$3,248	$789	$-752

January 1, 2020	$0	$0	$0	$0	$0
Net Income / (Loss)	0	0	0	0	0
June 30, 2020	$0	$0	$0	$0	$0

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total
January 1, 2021	$687	$-2,086	$-5,166	$-1,162	$-10,586
Net Income / (Loss)	1,202	1,313	1,832	-491	3,757
June 30, 2021	$1,889	$-773	$-3,334	$-1,653	$-6,829

January 1, 2020	$0	$0	$0	$0	$0
Net Income / (Loss)	0	0	0	0	0
June 30, 2020	$0	$0	$0	$0	$0

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED)

	Landa App	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane
Operating Activities:
Net Income (loss) before provision for income tax	$0	$-2,679	$1,956	$1,385	$-760
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	0	1,988	1,128	1,420	1,914
Amortization of debt discount	0	1,257	389	314	876
Provision for income taxes	0	0	0	0	0
Changes in assets and liabilities:
Due from Related Party	0	1,580	-3,296	-4,127	-1,439
Other assets	0	810	0	0	0
Other liabilities	0	540	605	671	864
Net cash provided by (used in) operating activities	0	3,496	781	-337	1,455

Investing Activities
Improvements to single-family residential properties	0	0	0	0	0
Net cash provided by (used in) investing activities	0	0	0	0	0

Financing Activities	0	0	0	0	0

Net Increase (Decrease) in Cash and Restricted Cash	0	3,496	781	-337	1,455
Cash and Restricted Cash at Beginning of Period	0	624	3066	4802	2137
Cash and Restricted Cash at End of Period	$0	$4,120	$3,847	$4,465	$3,592

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021 (UNAUDITED) (continued)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total
Operating Activities:
Net Income (loss) before provision for income tax	$1,202	$1,313	$1,832	$-491	$3,757
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Depreciation and Amortization	1,745	1,424	1,801	1,564	12,983
Amortization of debt discount	530	187	794	329	4,677
Provision for income taxes	0	0	0	0	0
Changes in assets and liabilities:
Due from Related Party	-2,097	-20	-2,075	-557	-12,031
Other assets	-775	-1,083	1900	-10	842
Other liabilities	409	453	426	384	4,352
Net cash provided by (used in) operating activities	1,014	2,274	4,678	1,219	14,581

Investing Activities
Improvements to single-family residential properties	0	0	0	0	0
Net cash provided by (used in) investing activities	0	0	0	0	0

Financing Activities	0	0	0	0	0

Net Increase (Decrease) in Cash and Restricted Cash	1,014	2,274	4,678	1,219	14,581
Cash and Restricted Cash at Beginning of Period	3737	70	1230	2766	18432
Cash and Restricted Cash at End of Period	$4,751	$2,344	$5,908	$3,985	$33,013

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

COMBINED STATEMENTS OF CASH FLOWS

LANDA APP FOR THE PERIOD FROM JANUARY 1, 2020 TO JUNE 30, 2020 (UNAUDITED)

SERIES FOR THE PERIOD FROM MAY 19, 2020 (INCEPTION) TO JUNE 30, 2020 (UNAUDITED)

	Landa App	Landa Series 115 Sardis Street	Landa Series 1394 Oakview	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 29 Holly Grove Road	Total
Operating Activities:
Net Income (loss) before provision for income tax	0	0	0	0	0	0	0	0	0	0
Adjustments to reconcile net income / (loss) to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	0	0	0	0	0	0	0	0	0	0

Investing Activities
Net cash provided by (used in) investing activities	0	0	0	0	0	0	0	0	0	0

Financing Activities	0	0	0	0	0	0	0	0	0	0

Net Increase (Decrease) in Cash and Restricted Cash	0	0	0	0	0	0	0	0	0	0
Cash and Restricted Cash at Beginning of Period	0	0	0	0	0	0	0	0	0	0
Cash and Restricted Cash at End of Period	0	0	0	0	0	0	0	0	0	0

The accompanying notes are an integral part of these combined unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION, NATURE OF ACTIVITIES AND GOING CONCERN

Landa App LLC (the “Company,” “us,” “we,”, “our”, or the “Master Series”), is currently a Delaware series limited liability company organized on November 25, 2019. On April 30, 2020, the Company changed its name from Landa Properties A LLC. The Company is a wholly owned subsidiary of Landa Holdings, Inc. and currently operates under an operating agreement with Landa Holdings, Inc. (the “Manager”). The Manager serves as the asset manager for the real estate properties owned by the Company and each underlying Series (as defined below). The Company was formed to engage in the business of acquiring, managing and renting commercial and residential properties (the “Property”, and collectively, the “Properties”). The Company has created, and it is expected that the Company will continue to create, separate series of interests registered under the Company (each a “Series”), that each Property will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interest, or shares, in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and will elect to be treated as a corporation. The Company and each Series grouped together, (the “Landa App Series Group,”) are herein, referred to as (the “Combined Group.”)

On May 19, 2020, the Company filed Certificates of Registered Series Limited Liability Company with the Secretary of State of the State of Delaware to register each of the Series.

On July 10, 2020, the initial set of properties were acquired from a related party by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

The Company is a business that has not commenced planned principal operations and has not generated revenues or profits since inception. Once the Company commences its planned principal operations which will occur after qualification, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Each Series has commenced its planned operations. However, each Series is dependent upon additional capital resources from its planned offering. Each Series is subject to significant risks and uncertainties, including failing to secure funding to commence the Series’ planned operations or failing to profitably operate the business

As a result, the accompanying financial statements for the Combined Group have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Going Concern

The Combined Group’s ability to continue as a going concern for the next twelve months is dependent upon, among other things, the ability to successfully implement the business model, raise sufficient capital from outside investors and deploy such to produce profitable operating results. No assurance can be given that the Combined Group will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Combined Group to continue as a going concern for the next twelve months from the date the financial statements are issued.

The financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Combined Group be unable to continue as a going concern.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements of Landa App LLC and each of the Series are being presented on a combined basis, in accordance with U.S. GAAP (ASC 810, Consolidation) due to common control by Landa Holdings, Inc., in its capacity as Manager to the Company and each Series.

In the opinion of management, these financial statements reflect all adjustments consisting of normal recurring accruals, necessary for a fair statement of financial position, results of operations and cash flows for such periods. The results of operations for any interim period are not necessarily indicative of the results for the full year.

The combined financial statements include the eight (8) single-family homes located in the Atlanta metropolitan area in the state of Georgia. Each Property was acquired by each respective Series in the Master Series table below in July 2020:

Series Name		Series Inception Date	Acquisition Date
1	Series 115 Sardis Street	May 19, 2020	July 10, 2020
2	Series 1394 Oakview Circle	May 19, 2020	July 10, 2020
3	Series 1701 Summerwoods Lane	May 19, 2020	July 10, 2020
4	Series 1741 Park Lane	May 19, 2020	July 10, 2020
5	Series 209 Timber Wolf Trail	May 19, 2020	July 10, 2020
6	Series 2505 Oak Circle	May 19, 2020	July 10, 2020
7	Series 271 Timber Wolf Trail	May 19, 2020	July 10, 2020
8	Series 29 Holly Grove Road	May 19, 2020	July 10, 2020

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties with development of new technology including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these financial statements include, but are not limited to, useful life of assets and depreciation expenses.

Cash and Restricted Cash

Each Series held the following amount of cash and restricted cash as of June 30, 2021 and December 31, 2020:

	June 30, 2021			December 31, 2020
Series	Cash	Restricted Cash	Total	Cash	Restricted Cash	Total
Landa Series 115 Sardis Street	$4,120	$0	$4,120	$624	$0	$624
Landa Series 1394 Oakview	3,848	0	3,848	3,066	0	3,066
Landa Series 1701 Summerwoods Lane	3,516	950	4,466	3,852	950	4,802
Landa Series 1741 Park Lane	3,592	0	3,592	2,137	0	2,137
Landa Series 209 Timber Wolf Trail	3,978	775	4,753	2,962	775	3,737
Landa Series 2505 Oak Circle	1,594	750	2,344	70	0	70
Landa Series 271 Timber Wolf Trail	5,908	0	5,908	0	0	0
Landa Series 29 Holly Grove Road	3,384	600	3,984	2,766	0	2,766
Total Combined	$29,940	$3,075	$33,015	$15,477	$1,725	$17,202

Cash includes all cash balances. Restricted cash includes tenant security deposits.

As a matter of performing its duties, the Manager at time will collect and hold cash on behalf of the Property. See Note 7: Related Party Transactions for more details.

Revenue

Revenues are generated at the Series level. Rental revenue, net of concessions, is recognized on a straight-line basis over the term of the lease. We will periodically review the collectability of the resident receivables and record an allowance for doubtful accounts for any estimated probable losses. Bad debt expenses will be recorded within property operating and maintenance expenses in the combined financial statements.

Real Estate Property Acquisitions

Upon acquisition from a third-party, we evaluate our acquired single-family residential properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, our purchases of homes are treated as asset acquisitions and are recorded at their purchase price, which is allocated between land, building and improvements, and in-place lease intangibles (when a resident is in place at the acquisition date) based upon their relative fair values at the date of acquisition.

Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Company utilizes its own market knowledge obtained from historical transactions, its internal construction program and published market data. In this regard, the Company also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building.

The value of acquired lease-related intangibles is estimated based upon the costs we would have incurred to lease the property under similar terms. Such costs are capitalized and amortized over the remaining life of the lease. Acquired leases are generally short-term in nature (less than one year).

Upon acquisition from a related party, the Company considers this transaction between entities under common control. Under ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests, in this case, the Series, shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

In July 2020, the initial set of properties were acquired from a related party by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

Real Estate Depreciation

Real estate properties are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to thirty years.

Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate and Impairment

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the Series’ single-family residential properties may not be recoverable. To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. No impairments on any property were recorded as of June 30, 2021 and December 31, 2020.

Earnings per Share

Basic earnings per share is calculated on the basis of weighted-average number of common shares outstanding during the year. Basic earnings per share is computed by dividing income available to members by the weighted-average common shares outstanding during the year.

Income Taxes

The Company intends to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code of 1986. The elements of income and expense are included on the tax returns of the entity’s members.

Each individual Series has elected to be treated as a corporation for tax purposes. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Series recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of June 30, 2021 and December 31, 2020.

The Series’ determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof.

The Series is subject to incomes taxes for US Federal purposes and in the state of Georgia. The Series’ tax years are open for examinations for all periods since inception.

Organization and Offering Costs

The Manager will pay all costs incurred in connection with each Series’ organization, including, the Series’ registration fee and franchise tax in the states of Delaware and Georgia. In addition, the Manager will pay all costs incurred in connection with each Offering.

3. RECENT ACCOUNTING STANDARDS

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. In April 2020, the FASB voted to defer the effective date of ASC 842 for private companies and certain no-for-profit entities for one year. For private companies and private NFPs, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. For public NFPs the leasing standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4. FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

As of June 30, 2021 and December 31, 2020, each of the Series’ significant financial instruments consist of cash and cash equivalents, and related party payables. The carrying amount of each of the Series’ financial instruments approximates their fair values due to their short-term nature.

5. INVESTMENTS IN SINGLE-FAMILY RESIDENTIAL PROPERTIES

The following table sets forth the net carrying amount associated with each Series’ property by component as of June 30, 2021 and December 31, 2020:

		June 30, 2021					December 31, 2020
Series	Building & Improvements	Land	Total gross investments	Less: Accumulated Depreciation	Investments in single- family residential properties, net	Building & Improvements	Land	Total gross investments	Less: Accumulated Depreciation	Investments in single- family residential properties, net
Landa Series 115 Sardis Street	$106,704	$5,928	$112,632	$-3,870	$108,762	$106,704	$5,928	$112,632	$-1,881	$110,751
Landa Series 1394 Oakview	60,514	17,153	77,667	-2,195	75,472	60,514	17,153	77,667	-1,067	76,600
Landa Series 1701 Summerwoods Lane	76,208	16,958	93,165	-2,764	90,401	76,208	16,958	93,166	-1,344	91,822
Landa Series 1741 Park Lane	102,709	9,924	112,634	-3,725	108,909	102,709	9,924	112,633	-1,811	110,822
Landa Series 209 Timber Wolf Trail	93,667	23,399	117,065	-3,397	113,668	93,667	23,399	117,066	-1,652	115,414
Landa Series 2505 Oak Circle	83,595	20,602	104,197	-2,810	101,387	83,595	20,602	104,197	-1,387	102,810
Landa Series 271 Timber Wolf Trail	102,740	22,992	125,732	-3,539	122,193	102,740	22,992	125,732	-1,738	123,994
Landa Series 29 Holly Grove Road	83,937	14,526	98,463	-3,044	95,419	83,937	14,526	98,463	-1,480	96,983
Total Combined	$710,073	$131,481	$841,555	$-25,343	$816,212	$710,074	$131,482	$841,556	$-12,360	$829,196

Each Series recognized the following in depreciation expense:

	Six Months Ended June 30, 2021	Period from May 19, 2020 (inception) through June 30, 2020
Series	Depreciation Expense	Depreciation Expense
Landa Series 115 Sardis Street	$1,988	$0
Landa Series 1394 Oakview Circle	1,128	0
Landa Series 1701 Summerwoods Lane	1,420	0
Landa Series 1741 Park Lane	1,914	0
Landa Series 209 Timber Wolf Trail	1,745	0
Landa Series 2505 Oak Circle	1,424	0
Landa Series 271 Timber Wolf Trail	1,801	0
Landa Series 29 Holly Grove Road	1,564	0
Total Combined	$12,983	$0

As of June 30, 2021 and December 31, 2020, the above includes cumulative acquisition fees paid to the Manager of $47,102 and $47,102, respectively.

6. MEMBER’S EQUITY (DEFICIT)

The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.

7. RELATED PARTY TRANSACTIONS

Landa Holdings Inc., Manager

Notes Payable

Series	Original Outstanding Amount(1)	Annual Interest Rate	Loan Date	Outstanding Amount As of June 30, 2021	Outstanding Amount As of December 31, 2020
Landa Series 115 Sardis Street	$117,304	0.0%	7/10/20	$117,236	$115,980
Landa Series 1394 Oakview Circle	$80,088	0.0%	7/10/20	$80,067	$79,678
Landa Series 1701 Summerwoods Lane	$95,491	0.0%	7/10/20	$95,474	$95,160
Landa Series 1741 Park Lane	$116,574	0.0%	7/10/20	$116,527	$115,651
Landa Series 209 Timber Wolf Trail	$119,827	0.0%	7/10/20	$119,799	$119,268
Landa Series 2505 Oak Circle	$98,471	0.0%	7/10/20	$98,460	$98,272
Landa Series 271 Timber Wolf Trail	$123,412	0.0%	7/10/20	$123,369	$122,575
Landa Series 29 Holly Grove Road	$100,445	0.0%	7/10/20	$100,427	$100,099

(1)	The principal amount is due and payable by the Series within 30 days after the demand by the Manager, as lender, at any time prior to the liquidation, dissolution or winding up of the Series.

The balance in connection with the acquisition of its property, each Series issued an unsecured non-interest-bearing promissory note in principal amount to the Manager (each an “Acquisition Note”). The outstanding amount of each Acquisition Note is listed in the table below along with the respective terms of such note. Each note is an unsecured obligation of the applicable Series.

The Company imputed interest expense for the loan using an interest rate of 4.5% over a one-year period (the rate in which refinancing is expected) less any premiums paid on behalf of acquiring the asset. This resulted in discount that is recognized over the expected life the loan.

	June 30, 2021				December 31, 2020
Series	Carrying Amount	Unamortized Discount	Outstanding Amount	Imputed Interest Expense for the Period	Carrying Amount	Unamortized Discount	Outstanding Amount	Imputed Interest Expense for the Period (1)
Landa Series 115 Sardis Street	$117,236	$68	$117,304	$1,257	$115,980	$1,324	$117,304	$1,189
Landa Series 1394 Oakview	$80,067	$21	$80,088	$389	$79,678	$410	80,088	368
Landa Series 1701 Summerwoods Lane	$95,474	$17	$95,491	$314	$95,160	$331	95,491	298
Landa Series 1741 Park Lane	$116,527	$47	$116,574	$876	$115,651	$923	116,574	829
Landa Series 209 Timber Wolf Trail	$119,799	$28	$119,827	$530	$119,268	$559	119,827	502
Landa Series 2505 Oak Circle	$98,460	$11	$98,471	$187	$98,272	$199	98,471	177
Landa Series 271 Timber Wolf Trail	$123,369	$43	$123,412	$794	$122,575	$837	123,412	751
Landa Series 29 Holly Grove Road	$100,427	$18	$100,445	$329	$100,099	$346	100,445	311

(1)	The interest expense recognized for the period from July 10, 2020 (the issue date of each Acquisition Note) to December 31, 2020.

Property Management expense

The Manager receive fees, reimbursements, and compensation in connection with the acquisition and Property management of the Series’ real estate investments. The following shows the amounts received from each Series for property management fees:

	Six Months Ended June 30, 2021	Period from May 19, 2020 (inception) through June 30, 2020
Series	Property Management Fee	Property Management Fee
Landa Series 115 Sardis Street	$387	$0
Landa Series 1394 Oakview	372	0
Landa Series 1701 Summerwoods Lane	456	0
Landa Series 1741 Park Lane	348	0
Landa Series 209 Timber Wolf Trail	372	0
Landa Series 2505 Oak Circle	420	0
Landa Series 271 Timber Wolf Trail	456	0
Landa Series 29 Holly Grove Road	338	0
Total Combined	$3,149	$0

Due from (Due to) Related Party

As part of its role as property manager, the Manager at times will collect rent on behalf of each of the Series. The Series will also reimburse the Manager for out-of-pocket expenses paid to third parties in connection with providing services to each of the series. The following table sets forth the net amount as of June 30, 2021 and December 31, 2020

	June 30, 2021	December 31, 2020
Series	Due From (Due to) Related Party (net)	Due From (Due to) Related Party (net)
Landa Series 115 Sardis Street	$-27	$1,552
Landa Series 1394 Oakview	5,617	2,322
Landa Series 1701 Summerwoods Lane	3,653	-473
Landa Series 1741 Park Lane	4,958	3,519
Landa Series 209 Timber Wolf Trail	4,300	2,204
Landa Series 2505 Oak Circle	-7,245	-7264
Landa Series 271 Timber Wolf Trail	-5,337	-7412
Landa Series 29 Holly Grove Road	990	433
Total Combined	$6,909	$-5,119

8. OTHER ASSETS AND LIABILITIES

Each of the Series’ balance in other assets as of June 30, 2021 and December 31, 2020 is as follows:

	June 30, 2021	December 31, 2020
Series	Rent Receivable	Rent Receivable
Landa Series 115 Sardis Street	$780	$0
Landa Series 1394 Oakview	0	0
Landa Series 1701 Summerwoods Lane	0	0
Landa Series 1741 Park Lane	0	0
Landa Series 209 Timber Wolf Trail	775	0
Landa Series 2505 Oak Circle	2,844	1,750
Landa Series 271 Timber Wolf Trail	1950	0
Landa Series 29 Holly Grove Road	20	0
Total Combined	$6,369	$1,750

Each of the Series’ balance in other liabilities as of June 30, 2021 and December 31, 2020 is as follows:

	June 30, 2021			December 31, 2020
Series	Security Deposits	Accrued Taxes	Total Other Liabilities	Security Deposits	Accrued Taxes	Total Other Liabilities
Landa Series 115 Sardis Street	$0	$1051.09	$1051.09	$0	$511	$511
Landa Series 1394 Oakview	0	1,179	1,179	0	1,016	1,016
Landa Series 1701 Summerwoods Lane	950	1,305	2,255	950	635	1,585
Landa Series 1741 Park Lane	0	1681.43	1681.43	0	820	820
Landa Series 209 Timber Wolf Trail	775	797	1,572	775	624	1,399
Landa Series 2505 Oak Circle	750	882	1,632	750	429	1,179
Landa Series 271 Timber Wolf Trail	0	829.22	829.22	0	403	403
Landa Series 29 Holly Grove Road	600	1,029	1,629	600	645	1,245
Total Combined	$3,075	$8,754	$11,829	$3,075	$5,083	$8,158

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

As of the date of the accompanying unaudited financial statements, the Company was not a party in any active or pending litigation. However, it is possible that the Company could become involved in various litigation matters arising in the ordinary course of its business. Although the Company is unable to predict with certainty the eventual outcome of any litigation, management is not aware of any litigation likely to occur that would have a material adverse effect on the financial condition or results of operations of the Company.

Minimum Future Rental Commitments

Future minimum rental revenues under leases existing for each of the series as of June 30, 2021 are as follows:

Series	2021	2022
Landa Series 115 Sardis Street	$4,860	$1,620
Landa Series 1394 Oakview	4,650	0
Landa Series 1701 Summerwoods Lane	1,900	0
Landa Series 1741 Park Lane	4,350	0
Landa Series 209 Timber Wolf Trail	4,650	0
Landa Series 2505 Oak Circle	0	0
Landa Series 271 Timber Wolf Trail	2,850	0
Landa Series 29 Holly Grove Road	4,260	2,840
Total Combined	$27,520	$4,460

10.	SUBSEQUENT EVENTS

Qualification

In July 2021, the following Series were included in an Offering Statement that received qualification from the SEC.

Series Name
1	Landa Series 115 Sardis Street
2	Landa Series 1394 Oakview Circle
3	Landa Series 1701 Summerwoods Lane
4	Landa Series 1741 Park Lane
5	Landa Series 209 Timber Wolf Trail
6	Landa Series 2505 Oak Circle
7	Landa Series 271 Timber Wolf Trail
8	Landa Series 29 Holly Grove Road

Refinance Note

Each of the following series of Landa App LLC (each a “Series,” and collectively the “Series”) issued a non-convertible promissory note to its manager, Landa Holdings, Inc. (the “Manager”) on the terms set forth in the table below (each a “Refinance Note” and collectively, the “Refinance Notes”) and the amounts outstanding under the Series’ existing promissory notes issued to the Manager were reduced by the respective principal amounts of the Refinance Notes. Each Refinance Note is an unsecured obligation of the applicable Series.

Series	Principal Amount of Note	Annual Interest Rate	Issuance Date	Maturity Date
Landa Series 115 Sardis Street	$64,789	4.50%	July 1, 2021	July 1, 2026
Landa Series 1394 Oakview Circle	$44,015	4.50%	July 1, 2021	July 1, 2026
Landa Series 1701 Summerwoods Lane	$52,703	4.50%	July 1, 2021	July 1, 2026
Landa Series 1741 Park Lane	$64,359	4.50%	July 1, 2021	July 1, 2026
Landa Series 209 Timber Wolf Trail	$66,476	4.50%	July 1, 2021	July 1, 2026
Landa Series 2505 Oak Circle	$54,728	4.50%	July 1, 2021	July 1, 2026
Landa Series 271 Timber Wolf Trail	$68,227	4.50%	July 1, 2021	July 1, 2026
Landa Series 29 Holly Grove Road	$55,718	4.50%	July 1, 2021	July 1, 2026

The Company has evaluated events that occur after the balance sheet date through the date the unaudited financial statements are available to be issued. Management has evaluated events through December 17, 2021, the date these unaudited financial statements were available to be issued. All significant events have been disclosed.

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

OVERVIEW TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

FOR THE PERIODS FROM JANUARY 1, 2020 TO DECEMBER 31, 2020
AND JANUARY 1, 2021 TO JUNE 30, 2021

The accompanying unaudited pro forma condensed combined financial statements have been derived from the historical condensed combined financial statements of Landa App LLC (the “Company” or “Landa App”) in total and for each listed Series (the “Series”), grouped together (the “Landa App Series Group”). The Company and Landa App Series Group grouped together herein referred to as (the “Combined Group”).

The unaudited pro forma condensed combined balance sheets as of June 30, 2021 are presented to reflect adjustments to the Company’s and each Series’ historical balance sheet. The Company has based the unaudited pro forma adjustments on available information and assumptions that it believes are reasonable. The following unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not necessarily indicative of what the Company’s and Series’ actual financial position would have been as of June 30, 2021.

The following transactions are represented in the below combined Pro-Forma statements:

●	The Company’s acquisition of 8 Single-Family Homes in the State of Georgia (“Georgia Single-Family Home Portfolio”)

●	The Company’s acquisition of 8 Single-Family Homes in the State of Georgia (“2021 - Georgia Single-Family Home Portfolio - 1”)

●	The Company’s acquisition of 13 Single-Family Homes in the State of Georgia (“2021 - Georgia Single-Family Home Portfolio – 2”).

●	The Company’s acquisition of 16 Single-Family Homes in the State of Georgia (“2021 - Georgia Single-Family Home Portfolio - 3”).

The following combined Pro-Forma statements are not indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App	Landa App - Series 115 Sardis Street	Previous Owner - 115 Sardis Street	Pro-Forma Adjustments	Notes	Landa App - Series 115 Sardis Street Pro Forma
Assets:
Cash & Restricted Cash	$0	$4,120	$0	$(3,854)	A	$266
Investments in single-family residential properties, net	0	108,762	0	44	B	108,806
Other Assets	0	(837)	0	837	A	0
Total Assets	0	112,045	0	(2,973)		109,072

Liabilities:
Notes Payable	0	117,236	0	68	C	117,304
Other Liabilities	0	1,051	0	(540)		511
Total Liabilities	0	118,287	0	(472)		117,815

Members’ Equity	0	118,287	0	(118,287)
Retained Earnings (Accumulated deficit)	0	(6,242)	0	(2,501)	E	(8,743)
Total liabilities and members’ equity	$0	$230,332	$0	$(121,260)		$109,072

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1394 Oakview Circle	Previous Owner - 1394 Oakview circle	Pro-Forma Adjustments	Notes	Landa App - Series 1394 Oakview Circle Pro Forma
Assets:
Cash & Restricted Cash	$3,848	$0	$8,856	A	$12,704
Investments in single-family residential properties, net	75,472	0	(595)	B	74,877
Other Assets	5,617	0	(5,617)	A	0
Total Assets	84,937	0	2,644		87,581

Liabilities:
Notes Payable	80,067	0	21	C	80,088
Other Liabilities	1,622	0	(605)		1,017
Total Liabilities	81,689	0	(584)		81,105

Members’ Equity	81,689	0	(81,689)
Retained Earnings (Accumulated deficit)	3,248	0	3,228	E	6,476
Total liabilities and members’ equity	$166,626	$0	$(79,045)		$87,581

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1701 Summerwoods Lane	Previous Owner - 1701 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1701 Summerwoods Lane Pro Forma
Assets:
Cash & Restricted Cash	$4,466	$0	$6,500	A	$10,966
Investments in single-family residential properties, net	90,401	0	(1,088)	B	89,313
Other Assets	3,653	0	(3,653)	A	0
Total Assets	98,520	0	1,759		100,279

Liabilities:
Notes Payable	95,474	0	17	C	95,491
Other Liabilities	2,256	0	(671)		1,585
Total Liabilities	97,730	0	(654)		97,076

Members’ Equity	97,731	0	(97,731)
Retained Earnings (Accumulated deficit)	789	0	2,414	E	3,203
Total liabilities and members’ equity	$196,250	$0	$(95,971)		$100,279

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1741 Park Lane	Previous Owner - 1741 Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1741 Park Lane Pro Forma
Assets:
Cash & Restricted Cash	$3,592	$0	$5,999	A	$9,591
Investments in single-family residential properties, net	108,909	0	(599)	B	108,310
Other Assets	4,958	0	(4,958)	A	0
Total Assets	117,459	0	442		117,901

Liabilities:
Notes Payable	116,527	0	47	C	116,574
Other Liabilities	1,684	0	(864)		820
Total Liabilities	118,211	0	(817)		117,394

Members’ Equity	118,211	0	(118,211)
Retained Earnings (Accumulated deficit)	(752)	0	1,259	E	507
Total liabilities and members’ equity	$235,670	$0	$(117,769)		$117,901

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 209 Timber Wolf Trail	Previous Owner - 209 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 209 Timber Wolf Trail Pro Forma
Assets:
Cash & Restricted Cash	$4,753	$0	$5,070	A	$9,823
Investments in single-family residential properties, net	113,668	0	(1,058)	B	112,610
Other Assets	5,075	0	(5,075)	A	0
Total Assets	123,496	0	(1,063)		122,433

Liabilities:
Notes Payable	119,799	0	28	C	119,827
Other Liabilities	1,808	0	(409)		1,399
Total Liabilities	121,607	0	(381)		121,226

Members’ Equity	121,607	0	(121,607)
Retained Earnings (Accumulated deficit)	1,889	0	(682)	E	1,207
Total liabilities and members’ equity	$245,103	$0	$(122,670)		$122,433

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 2505 Oak Circle	Previous Owner - 2505 Oak Circle	Pro-Forma Adjustments	Notes	Landa App - Series 2505 Oak Circle Pro Forma
Assets:
Cash & Restricted Cash	$2,344	$0	$5,912	A	$8,256
Investments in single-family residential properties, net	101,387	0	(1,899)	B	99,488
Other Assets	(4,412)	0	4,412		0
Total Assets	99,319	0	8,425		107,744

Liabilities:
Notes Payable	98,460	0	10	C	98,470
Other Liabilities	1,632	0	(453)		1,179
Total Liabilities	100,092	0	(443)		99,649

Members’ Equity	100,092	0	(100,092)
Retained Earnings (Accumulated deficit)	(773)	0	8,868	E	8,095
Total liabilities and members’ equity	$199,411	$0	$(91,667)		$107,744

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 271 Timber Wolf Trail	Previous Owner - 271 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 271 Timber Wolf Trail Pro Forma
Assets:
Cash & Restricted Cash	$5,908	$0	$564	A	$6,472
Investments in single-family residential properties, net	122,193	0	(1,089)	B	121,104
Other Assets	(7,237)	0	7,237	A	0
Total Assets	120,864	0	6,712		127,576

Liabilities:
Notes Payable	123,369	0	43	C	123,412
Other Liabilities	829	0	(426)		403
Total Liabilities	124,198	0	(383)		123,815

Members’ Equity	124,198	0	(124,198)
Retained Earnings (Accumulated deficit)	(3,334)	0	7,095	E	3,761
Total liabilities and members’ equity	$245,062	$0	$(117,486)		$127,576

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 29 Holly Grove Road	Previous Owner - 29 Holly Grove Road	Pro-Forma Adjustments	Notes	Landa App - Series 29 Holly Grove Road Pro Forma
Assets:
Cash & Restricted Cash	$3,984	$0	$2,795	A	$6,779
Investments in single-family residential properties, net	95,419	0	(1,234)	B	94,185
Other Assets	1,000	0	(1,000)	A	0
Total Assets	100,403	0	561		100,964

Liabilities:
Notes Payable	100,427	0	18	C	100,445
Other Liabilities	1,629	0	(384)		1,245
Total Liabilities	102,056	0	(366)		101,690

Members’ Equity	102,056	0	(102,056)
Retained Earnings (Accumulated deficit)	(1,653)	0	927	E	(726)
Total liabilities and members’ equity	$202,459	$0	$(101,495)		$100,964

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1703 Summerwoods Lane	Previous Owner - 1703 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1703 Summerwoods Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$4,528	$(1,251)	A	$3,277
Investments in single-family residential properties, net		104,640	2,287	B	106,927
Other Assets		0	0	A
Total Assets		109,168	1,036		110,204

Liabilities:
Notes Payable		0	113,697	C	113,697
Other Liabilities		0	0
Total Liabilities		0	113,697		113,697

Members’ Equity		97,295	(97,295)		0
Retained Earnings (Accumulated deficit)		11,873	(15,366)	E	(3,493)
Total liabilities and members’ equity	$	$109,168	$1,036		$110,204

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1712 Summerwoods Lane	Previous Owner - 1712 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1712 Summerwoods Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$4,078	$(1,777)	A	$2,300
Investments in single-family residential properties, net		104,640	2,283	B	106,923
Other Assets		0	0	A
Total Assets		108,718	506		109,223

Liabilities:
Notes Payable		0	113,697	C	113,697
Other Liabilities		0	0
Total Liabilities		0	113,697		113,697

Members’ Equity		97,858	(97,858)		0
Retained Earnings (Accumulated deficit)		10,860	(15,334)	E	(4,474)
Total liabilities and members’ equity	$	$108,718	$506		$109,223

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1743 Summerwoods Lane	Previous Owner - 1743 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1743 Summerwoods Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$4,478	$(814)	A	$3,663
Investments in single-family residential properties, net		104,640	2,285	B	106,925
Other Assets		0	0	A
Total Assets		109,118	1,471		110,589

Liabilities:
Notes Payable		0	113,697	C	113,697
Other Liabilities		0	0
Total Liabilities		0	113,697		113,697

Members’ Equity		96,863	(96,863)		0
Retained Earnings (Accumulated deficit)		12,255	(15,363)	E	(3,108)
Total liabilities and members’ equity	$	$109,118	$1,471		$110,589

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1750 Summerwoods Lane	Previous Owner - 1750 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1750 Summerwoods Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$3,953	$(1,816)	A	$2,136
Investments in single-family residential properties, net		104,640	2,250	B	106,890
Other Assets		0	0	A
Total Assets		108,593	434		109,027

Liabilities:
Notes Payable		0	113,697	C	113,697
Other Liabilities		0	0
Total Liabilities		0	113,697		113,697

Members’ Equity		97,907	(97,907)		0
Retained Earnings (Accumulated deficit)		10,686	(15,356)	E	(4,670)
Total liabilities and members’ equity	$	$108,593	$434		$109,027

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 4267 High Park Lane	Previous Owner - 4267 High Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 4267 High Park Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$5,013	$(2,259)	A	$2,754
Investments in single-family residential properties, net		139,990	2,322	B	142,312
Other Assets		0	0	A
Total Assets		145,003	63		145,066

Liabilities:
Notes Payable		0	151,875	C	151,875
Other Liabilities		0	0
Total Liabilities		0	151,875		151,875

Members’ Equity		130,828	(130,828)		0
Retained Earnings (Accumulated deficit)		14,175	(20,984)	E	(6,809)
Total liabilities and members’ equity	$	$145,003	$63		$145,066

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 4474 Highwood Park Drive	Previous Owner - 4474 Highwood Park Drive	Pro-Forma Adjustments	Notes	Landa App - Series 4474 Highwood Park Drive Pro Forma
Assets:
Cash & Restricted Cash	$	$4,595	$(3,183)	A	$1,412
Investments in single-family residential properties, net		125,891	2,129	B	128,020
Other Assets		0	0	A
Total Assets		130,486	(1,055)		129,431

Liabilities:
Notes Payable		0	136,648	C	136,648
Other Liabilities		0	0
Total Liabilities		0	136,648		136,648

Members’ Equity		118,760	(118,760)		0
Retained Earnings (Accumulated deficit)		11,726	(18,943)	E	(7,217)
Total liabilities and members’ equity	$	$130,486	$(1,055)		$129,431

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8569 Creekwood Way	Previous Owner - 8569 Creekwood Way	Pro-Forma Adjustments	Notes	Landa App - Series 8569 Creekwood Way Pro Forma
Assets:
Cash & Restricted Cash	$	$3,266	$(1,312)	A	$1,954
Investments in single-family residential properties, net		76,542	1,559	B	78,101
Other Assets		0	0	A
Total Assets		79,808	246		80,055

Liabilities:
Notes Payable		0	83,351	C	83,351
Other Liabilities		0	0
Total Liabilities		0	83,351		83,351

Members’ Equity		71,502	(71,502)		0
Retained Earnings (Accumulated deficit)		8,306	(11,603)	E	(3,296)
Total liabilities and members’ equity	$	$79,808	$246		$80,055

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 9439 Lakeview Road	Previous Owner - 9439 Lakeview Road	Pro-Forma Adjustments	Notes	Landa App - Series 9439 Lakeview Road Pro Forma
Assets:
Cash & Restricted Cash	$	$5,072	$(2,848)	A	$2,223
Investments in single-family residential properties, net		167,082	2,889	B	169,971
Other Assets		0	0	A
Total Assets		172,154	40		172,194

Liabilities:
Notes Payable		0	181,134	C	181,134
Other Liabilities		0	0
Total Liabilities		0	181,134		181,134

Members’ Equity		156,418	(156,418)		0
Retained Earnings (Accumulated deficit)		15,735	(24,675)	E	(8,940)
Total liabilities and members’ equity	$	$172,154	$40		$172,194

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 10167 Port Royal Court	Previous Owner - 10167 Port Royal Court	Pro-Forma Adjustments	Notes	Landa App - Series 10167 Port Royal Court Pro Forma
Assets:
Cash & Restricted Cash	$	$5,094	$182	A	$5,276
Investments in single-family residential properties, net		101,772	2,333	B	104,105
Other Assets		0	0	A
Total Assets		106,866	2,515		109,381

Liabilities:
Notes Payable		0	110,600	C	110,600
Other Liabilities		0	0
Total Liabilities		0	110,600		110,600

Members’ Equity		92,268	(92,268)		0
Retained Earnings (Accumulated deficit)		14,598	(15,817)	E	(1,219)
Total liabilities and members’ equity	$	$106,866	$2,515		$109,381

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1246 Elgin Way	Previous Owner - 1246 Elgin Way	Pro-Forma Adjustments	Notes	Landa App - Series 1246 Elgin Way Pro Forma
Assets:
Cash & Restricted Cash	$	$5,766	$(6,061)	A	$(295)
Investments in single-family residential properties, net		123,008	2,246	B	125,254
Other Assets		0	0	A
Total Assets		128,774	(3,815)		124,959

Liabilities:
Notes Payable		0	133,535	C	133,535
Other Liabilities		0	0
Total Liabilities		0	133,535		133,535

Members’ Equity		118,117	(118,117)		0
Retained Earnings (Accumulated deficit)		10,657	(19,233)	E	(8,576)
Total liabilities and members’ equity	$	$128,774	$(3,815)		$124,959

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 1910 Grove Way	Previous Owner - 1910 Grove Way	Pro-Forma Adjustments	Notes	Landa App - Series 1910 Grove Way Pro Forma
Assets:
Cash & Restricted Cash	$	$5,668	$538	A	$6,206
Investments in single-family residential properties, net		96,182	2,033	B	98,215
Other Assets		0	0	A
Total Assets		101,850	2,571		104,421

Liabilities:
Notes Payable		0	104,562	C	104,562
Other Liabilities		0	0
Total Liabilities		0	104,562		104,562

Members’ Equity		86,502	(86,502)		0
Retained Earnings (Accumulated deficit)		15,348	(15,489)	E	(141)
Total liabilities and members’ equity	$	$101,850	$2,571		$104,421

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 593 Country Lane	Previous Owner - 593 Country Lane	Pro-Forma Adjustments	Notes	Landa App - Series 593 Country Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$4,326	$480	A	$4,806
Investments in single-family residential properties, net		88,107	1,850	B	89,957
Other Assets		0	0	A
Total Assets		92,433	2,330		94,763

Liabilities:
Notes Payable		0	95,842	C	95,842
Other Liabilities		0	0
Total Liabilities		0	95,842		95,842

Members’ Equity		79,456	(79,456)		0
Retained Earnings (Accumulated deficit)		12,976	(14,056)	E	(1,079)
Total liabilities and members’ equity	$	$92,433	$2,330		$94,763

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 6436 Stone Terrace	Previous Owner - 6436 Stone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6436 Stone Terrace Pro Forma
Assets:
Cash & Restricted Cash	$	$1,620	$1,014	A	$2,634
Investments in single-family residential properties, net		55,364	1,457	B	56,821
Other Assets		0	0	A
Total Assets		56,984	2,471		59,455

Liabilities:
Notes Payable		0	60,479	C	60,479
Other Liabilities		0	0
Total Liabilities		0	60,479		60,479

Members’ Equity		48,897	(48,897)		0
Retained Earnings (Accumulated deficit)		8,088	(9,111)	E	(1,024)
Total liabilities and members’ equity	$	$56,984	$2,471		$59,455

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 6440 Woodstone Terrace	Previous Owner - 6440 Woodstone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6440 Woodstone Terrace Pro Forma
Assets:
Cash & Restricted Cash	$	$3,349	$(1,083)	A	$2,266
Investments in single-family residential properties, net		59,313	1,519	B	60,832
Other Assets		0	0	A
Total Assets		62,662	436		63,097

Liabilities:
Notes Payable		0	64,744	C	64,744
Other Liabilities		0	0
Total Liabilities		0	64,744		64,744

Members’ Equity		54,586	(54,586)		0
Retained Earnings (Accumulated deficit)		8,076	(9,722)	E	(1,647)
Total liabilities and members’ equity	$	$62,662	$436		$63,097

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 6848 Sandy Creek Drive	Previous Owner - 6848 Sandy Creek Drive	Pro-Forma Adjustments	Notes	Landa App - Series 6848 Sandy Creek Drive Pro Forma
Assets:
Cash & Restricted Cash	$	$5,243	$(1,906)	A	$3,338
Investments in single-family residential properties, net		79,334	1,904	B	81,238
Other Assets		0	0	A
Total Assets		84,577	(2)		84,576

Liabilities:
Notes Payable		0	86,367	C	86,367
Other Liabilities		0	0
Total Liabilities		0	86,367		86,367

Members’ Equity		73,804	(73,804)		0
Retained Earnings (Accumulated deficit)		10,774	(12,565)	E	(1,791)
Total liabilities and members’ equity	$	$84,577	$(2)		$84,576

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 687 Utoy Court	Previous Owner - 687 Utoy Court	Pro-Forma Adjustments	Notes	Landa App - Series 687 Utoy Court Pro Forma
Assets:
Cash & Restricted Cash	$	$5,044	$(4,657)	A	$388
Investments in single-family residential properties, net		106,237	2,706	B	108,943
Other Assets		0	0	A
Total Assets		111,281	(1,951)		109,331

Liabilities:
Notes Payable		0	115,422	C	115,422
Other Liabilities		0	0
Total Liabilities		0	115,422		115,422

Members’ Equity		101,380	(101,380)		0
Retained Earnings (Accumulated deficit)		9,901	(15,993)	E	(6,091)
Total liabilities and members’ equity	$	$111,281	$(1,951)		$109,331

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 729 Winter Lane	Previous Owner - 729 Winter Lane	Pro-Forma Adjustments	Notes	Landa App - Series 729 Winter Lane Pro Forma
Assets:
Cash & Restricted Cash	$	$4,281	$(514)	A	$3,767
Investments in single-family residential properties, net		104,662	2,311	B	106,973
Other Assets		0	0	A
Total Assets		108,943	1,797		110,740

Liabilities:
Notes Payable		0	113,721	C	113,721
Other Liabilities		0	0
Total Liabilities		0	113,721		113,721

Members’ Equity		95,657	(95,657)		0
Retained Earnings (Accumulated deficit)		13,286	(16,267)	E	(2,981)
Total liabilities and members’ equity	$	$108,943	$1,797		$110,740

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 7349 Exeter Court	Previous Owner - 7349 Exeter Court	Pro-Forma Adjustments	Notes	Landa App - Series 7349 Exeter Court Pro Forma
Assets:
Cash & Restricted Cash	$	$5,173	$609	A	$5,783
Investments in single-family residential properties, net		101,807	1,663	B	103,470
Other Assets		0	0	A
Total Assets		106,980	2,273		109,253

Liabilities:
Notes Payable		0	110,638	C	110,638
Other Liabilities		0	0
Total Liabilities		0	110,638		110,638

Members’ Equity		91,755	(91,755)		0
Retained Earnings (Accumulated deficit)		15,225	(16,610)	E	(1,385)
Total liabilities and members’ equity	$	$106,980	$2,273		$109,253

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8645 Embrey Drive	Previous Owner - 8645 Embrey Drive	Pro-Forma Adjustments	Notes	Landa App - Series 8645 Embrey Drive Pro Forma
Assets:
Cash & Restricted Cash	$	$5,403	$(6,274)	A	$(871)
Investments in single-family residential properties, net		109,452	2,404	B	111,856
Other Assets		0	0	A
Total Assets		114,855	(3,871)		110,985

Liabilities:
Notes Payable		0	118,895	C	118,895
Other Liabilities		0	0
Total Liabilities		0	118,895		118,895

Members’ Equity		105,874	(105,874)		0
Retained Earnings (Accumulated deficit)		8,981	(16,891)	E	(7,910)
Total liabilities and members’ equity	$	$114,855	$(3,871)		$110,985

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8780 Churchill Place	Previous Owner - 8780 Churchill Place	Pro-Forma Adjustments	Notes	Landa App - Series 8780 Churchill Place Pro Forma
Assets:
Cash & Restricted Cash	$	$6,117	$(6,625)	A	$(508)
Investments in single-family residential properties, net		122,102	2,703	B	124,805
Other Assets		0	0	A
Total Assets		128,219	(3,922)		124,297

Liabilities:
Notes Payable		0	132,557	C	132,557
Other Liabilities		0	0
Total Liabilities		0	132,557		132,557

Members’ Equity		117,757	(117,757)		0
Retained Earnings (Accumulated deficit)		10,461	(18,721)	E	(8,260)
Total liabilities and members’ equity	$	$128,219	$(3,922)		$124,297

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8796 Parliament Place	Previous Owner - 8796 Parliament Place	Pro-Forma Adjustments	Notes	Landa App - Series 8796 Parliament Place Pro Forma
Assets:
Cash & Restricted Cash	$	$5,075	$(863)	A	$4,212
Investments in single-family residential properties, net		101,067	2,308	B	103,375
Other Assets		0	0	A
Total Assets		106,142	1,445		107,587

Liabilities:
Notes Payable		0	109,839	C	109,839
Other Liabilities		0	0
Total Liabilities		0	109,839		109,839

Members’ Equity		92,709	(92,709)		0
Retained Earnings (Accumulated deficit)		13,433	(15,685)	E	(2,252)
Total liabilities and members’ equity	$	$106,142	$1,445		$107,587

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8641 Ashley Way	Previous Owner - 8641 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8641 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,973	$1,303	A	$6,275
Investments in single-family residential properties, net		130,664	3,896	B	134,560
Other Assets		0	0	A
Total Assets		135,637	5,198		140,835

Liabilities:
Notes Payable		0	146,307	C	146,307
Other Liabilities		0	0
Total Liabilities		0	146,307		146,307

Members’ Equity		121,407	(121,407)		0
Retained Earnings (Accumulated deficit)		14,230	(19,702)	E	(5,472)
Total liabilities and members’ equity	$	$135,637	$5,198		$140,835

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8651 Ashley Way	Previous Owner - 8651 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8651 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$3,402	$2,580	A	$5,983
Investments in single-family residential properties, net		109,058	3,805	B	112,863
Other Assets		0	0	A
Total Assets		112,461	6,385		118,846

Liabilities:
Notes Payable		0	122,325	C	122,325
Other Liabilities		0	0
Total Liabilities		0	122,325		122,325

Members’ Equity		99,752	(99,752)		0
Retained Earnings (Accumulated deficit)		12,709	(16,188)	E	(3,479)
Total liabilities and members’ equity	$	$112,461	$6,385		$118,846

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8652 Ashley Way	Previous Owner - 8652 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8652 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,741	$1,261	A	$6,002
Investments in single-family residential properties, net		121,405	3,963	B	125,368
Other Assets		0	0	A
Total Assets		126,146	5,224		131,370

Liabilities:
Notes Payable		0	136,029	C	136,029
Other Liabilities		0	0
Total Liabilities		0	136,029		136,029

Members’ Equity		112,737	(112,737)		0
Retained Earnings (Accumulated deficit)		13,408	(18,068)	E	(4,659)
Total liabilities and members’ equity	$	$126,146	$5,224		$131,370

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8653 Ashley Way	Previous Owner - 8653 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8653 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,880	$2,836	A	$7,716
Investments in single-family residential properties, net		108,030	3,808	B	111,838
Other Assets		0	0	A
Total Assets		112,909	6,644		119,553

Liabilities:
Notes Payable		0	121,183	C	121,183
Other Liabilities		0	0
Total Liabilities		0	121,183		121,183

Members’ Equity		98,386	(98,386)		0
Retained Earnings (Accumulated deficit)		14,523	(16,152)	E	(1,630)
Total liabilities and members’ equity	$	$112,909	$6,644		$119,553

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8654 Ashley Way	Previous Owner - 8654 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8654 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,904	$2,338	A	$7,242
Investments in single-family residential properties, net		121,405	3,959	B	125,363
Other Assets		0	0	A
Total Assets		126,308	6,297		132,606

Liabilities:
Notes Payable		0	136,029	C	136,029
Other Liabilities		0	0
Total Liabilities		0	136,029		136,029

Members’ Equity		111,562	(111,562)		0
Retained Earnings (Accumulated deficit)		14,746	(18,170)	E	(3,424)
Total liabilities and members’ equity	$	$126,308	$6,297		$132,606

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8655 Ashley Way	Previous Owner - 8655 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8655 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,996	$3,617	A	$8,613
Investments in single-family residential properties, net		113,174	3,910	B	117,084
Other Assets		0	0	A
Total Assets		118,170	7,527		125,697

Liabilities:
Notes Payable		0	132,552	C	132,552
Other Liabilities		0	0
Total Liabilities		0	132,552		132,552

Members’ Equity		107,979	(107,979)		0
Retained Earnings (Accumulated deficit)		10,191	(17,046)	E	(6,855)
Total liabilities and members’ equity	$	$118,170	$7,527		$125,697

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8659 Ashley Way	Previous Owner - 8659 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8659 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,584	$1,075	A	$5,660
Investments in single-family residential properties, net		129,635	4,243	B	133,879
Other Assets		0	0	A
Total Assets		134,220	5,318		139,538

Liabilities:
Notes Payable		0	145,165	C	145,165
Other Liabilities		0	0
Total Liabilities		0	145,165		145,165

Members’ Equity		120,713	(120,713)		0
Retained Earnings (Accumulated deficit)		13,507	(19,134)	E	(5,627)
Total liabilities and members’ equity	$	$134,220	$5,318		$139,538

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8662 Ashley Way	Previous Owner - 8662 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8662 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,903	$1,277	A	$6,180
Investments in single-family residential properties, net		125,520	4,055	B	129,575
Other Assets		0	0	A
Total Assets		130,423	5,332		135,755

Liabilities:
Notes Payable		0	140,597	C	140,597
Other Liabilities		0	0
Total Liabilities		0	140,597		140,597

Members’ Equity		116,604	(116,604)		0
Retained Earnings (Accumulated deficit)		13,819	(18,662)	E	(4,842)
Total liabilities and members’ equity	$	$130,423	$5,332		$135,755

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8668 Ashley Way	Previous Owner - 8668 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8668 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$5,098	$8,080	A	$13,178
Investments in single-family residential properties, net		134,780	3,830	B	138,609
Other Assets		0	0	A
Total Assets		139,877	11,910		151,787

Liabilities:
Notes Payable		0	157,614	C	157,614
Other Liabilities		0	0
Total Liabilities		0	157,614		157,614

Members’ Equity		124,556	(124,556)		0
Retained Earnings (Accumulated deficit)		15,321	(21,148)	E	(5,827)
Total liabilities and members’ equity	$	$139,877	$11,910		$151,787

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8670 Ashley Way	Previous Owner - 8670 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8670 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$5,015	$1,378	A	$6,393
Investments in single-family residential properties, net		141,982	4,181	B	146,162
Other Assets		0	0	A
Total Assets		146,997	5,558		152,555

Liabilities:
Notes Payable		0	158,870	C	158,870
Other Liabilities		0	0
Total Liabilities		0	158,870		158,870

Members’ Equity		132,025	(132,025)		0
Retained Earnings (Accumulated deficit)		14,972	(21,287)	E	(6,314)
Total liabilities and members’ equity	$	$146,997	$5,558		$152,555

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8674 Ashley Way	Previous Owner - 8674 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8674 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$3,115	$3,059	A	$6,174
Investments in single-family residential properties, net		120,376	3,896	B	124,272
Other Assets		0	0	A
Total Assets		123,491	6,955		130,446

Liabilities:
Notes Payable		0	134,887	C	134,887
Other Liabilities		0	0
Total Liabilities		0	134,887		134,887

Members’ Equity		109,941	(109,941)		0
Retained Earnings (Accumulated deficit)		13,549	(17,991)	E	(4,441)
Total liabilities and members’ equity	$	$123,491	$6,955		$130,446

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8675 Ashley Way	Previous Owner - 8675 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8675 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,875	$17	A	$4,892
Investments in single-family residential properties, net		118,318	4,072	B	122,390
Other Assets		0	0	A
Total Assets		123,193	4,089		127,282

Liabilities:
Notes Payable		0	132,603	C	132,603
Other Liabilities		0	0
Total Liabilities		0	132,603		132,603

Members’ Equity		111,170	(111,170)		0
Retained Earnings (Accumulated deficit)		12,023	(17,344)	E	(5,321)
Total liabilities and members’ equity	$	$123,193	$4,089		$127,282

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8677 Ashley Way	Previous Owner - 8677 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8677 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$2,979	$2,752	A	$5,731
Investments in single-family residential properties, net		111,116	4,002	B	115,118
Other Assets		0	0	A
Total Assets		114,095	6,753		120,849

Liabilities:
Notes Payable		0	124,609	C	124,609
Other Liabilities		0	0
Total Liabilities		0	124,609		124,609

Members’ Equity		101,554	(101,554)		0
Retained Earnings (Accumulated deficit)		12,542	(16,302)	E	(3,760)
Total liabilities and members’ equity	$	$114,095	$6,753		$120,849

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8678 Ashley Way	Previous Owner - 8678 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8678 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,486	$(8,930)	A	$(4,444)
Investments in single-family residential properties, net		150,213	4,117	B	154,330
Other Assets		0	0	A
Total Assets		154,699	(4,813)		149,886

Liabilities:
Notes Payable		0	168,006	C	168,006
Other Liabilities		0	0
Total Liabilities		0	168,006		168,006

Members’ Equity		150,812	(150,812)		0
Retained Earnings (Accumulated deficit)		3,886	(22,006)	E	(18,120)
Total liabilities and members’ equity	$	$154,699	$(4,813)		$149,886

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8679 Ashley Way	Previous Owner - 8679 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8679 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,725	$98	A	$4,823
Investments in single-family residential properties, net		120,376	3,666	B	124,042
Other Assets		0	0	A
Total Assets		125,101	3,764		128,865

Liabilities:
Notes Payable		0	134,887	C	134,887
Other Liabilities		0	0
Total Liabilities		0	134,887		134,887

Members’ Equity		112,989	(112,989)		0
Retained Earnings (Accumulated deficit)		12,112	(18,134)	E	(6,022)
Total liabilities and members’ equity	$	$125,101	$3,764		$128,865

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App - Series 8683 Ashley Way	Previous Owner - 8683 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8683 Ashley Way Pro Forma
Assets:
Cash & Restricted Cash	$	$4,834	$5,639	A	$10,473
Investments in single-family residential properties, net		110,087	3,779	B	113,866
Other Assets		0	0	A
Total Assets		114,922	9,418		124,339

Liabilities:
Notes Payable		0	128,971	C	128,971
Other Liabilities		0	0
Total Liabilities		0	128,971		128,971

Members’ Equity		102,520	(102,520)		0
Retained Earnings (Accumulated deficit)		12,402	(17,034)	E	(4,632)
Total liabilities and members’ equity	$	$114,922	$9,418		$124,339

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(Unaudited)

	Landa App LLC	Landa App - Series 115 Sardis Street Pro Forma	Landa App - Series 1394 Oakview Circle Pro Forma	Landa App - Series 1701 Summerwoods Lane Pro Forma	Landa App - Series 1741 Park Lane Pro Forma	Landa App - Series 209 Timber Wolf Trail Pro Forma
Cash & Restricted Cash	$-	$266	$12,704	$10,966	$9,591	$9,823
Investments in single-family residential properties, net	0	108,806	74,877	89,313	108,310	112,610
Other Assets	0	0	0	0	0	0
Total Assets	0	109,072	87,581	100,279	117,901	122,433

Liabilities:
Notes Payable	0	117,304	80,088	95,491	116,574	119,827
Other Liabilities	0	511	1,017	1,585	820	1,399
Total Liabilities	0	117,815	81,105	97,076	117,394	121,226

Members’ Equity
Retained Earnings (Accumulated deficit)	0	(8,743)	6,476	3,203	507	1,207
Total liabilities and members’ equity	$-	$109,072	$87,581	$100,279	$117,901	$122,433

	Landa App - Series 2505 Oak Circle Pro Forma	Landa App - Series 271 Timber Wolf Trail Pro Forma	Landa App - Series 29 Holly Grove Road Pro Forma	Landa App - Series 1703 Summerwoods Lane Pro Forma	Landa App - Series 1712 Summerwoods Lane Pro Forma	Landa App - Series 1743 Summerwoods Lane Pro Forma
Cash & Restricted Cash	$8,256	$6,472	$6,779	$3,277	$2,300	$3,663
Investments in single-family residential properties, net	99,488	121,104	94,185	106,927	106,923	106,925
Other Assets	0	0	0	0	0	0
Total Assets	107,744	127,576	100,964	110,204	109,223	110,589

Liabilities:
Notes Payable	98,470	123,412	100,445	113,697	113,697	113,697
Other Liabilities	1,179	403	1,245	0	0	0
Total Liabilities	99,649	123,815	101,690	113,697	113,697	113,697

Members’ Equity
Retained Earnings (Accumulated deficit)	8,095	3,761	(726)	(3,493)	(4,474)	(3,108)
Total liabilities and members’ equity	$107,744	$127,576	$100,964	$110,204	$109,223	$110,589

	Landa App - Series 1750 Summerwoods Lane Pro Forma	Landa App - Series 4267 High Park Lane Pro Forma	Landa App - Series 4474 Highwood Park Drive Pro Forma	Landa App - Series 8569 Creekwood Way Pro Forma
Cash & Restricted Cash	$2,136	$2,754	$1,412	$1,954
Investments in single-family residential properties, net	106,890	142,312	128,020	78,101
Other Assets	0	0	0	0
Total Assets	109,027	145,066	129,431	80,055

Liabilities:
Notes Payable	113,697	151,875	136,648	83,351
Other Liabilities	0	0	0	0
Total Liabilities	113,697	151,875	136,648	83,351

Members’ Equity
Retained Earnings (Accumulated deficit)	(4,670)	(6,809)	(7,217)	(3,296)
Total liabilities and members’ equity	$109,027	$145,066	$129,431	$80,055

	Landa App - Series 9439 Lakeview Road Pro Forma	Landa App - Series 10167 Port Royal Court Pro Forma	Landa App - Series 1246 Elgin Way Pro Forma	Landa App - Series 1910 Grove Way Pro Forma
Cash & Restricted Cash	$2,223	$5,276	$(295)	$6,206
Investments in single-family residential properties, net	169,971	104,105	125,254	98,215
Other Assets	0	0	0	0
Total Assets	172,194	109,381	124,959	104,421

Liabilities:
Notes Payable	181,134	110,600	133,535	104,562
Other Liabilities	0	0	0	0
Total Liabilities	181,134	110,600	133,535	104,562

Members’ Equity
Retained Earnings (Accumulated deficit)	(8,940)	(1,219)	(8,576)	(141)
Total liabilities and members’ equity	$172,194	$109,381	$124,959	$104,421

	Landa App - Series 593 Country Lane Pro Forma	Landa App - Series 6436 Stone Terrace Pro Forma	Landa App - Series 6440 Woodstone Terrace Pro Forma	Landa App - Series 6848 Sandy Creek Drive Pro Forma	Landa App - Series 687 Utoy Court Pro Forma	Landa App - Series 729 Winter Lane Pro Forma
Cash & Restricted Cash	$4,806	$2,634	$2,266	$3,338	$388	$3,767
Investments in single-family residential properties, net	89,957	56,821	60,832	81,238	108,943	106,973
Other Assets	0	0	0	0	0	0
Total Assets	94,763	59,455	63,097	84,576	109,331	110,740

Liabilities:
Notes Payable	95,842	60,479	64,744	86,367	115,422	113,721
Other Liabilities	0	0	0	0	0	0
Total Liabilities	95,842	60,479	64,744	86,367	115,422	113,721

Members’ Equity
Retained Earnings (Accumulated deficit)	(1,079)	(1,024)	(1,647)	(1,791)	(6,091)	(2,981)
Total liabilities and members’ equity	$94,763	$59,455	$63,097	$84,576	$109,331	$110,740

	Landa App - Series 7349 Exeter Court Pro Forma	Landa App - Series 8645 Embrey Drive Pro Forma	Landa App - Series 8780 Churchill Place Pro Forma	Landa App - Series 8796 Parliament Place Pro Forma	Landa App - Series 8641 Ashley Way Pro Forma
Cash & Restricted Cash	$5,783	$(871)	$(508)	$4,212	$6,275
Investments in single-family residential properties, net	103,470	111,856	124,805	103,375	134,560
Other Assets	0	0	0	0	0
Total Assets	109,253	110,985	124,297	107,587	140,835

Liabilities:
Notes Payable	110,638	118,895	132,557	109,839	146,307
Other Liabilities	0	0	0	0	0
Total Liabilities	110,638	118,895	132,557	109,839	146,307

Members’ Equity
Retained Earnings (Accumulated deficit)	(1,385)	(7,910)	(8,260)	(2,252)	(5,472)
Total liabilities and members’ equity	$109,253	$110,985	$124,297	$107,587	$140,835

	Landa App - Series 8651 Ashley Way Pro Forma	Landa App - Series 8652 Ashley Way Pro Forma	Landa App - Series 8653 Ashley Way Pro Forma	Landa App - Series 8654 Ashley Way Pro Forma	Landa App - Series 8655 Ashley Way Pro Forma
Cash & Restricted Cash	$5,983	$6,002	$7,716	$7,242	$8,613
Investments in single-family residential properties, net	112,863	125,368	111,838	125,363	117,084
Other Assets	0	0	0	0	0
Total Assets	118,846	131,370	119,553	132,606	125,697

Liabilities:
Notes Payable	122,325	136,029	121,183	136,029	132,552
Other Liabilities	0	0	0	0	0
Total Liabilities	122,325	136,029	121,183	136,029	132,552

Members’ Equity
Retained Earnings (Accumulated deficit)	(3,479)	(4,659)	(1,630)	(3,424)	(6,855)
Total liabilities and members’ equity	$118,846	$131,370	$119,553	$132,606	$125,697

	Landa App - Series 8659 Ashley Way Pro Forma	Landa App - Series 8662 Ashley Way Pro Forma	Landa App - Series 8668 Ashley Way Pro Forma	Landa App - Series 8670 Ashley Way Pro Forma	Landa App - Series 8674 Ashley Way Pro Forma	Landa App - Series 8675 Ashley Way Pro Forma
Cash & Restricted Cash	$5,660	$6,180	$13,178	$6,393	$6,174	$4,892
Investments in single-family residential properties, net	133,879	129,575	138,609	146,162	124,272	122,390
Other Assets	0	0	0	0	0	0
Total Assets	139,538	135,755	151,787	152,555	130,446	127,282

Liabilities:
Notes Payable	145,165	140,597	157,614	158,870	134,887	132,603
Other Liabilities	0	0	0	0	0	0
Total Liabilities	145,165	140,597	157,614	158,870	134,887	132,603

Members’ Equity
Retained Earnings (Accumulated deficit)	(5,627)	(4,842)	(5,827)	(6,314)	(4,441)	(5,321)
Total liabilities and members’ equity	$139,538	$135,755	$151,787	$152,555	$130,446	$127,282

	Landa App - Series 8677 Ashley Way Pro Forma	Landa App - Series 8678 Ashley Way Pro Forma	Landa App - Series 8679 Ashley Way Pro Forma	Landa App - Series 8683 Ashley Way Pro Forma	Total Combined Pro Forma
Cash & Restricted Cash	$5,731	$(4,444)	$4,823	$10,473	$222,467
Investments in single-family residential properties, net	115,118	154,330	124,042	113,866	5,059,923
Other Assets	0	0	0	0	-
Total Assets	120,849	149,886	128,865	124,339	5,282,390

Liabilities:
Notes Payable	124,609	168,006	134,887	128,971	5,437,242
Other Liabilities	0	0	0	0	8,159
Total Liabilities	124,609	168,006	134,887	128,971	5,445,401

Members’ Equity
Retained Earnings (Accumulated deficit)	(3,760)	(18,120)	(6,022)	(4,632)	(163,011)
Total liabilities and members’ equity	$120,849	$149,886	$128,865	$124,339	$5,282,390

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 115 Sardis Street	Previous Owner - 115 Sardis Street	Pro-Forma Adjustments	Notes	Landa App - Series 115 Sardis Street Pro Forma
Rental Income	$4,840	$0	$0		$4,840

Expenses
Property Operating Expenses	4,273	0	0		4,273
Depreciation and amortization		0	1,988	B	1,988
Interest Expense		0	1,257	C	1,257
Total Expenses	4,273	0	3,245		7,518

Net Income (loss) before provision for income tax	567	0	(3,245)		(2,678)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$567	$0	$(3,245)		$(2,678)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1394 Oakview Circle	Previous Owner - 1394 Oakview circle	Pro-Forma Adjustments	Notes	Landa App - Series 1394 Oakview Circle Pro Forma
Rental Income	$4,650	$0	$0		$4,650

Expenses
Property Operating Expenses	1,178	0	0		1,178
Depreciation and amortization		0	1,128	B	1,128
Interest Expense		0	389	C	389
Total Expenses	1,178	0	1,517		2,695

Net Income (loss) before provision for income tax	3,472	0	(1,517)		1,955
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$3,472	$0	$(1,517)		$1,955

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1701 Summerwoods Lane	Previous Owner - 1701 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1701 Summerwoods Lane Pro Forma
Rental Income	$5,700	$0	$0		$5,700

Expenses
Property Operating Expenses	2,581	0	0		2,581
Depreciation and amortization		0	1,420	B	1,420
Interest Expense		0	314	C	314
Total Expenses	2,581	0	1,734		4,315

Net Income (loss) before provision for income tax	3,119	0	(1,734)		1,385
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$3,119	$0	$(1,734)		$1,385

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1741 Park Lane	Previous Owner - 1741 Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1741 Park Lane Pro Forma
Rental Income	$4,350	$0	$0		$4,350

Expenses
Property Operating Expenses	2,320	0	0		2,320
Depreciation and amortization		0	1,914	B	1,914
Interest Expense		0	876	C	876
Total Expenses	2,320	0	2,790		5,110

Net Income (loss) before provision for income tax	2,030	0	(2,790)		(760)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$2,030	$0	$(2,790)		$(760)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 209 Timber Wolf Trail	Previous Owner - 209 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 209 Timber Wolf Trail Pro Forma

Rental Income	$4,650	$0	$0		$4,650

Expenses
Property Operating Expenses	1,174	0	0		1,174
Depreciation and amortization		0	1,745	B	1,745
Interest Expense		0	530	C	530
Total Expenses	1,174	0	2,275		3,449

Net Income (loss) before provision for income tax	3,476	0	(2,275)		1,201
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$3,476	$0	$(2,275)		$1,201

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 2505 Oak Circle	Previous Owner - 2505 Oak Circle	Pro-Forma Adjustments	Notes	Landa App - Series 2505 Oak Circle Pro Forma

Rental Income	$5,338	$0	$0		$5,338

Expenses
Property Operating Expenses	2,414	0	0		2,414
Depreciation and amortization		0	1,424	B	1,424
Interest Expense		0	187	C	187
Total Expenses	2,414	0	1,611		4,025

Net Income (loss) before provision for income tax	2,924	0	(1,611)		1,313
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$2,924	$0	$(1,611)		$1,313

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 271 Timber Wolf Trail	Previous Owner - 271 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 271 Timber Wolf Trail Pro Forma

Rental Income	$5,700	$0	$0		$5,700

Expenses
Property Operating Expenses	1,274	0	0		1,274
Depreciation and amortization		0	1,801	B	1,801
Interest Expense		0	794	C	794
Total Expenses	1,274	0	2,595		3,869

Net Income (loss) before provision for income tax	4,426	0	(2,595)		1,831
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$4,426	$0	$(2,595)		$1,831

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 29 Holly Grove Road	Previous Owner - 29 Holly Grove Road	Pro-Forma Adjustments	Notes	Landa App - Series 29 Holly Grove Road Pro Forma

Rental Income	$4,220	$0	$0		$4,220

Expenses
Property Operating Expenses	2,818	0	0		2,818
Depreciation and amortization		0	1,564	B	1,564
Interest Expense		0	329	C	329
Total Expenses	2,818	0	1,893		4,711

Net Income (loss) before provision for income tax	1,402	0	(1,893)		(491)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$1,402	$0	$(1,893)		$(491)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1703 Summerwoods Lane	Previous Owner - 1703 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1703 Summerwoods Lane Pro Forma

Rental Income	$0	$5,700	$0		$5,700

Expenses
Property Operating Expenses	0	1,172	456	E	1,628
Depreciation and amortization	0	0	1,353	B	1,353
Interest Expense	0	0	5,116	C	5,116
Total Expenses	0	1,172	6,926		8,098

Net Income (loss) before provision for income tax	0	4,528	(6,926)		(2,398)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,528	(6,926)		(2,398)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1712 Summerwoods Lane	Previous Owner - 1712 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1712 Summerwoods Lane Pro Forma

Rental Income	$0	$5,250	$0		$5,250

Expenses
Property Operating Expenses	0	1,172	420	E	1,592
Depreciation and amortization	0	0	1,357	B	1,357
Interest Expense	0	0	5,116	C	5,116
Total Expenses	0	1,172	6,893		8,066

Net Income (loss) before provision for income tax	0	4,078	(6,893)		(2,816)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,078	(6,893)		(2,816)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1743 Summerwoods Lane	Previous Owner - 1743 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1743 Summerwoods Lane Pro Forma

Rental Income	$0	$5,650	$0		$5,650

Expenses
Property Operating Expenses	0	1,172	452	E	1,624
Depreciation and amortization	0	0	1,355	B	1,355
Interest Expense	0	0	5,116	C	5,116
Total Expenses	0	1,172	6,923		8,095

Net Income (loss) before provision for income tax	0	4,478	(6,923)		(2,445)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,478	(6,923)		(2,445)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1750 Summerwoods Lane	Previous Owner - 1750 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1750 Summerwoods Lane Pro Forma

Rental Income	$0	$5,125	$0		$5,125

Expenses
Property Operating Expenses	0	1,172	410	E	1,582
Depreciation and amortization	0	0	1,390	B	1,390
Interest Expense	0	0	5,116	C	5,116
Total Expenses	0	1,172	6,916		8,088

Net Income (loss) before provision for income tax	0	3,953	(6,916)		(2,963)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$3,953	(6,916)		(2,963)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 4267 High Park Lane	Previous Owner - 4267 High Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 4267 High Park Lane Pro Forma

Rental Income	$0	$6,900	$0		$6,900

Expenses
Property Operating Expenses	0	1,887	552	E	2,439
Depreciation and amortization	0	0	1,915	B	1,915
Interest Expense	0	0	6,834	C	6,834
Total Expenses	0	1,887	9,302		11,188

Net Income (loss) before provision for income tax	0	5,013	(9,302)		(4,288)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,013	(9,302)		(4,288)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 4474 Highwood Park Drive	Previous Owner - 4474 Highwood Park Drive	Pro-Forma Adjustments	Notes	Landa App - Series 4474 Highwood Park Drive Pro Forma

Rental Income	$0	$6,675	$0		$6,675

Expenses
Property Operating Expenses	0	2,080	534	E	2,614
Depreciation and amortization	0	0	1,862	B	1,862
Interest Expense	0	0	6,149	C	6,149
Total Expenses	0	2,080	8,546		10,625

Net Income (loss) before provision for income tax	0	4,595	(8,546)		(3,950)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,595	(8,546)		(3,950)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8569 Creekwood Way	Previous Owner - 8569 Creekwood Way	Pro-Forma Adjustments	Notes	Landa App - Series 8569 Creekwood Way Pro Forma

Rental Income	$0	$4,770	$0		$4,770

Expenses
Property Operating Expenses	0	1,504	382	E	1,885
Depreciation and amortization	0	0	1,091	B	1,091
Interest Expense	0	0	3,751	C	3,751
Total Expenses	0	1,504	5,224		6,728

Net Income (loss) before provision for income tax	0	3,266	(5,224)		(1,958)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$3,266	(5,224)		(1,958)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 9439 Lakeview Road	Previous Owner - 9439 Lakeview Road	Pro-Forma Adjustments	Notes	Landa App - Series 9439 Lakeview Road Pro Forma

Rental Income	$0	$6,900	$0		$6,900

Expenses
Property Operating Expenses	0	1,828	552	E	2,380
Depreciation and amortization	0	0	2,289	B	2,289
Interest Expense	0	0	8,151	C	8,151
Total Expenses	0	1,828	10,992		12,820

Net Income (loss) before provision for income tax	0	5,072	(10,992)		(5,920)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,072	(10,992)		(5,920)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 10167 Port Royal Court	Previous Owner - 10167 Port Royal Court	Pro-Forma Adjustments	Notes	Landa App - Series 10167 Port Royal Court Pro Forma

Rental Income	$0	$6,000	$0		$6,000

Expenses
Property Operating Expenses	0	906	480	E	1,386
Depreciation and amortization	0	0	1,423	B	1,423
Interest Expense	0	0	4,977	C	4,977
Total Expenses	0	906	6,880		7,787

Net Income (loss) before provision for income tax	0	5,094	(6,880)		(1,787)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,094	(6,880)		(1,787)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1246 Elgin Way	Previous Owner - 1246 Elgin Way	Pro-Forma Adjustments	Notes	Landa App - Series 1246 Elgin Way Pro Forma

Rental Income	$0	$6,900	$0		$6,900

Expenses
Property Operating Expenses	0	1,134	552	E	1,686
Depreciation and amortization	0	0	1,860	B	1,860
Interest Expense	0	0	6,009	C	6,009
Total Expenses	0	1,134	8,421		9,556

Net Income (loss) before provision for income tax	0	5,766	(8,421)		(2,656)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,766	(8,421)		(2,656)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 1910 Grove Way	Previous Owner - 1910 Grove Way	Pro-Forma Adjustments	Notes	Landa App - Series 1910 Grove Way Pro Forma
Rental Income	$0	$6,900	$0		$6,900

Expenses
Property Operating Expenses	0	1,232	552	E	1,784
Depreciation and amortization	0	0	1,411	B	1,411
Interest Expense	0	0	4,705	C	4,705
Total Expenses	0	1,232	6,668		7,901

Net Income (loss) before provision for income tax	0	5,668	(6,668)		(1,001)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,668	(6,668)		(1,001)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 593 Country Lane	Previous Owner - 593 Country Lane	Pro-Forma Adjustments	Notes	Landa App - Series 593 Country Lane Pro Forma
Rental Income	$0	$5,400	$0		$5,400

Expenses
Property Operating Expenses	0	1,074	432	E	1,506
Depreciation and amortization	0	0	1,314	B	1,314
Interest Expense	0	0	4,313	C	4,313
Total Expenses	0	1,074	6,059		7,133

Net Income (loss) before provision for income tax	0	4,326	(6,059)		(1,733)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,326	(6,059)		(1,733)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 6436 Stone Terrace	Previous Owner - 6436 Stone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6436 Stone Terrace Pro Forma
Rental Income	$0	$3,550	$0		$3,550

Expenses
Property Operating Expenses	0	1,930	284	E	2,214
Depreciation and amortization	0	0	810	B	810
Interest Expense	0	0	2,722	C	2,722
Total Expenses	0	1,930	3,815		5,745

Net Income (loss) before provision for income tax	0	1,620	(3,815)		(2,195)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$1,620	(3,815)		(2,195)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 6440 Woodstone Terrace	Previous Owner - 6440 Woodstone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6440 Woodstone Terrace Pro Forma
Rental Income	$0	$5,250	$0		$5,250

Expenses
Property Operating Expenses	0	1,901	420	E	2,321
Depreciation and amortization	0	0	865	B	865
Interest Expense	0	0	2,913	C	2,913
Total Expenses	0	1,901	4,199		6,100

Net Income (loss) before provision for income tax	0	3,349	(4,199)		(850)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$3,349	(4,199)		(850)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 6848 Sandy Creek Drive	Previous Owner - 6848 Sandy Creek Drive	Pro-Forma Adjustments	Notes	Landa App - Series 6848 Sandy Creek Drive Pro Forma
Rental Income	$0	$6,000	$0		$6,000

Expenses
Property Operating Expenses	0	757	480	E	1,237
Depreciation and amortization	0	0	1,130	B	1,130
Interest Expense	0	0	3,887	C	3,887
Total Expenses	0	757	5,497		6,253

Net Income (loss) before provision for income tax	0	5,243	(5,497)		(253)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,243	(5,497)		(253)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 687 Utoy Court	Previous Owner - 687 Utoy Court	Pro-Forma Adjustments	Notes	Landa App - Series 687 Utoy Court Pro Forma
Rental Income	$0	$5,750	$0		$5,750

Expenses
Property Operating Expenses	0	706	460	E	1,166
Depreciation and amortization	0	0	1,390	B	1,390
Interest Expense	0	0	5,194	C	5,194
Total Expenses	0	706	7,044		7,750

Net Income (loss) before provision for income tax	0	5,044	(7,044)		(2,000)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,044	(7,044)		(2,000)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 729 Winter Lane	Previous Owner - 729 Winter Lane	Pro-Forma Adjustments	Notes	Landa App - Series 729 Winter Lane Pro Forma
Rental Income	$0	$5,150	$0		$5,150

Expenses
Property Operating Expenses	0	869	412	E	1,281
Depreciation and amortization	0	0	1,486	B	1,486
Interest Expense	0	0	5,117	C	5,117
Total Expenses	0	869	7,015		7,884

Net Income (loss) before provision for income tax	0	4,281	(7,015)		(2,734)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,281	(7,015)		(2,734)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 7349 Exeter Court	Previous Owner - 7349 Exeter Court	Pro-Forma Adjustments	Notes	Landa App - Series 7349 Exeter Court Pro Forma
Rental Income	$0	$6,300	$0		$6,300

Expenses
Property Operating Expenses	0	1,127	504	E	1,631
Depreciation and amortization	0	0	1,639	B	1,639
Interest Expense	0	0	4,979	C	4,979
Total Expenses	0	1,127	7,121		8,248

Net Income (loss) before provision for income tax	0	5,173	(7,121)		(1,948)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,173	(7,121)		(1,948)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8645 Embrey Drive	Previous Owner - 8645 Embrey Drive	Pro-Forma Adjustments	Notes	Landa App - Series 8645 Embrey Drive Pro Forma
Rental Income	$0	$6,300	$0		$6,300

Expenses
Property Operating Expenses	0	897	504	E	1,401
Depreciation and amortization	0	0	1,549	B	1,549
Interest Expense	0	0	5,350	C	5,350
Total Expenses	0	897	7,404		8,301

Net Income (loss) before provision for income tax	0	5,403	(7,404)		(2,001)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,403	(7,404)		(2,001)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8780 Churchill Place	Previous Owner - 8780 Churchill Place	Pro-Forma Adjustments	Notes	Landa App - Series 8780 Churchill Place Pro Forma
Rental Income	$0	$7,200	$0		$7,200

Expenses
Property Operating Expenses	0	1,083	576	E	1,659
Depreciation and amortization	0	0	1,697	B	1,697
Interest Expense	0	0	5,965	C	5,965
Total Expenses	0	1,083	8,238		9,321

Net Income (loss) before provision for income tax	0	6,117	(8,238)		(2,121)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$6,117	(8,238)		(2,121)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8796 Parliament Place	Previous Owner - 8796 Parliament Place	Pro-Forma Adjustments	Notes	Landa App - Series 8796 Parliament Place Pro Forma
Rental Income	$0	$6,000	$0		$6,000

Expenses
Property Operating Expenses	0	925	480	E	1,405
Depreciation and amortization	0	0	1,418	B	1,418
Interest Expense	0	0	4,943	C	4,943
Total Expenses	0	925	6,841		7,765

Net Income (loss) before provision for income tax	0	5,075	(6,841)		(1,765)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,075	(6,841)		(1,765)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8641 Ashley Way	Previous Owner - 8641 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8641 Ashley Way Pro Forma
Rental Income	$0	$5,700	$0		$5,700

Expenses
Property Operating Expenses	0	727	456	E	1,183
Depreciation and amortization	0	0	1,672	B	1,672
Interest Expense	0	0	6,584	C	6,584
Total Expenses	0	727	8,712		9,439

Net Income (loss) before provision for income tax	0	4,973	(8,712)		(3,739)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,973	(8,712)		(3,739)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8651 Ashley Way	Previous Owner - 8651 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8651 Ashley Way Pro Forma
Rental Income	$0	$4,000	$0		$4,000

Expenses
Property Operating Expenses	0	598	320	E	918
Depreciation and amortization	0	0	1,285	B	1,285
Interest Expense	0	0	5,505	C	5,505
Total Expenses	0	598	7,109		7,707

Net Income (loss) before provision for income tax	0	3,402	(7,109)		(3,707)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$3,402	(7,109)		(3,707)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8652 Ashley Way	Previous Owner - 8652 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8652 Ashley Way Pro Forma
Rental Income	$0	$5,425	$0		$5,425

Expenses
Property Operating Expenses	0	684	434	E	1,118
Depreciation and amortization	0	0	1,472	B	1,472
Interest Expense	0	0	6,121	C	6,121
Total Expenses	0	684	8,027		8,711

Net Income (loss) before provision for income tax	0	4,741	(8,027)		(3,286)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,741	(8,027)		(3,286)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8653 Ashley Way	Previous Owner - 8653 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8653 Ashley Way Pro Forma
Rental Income	$0	$5,475	$0		$5,475

Expenses
Property Operating Expenses	0	595	438	E	1,033
Depreciation and amortization	0	0	1,264	B	1,264
Interest Expense	0	0	5,453	C	5,453
Total Expenses	0	595	7,155		7,750

Net Income (loss) before provision for income tax	0	4,880	(7,155)		(2,275)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,880	(7,155)		(2,275)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8654 Ashley Way	Previous Owner - 8654 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8654 Ashley Way Pro Forma
Rental Income	$0	$5,550	$0		$5,550

Expenses
Property Operating Expenses	0	646	444	E	1,090
Depreciation and amortization	0	0	1,473	B	1,473
Interest Expense	0	0	6,121	C	6,121
Total Expenses	0	646	8,038		8,685

Net Income (loss) before provision for income tax	0	4,904	(8,038)		(3,135)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,904	(8,038)		(3,135)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8655 Ashley Way	Previous Owner - 8655 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8655 Ashley Way Pro Forma
Rental Income	$0	$5,700	$0		$5,700

Expenses
Property Operating Expenses	0	704	456	E	1,160
Depreciation and amortization	0	0	1,330	B	1,330
Interest Expense	0	0	5,965	C	5,965
Total Expenses	0	704	7,751		8,455

Net Income (loss) before provision for income tax	0	4,996	(7,751)		(2,755)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,996	(7,751)		(2,755)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8659 Ashley Way	Previous Owner - 8659 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8659 Ashley Way Pro Forma
Rental Income	$0	$5,300	$0		$5,300

Expenses
Property Operating Expenses	0	716	424	E	1,140
Depreciation and amortization	0	0	1,541	B	1,541
Interest Expense	0	0	6,532	C	6,532
Total Expenses	0	716	8,497		9,213

Net Income (loss) before provision for income tax	0	4,584	(8,497)		(3,913)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,584	(8,497)		(3,913)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8662 Ashley Way	Previous Owner - 8662 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8662 Ashley Way Pro Forma
Rental Income	$0	$5,550	$0		$5,550

Expenses
Property Operating Expenses	0	647	444	E	1,091
Depreciation and amortization	0	0	1,521	B	1,521
Interest Expense	0	0	6,327	C	6,327
Total Expenses	0	647	8,292		8,939

Net Income (loss) before provision for income tax	0	4,903	(8,292)		(3,389)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,903	(8,292)		(3,389)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8668 Ashley Way	Previous Owner - 8668 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8668 Ashley Way Pro Forma
Rental Income	$0	$6,000	$0		$6,000

Expenses
Property Operating Expenses	0	902	480	E	1,382
Depreciation and amortization	0	0	1,772	B	1,772
Interest Expense	0	0	7,093	C	7,093
Total Expenses	0	902	9,345		10,247

Net Income (loss) before provision for income tax	0	5,098	(9,345)		(4,247)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,098	(9,345)		(4,247)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8670 Ashley Way	Previous Owner - 8670 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8670 Ashley Way Pro Forma
Rental Income	$0	$5,850	$0		$5,850

Expenses
Property Operating Expenses	0	835	468	E	1,303
Depreciation and amortization	0	0	1,799	B	1,799
Interest Expense	0	0	7,149	C	7,149
Total Expenses	0	835	9,416		10,250

Net Income (loss) before provision for income tax	0	5,015	(9,416)		(4,400)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$5,015	(9,416)		(4,400)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8674 Ashley Way	Previous Owner - 8674 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8674 Ashley Way Pro Forma
Rental Income	$0	$3,900	$0		$3,900

Expenses
Property Operating Expenses	0	785	312	E	1,097
Depreciation and amortization	0	0	1,473	B	1,473
Interest Expense	0	0	6,070	C	6,070
Total Expenses	0	785	7,855		8,640

Net Income (loss) before provision for income tax	0	3,115	(7,855)		(4,740)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$3,115	(7,855)		(4,740)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8675 Ashley Way	Previous Owner - 8675 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8675 Ashley Way Pro Forma
Rental Income	$0	$5,575	$0		$5,575

Expenses
Property Operating Expenses	0	700	446	E	1,146
Depreciation and amortization	0	0	1,377	B	1,377
Interest Expense	0	0	5,967	C	5,967
Total Expenses	0	700	7,790		8,491

Net Income (loss) before provision for income tax	0	4,875	(7,790)		(2,916)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,875	(7,790)		(2,916)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8677 Ashley Way	Previous Owner - 8677 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8677 Ashley Way Pro Forma
Rental Income	$0	$3,600	$0		$3,600

Expenses
Property Operating Expenses	0	621	288	E	909
Depreciation and amortization	0	0	1,261	B	1,261
Interest Expense	0	0	5,607	C	5,607
Total Expenses	0	621	7,156		7,777

Net Income (loss) before provision for income tax	0	2,979	(7,156)		(4,177)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$2,979	(7,156)		(4,177)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8678 Ashley Way	Previous Owner - 8678 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8678 Ashley Way Pro Forma
Rental Income	$0	$5,400	$0		$5,400

Expenses
Property Operating Expenses	0	914	432	E	1,346
Depreciation and amortization	0	0	1,978	B	1,978
Interest Expense	0	0	7,560	C	7,560
Total Expenses	0	914	9,970		10,884

Net Income (loss) before provision for income tax	0	4,486	(9,970)		(5,484)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,486	(9,970)		(5,484)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8679 Ashley Way	Previous Owner - 8679 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8679 Ashley Way Pro Forma
Rental Income	$0	$5,550	$0		$5,550

Expenses
Property Operating Expenses	0	825	444	E	1,269
Depreciation and amortization	0	0	1,547	B	1,547
Interest Expense	0	0	6,070	C	6,070
Total Expenses	0	825	8,061		8,886

Net Income (loss) before provision for income tax	0	4,725	(8,061)		(3,336)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,725	(8,061)		(3,336)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App - Series 8683 Ashley Way	Previous Owner - 8683 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8683 Ashley Way Pro Forma
Rental Income	$0	$5,550	$0		$5,550

Expenses
Property Operating Expenses	0	716	444	E	1,160
Depreciation and amortization	0	0	1,313	B	1,313
Interest Expense	0	0	5,804	C	5,804
Total Expenses	0	716	7,560		8,276

Net Income (loss) before provision for income tax	0	4,834	(7,560)		(2,726)
Provision for income taxes	0	0	0	D	0
Net Income (loss)	$0	$4,834	(7,560)		(2,726)

The accompanying notes are an integral part of these unaudited financial statements

 LANDA APP LLC (LANDA APP)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2021 TO JUNE 30, 2021

(Unaudited)

	Landa App LLC	Landa App - Series 115 Sardis Street Pro Forma	Landa App - Series 1394 Oakview Circle Pro Forma	Landa App - Series 1701 Summerwoods Lane Pro Forma	Landa App - Series 1741 Park Lane Pro Forma	Landa App - Series 209 Timber Wolf Trail Pro Forma
Rental Income	$-	$4,840	$4,650	$5,700	$4,350	$4,650

Expenses
Property Operating Expenses	0	4,273	1,178	2,581	2,320	1,174
Depreciation and amortization	0	1,988	1,128	1,420	1,914	1,745
Interest Expense	0	1,257	389	314	876	530
Total Expenses	0	7,518	2,695	4,315	5,110	3,449

Net Income (loss) before provision for income tax	$-	$(2,678)	$1,955	$1,385	$(760)	$1,201
Provision for income taxes	0	0	0	0	0	0
Net Income (loss)	0	(2,678)	1,955	1,385	(760)	1,201

	Landa App - Series 2505 Oak Circle Pro Forma	Landa App - Series 271 Timber Wolf Trail Pro Forma	Landa App - Series 29 Holly Grove Road Pro Forma	Landa App - Series 1703 Summerwoods Lane Pro Forma	Landa App - Series 1712 Summerwoods Lane Pro Forma	Landa App - Series 1743 Summerwoods Lane Pro Forma
Rental Income	$5,338	$5,700	$4,220	$5,700	$5,250	$5,650

Expenses
Property Operating Expenses	2,414	1,274	2,818	1,628	1,592	1,624
Depreciation and amortization	1,424	1,801	1,564	1,353	1,357	1,355
Interest Expense	187	794	329	5,116	5,116	5,116
Total Expenses	4,025	3,869	4,711	8,098	8,066	8,095

Net Income (loss) before provision for income tax	$1,313	$1,831	$(491)	$(2,398)	$(2,816)	$(2,445)
Provision for income taxes	0	0	0	0	0	0
Net Income (loss)	1,313	1,831	(491)	(2,398)	(2,816)	(2,445)

	Landa App - Series 1750 Summerwoods Lane Pro Forma	Landa App - Series 4267 High Park Lane Pro Forma	Landa App - Series 4474 Highwood Park Drive Pro Forma	Landa App - Series 8569 Creekwood Way Pro Forma
Rental Income	$5,125	$6,900	$6,675	$4,770

Expenses
Property Operating Expenses	1,582	2,439	2,614	1,885
Depreciation and amortization	1,390	1,915	1,862	1,091
Interest Expense	5,116	6,834	6,149	3,751
Total Expenses	8,088	11,188	10,625	6,728

Net Income (loss) before provision for income tax	$(2,963)	$(4,288)	$(3,950)	$(1,958)
Provision for income taxes	0	0	0	0
Net Income (loss)	(2,963)	(4,288)	(3,950)	(1,958)

	Landa App - Series 9439 Lakeview Road Pro Forma	Landa App - Series 10167 Port Royal Court Pro Forma	Landa App - Series 1246 Elgin Way Pro Forma	Landa App - Series 1910 Grove Way Pro Forma
Rental Income	$6,900	$6,000	$6,900	$6,900

Expenses
Property Operating Expenses	2,380	1,386	1,686	1,784
Depreciation and amortization	2,289	1,423	1,860	1,411
Interest Expense	8,151	4,977	6,009	4,705
Total Expenses	12,820	7,787	9,556	7,901

Net Income (loss) before provision for income tax	$(5,920)	$(1,787)	$(2,656)	$(1,001)
Provision for income taxes	0	0	0	0
Net Income (loss)	(5,920)	(1,787)	(2,656)	(1,001)

	Landa App - Series 593 Country Lane Pro Forma	Landa App - Series 6436 Stone Terrace Pro Forma	Landa App - Series 6440 Woodstone Terrace Pro Forma	Landa App - Series 6848 Sandy Creek Drive Pro Forma	Landa App - Series 687 Utoy Court Pro Forma	Landa App - Series 729 Winter Lane Pro Forma
Rental Income	$5,400	$3,550	$5,250	$6,000	$5,750	$5,150

Expenses
Property Operating Expenses	1,506	2,214	2,321	1,237	1,166	1,281
Depreciation and amortization	1,314	810	865	1,130	1,390	1,486
Interest Expense	4,313	2,722	2,913	3,887	5,194	5,117
Total Expenses	7,133	5,745	6,100	6,253	7,750	7,884

Net Income (loss) before provision for income tax	$(1,733)	$(2,195)	$(850)	$(253)	$(2,000)	$(2,734)
Provision for income taxes	0	0	0	0	0	0
Net Income (loss)	(1,733)	(2,195)	(850)	(253)	(2,000)	(2,734)

	Landa App - Series 7349 Exeter Court Pro Forma	Landa App - Series 8645 Embrey Drive Pro Forma	Landa App - Series 8780 Churchill Place Pro Forma	Landa App - Series 8796 Parliament Place Pro Forma	Landa App - Series 8641 Ashley Way Pro Forma
Rental Income	$6,300	$6,300	$7,200	$6,000	$5,700

Expenses
Property Operating Expenses	1,631	1,401	1,659	1,405	1,183
Depreciation and amortization	1,639	1,549	1,697	1,418	1,672
Interest Expense	4,979	5,350	5,965	4,943	6,584
Total Expenses	8,248	8,301	9,321	7,765	9,439

Net Income (loss) before provision for income tax	$(1,948)	$(2,001)	$(2,121)	$(1,765)	$(3,739)
Provision for income taxes	0	0	0	0	0
Net Income (loss)	(1,948)	(2,001)	(2,121)	(1,765)	(3,739)

	Landa App - Series 8651 Ashley Way Pro Forma	Landa App - Series 8652 Ashley Way Pro Forma	Landa App - Series 8653 Ashley Way Pro Forma	Landa App - Series 8654 Ashley Way Pro Forma	Landa App - Series 8655 Ashley Way Pro Forma
Rental Income	$4,000	$5,425	$5,475	$5,550	$5,700

Expenses
Property Operating Expenses	918	1,118	1,033	1,090	1,160
Depreciation and amortization	1,285	1,472	1,264	1,473	1,330
Interest Expense	5,505	6,121	5,453	6,121	5,965
Total Expenses	7,707	8,711	7,750	8,685	8,455

Net Income (loss) before provision for income tax	$(3,707)	$(3,286)	$(2,275)	$(3,135)	$(2,755)
Provision for income taxes	0	0	0	0	0
Net Income (loss)	(3,707)	(3,286)	(2,275)	(3,135)	(2,755)

	Landa App - Series 8659 Ashley Way Pro Forma	Landa App - Series 8662 Ashley Way Pro Forma	Landa App - Series 8668 Ashley Way Pro Forma	Landa App - Series 8670 Ashley Way Pro Forma	Landa App - Series 8674 Ashley Way Pro Forma	Landa App - Series 8675 Ashley Way Pro Forma
Rental Income	$5,300	$5,550	$6,000	$5,850	$3,900	$5,575

Expenses
Property Operating Expenses	1,140	1,091	1,382	1,303	1,097	1,146
Depreciation and amortization	1,541	1,521	1,772	1,799	1,473	1,377
Interest Expense	6,532	6,327	7,093	7,149	6,070	5,967
Total Expenses	9,213	8,939	10,247	10,250	8,640	8,491

Net Income (loss) before provision for income tax	$(3,913)	$(3,389)	$(4,247)	$(4,400)	$(4,740)	$(2,916)
Provision for income taxes	0	0	0	0	0	0
Net Income (loss)	(3,913)	(3,389)	(4,247)	(4,400)	(4,740)	(2,916)

	Landa App- Series 8677 Ashley Way Pro Forma	Landa App - Series 8678 Ashley Way Pro Forma	Landa App - Series 8679 Ashley Way Pro Forma	Landa App - Series 8683 Ashley Way Pro Forma	Total Combined Pro Forma
Rental Income	$3,600	$5,400	$5,550	$5,550	$247,243

Expenses
Property Operating Expenses	909	1,346	1,269	1,160	72,800
Depreciation and amortization	1,261	1,978	1,547	1,313	67,666
Interest Expense	5,607	7,560	6,070	5,804	211,029
Total Expenses	7,777	10,884	8,886	8,276	351,495

Net Income (loss) before provision for income tax	$(4,177)	$(5,484)	$(3,336)	$(2,726)	$(104,252)
Provision for income taxes	0	0	0	0	0
Net Income (loss)	(4,177)	(5,484)	(3,336)	(2,726)	(104,252)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App	Landa App - Series 115 Sardis Street	Landa Properties - 115 Sardis Street	Pro-Forma Adjustments	Notes	Landa App- Series 115 Sardis Street Pro-Forma
Rental Income	$-	$4,542	$5,008	$-		$9,550

Expenses
Property Operating Expenses	-	5,035	1,805	-		6,840
Depreciation and amortization	-	1,881	-	2,086	B	3,967
Interest Expense	-	1,189	-	3,503	C	4,692
Total Expenses	-	8,105	1,805	5,589		15,499

Net Income (loss) before provision for income tax	-	(3,563)	3,203	(5,589)		(5,949)
Provision for income taxes	-	-	-	-	D	-
Net Income (loss)	$-	$(3,563)	$3,203	$(5,589)		$(5,949)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1394 Oakview Circle	Landa Properties - 1394 Oakview Circle	Pro-Forma Adjustments	Notes	Landa App - Series 1394 Oakview Circle Pro-Forma
Rental Income	$4,400	$4,900	$-		$9,300

Expenses
Property Operating Expenses	1,230	1,396	-		2,626
Depreciation and amortization	1,067	-	(882)	B	185
Interest Expense	368	-	(101)	C	267
Total Expenses	2,665	1,396	(983)		3,078

Net Income (loss) before provision for income tax	1,735	3,504	983		6,222
Provision for income taxes	443	-	(443)	D	-
Net Income (loss)	$1,292	$3,504	$1,426		$6,222

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1701 Summerwoods Lane	Landa Properties - 1701 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1701 Summerwoods Lane Pro-Forma
Rental Income	$4,794	$5,848	$-		$10,642

Expenses
Property Operating Expenses	3,748	1,821	-		5,569
Depreciation and amortization	1,344	-	(1,112)	B	232
Interest Expense	298	-	20	C	318
Total Expenses	5,390	1,821	(1,091)		6,120

Net Income (loss) before provision for income tax	(596)	4,027	1,091		4,522
Provision for income taxes	-	-	-	D	-
Net Income (loss)	$(596)	$4,027	$1,091		$4,522

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1741 Park Lane	Landa Properties - 1741 Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1741 Park Lane Pro-Forma
Rental Income	$4,116	$4,584	$-		$8,700

Expenses
Property Operating Expenses	1,466	1,657	-		3,123
Depreciation and amortization	1,811	-	(1,495)	B	316
Interest Expense	829	-	(440)	C	389
Total Expenses	4,106	1,657	(1,935)		3,828

Net Income (loss) before provision for income tax	10	2,927	1,935		4,872
Provision for income taxes	2	-	(2)	D	-
Net Income (loss)	$8	$2,927	$1,937		$4,872

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 209 Timber Wolf Trail	Landa Properties - 209 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 209 Timber Wolf Trail Pro-Forma
Rental Income	$4,400	$4,900	$-		$9,300

Expenses
Property Operating Expenses	1,323	2,961	-		4,284
Depreciation and amortization	1,652	-	(1,366)	B	286
Interest Expense	502	-	(103)	C	399
Total Expenses	3,477	2,961	(1,468)		4,970

Net Income (loss) before provision for income tax	923	1,939	1,468		4,330
Provision for income taxes	236	-	(236)	D	-
Net Income (loss)	$687	$1,939	$1,704		$4,330

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 2505 Oak Circle	Landa Properties - 2505 Oak Circle	Pro-Forma Adjustments	Notes	Landa App - Series 2505 Oak Circle Pro-Forma
Rental Income	$4,375	$4,890	$-		$9,265

Expenses
Property Operating Expenses	4,897	1,238	-		6,135
Depreciation and amortization	1,387	-	(1,155)	B	232
Interest Expense	177	-	151	C	328
Total Expenses	6,461	1,238	(1,003)		6,696

Net Income (loss) before provision for income tax	(2,086)	3,652	1,003		2,569
Provision for income taxes	-	-	-	D	-
Net Income (loss)	$(2,086)	$3,652	$1,003		$2,569

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 271 Timber Wolf Trail	Landa Properties - 271 Timber Wolf Trail	Pro-Forma Adjustments	Notes	Landa App - Series 271 Timber Wolf Trail Pro-Forma
Rental Income	$3,325	$4,375	$-		$7,700

Expenses
Property Operating Expenses	6,002	1,363	-		7,365
Depreciation and amortization	1,738	-	(1,441)	B	297
Interest Expense	751	-	(340)	C	411
Total Expenses	8,491	1,363	(1,781)		8,073

Net Income (loss) before provision for income tax	(5,166)	3,012	1,781		(373)
Provision for income taxes	-	-	-	D	-
Net Income (loss)	$(5,166)	$3,012	$1,781		$(373)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 29 Holly Grove Road	Landa Properties - 29 Holly Grove Road	Pro-Forma Adjustments	Notes	Landa App - Series 29 Holly Grove Road Pro-Forma
Rental Income	$3,974	$4,326	$-		$8,300

Expenses
Property Operating Expenses	3,345	1,751	-		5,096
Depreciation and amortization	1,480	-	(1,224)	B	256
Interest Expense	311	-	24	C	335
Total Expenses	5,136	1,751	(1,200)		5,687

Net Income (loss) before provision for income tax	(1,162)	2,575	1,200		2,613
Provision for income taxes	-	-	-	D	-
Net Income (loss)	$(1,162)	$2,575	$1,200		$2,613

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1703 Summerwoods Lane	Previous Owner - 1703 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1703 Summerwoods Lane Pro Forma
Rental Income	$-	$10,668	$-		$10,668

Expenses
Property Operating Expenses	-	3,323	-		3,323
Depreciation and amortization	-	-	3,324	B	3,324
Interest Expense	-	-	5,116	C	5,116
Total Expenses	-	3,323	8,440		11,763

Net Income (loss) before provision for income tax	-	7,345	(8,440)		(1,095)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$7,345	$(8,440)		$(1,095)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1712 Summerwoods Lane	Previous Owner - 1712 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1712 Summerwoods Lane Pro Forma
Rental Income	$-	$10,500	$-		$10,500

Expenses
Property Operating Expenses	-	3,718	-		3,718
Depreciation and amortization	-	-	3,324	B	3,324
Interest Expense	-	-	5,116	C	5,116
Total Expenses	-	3,718	8,440		12,158

Net Income (loss) before provision for income tax	-	6,782	(8,440)		(1,658)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$6,782	$(8,440)		$(1,658)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1743 Summerwoods Lane	Previous Owner - 1743 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1743 Summerwoods Lane Pro Forma
Rental Income	$-	$11,100	$-		$11,100

Expenses
Property Operating Expenses	-	3,323	-		3,323
Depreciation and amortization	-	-	3,324	B	3,324
Interest Expense	-	-	5,116	C	5,116
Total Expenses	-	3,323	8,440		11,763

Net Income (loss) before provision for income tax	-	7,777	(8,440)		(663)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$7,777	$(8,440)		$(663)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1750 Summerwoods Lane	Previous Owner - 1750 Summerwoods Lane	Pro-Forma Adjustments	Notes	Landa App - Series 1750 Summerwoods Lane Pro Forma
Rental Income	$-	$10,075	$-		$10,075

Expenses
Property Operating Expenses	-	3,342	-		3,342
Depreciation and amortization	-	-	3,324	B	3,324
Interest Expense	-	-	5,116	C	5,116
Total Expenses	-	3,342	8,440		11,782

Net Income (loss) before provision for income tax	-	6,733	(8,440)		(1,707)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$6,733	$(8,440)		$(1,707)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 4267 High Park Lane		Previous Owner - 4267 High Park Lane	Pro-Forma Adjustments	Notes	Landa App - Series 4267 High Park Lane Pro Forma
Rental Income	$		$13,800	$-		$13,800
		-
Expenses
Property Operating Expenses		-	4,638	-		4,638
Depreciation and amortization		-	-	4,848	B	4,848
Interest Expense		-	-	6,834	C	6,834
Total Expenses		-	4,638	11,682		16,321

Net Income (loss) before provision for income tax		-	9,162	(11,682)		(2,521)
Provision for income taxes		-	-		D	-
Net Income (loss)		$-	$9,162	$(11,682)		$(2,521)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 4474 Highwood Park Drive	Previous Owner - 4474 Highwood Park Drive	Pro-Forma Adjustments	Notes	Landa App - Series 4474 Highwood Park Drive Pro Forma
Rental Income	$-	$13,125	$-		$13,125

Expenses
Property Operating Expenses	-	5,994	-		5,994
Depreciation and amortization	-	-	4,248	B	4,248
Interest Expense	-	-	6,149	C	6,149
Total Expenses	-	5,994	10,397		16,391

Net Income (loss) before provision for income tax	-	7,131	(10,397)		(3,266)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$7,131	$(10,397)		$(3,266)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8569 Creekwood Way	Previous Owner - 8569 Creekwood Way	Pro-Forma Adjustments	Notes	Landa App - Series 8569 Creekwood Way Pro Forma
Rental Income	$-	$9,540	$-		$9,540

Expenses
Property Operating Expenses	-	4,500	-		4,500
Depreciation and amortization	-	-	2,628	B	2,628
Interest Expense	-	-	3,751	C	3,751
Total Expenses	-	4,500	6,379		10,879

Net Income (loss) before provision for income tax	-	5,040	(6,379)		(1,339)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$5,040	$(6,379)		$(1,339)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 9439 Lakeview Road	Previous Owner - 9439 Lakeview Road	Pro-Forma Adjustments	Notes	Landa App - Series 9439 Lakeview Road Pro Forma
Rental Income	$-	$13,800	$-		$13,800

Expenses
Property Operating Expenses	-	3,136	-		3,136
Depreciation and amortization	-	-	5,532	B	5,532
Interest Expense	-	-	8,151	C	8,151
Total Expenses	-	3,136	13,683		16,819

Net Income (loss) before provision for income tax	-	10,664	(13,683)		(3,019)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$10,664	$(13,683)		$(3,019)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 10167 Port Royal Court	Previous Owner - 10167 Port Royal Court	Pro-Forma Adjustments	Notes	Landa App - Series 10167 Port Royal Court Pro Forma
Rental Income	$-	$11,550	$-		$11,550

Expenses
Property Operating Expenses	-	2,046	924	E	2,970
Depreciation and amortization	-	-	3,036	B	3,036
Interest Expense	-	-	4,977	C	4,977
Total Expenses	-	2,046	8,937		10,983

Net Income (loss) before provision for income tax	-	9,504	(8,937)		567
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$9,504	$(8,937)		$567

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1246 Elgin Way	Previous Owner - 1246 Elgin Way	Pro-Forma Adjustments	Notes	Landa App - Series 1246 Elgin Way Pro Forma
Rental Income	$-	$10,531	$-		$10,531

Expenses
Property Operating Expenses	-	5,640	842	E	6,482
Depreciation and amortization	-	-	3,960	B	3,960
Interest Expense	-	-	6,009	C	6,009
Total Expenses	-	5,640	10,812		16,452

Net Income (loss) before provision for income tax	-	4,891	(10,812)		(5,921)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$4,891	$(10,812)		$(5,921)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 1910 Grove Way	Previous Owner - 1910 Grove Way	Pro-Forma Adjustments	Notes	Landa App - Series 1910 Grove Way Pro Forma
Rental Income	$-	$13,794	$-		$13,794

Expenses
Property Operating Expenses	-	4,114	1,104	E	5,217
Depreciation and amortization	-	-	3,012	B	3,012
Interest Expense	-	-	4,705	C	4,705
Total Expenses	-	4,114	8,821		12,934

Net Income (loss) before provision for income tax	-	9,680	(8,821)		860
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$9,680	$(8,821)		$860

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 593 Country Lane	Previous Owner - 593 Country Lane	Pro-Forma Adjustments	Notes	Landa App - Series 593 Country Lane Pro Forma
Rental Income	$-	$10,950	$-		$10,950

Expenses
Property Operating Expenses	-	2,299	876	E	3,175
Depreciation and amortization	-	-	2,808	B	2,808
Interest Expense	-	-	4,313	C	4,313
Total Expenses	-	2,299	7,997		10,296

Net Income (loss) before provision for income tax	-	8,651	(7,997)		654
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$8,651	$(7,997)		$654

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 6436 Stone Terrace	Previous Owner - 6436 Stone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6436 Stone Terrace Pro Forma
Rental Income	$-	$10,430	$-		$10,430

Expenses
Property Operating Expenses	-	3,963	834	E	4,797
Depreciation and amortization	-	-	1,740	B	1,740
Interest Expense	-	-	2,722	C	2,722
Total Expenses	-	3,963	5,296		9,259

Net Income (loss) before provision for income tax	-	6,467	(5,296)		1,171
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$6,467	$(5,296)		$1,171

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 6440 Woodstone Terrace	Previous Owner - 6440 Woodstone Terrace	Pro-Forma Adjustments	Notes	Landa App - Series 6440 Woodstone Terrace Pro Forma
Rental Income	$-	$9,374	$-		$9,374

Expenses
Property Operating Expenses	-	4,648	750	E	5,398
Depreciation and amortization	-	-	1,860	B	1,860
Interest Expense	-	-	2,913	C	2,913
Total Expenses	-	4,648	5,523		10,171

Net Income (loss) before provision for income tax	-	4,727	(5,523)		(797)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$4,727	$(5,523)		$(797)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 6848 Sandy Creek Drive	Previous Owner - 6848 Sandy Creek Drive	Pro-Forma Adjustments	Notes	Landa App - Series 6848 Sandy Creek Drive Pro Forma
Rental Income	$-	$9,624	$-		$9,624

Expenses
Property Operating Expenses	-	4,094	770	E	4,864
Depreciation and amortization	-	-	2,412	B	2,412
Interest Expense	-	-	3,887	C	3,887
Total Expenses	-	4,094	7,068		11,163

Net Income (loss) before provision for income tax	-	5,530	(7,068)		(1,538)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$5,530	$(7,068)		$(1,538)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 687 Utoy Court	Previous Owner - 687 Utoy Court	Pro-Forma Adjustments	Notes	Landa App - Series 687 Utoy Court Pro Forma
Rental Income	$-	$9,881	$-		$9,881

Expenses
Property Operating Expenses	-	5,024	790	E	5,815
Depreciation and amortization	-	-	2,964	B	2,964
Interest Expense	-	-	5,194	C	5,194
Total Expenses	-	5,024	8,948		13,973

Net Income (loss) before provision for income tax	-	4,857	(8,948)		(4,092)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$4,857	$(8,948)		$(4,092)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 729 Winter Lane	Previous Owner - 729 Winter Lane	Pro-Forma Adjustments	Notes	Landa App - Series 729 Winter Lane Pro Forma
Rental Income	$-	$12,071	$-		$12,071

Expenses
Property Operating Expenses	-	3,066	966	E	4,032
Depreciation and amortization	-	-	3,168	B	3,168
Interest Expense	-	-	5,117	C	5,117
Total Expenses	-	3,066	9,251		12,317

Net Income (loss) before provision for income tax	-	9,005	(9,251)		(246)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$9,005	$(9,251)		$(246)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 7349 Exeter Court	Previous Owner - 7349 Exeter Court	Pro-Forma Adjustments	Notes	Landa App - Series 7349 Exeter Court Pro Forma
Rental Income	$-	$12,725	$-		$12,725

Expenses
Property Operating Expenses	-	2,673	1,018	E	3,691
Depreciation and amortization	-	-	3,492	B	3,492
Interest Expense	-	-	4,979	C	4,979
Total Expenses	-	2,673	9,489		12,162

Net Income (loss) before provision for income tax	-	10,052	(9,489)		563
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$10,052	$(9,489)		$563

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8645 Embrey Drive	Previous Owner - 8645 Embrey Drive	Pro-Forma Adjustments	Notes	Landa App - Series 8645 Embrey Drive Pro Forma
Rental Income	$-	$10,465	$-		$10,465

Expenses
Property Operating Expenses	-	6,887	837	E	7,725
Depreciation and amortization	-	-	3,300	B	3,300
Interest Expense	-	-	5,350	C	5,350
Total Expenses	-	6,887	9,487		16,375

Net Income (loss) before provision for income tax	-	3,578	(9,487)		(5,910)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$3,578	$(9,487)		$(5,910)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8780 Churchill Place	Previous Owner - 8780 Churchill Place	Pro-Forma Adjustments	Notes	Landa App - Series 8780 Churchill Place Pro Forma
Rental Income	$-	$11,331	$-		$11,331

Expenses
Property Operating Expenses	-	6,986	906	E	7,893
Depreciation and amortization	-	-	3,612	B	3,612
Interest Expense	-	-	5,965	C	5,965
Total Expenses	-	6,986	10,484		17,470

Net Income (loss) before provision for income tax	-	4,345	(10,484)		(6,139)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$4,345	$(10,484)		$(6,139)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8796 Parliament Place	Previous Owner - 8796 Parliament Place	Pro-Forma Adjustments	Notes	Landa App - Series 8796 Parliament Place Pro Forma
Rental Income	$-	$10,970	$-		$10,970

Expenses
Property Operating Expenses	-	2,612	878	E	3,490
Depreciation and amortization	-	-	3,024	B	3,024
Interest Expense	-	-	4,943	C	4,943
Total Expenses	-	2,612	8,844		11,456

Net Income (loss) before provision for income tax	-	8,358	(8,844)		(486)
Provision for income taxes	-	-		D	-
Net Income (loss)	$-	$8,358	$(8,844)		$(486)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8641 Ashley Way	Previous Owner - 8641 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8641 Ashley Way Pro Forma
Rental Income	$	$10,800	$0		$10,800

Expenses
Property Operating Expenses		1,543	864	E	2,407
Depreciation and amortization		0	3,542	B	3,542
Interest Expense		0	6,584	C	6,584
Total Expenses		1,543	10,990		12,533

Net Income (loss) before provision for income tax		9,257	(10,990)		(1,733)
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,257	$(10,990)		$(1,733)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8651 Ashley Way	Previous Owner - 8651 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8651 Ashley Way Pro Forma
Rental Income	$	$10,623	$0		$10,623

Expenses
Property Operating Expenses		1,316	850	E	2,166
Depreciation and amortization		0	2,724	B	2,724
Interest Expense		0	5,505	C	5,505
Total Expenses		1,316	9,079		10,395

Net Income (loss) before provision for income tax		9,306	(9,079)		228
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,306	$(9,079)		$228

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8652 Ashley Way	Previous Owner - 8652 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8652 Ashley Way Pro Forma
Rental Income	$	$10,000	$0		$10,000

Expenses
Property Operating Expenses		1,333	800	E	2,133
Depreciation and amortization		0	3,119	B	3,119
Interest Expense		0	6,121	C	6,121
Total Expenses		1,333	10,041		11,373

Net Income (loss) before provision for income tax		8,667	(10,041)		(1,373)
Provision for income taxes		0		D	0
Net Income (loss)	$	$8,667	$(10,041)		$(1,373)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8653 Ashley Way	Previous Owner - 8653 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8653 Ashley Way Pro Forma
Rental Income	$	$10,800	$0		$10,800

Expenses
Property Operating Expenses		1,157	864	E	2,021
Depreciation and amortization		0	2,680	B	2,680
Interest Expense		0	5,453	C	5,453
Total Expenses		1,157	8,997		10,154

Net Income (loss) before provision for income tax		9,643	(8,997)		646
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,643	$(8,997)		$646

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8654 Ashley Way	Previous Owner - 8654 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8654 Ashley Way Pro Forma
Rental Income	$	$11,100	$0		$11,100

Expenses
Property Operating Expenses		1,257	888	E	2,145
Depreciation and amortization		0	3,122	B	3,122
Interest Expense		0	6,121	C	6,121
Total Expenses		1,257	10,132		11,389

Net Income (loss) before provision for income tax		9,843	(10,132)		(289)
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,843	$(10,132)		$(289)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8655 Ashley Way	Previous Owner - 8655 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8655 Ashley Way Pro Forma
Rental Income	$	$6,380	$0		$6,380

Expenses
Property Operating Expenses		1,185	510	E	1,695
Depreciation and amortization		0	2,820	B	2,820
Interest Expense		0	5,965	C	5,965
Total Expenses		1,185	9,295		10,480

Net Income (loss) before provision for income tax		5,195	(9,295)		(4,100)
Provision for income taxes		0		D	0
Net Income (loss)	$	$5,195	$(9,295)		$(4,100)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8659 Ashley Way	Previous Owner - 8659 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8659 Ashley Way Pro Forma
Rental Income	$	$10,500	$0		$10,500

Expenses
Property Operating Expenses		1,578	840	E	2,418
Depreciation and amortization		0	3,264	B	3,264
Interest Expense		0	6,532	C	6,532
Total Expenses		1,578	10,637		12,214

Net Income (loss) before provision for income tax		8,922	(10,637)		(1,714)
Provision for income taxes		0		D	0
Net Income (loss)	$	$8,922	$(10,637)		$(1,714)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8662 Ashley Way	Previous Owner - 8662 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8662 Ashley Way Pro Forma
Rental Income	$	$10,225	$0		$10,225

Expenses
Property Operating Expenses		1,309	818	E	2,127
Depreciation and amortization		0	3,225	B	3,225
Interest Expense		0	6,327	C	6,327
Total Expenses		1,309	10,369		11,678

Net Income (loss) before provision for income tax		8,916	(10,369)		(1,453)
Provision for income taxes		0		D	0
Net Income (loss)	$	$8,916	$(10,369)		$(1,453)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8668 Ashley Way	Previous Owner - 8668 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8668 Ashley Way Pro Forma
Rental Income	$	$11,950	$0		$11,950

Expenses
Property Operating Expenses		1,726	956	E	2,682
Depreciation and amortization		0	3,755	B	3,755
Interest Expense		0	7,093	C	7,093
Total Expenses		1,726	11,803		13,530

Net Income (loss) before provision for income tax		10,224	(11,803)		(1,580)
Provision for income taxes		0		D	0
Net Income (loss)	$	$10,224	$(11,803)		$(1,580)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8670 Ashley Way	Previous Owner - 8670 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8670 Ashley Way Pro Forma
Rental Income	$	$11,400	$0		$11,400

Expenses
Property Operating Expenses		1,443	912	E	2,355
Depreciation and amortization		0	3,810	B	3,810
Interest Expense		0	7,149	C	7,149
Total Expenses		1,443	11,871		13,314

Net Income (loss) before provision for income tax		9,957	(11,871)		(1,914)
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,957	$(11,871)		$(1,914)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8674 Ashley Way	Previous Owner - 8674 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8674 Ashley Way Pro Forma
Rental Income	$	$11,780	$0		$11,780

Expenses
Property Operating Expenses		1,346	942	E	2,288
Depreciation and amortization		0	3,123	B	3,123
Interest Expense		0	6,070	C	6,070
Total Expenses		1,346	10,135		11,481

Net Income (loss) before provision for income tax		10,434	(10,135)		299
Provision for income taxes		0		D	0
Net Income (loss)	$	$10,434	$(10,135)		$299

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8675 Ashley Way	Previous Owner - 8675 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8675 Ashley Way Pro Forma
Rental Income	$	$8,325	$0		$8,325

Expenses
Property Operating Expenses		1,177	666	E	1,843
Depreciation and amortization		0	2,920	B	2,920
Interest Expense		0	5,967	C	5,967
Total Expenses		1,177	9,553		10,730

Net Income (loss) before provision for income tax		7,148	(9,553)		(2,405)
Provision for income taxes		0		D	0
Net Income (loss)	$	$7,148	$(9,553)		$(2,405)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8677 Ashley Way	Previous Owner - 8677 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8677 Ashley Way Pro Forma
Rental Income	$	$10,800	$0		$10,800

Expenses
Property Operating Expenses		1,237	864	E	2,101
Depreciation and amortization		0	2,674	B	2,674
Interest Expense		0	5,607	C	5,607
Total Expenses		1,237	9,146		10,383

Net Income (loss) before provision for income tax		9,563	(9,146)		417
Provision for income taxes		0		D	0
Net Income (loss)	$	$9,563	$(9,146)		$417

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8678 Ashley Way	Previous Owner - 8678 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8678 Ashley Way Pro Forma
Rental Income	$	$3,600	$0		$3,600

Expenses
Property Operating Expenses		4,200	288	E	4,488
Depreciation and amortization		0	4,188	B	4,188
Interest Expense		0	7,560	C	7,560
Total Expenses		4,200	12,036		16,236

Net Income (loss) before provision for income tax		(600)	(12,036)		(12,636)
Provision for income taxes		0		D	0
Net Income (loss)	$	$(600)	$(12,036)		$(12,636)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8679 Ashley Way	Previous Owner - 8679 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8679 Ashley Way Pro Forma
Rental Income	$	$9,050	$0		$9,050

Expenses
Property Operating Expenses		1,663	724	E	2,387
Depreciation and amortization		0	3,279	B	3,279
Interest Expense		0	6,070	C	6,070
Total Expenses		1,663	10,073		11,736

Net Income (loss) before provision for income tax		7,387	(10,073)		(2,686)
Provision for income taxes		0		D	0
Net Income (loss)	$	$7,387	$(10,073)		$(2,686)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App - Series 8683 Ashley Way	Previous Owner - 8683 Ashley Way	Pro-Forma Adjustments	Notes	Landa App - Series 8683 Ashley Way Pro Forma
Rental Income	$	$11,075	$0		$11,075

Expenses
Property Operating Expenses		3,508	886	E	4,394
Depreciation and amortization		0	2,784	B	2,784
Interest Expense		0	5,804	C	5,804
Total Expenses		3,508	9,473		12,981

Net Income (loss) before provision for income tax		7,567	(9,473)		(1,906)
Provision for income taxes		0		D	0
Net Income (loss)	$	$7,567	$(9,473)		$(1,906)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

PRO-FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 1, 2020 TO DECEMBER 31, 2020

(Unaudited)

	Landa App	Landa App - Series 115 Sardis Street Pro-Forma	Landa App - Series 1394 Oakview Circle Pro-Forma	Landa App - Series 1701 Summerwoods Lane Pro-Forma	Landa App - Series 1741 Park Lane Pro-Forma
Rental Income	$-	$9,550	$9,300	$10,642	$8,700

Expenses
Property Operating Expenses	-	6,840	2,626	5,569	3,123
Depreciation and amortization	-	3,967	185	232	316
Interest Expense	-	4,692	267	318	389
Total Expenses	-	15,499	3,078	6,120	3,828

Net Income (loss) before provision for income tax	-	(5,949)	6,222	4,522	4,872
Provision for income taxes	-	-	-	-	-
Net Income (loss)	$-	$(5,949)	$6,222	$4,522	$4,872

	Landa App - Series 209 Timber Wolf Trail Pro-Forma	Landa App - Series 2505 Oak Circle Pro-Forma	Landa App - Series 271 Timber Wolf Trail Pro-Forma	Landa App - Series 29 Holly Grove Road Pro-Forma
Rental Income	$9,300	$9,265	$7,700	$8,300

Expenses
Property Operating Expenses	4,284	6,135	7,365	5,096
Depreciation and amortization	286	232	297	256
Interest Expense	399	328	411	335
Total Expenses	4,970	6,696	8,073	5,687

Net Income (loss) before provision for income tax	4,330	2,569	(373)	2,613
Provision for income taxes	-	-	-	-
Net Income (loss)	$4,330	$2,569	$(373)	$2,613

	Landa App - Series 1703 Summerwoods Lane Pro Forma	Landa App - Series 1712 Summerwoods Lane Pro Forma	Landa App - Series 1743 Summerwoods Lane Pro Forma	Landa App - Series 1750 Summerwoods Lane Pro Forma	Landa App - Series 4267 High Park Lane Pro Forma	Landa App - Series 4474 Highwood Park Drive Pro Forma
Rental Income	10,668	10,500	11,100	10,075	13,800	13,125

Expenses
Property Operating Expenses	3,323	3,718	3,323	3,342	4,638	5,994
Depreciation and amortization	3,324	3,324	3,324	3,324	4,848	4,248
Interest Expense	5,116	5,116	5,116	5,116	6,834	6,149
Total Expenses	11,763	12,158	11,763	11,782	16,321	16,391

Net Income (loss) before provision for income tax	(1,095)	(1,658)	(663)	(1,707)	(2,521)	(3,266)
Provision for income taxes
Net Income (loss)	(1,095)	(1,658)	(663)	(1,707)	(2,521)	(3,266)

	Landa App - Series 8569 Creekwood Way Pro Forma	Landa App - Series 9439 Lakeview Road Pro Forma	Landa App - Series 10167 Port Royal Court Pro Forma	Landa App - Series 1246 Elgin Way Pro Forma	Landa App - Series 1910 Grove Way Pro Forma
Rental Income	9,540	13,800	11,550	10,531	13,794

Expenses
Property Operating Expenses	4,500	3,136	2,970	6,482	5,217
Depreciation and amortization	2,628	5,532	3,036	3,960	3,012
Interest Expense	3,751	8,151	4,977	6,009	4,705
Total Expenses	10,879	16,819	10,983	16,452	12,934

Net Income (loss) before provision for income tax	(1,339)	(3,019)	567	(5,921)	860
Provision for income taxes
Net Income (loss)	(1,339)	(3,019)	567	(5,921)	860

	Landa App - Series 593 Country Lane Pro Forma	Landa App - Series 6436 Stone Terrace Pro Forma	Landa App - Series 6440 Woodstone Terrace Pro Forma	Landa App - Series 6848 Sandy Creek Drive Pro Forma	Landa App - Series 687 Utoy Court Pro Forma
Rental Income	10,950	10,430	9,374	9,624	9,881

Expenses
Property Operating Expenses	3,175	4,797	5,398	4,864	5,815
Depreciation and amortization	2,808	1,740	1,860	2,412	2,964
Interest Expense	4,313	2,722	2,913	3,887	5,194
Total Expenses	10,296	9,259	10,171	11,163	13,973

Net Income (loss) before provision for income tax	654	1,171	(797)	(1,538)	(4,092)
Provision for income taxes
Net Income (loss)	654	1,171	(797)	(1,538)	(4,092)

	Landa App - Series 729 Winter Lane Pro Forma	Landa App - Series 7349 Exeter Court Pro Forma	Landa App - Series 8645 Embrey Drive Pro Forma	Landa App - Series 8780 Churchill Place Pro Forma	Landa App - Series 8796 Parliament Place Pro Forma
Rental Income	12,071	12,725	10,465	11,331	10,970

Expenses
Property Operating Expenses	4,032	3,691	7,725	7,893	3,490
Depreciation and amortization	3,168	3,492	3,300	3,612	3,024
Interest Expense	5,117	4,979	5,350	5,965	4,943
Total Expenses	12,317	12,162	16,375	17,470	11,456

Net Income (loss) before provision for income tax	(246)	563	(5,910)	(6,139)	(486)
Provision for income taxes
Net Income (loss)	(246)	563	(5,910)	(6,139)	(486)

	Landa App - Series 8641 Ashley Way Pro Forma	Landa App - Series 8651 Ashley Way Pro Forma	Landa App - Series 8652 Ashley Way Pro Forma	Landa App - Series 8653 Ashley Way Pro Forma	Landa App - Series 8654 Ashley Way Pro Forma	Landa App - Series 8655 Ashley Way Pro Forma
Rental Income	10,800	10,623	10,000	10,800	11,100	6,380

Expenses
Property Operating Expenses	2,407	2,166	2,133	2,021	2,145	1,695
Depreciation and amortization	3,542	2,724	3,119	2,680	3,122	2,820
Interest Expense	6,584	5,505	6,121	5,453	6,121	5,965
Total Expenses	12,533	10,395	11,373	10,154	11,389	10,480

Net Income (loss) before provision for income tax	(1,733)	228	(1,373)	646	(289)	(4,100)
Provision for income taxes	0	0	0	0	0	0
Net Income (loss)	(1,733)	228	(1,373)	646	(289)	(4,100)

	Landa App - Series 8659 Ashley Way Pro Forma	Landa App - Series 8662 Ashley Way Pro Forma	Landa App - Series 8668 Ashley Way Pro Forma	Landa App - Series 8670 Ashley Way Pro Forma
Rental Income	10,500	10,225	11,950	11,400

Expenses
Property Operating Expenses	2,418	2,127	2,682	2,355
Depreciation and amortization	3,264	3,225	3,755	3,810
Interest Expense	6,532	6,327	7,093	7,149
Total Expenses	12,214	11,678	13,530	13,314

Net Income (loss) before provision for income tax	(1,714)	(1,453)	(1,580)	(1,914)
Provision for income taxes	0	0	0	0
Net Income (loss)	(1,714)	(1,453)	(1,580)	(1,914)

	Landa App - Series 8674 Ashley Way Pro Forma	Landa App - Series 8675 Ashley Way Pro Forma	Landa App - Series 8677 Ashley Way Pro Forma	Landa App - Series 8678 Ashley Way Pro Forma	Landa App - Series 8679 Ashley Way Pro Forma	Landa App - Series 8683 Ashley Way Pro Forma	Total Pro Forma
Rental Income	11,780	8,325	10,800	3,600	9,050	11,075	467,469

Expenses
Property Operating Expenses	2,288	1,843	2,101	4,488	2,387	4,394	178,209
Depreciation and amortization	3,123	2,920	2,674	4,188	3,279	2,784	125,743
Interest Expense	6,070	5,967	5,607	7,560	6,070	5,804	213,493
Total Expenses	11,481	10,730	10,383	16,236	11,736	12,981	517,445

Net Income (loss) before provision for income tax	299	(2,405)	417	(12,636)	(2,686)	(1,906)	(49,976)
Provision for income taxes	0	0	0	0	0	0	0
Net Income (loss)	299	(2,405)	417	(12,636)	(2,686)	(1,906)	(49,976)

The accompanying notes are an integral part of these unaudited financial statements

LANDA APP LLC (LANDA APP)

(FORMERLY KNOWN AS LANDA PROPERTIES A LLC)

LANDA APP SERIES GROUP (SERIES)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited pro forma combined financial statements for the periods ended January 1, 2020 to December 31, 2020, and January 1, 2021 to June 30, 2021, should be read in conjunction with (i) the Company’s historical combined balance sheet as of June 30, 2021 and historical combined statements of operations for the periods then ended; and (ii) the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in this Offering.

The Company has based the unaudited pro forma adjustments on available information and assumptions that it believes are reasonable. The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of what the Company’s actual financial position would have been as of June 30, 2021, what actual results of operations would have been for the periods ended December 31, 2020and June 30, 2021, and are not indicative of future results of operations or financial condition and should not be viewed as indicative of future results of operations or financial condition.

The unaudited pro forma condensed combined financial statements of Landa App LLC and each of the Series grouped together as (Landa App Group Series) are being presented on a combined basis, in accordance with US GAAP (ASC 810, Consolidation) due to common control by Landa Holdings, Inc., in its capacity as Manager to the Company and each Series.

The unaudited pro forma condensed combined financial statements include the eight (8) single-family homes (“Georgia Single-Family Home Portfolio”), (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia, the eight (8) single-family homes (“2021- Georgia Single-Family Home Portfolio - 1”), (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia, the thirteen (13) single-family homes (“2021- Georgia Single-Family Home Portfolio - 2”), (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia and the sixteen (16) single-family homes (“2021- Georgia Single-Family Home Portfolio - 3”), (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property was acquired or will be acquired after qualification by each respective Series in the Master Series table below:

Series
Landa Series 115 Sardis Street
Landa Series 1394 Oakview Circle
Landa Series 1701 Summerwoods Lane
Landa Series 1741 Park Lane
Landa Series 209 Timber Wolf Trail
Landa Series 2505 Oak Circle
Landa Series 271 Timber Wolf Trail
Landa Series 29 Holly Grove Road
Landa Series 1703 Summerwoods Lane
Landa Series 1712 Summerwoods Lane
Landa Series 1743 Summerwoods Lane
Landa Series 1750 Summerwoods Lane

Landa Series 4267 High Park Lane
Landa Series 4474 Highwood Park Drive
Landa Series 8569 Creekwood Way
Landa Series 9439 Lakeview Road
Landa Series 10167 Port Royal Court
Landa Series 1246 Elgin Way
Landa Series 1910 Grove Way
Landa Series 593 Country Lane
Landa Series 6436 Stone Terrace
Landa Series 6440 Woodstone Terrace
Landa Series 6848 Sandy Creek Drive
Landa Series 687 Utoy Court
Landa Series 729 Winter Lane
Landa Series 7349 Exeter Court
Landa Series 8645 Embrey Drive
Landa Series 8780 Churchill Place
Landa Series 8796 Parliament Place
Landa Series 8641 Ashley Way
Landa Series 8651 Ashley Way
Landa Series 8652 Ashley Way
Landa Series 8653 Ashley Way
Landa Series 8654 Ashley Way
Landa Series 8655 Ashley Way
Landa Series 8659 Ashley Way
Landa Series 8662 Ashley Way
Landa Series 8668 Ashley Way
Landa Series 8670 Ashley Way
Landa Series 8674 Ashley Way
Landa Series 8675 Ashley Way
Landa Series 8677 Ashley Way
Landa Series 8678 Ashley Way
Landa Series 8679 Ashley Way
Landa Series 8683 Ashley Way

Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021 and Combined Statement of Operations for the period from January 1, 2020 to December 31, 2021 and for the period from January 1, 2021 to June 30, 2021

A –The pro forma adjustments to Cash and Other Assets were made to represent the Cash Reserves from the acquisition less any interest paid during the period.

B – The pro forma adjustments represent depreciation and amortization incurred from for the period related to the stepped up basis in real estate. This step up consisted of the acquisition fee and property due diligence fees related to the acquisition of the property.

C – The pro forma adjustments to interest expense and notes payable were made to represent the financing of the property resulting from the acquisition.

D – The pro forma adjustment made as the Company elected not to pro forma the provision for income tax.

E – The pro forma adjustment made to expense and operations was to properly reflect the property management fee expense incurred for the period.

F – The pro forma adjustments were made to retained earnings to reflect the net impact of adjustments (a) through (e) above.

INDEPENDENT AUDITORS’ REPORT

To the Manager of

Landa App LLC

Report on the Financial Statements

We have audited the accompanying combined statements of revenues and certain expenses in total and for each listed property of the 2021 - Georgia Single-Family Home Portfolio - 1 for the period from January 1, 2020 to December 31, 2020 and the related notes to the combined statements of revenues and certain expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the combined statements of revenues and certain expenses, described in Note 2, of the 2021 - Georgia Single-Family Home Portfolio - 1 for the period from January 1, 2020 to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of Article 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the 2021 - Georgia Single-Family Home Portfolio – 1’s combined statements of revenues and certain expenses.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 14, 2021

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 1

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

	Series 1703 Summerwoods Lane	Series 1712 Summerwoods Lane	Series 1743 Summerwoods Lane	Series 1750 Summerwoods Lane	Series 4267 High Park Lane
Rental Income	$10,668	$10,500	$11,100	$10,075	$13,800

Rental Expenses
Certain Operating Expenses	3,323	3,718	3,323	3,342	4,638

Rental Income in Excess/(Deficit) of Certain Expenses	$7,345	$6,782	$7,777	$6,733	$9,162

	Series 4474 Highwood Park Drive	Series 8569 Creekwood Way	Series 9439 Lakeview Road	Total Combined
Rental Income	$13,125	$9,540	$13,800	$92,608

Rental Expenses
Certain Operating Expenses	5,994	4,500	3,136	31,973

Rental Income in Excess/(Deficit) of Certain Expenses	$7,131	$5,040	$10,664	$60,635

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 1

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 Georgia Single-Family Home Portfolio - 1 consists of eight (8) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series
Landa Series 1703 Summerwoods Lane
Landa Series 1712 Summerwoods Lane
Landa Series 1743 Summerwoods Lane
Landa Series 1750 Summerwoods Lane
Landa Series 4267 High Park Lane
Landa Series 4474 Highwood Park Drive
Landa Series 8569 Creekwood Way
Landa Series 9439 Lakeview Road

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through July 14, 2021, the date the accompanying statements of revenues and certain operating expenses were available to be issued.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 1

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

	Series 1703 Summerwoods Lane	Series 1712 Summerwoods Lane	Series 1743 Summerwoods Lane	Series 1750 Summerwoods Lane	Series 4267 High Park Lane	Series 4474 Highwood Park Drive
Rental Income	$5,700	$5,250	$5,650	$5,125	$6,900	$6,675

Rental Expenses
Certain Operating Expenses	1172	1172	1172	1172	1887	2080

Rental Income in Excess/(Deficit) of Certain Expenses	$4,528	$4,078	$4,478	$3,953	$5,013	$4,595

	Series 8569 Creekwood Way	Series 9439 Lakeview Road	Total
Rental Income	$4,770	$6,900	$46,970

Rental Expenses
Certain Operating Expenses	1504	1828	11,988

Rental Income in Excess/(Deficit) of Certain Expenses	$3,266	$5,072	$34,982

The accompanying notes are an integral part of these unaudited combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 1

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 - Georgia Single-Family Home Portfolio - 1 consists of eight (8) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series:
Series 1703 Summerwoods Lane
Series 1712 Summerwoods Lane
Series 1743 Summerwoods Lane
Series 1750 Summerwoods Lane
Series 4267 High Park Lane
Series 4474 Highwood Park Drive
Series 8569 Creekwood Way
Series 9439 Lakeview Road

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities, management fees and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the unaudited combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through December 17, 2021, the date the accompanying unaudited statements of revenues and certain operating expenses were available to be issued.

INDEPENDENT AUDITORS’ REPORT

To the Manager of

Landa App LLC

Report on the Financial Statements

We have audited the accompanying combined statements of revenues and certain expenses in total and for each listed property of the 2021 - Georgia Single-Family Home Portfolio - 2 for the period from January 1, 2020 to December 31, 2020 and the related notes to the combined statements of revenues and certain expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the combined statements of revenues and certain expenses, described in Note 2, of the 2021 - Georgia Single-Family Home Portfolio - 2 for the period from January 1, 2020 to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of Article 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the 2021 - Georgia Single-Family Home Portfolio – 2’s combined statements of revenues and certain expenses.

/s/ Marcum LLP

Marcum LLP

New York, NY

July 14, 2021

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 2

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

	Series 10167 Port Royal Court	Series 1246 Elgin Way	Series 1910 Grove Way	Series 593 Country Lane
Rental Income	$11,550	$10,531	$13,794	$10,950

Rental Expenses
Certain Operating Expenses	2,046	5,640	4,114	2,299

Rental Income in Excess/(Deficit) of Certain Expenses	$9,504	$4,891	$9,680	$8,651

	Series 6436 Stone Terrace	Series 6440 Woodstone Terrace	Series 6848 Sandy Creek Drive	Series 687 Utoy Court	Series 729 Winter Lane
Rental Income	$10,430	$9,374	$9,624	$9,881	$12,071

Rental Expenses
Certain Operating Expenses	3,821	4,360	4,095	5,025	3,065

Rental Income in Excess/(Deficit) of Certain Expenses	$6,609	$5,014	$5,529	$4,856	$9,006

	Series 7349 Exeter Court	Series 8645 Embrey Drive	Series 8780 Churchill Place	Series 8796 Parliament Place	Total
Rental Income	$12,725	$10,465	$11,331	$10,970	$143,696

Rental Expenses
Certain Operating Expenses	2,673	6,888	7,097	2,612	53,734

Rental Income in Excess/(Deficit) of Certain Expenses	$10,052	$3,577	$4,234	$8,358	$89,962

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 2

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 - Georgia Single-Family Home Portfolio - 2 consists of thirteen (13) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series
Landa Series 10167 Port Royal Court
Landa Series 1246 Elgin Way
Landa Series 1910 Grove Way
Landa Series 593 Country Lane
Landa Series 6436 Stone Terrace
Landa Series 6440 Woodstone Terrace
Landa Series 6848 Sandy Creek Drive
Landa Series 687 Utoy Court
Landa Series 729 Winter Lane
Landa Series 7349 Exeter Court
Landa Series 8645 Embrey Drive
Landa Series 8780 Churchill Place
Landa Series 8796 Parliament Place

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities, management fees and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through July 14, 2021, the date the accompanying statements of revenues and certain operating expenses were available to be issued.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 2

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

	Series 10167 Port Royal Court	Series 1246 Elgin Way	Series 1910 Grove Way	Series 593 Country Lane	Series 6436 Stone Terrace	Series 6440 Woodstone Terrace	Series 6848 Sandy Creek Drive
Rental Income	$6,000	$6,900	$6,900	$5,400	$3,550	$5,250	$6,000

Rental Expenses
Certain Operating Expenses	906	1134	1232	1074	1930	1901	757

Rental Income in Excess/(Deficit) of Certain Expenses	$5,094	$5,766	$5,668	$4,326	$1,620	$3,349	$5,243

	Series 687 Utoy Court	Series 729 Winter Lane	Series 7349 Exeter Court	Series 8645 Embrey Drive	Series 8780 Churchill Place	Series 8796 Parliament Place	Total
Rental Income	$5,750	$5,150	$6,300	$6,300	$7,200	$6,000	$76,700

Rental Expenses
Certain Operating Expenses	706	869	1127	897	1083	925	14,542

Rental Income in Excess/(Deficit) of Certain Expenses	$5,044	$4,281	$5,173	$5,403	$6,117	$5,075	$62,158

The accompanying notes are an integral part of these unaudited combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 2

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 - Georgia Single-Family Home Portfolio - 2 consists of thirteen (13) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series:
Series 10167 Port Royal Court
Series 1246 Elgin Way
Series 1910 Grove Way
Series 593 Country Lane
Series 6436 Stone Terrace
Series 6440 Woodstone Terrace
Series 6848 Sandy Creek Drive
Series 687 Utoy Court
Series 729 Winter Lane
Series 7349 Exeter Court
Series 8645 Embrey Drive
Series 8780 Churchill Place
Series 8796 Parliament Place

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities, management fees and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the unaudited combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through December 17, 2021, the date the accompanying unaudited statements of revenues and certain operating expenses were available to be issued.

INDEPENDENT AUDITORS’ REPORT

To the Manager of

Landa App LLC

Report on the Financial Statements

We have audited the accompanying combined statements of revenues and certain expenses in total and for each listed property of the 2021 - Georgia Single-Family Home Portfolio - 3 for the period from January 1, 2020 to December 31, 2020 and the related notes to the combined statements of revenues and certain expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the combined statements of revenues and certain expenses, described in Note 2, of the 2021 - Georgia Single-Family Home Portfolio - 3 for the period from January 1, 2020 to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of Article 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the 2021 - Georgia Single-Family Home Portfolio – 3’s combined statements of revenues and certain expenses.

/s/ Marcum LLP

Marcum LLP

New York, NY

October 7, 2021

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 3

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

	Series 8641 Ashley Way	Series 8651 Ashley Way	Series 8652 Ashley Way	Series 8653 Ashley Way	Series 8654 Ashley Way	Series 8655 Ashley Way	Series 8659 Ashley Way	Series 8662 Ashley Way
Rental Income	$10,800	$10,623	$10,000	$10,800	$11,100	$6,380	$10,500	$10,225

Rental Expenses
Certain Operating Expenses	1,543	1,316	1,333	1,157	1,257	1,185	1,578	1,309

Rental Income in Excess/(Deficit) of Certain Expenses	$9,257	$9,306	$8,667	$9,643	$9,843	$5,195	$8,922	$8,916

	Series 8668 Ashley Way	Series 8670 Ashley Way	Series 8674 Ashley Way	Series 8675 Ashley Way	Series 8677 Ashley Way	Series 8678 Ashley Way	Series 8679 Ashley Way	Series 8683 Ashley Way	Total
Rental Income	$11,950	$11,400	$11,780	$8,325	$10,800	$3,600	$9,050	$11,075	$158,408

Rental Expenses
Certain Operating Expenses	1,726	1,443	1,346	1,177	1,237	4,200	1,663	3,508	26,978

Rental Income in Excess/(Deficit) of Certain Expenses	$10,224	$9,957	$10,434	$7,148	$9,563	$-600	$7,387	$7,567	$131,430

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 3

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO DECEMBER 31, 2020

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 - Georgia Single-Family Home Portfolio - 3 consists of sixteen (16) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series
Landa Series 8641 Ashley Way
Landa Series 8651 Ashley Way
Landa Series 8652 Ashley Way
Landa Series 8653 Ashley Way
Landa Series 8654 Ashley Way
Landa Series 8655 Ashley Way
Landa Series 8659 Ashley Way
Landa Series 8662 Ashley Way
Landa Series 8668 Ashley Way
Landa Series 8670 Ashley Way
Landa Series 8674 Ashley Way
Landa Series 8675 Ashley Way
Landa Series 8677 Ashley Way
Landa Series 8678 Ashley Way
Landa Series 8679 Ashley Way
Landa Series 8683 Ashley Way

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities, management fees and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through October 7, 2021, the date the accompanying statements of revenues and certain operating expenses were available to be issued.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 3

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

	Series 8641 Ashley Way	Series 8651 Ashley Way	Series 8652 Ashley Way	Series 8653 Ashley Way	Series 8654 Ashley Way	Series 8655 Ashley Way	Series 8659 Ashley Way	Series 8662 Ashley Way
Rental Income	$5,700	$4,000	$5,425	$5,475	$5,550	$5,700	$5,300	$5,550

Rental Expenses
Certain Operating Expenses	727	598	684	595	646	704	716	647

Rental Income in Excess/(Deficit) of Certain Expenses	$4,973	$3,402	$4,741	$4,880	$4,904	$4,996	$4,584	$4,903

	Series 8668 Ashley Way	Series 8670 Ashley Way	Series 8674 Ashley Way	Series 8675 Ashley Way	Series 8677 Ashley Way	Series 8678 Ashley Way	Series 8679 Ashley Way	Series 8683 Ashley Way	Total
Rental Income	$6,000	$5,850	$3,900	$5,575	$3,600	$5,400	$5,550	$5,550	$84,125

Rental Expenses
Certain Operating Expenses	902	835	785	700	621	914	825	716	11,615

Rental Income in Excess/(Deficit) of Certain Expenses	$5,098	$5,015	$3,115	$4,875	$2,979	$4,486	$4,725	$4,834	$72,510

The accompanying notes are an integral part of these unaudited combined statements of revenues and certain expenses.

2021 - GEORGIA SINGLE-FAMILY HOME PORTFOLIO - 3

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2021 TO JUNE 30, 2021 (unaudited)

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The 2021 - Georgia Single-Family Home Portfolio - 3 consists of sixteen (16) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property will be acquired by each respective Series in the Master Series table below:

Series
Landa Series 8641 Ashley Way
Landa Series 8651 Ashley Way
Landa Series 8652 Ashley Way
Landa Series 8653 Ashley Way
Landa Series 8654 Ashley Way
Landa Series 8655 Ashley Way
Landa Series 8659 Ashley Way
Landa Series 8662 Ashley Way
Landa Series 8668 Ashley Way
Landa Series 8670 Ashley Way
Landa Series 8674 Ashley Way
Landa Series 8675 Ashley Way
Landa Series 8677 Ashley Way
Landa Series 8678 Ashley Way
Landa Series 8679 Ashley Way
Landa Series 8683 Ashley Way

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC.

Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest, utilities, management fees and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the unaudited combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Subsequent Events

Subsequent events have been evaluated through December 17, 2021, the date the accompanying unaudited statements of revenues and certain operating expenses were available to be issued.

INDEPENDENT AUDITORS’ REPORT

To the Manager of

Landa App LLC

Report on the Financial Statements

We have audited the accompanying combined statements of revenues and certain expenses in total and for each listed property of the Georgia Single-Family Home Portfolio for the period from January 1, 2020 through July 10, 2020 and the related notes to the combined statements of revenues and certain expenses.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above presents fairly, in all material respects, the combined statements of revenues and certain expenses, described in Note 2, of the Georgia Single-Family Home Portfolio for the period from January 1, 2020 through July 10, 2020 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the financial statement, which describes that the accompanying financial statements were prepared for the purpose of complying with the rules and regulations of Article 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission and it is not intended to be a complete presentation of the Georgia Single-Family Home Portfolio’s combined statements of revenues and certain expenses.

Marcum LLP

New York, NY

January 20, 2021

GEORGIA SINGLE-FAMILY HOME PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO JULY 10, 2020

	Series 115 Sardis	Series 1394 Oakview Circle	Series 1701 Summerwoods	Series 1741 Park Lane

Rental Income	$5,008	$4,900	$5,848	$4,584

Rental Expenses
Certain Operating Expenses	1,805	1,396	1,821	1,657

Rental Income in Excess/(Deficit) of Certain Expenses	$3,203	$3,504	$4,027	$2,927

	Series 209 Timberwolf	Series 2505 Oak Circle	Series 271 Timberwolf	Series 29 Holly Grove	Total Combined

Rental Income	$4,900	$4,890	$4,375	$4,326	$38,831

Rental Expenses
Certain Operating Expenses	2,961	1,238	1,363	1,751	13,992

Rental Income in Excess/(Deficit) of Certain Expenses	$1,939	$3,652	$3,012	$2,574	$24,838

The accompanying notes are an integral part of these combined statements of revenues and certain expenses.

GEORGIA SINGLE-FAMILY HOME PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

FOR THE PERIOD JANUARY 1, 2020 TO JULY 10, 2020

1.	ORGANIZATION AND NATURE OF ACTIVITIES

The Georgia Single-Family Home Portfolio consists of eight (8) single-family homes (each a “Property,” and collectively, the “Properties”), located in the Atlanta metropolitan area in the state of Georgia. Each Property was acquired by each respective Series in the Master Series table below:

Series LLCs
1	Series 115 Sardis Street
2	Series 1394 Oakview Circle
3	Series 1701 Summerwoods Lane
4	Series 1741 Park Lane
5	Series 209 Timber Wolf Trail
6	Series 2505 Oak Circle
7	Series 271 Timber Wolf Trail
8	Series 29 Holly Grove Road

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying combined statements of revenues and certain operating expenses are presented in conformity with accounting principles generally accepted in the United States of America and in accordance with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations be included with certain filings with the SEC. Accordingly, the statement excludes certain historical income and expenses that are not comparable to the proposed future operations of the Property such as certain ancillary income, amortization, depreciation, interest and corporate expenses. Therefore, the statement will not be comparable to the statements of operations of the Property after its acquisition by the respective Series listed above and are not intended to be a complete representation of the Property’s revenues and expenses.

Revenue

Revenues are generated within each Series. Revenues from rental properties are recognized on a straight-line basis over the terms of the respective leases when collectability is reasonably assured and when the tenant has taken possession or controls the physical use of the leased asset. Leases are generally for one year or less.

Use of Estimates

The preparation of the combined statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period. Actual results could differ from those estimates.

Transfer

Title of each property was transferred to each applicable Series as part of the acquisition by Landa App, LLC from Landa Properties LLC, a wholly owned subsidiary of Landa Holdings and an affiliate of Landa App, LLC.

Subsequent Events

Subsequent events have been evaluated through January 20, 2021, the date the accompanying statements of revenues and certain operating expenses were available to be issued.